    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 2000
                                                     Registration No. 333- _____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                                 CYBERCASH, INC.
             (Exact Name of Registrant as specified in its charter)

            DELAWARE                                 7373                            54-1725021
(State or other jurisdiction of          (Primary Standard Industrial              (IRS Employer
 incorporation or organization)           Classification Code Number)          Identification Number)

                               2100 RESTON PARKWAY
                                RESTON, VA 20191
                                 (703) 620-4200
     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                                  ------------
                                 JOHN H. KARNES
                   CHIEF FINANCIAL OFFICER AND GENERAL COUNSEL
                                 CYBERCASH, INC.
                               2100 RESTON PARKWAY
                                RESTON, VA 20191
                                 (703) 620-4200
            (Name, address, including zip code and telephone number,
                    including area code of agent for service)
                                  ------------
                                   COPIES TO:

    EDWIN M. MARTIN, JR., ESQ.                                                        DANIEL H. DUVAL
      NANCY A. SPANGLER, ESQ.                                                         COHEN MOHR LLP
 PIPER MARBURY RUDNICK & WOLFE LLP                                                   1420 BEVERLY ROAD
       1200 19TH STREET, NW                                                              SUITE 330
       WASHINGTON, DC 20036                                                          MCLEAN, VA 22101
          (202) 861-3900                                                              (703) 761-1100

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and upon consummation of the acquisition described herein.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  -----------

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
        TITLE OF EACH CLASS OF                                     PROPOSED MAXIMUM        PROPOSED MAXIMUM
            SECURITIES TO                   AMOUNT TO BE            OFFERING PRICE        AGGREGATE OFFERING         AMOUNT OF
            BE REGISTERED                  REGISTERED (1)             PER SHARE                PRICE (2)          REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
    Common Stock, $0.001 par value          33,259,136
 Series F Preferred Stock, $0.001 par
                value                          501,787             Not Applicable             $1,666,667                $417
===================================================================================================================================

(1) This registration statement covers the maximum number of shares of common stock and Series F preferred stock of CyberCash that are issuable, or are to be reserved for issuance, in the merger described in the proxy statement/prospectus herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act, based on one-third of the aggregate stated value of the Network 1 senior preferred stock. The Network 1 common stock does not have a par value or stated value.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================
--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 27, 2000.

                           PROXY STATEMENT/PROSPECTUS

                                 CYBERCASH, INC.

       CyberCash is sending you this document to describe a proposed merger transaction in which CyberCash will acquire Network 1 Financial Corporation. If CyberCash and Network 1 complete the merger, CyberCash will issue shares of its stock to Network 1 stockholders in exchange for their Network 1 stock according to a formula specified in the merger agreement and described in the attached materials. Cash will be paid to Network 1 stockholders in lieu of fractional shares that would otherwise be issuable. The actual number of shares of CyberCash stock to be issued to Network 1 stockholders will not be determined until immediately prior to the completion of the merger. In no event, however, will the current Network 1 stockholders own shares, in the aggregate, representing more than 49.9% of the voting equity ownership interest in the combined company. CyberCash's common stock is traded on the Nasdaq National Market under the symbol "CYCH." On December 22, 2000 the closing price of CyberCash's common stock was $0.81. There is no public market for the Network 1 common stock.

       We cannot complete the merger unless the stockholders of CyberCash approve the issuance of CyberCash stock to the Network 1 stockholders. In addition, the merger agreement requires that the stockholders of CyberCash approve an amendment to CyberCash's certificate of incorporation to increase the number of authorized shares of CyberCash common stock from 80,000,000 to 140,000,000 and the number of authorized shares of CyberCash preferred stock from 5,000,000 to 10,000,000. The amendment to the certificate of incorporation will be filed and become effective immediately prior to the completion of the merger.

       This document is a proxy statement of CyberCash to solicit the vote of stockholders of CyberCash to approve the issuance of shares of CyberCash stock pursuant to the merger agreement and certain changes to CyberCash's certificate of incorporation, all of which are described in greater detail in this document. NEITHER CYBERCASH NOR NETWORK 1 IS ASKING NETWORK 1 STOCKHOLDERS FOR A PROXY AND THEY ARE REQUESTED NOT TO SEND A PROXY.

       This document is also a prospectus of CyberCash for the issuance of shares of CyberCash common stock and Series F convertible preferred stock to the stockholders of Network 1 in connection with the merger.

       We encourage you to read this entire document carefully.

       SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 23 FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE CYBERCASH COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE OFFERS OR SALES ARE NOT PERMITTED.


   The date of this proxy statement/prospectus is January   , 2001, and it is
     being first mailed or delivered to CyberCash stockholders on or about
                               January   , 2001.

                                 CYBERCASH, INC.
                               2100 RESTON PARKWAY
                                RESTON, VA 20191

                              --------------------
                         SPECIAL MEETING OF STOCKHOLDERS
                           YOUR VOTE IS VERY IMPORTANT
                              --------------------

Dear CyberCash Stockholders:

       On behalf of the board of directors of CyberCash, Inc., I cordially invite you to attend a Special Meeting of the stockholders of CyberCash, to be held on February 22, 2001, at 10:00 a.m., Eastern Standard time, at the Hilton Washington Dulles Airport Hotel, 13869 Park Center Road, Herndon, Virginia 20171. As previously announced, CyberCash has agreed to merge with Network 1 Financial Corporation. The terms of the merger are described more fully in the attached document. Your board of directors is soliciting your approval of a proposal to issue shares of CyberCash stock pursuant to the merger agreement relating to this merger. We are also soliciting your approval of a proposal to amend our amended and restated certificate of incorporation to increase the number of shares of capital stock authorized for issuance. Approval of this additional proposal is a condition to completing the merger.

       We believe that the merger is a positive development for CyberCash. After careful consideration, your board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of CyberCash and its stockholders, and unanimously recommends that CyberCash stockholders vote "FOR" the issuance of CyberCash stock pursuant to the merger agreement and "FOR" the amendment to our certificate of incorporation. Please take the time to vote by completing and mailing the enclosed proxy card.

       The attached document describes the terms and conditions of the merger agreement and the amendment to our certificate of incorporation, and includes the complete text of the merger agreement as Appendix A and the form of the amendment to the certificate of incorporation as Appendix B. We urge you to read the enclosed materials carefully for a complete description of the merger and the amendment.

       In arriving at our recommendation regarding the merger, your board of directors has given careful consideration to a number of factors which are described in the attached document, including an opinion of First Annapolis Capital, Inc., the company's financial advisor, that the CyberCash stock to be issued to Network 1 stockholders is fair to CyberCash and its stockholders from a financial point of view.

       Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT.

                                                          Very truly yours
                                                          /s/ William N. Melton
                                                          Chairman of the Board

                                 CYBERCASH, INC.
                               2100 RESTON PARKWAY
                                RESTON, VA 20191

                              --------------------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 22, 2001
                              --------------------

       NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of CyberCash, Inc. will be held on February 22, 2001, at 10:00 a.m., Eastern Standard time, at the Hilton Washington Dulles Airport Hotel, 13869 Park Center Road, Herndon, Virginia 20171 for the following purposes:

       1. To approve the issuance of shares of CyberCash stock pursuant to an Agreement and Plan of Merger dated as of December 13, 2000 by and among CyberCash, Inc., Network 1 Financial Corporation and a subsidiary of CyberCash;

       2. To approve an amendment to the amended and restated certificate of incorporation to increase the number of authorized shares of CyberCash common stock from 80,000,000 to 140,000,000 and the number of authorized shares of CyberCash preferred stock from 5,000,000 to 10,000,000, to become effective upon the completion of the merger, and to authorize the filing of an amendment to the amended and restated certificate of incorporation in connection therewith; and

       3. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof, including potential adjournments for the purpose of soliciting additional proxies.

       A copy of the Agreement and Plan of Merger is attached as Appendix A. A copy of the form of the certificate of amendment to the Certificate of Incorporation is attached as Appendix B.

       The board of directors of CyberCash has fixed the close of business on January 22, 2001 as the record date for the determination of CyberCash stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. You may examine a list of the CyberCash stockholders who are entitled to vote at the Special Meeting during ordinary business hours at CyberCash's principal offices during the ten days prior to the Special Meeting. Pursuant to Delaware law, CyberCash stockholders are not entitled to appraisal rights in connection with the merger.

       YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH OF THE PROPOSALS LISTED ABOVE.

       YOUR VOTE IS IMPORTANT. All CyberCash stockholders are cordially invited to attend the Special Meeting. Whether or not you expect to attend, please sign, date and return the enclosed proxy card(s) as soon as possible. No postage is necessary if the proxy is mailed in the United States. Sending in your proxy will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend. Properly executed proxies will be voted in the manner you direct. If no direction is specified, those proxies will be voted "FOR" the proposals listed above.

                                              By Order of the Board of Directors

                                              /s/ Jill DeGraff Thorpe
                                              Secretary

Reston, Virginia
January   , 2001

                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
Questions and Answers About the Merger..................................................    1
Summary.................................................................................    5
Summary Selected Financial Information..................................................   12
Comparative Per Share Data..............................................................   19
Comparative Market Price Data...........................................................   20
Note Regarding Forward-Looking Statements...............................................   22
Risk Factors............................................................................   23
General Information About the CyberCash Special Meeting of Stockholders.................   37
    Date, Time and Place of the Special Meeting.........................................   37
    Record Date and Outstanding Shares..................................................   37
    Purpose of the Special Meeting......................................................   37
    Vote Required; Quorum...............................................................   38
    Voting of Proxies...................................................................   39
    Revocation of Proxies...............................................................   39
    Solicitation of Proxies.............................................................   39
Proposal 1:  The Merger.................................................................   41
    General.............................................................................   41
    Background of the Merger............................................................   41
    CyberCash's Reasons for the Merger; Recommendation of the Board of Directors........   45
    Opinion of CyberCash's Financial Advisor............................................   49
    Network 1's Reasons for the Merger..................................................   55
    Interests of Certain Persons in the Merger..........................................   55
    What Network 1 Stockholders Will Receive in the Merger..............................   58
    Treatment of Network 1 Option and Warrants in the Merger............................   59
    Effective Time of the Merger........................................................   61
    Government and Regulatory Matters...................................................   61
    Accounting Treatment................................................................   61
    Resale of CyberCash Common Stock Following the Merger...............................   61
    Voting and Support Agreements.......................................................   62
    Appraisal Rights of CyberCash and Network 1 Stockholders............................   63

The Merger Agreement....................................................................   67
    General.............................................................................   67
    Conversion Ratios; Fractional Shares................................................   67
    Certain Representations and Warranties..............................................   67
    Certain Covenants and Agreements....................................................   68
    Conditions to Completion of the Merger..............................................   70
    Terminations........................................................................   72
    Amendment; Waiver...................................................................   73
    Expenses............................................................................   73
Comparison of Stockholders' Rights......................................................   74
Description of CyberCash Capital Stock..................................................   80
    General.............................................................................   80
    Common Stock........................................................................   80
    Preferred Stock.....................................................................   81
    Delaware General Corporation Law....................................................   81
    Stockholder Rights Plan.............................................................   82
Business of Network 1...................................................................   83
Network 1 Management's Discussion and Analysis of Financial Condition
    and Results of Operations...........................................................   88
Business of CyberCash...................................................................   92
CyberCash Management's Discussion and Analysis of Financial Condition
    and Results of Operations...........................................................  100
Principal Stockholders of CyberCash.....................................................  108
Principal Stockholders of Network 1.....................................................  111
Management Following the Merger.........................................................  113
Proposal 2:  Approval of Amendment to the Amended and Restated
    Certificate of Incorporation........................................................  117
Other Matters...........................................................................  119
Legal Matters...........................................................................  120
Experts.................................................................................  121
Where You Can Find More Information.....................................................  122
Index to Financial Statements...........................................................  F-1
Appendices
    Appendix A - Agreement and Plan of Merger...........................................  A-1
    Appendix B - Form of Certificate of Amendment to Certificate of Incorporation.......  B-1
    Appendix C - Opinion of First Annapolis Capital, Inc................................  C-1
    Appendix D - Network 1 Stockholders' Voting and Support Agreement...................  D-1
    Appendix E - CyberCash Stockholders' Voting and Support Agreement...................  E-1
    Appendix F - Virginia Dissenters' Rights Statute....................................  F-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     WHEN DO CYBERCASH AND NETWORK 1 EXPECT TO COMPLETE THE MERGER?

A: CyberCash and Network 1 are working to complete the merger as quickly as possible. They hope to complete the merger shortly after the CyberCash stockholder meeting.

Q:     WHAT WILL NETWORK 1 STOCKHOLDERS RECEIVE IN THE MERGER?

A: Common stockholders of Network 1 will receive approximately 3.17 shares of CyberCash common stock for each share of Network 1 common stock that they own at the completion of the merger.

       Preferred stockholders of Network 1 will receive approximately 3.35 shares of CyberCash common stock for each share of Network 1 preferred stock that they own at the completion of the merger.

       The conversion ratios will be adjusted in the event that CyberCash resets the exercise price of outstanding warrants to purchase approximately 1.4 million shares of CyberCash common stock prior to the completion of the merger.

       Upon written notice to CyberCash prior to the merger, a Network 1 stockholder may elect, in whole or in part, to receive one share of CyberCash nonvoting convertible preferred stock for each 10 shares of CyberCash common stock he or she is entitled to receive in the merger.

       Under the terms of the merger agreement, the number of shares of CyberCash common stock that CyberCash will issue in the merger is not to exceed 49.9% of the total shares of CyberCash common stock outstanding following the merger. Consequently, shares to be received by Network 1 stockholders above the 49.9% threshold will be in the form of CyberCash nonvoting preferred stock that is convertible into 10 shares of CyberCash common stock rather than CyberCash common stock.

       Network 1 stockholders will not receive any fractional shares of CyberCash common stock. Instead, they will receive cash in an amount equal to the average trading price of CyberCash common stock on the Nasdaq National Market for the ten trading days ending on the day immediately prior to the completion of the merger multiplied by the appropriate fraction. In lieu of receiving fractional shares of CyberCash preferred stock, Network 1 stockholders will receive cash in an amount equal to ten times the average trading price of CyberCash common stock on the Nasdaq National Market for the ten trading days ending on the day immediately prior to the completion of the merger multiplied by the appropriate fraction.

       CyberCash will assume Network 1's 1999 Stock Option and Incentive Plan and amend each outstanding option under this plan to provide for vesting that is consistent with the options to be granted by CyberCash under its plans following the merger. Each outstanding option will be exercisable into shares of CyberCash common stock equal to the number of shares of Network 1 common stock that the holder would have been entitled to receive in the merger had the holder fully exercised the option immediately prior to the effective date of the merger.

       Each outstanding Network 1 warrant will be converted into a warrant to acquire, on substantially the same terms and conditions currently applicable to the Network 1 warrant, shares of CyberCash common stock equal to the number of shares of Network 1 common stock that the holder would have been entitled to receive in the merger had the holder fully exercised the warrant immediately prior to the effective date of the merger.

Q: WILL CYBERCASH STOCKHOLDERS RECEIVE ADDITIONAL SHARES OF CYBERCASH COMMON STOCK IN THE MERGER?

A: No. CyberCash will issue CyberCash common stock only to Network 1 stockholders in the merger. CyberCash stockholders will continue to hold the same number of shares of CyberCash common stock after the merger.

Q:     WILL THE MERGER DILUTE THE OWNERSHIP OF CYBERCASH STOCKHOLDERS?

A. Yes. The issuance of shares of CyberCash common stock to Network 1 stockholders will dilute the ownership of existing CyberCash stockholders. The actual amount of dilution cannot be determined until immediately prior to the completion of the merger since the total number of shares of CyberCash stock to be issued to Network 1 stockholders will not be determined until that time. In no event will Network 1 stockholders own more than 49.9% of the voting equity interest of the combined company at the time of the merger.

Q:     WHO WILL MANAGE THE COMBINED COMPANY AFTER THE MERGER?

A. Upon completion of the merger, William G. Wade, the current chief executive officer of Network 1 will serve as the president and chief executive officer of the combined company. The board of directors of the post-merger combined company will consist of William N. Melton, Daniel
       C. Lynch and Michael Rothschild from CyberCash; Kim D. Cooke, Henry R. Nichols and Jacob Rosenthal from Network 1; and Mr. Wade.

Q:     WHO MAY VOTE AT THE CYBERCASH STOCKHOLDER MEETING?

A: All CyberCash stockholders of record as of the close of business on January 22, 2001 may vote at the CyberCash stockholder meeting.

Q: WHAT ARE CYBERCASH STOCKHOLDERS BEING ASKED TO VOTE UPON IN CONNECTION WITH THE STOCKHOLDER MEETING?

A: CyberCash stockholders are being asked to vote to approve the issuance of shares of CyberCash stock pursuant to the merger agreement. CyberCash stockholders also are being asked to approve an amendment to the amended and restated certificate of incorporation. Approval of this proposal is a condition to closing the merger.

Q:     WHAT DO CYBERCASH STOCKHOLDERS NEED TO DO NOW?

A: CyberCash stockholders should read this proxy statement carefully, complete and sign the proxy card and return it in the enclosed envelope. This will enable their shares to be represented at the CyberCash stockholder meeting. Under CyberCash's by-laws, a proxy card that abstains from voting will not affect the outcome of the voting on the proposal relating to the merger. However, abstentions will have the same effect as a vote against the proposal to amend the certificate of incorporation.

Q: IF SHARES OF CYBERCASH COMMON STOCK ARE HELD IN "STREET NAME" BY A BROKER, WILL THE BROKER VOTE THE SHARES FOR THE STOCKHOLDER?

A: No. A broker will not be able to vote shares of CyberCash common stock without instructions from the stockholder. CyberCash stockholders should instruct their brokers to vote their shares and then follow the directions their brokers provide. Without instructions, CyberCash shares will not be voted by brokers.

Q: CAN A VOTE BE CHANGED AFTER A PROXY CARD HAS BEEN SUBMITTED WITH VOTING INSTRUCTIONS?

A: Yes. There are three ways a CyberCash stockholder can change his or her vote. First, the stockholder may send a written notice to the secretary of CyberCash stating that he or she wishes to revoke the proxy. Second, the stockholder may complete and submit a new proxy card with new voting instructions. The proxy card dated latest and actually received prior to the CyberCash stockholder meeting will be the stockholder's vote. Any earlier proxies or votes will be revoked. Third, the stockholder may attend the stockholder meeting and vote in person. Any earlier votes will be revoked by the stockholder's vote at the meeting. Simply attending the CyberCash stockholder meeting without voting, however, will not revoke the proxy.

       If a stockholder has instructed a broker to vote his or her shares, the stockholder must follow the broker's directions to change or revoke the proxy or vote the shares at the special meeting.

Q: HOW WILL SHARES OF CYBERCASH COMMON STOCK BE VOTED IF A BLANK PROXY CARD IS RETURNED?

A. Signed and returned proxy cards that do not indicate how the stockholder wants to vote will be counted as a vote in favor of the proposals submitted at the CyberCash stockholder meeting.

Q:     SHOULD NETWORK 1 STOCKHOLDERS SEND IN THEIR NETWORK 1 STOCK CERTIFICATES
       NOW?

A: No. After the merger, the exchange agent acting on behalf of CyberCash will send Network 1 stockholders written instructions for exchanging their stock certificates. Network 1 stockholders should not send in their stock certificates now.

Q:     WHO CAN ANSWER STOCKHOLDER QUESTIONS?

A: CyberCash stockholders should contact the following person with any questions about the merger and the related transactions:

       Jill DeGraff Thorpe
       CyberCash, Inc.
       2100 Reston Parkway
       Reston, VA  20191
       (703) 620-4200

       Network 1 stockholders should contact the following person with any questions about the merger and the related transactions:

       Christian Fadel
       Network 1 Financial Corporation
       1501 Farm Credit Drive, Suite 1500
       McLean, VA  22102
       1-800-261-0240

Q:     WHERE CAN STOCKHOLDERS FIND MORE INFORMATION ABOUT CYBERCASH?

A: CyberCash files reports and other information with the SEC. Stockholders may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. Stockholders can also request copies of these documents from CyberCash.

                                     SUMMARY

       This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger and the amendment to the certificate of incorporation fully, you should read carefully the entire document, including the documents attached as appendices. The merger agreement is attached as Appendix A and the form of the proposed amendment to the certificate of incorporation is attached as Appendix B to this proxy statement/prospectus. Page references are included parenthetically in this summary to direct you to a more complete description of the topics discussed herein.

THE COMPANIES

                           CYBERCASH, INC. (page 92)
                               2100 RESTON PARKWAY
                                RESTON, VA 20191
                                 (703) 620-4200

       CyberCash develops and provides a complete line of Internet payment services and software products enabling a wide variety of users to accept electronic payments and funds transfers through a range of applications tailored to fit their specific needs. Organized in 1994, CyberCash provides payment services to Internet merchants, offering them a secure, convenient means of accepting payments using credit cards, checks, and other payment instruments. CyberCash's Internet payment service utilizes internally developed, proprietary technology, including its own state-of-the-art encryption software that ensures the integrity, security and privacy of all payment data. In 1998, CyberCash added a line of software products to supplement its payment processing service by acquiring ICVerify, Inc. Through ICVerify, which offers such well-known payment software products as ICVERIFY(R) and PCVERIFY(R), CyberCash gained a software product targeting businesses that process their own payment transactions over a wide variety of point-of-sale applications, including retail check-out registers, mail order operations and telemarketing call centers. In 1999, CyberCash expanded its ability to service the burgeoning e-commerce industry by acquiring Tellan Software, Inc. Through Tellan, which offers the Internet-based WebAuthorize(R) software product, CyberCash began to construct a suite of software products that are specifically tailored to facilitate e-commerce. In 2000, CyberCash began offering its FraudPatrol(TM) online fraud detection service and an enhanced version of its Internet payment service for the online business-to-business market that supports all types of business-to-business payment transactions.

                   NETWORK 1 FINANCIAL CORPORATION (page 83)
                       1501 FARM CREDIT DRIVE, SUITE 1500
                                MCLEAN, VA 22102
                                 1-800-261-0240

       Network 1 is a provider of electronic payment processing systems and merchant accounting, as well as Internet payment services to both online and physical world merchants.

       Network 1 provides electronic credit card authorization and payment systems, electronic funds transfer systems, Internet security system gateway services and point of sale electronic check processing systems to retail merchants, mail order and telephone merchants and Internet businesses. Network 1 has adopted operating and growth strategies that focus on expanding its customer base by partnering with Internet service providers, application service providers, commerce service providers, web hosting facilities, portal sites and independent service organizations to sell the products and services offered by Network 1.

       In order to retain and develop business, Network 1 is dedicated to developing and deploying cutting-edge technology that facilitates secure access to credit and payment transaction facilities via the Internet while reducing payment processing costs for its customers. Included in these efforts has been the development of electronic check processing for smaller retail accounts, the development of its EFT Network and automated clearinghouse check clearing connection, and more recently, the development of EFTSecure, an Internet e-commerce payment processing gateway.

CYBERCASH'S REASONS FOR THE MERGER (page 45)

       The CyberCash board of directors believes that the merger will enhance stockholder value by, among other things:

       - enabling CyberCash to offer a fully integrated payment solution by combining CyberCash's payment gateway services with Network 1's merchant back-end processing and settlement services, allowing both online and physical world merchants to use a single company for all of their payment processing requirements;

       - providing CyberCash another source of revenues, related to processing and settlement services, in addition to secure payment gateway fees and license fees from its payment processing software;

       - providing CyberCash an opportunity to increase revenues for every transaction processed, based on a percentage of the value of every transaction processed, rather than on a flat, per transaction fee;

       - realizing potential substantial additional revenue growth by retaining rather than referring to third party processors the sales leads that CyberCash receives because of its recognized brand name;

       - merging CyberCash with a payment processor that has combined an automated underwriting operation with proprietary risk management tools to mitigate risk in its merchant processing business operations; and

       - selecting a merger candidate that CyberCash believes is among the largest privately held nonbank acquiror in the United States, serving over 20,000 physical and Internet merchants.

NETWORK 1'S REASONS FOR THE MERGER (page 55)

       Network 1 has entered into the merger agreement because it believes the combined company will have, among other things:

       - the opportunity to realize potential substantial additional merchant account growth by servicing the large number of merchants currently contracting with CyberCash that do not have a merchant account relationship;

       - the ability to offer customers full service transaction processing by combining the back-end settlement and accounting services capabilities of Network 1 with a suite of electronic commerce front-end products and services of CyberCash;

       - the strength of CyberCash's technology in the area of electronic commerce, which Network 1 believes will complement its own technology;

       - the potential for significant operating efficiencies through the combination of the two companies;

       - the ease of integration of the two companies given their geographical proximity.

STRUCTURE OF THE MERGER (page 41)

       In the merger, Network 1 and a newly formed subsidiary of CyberCash will merge, with Network 1 surviving the merger and becoming a wholly-owned subsidiary of CyberCash.

       A copy of the merger agreement is attached to this proxy statement as Appendix A.

DETERMINATION OF THE BOARD OF DIRECTORS OF CYBERCASH AND RECOMMENDATION TO CYBERCASH STOCKHOLDERS (page 45)

       The CyberCash board of directors believes that the merger is advisable, fair and in the best interests of CyberCash and its stockholders and the CyberCash board unanimously approved the merger agreement and the merger. The board recommends that CyberCash stockholders vote "FOR" the proposal to approve the issuance of shares of CyberCash common stock pursuant to the merger agreement.

OPINION OF CYBERCASH'S FINANCIAL ADVISOR (page 49)

       In deciding to approve the merger, one of the factors that the CyberCash board of directors considered was the opinion of its financial advisor, First Annapolis Capital, Inc., that as of the date of the opinion and subject to the considerations set forth in the opinion, the CyberCash stock to be issued to Network 1 stockholders is fair to CyberCash and its stockholders from a financial point of view. First Annapolis' opinion was provided for the information and assistance of the CyberCash board of directors in connection with its consideration of the transactions contemplated by the merger agreement and its opinion does not constitute a recommendation as to how any holder of CyberCash common stock should vote with respect to the proposed merger. The full text of the First Annapolis opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken by First Annapolis in connection with its opinion, is attached as Appendix C to this proxy statement. We urge you to read the opinion carefully.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (page 55)

       Some of the executive officers and directors of CyberCash and Network 1 have interests in the merger that are different from the interests of stockholders generally. For example:

       - certain executive officers of Network 1 have written employment agreements that provide severance payments under certain circumstances following or resulting from the merger;

       - holders of options under CyberCash's stock option plans will have their existing options cancelled and will receive new options; and

       - three of the current members of the board of directors of CyberCash and four of the current members of the board of directors of Network 1 will be appointed to the board of directors of the combined entity.

       As a result, these people may have a conflict of interest that influenced their support of the merger.

THE CYBERCASH SPECIAL MEETING (page 37)

       The special meeting of the stockholders of CyberCash will be held on February 22, 2001, at 10:00 a.m., Eastern Standard time, at the Hilton Washington Dulles Airport Hotel, 13869 Park Center Road, Herndon, Virginia 20171. At the special meeting, CyberCash stockholders will be asked to consider and approve the issuance of shares of CyberCash stock to the stockholders of Network 1 and certain additional matters outlined below.

       You are entitled to vote at the CyberCash stockholders meeting if you hold shares of CyberCash common stock of record at the close of business on January 22, 2001.

       Approval of the issuance of shares of CyberCash common stock pursuant to the merger agreement requires the favorable vote of the majority of the total votes cast in person or by proxy at the special meeting.

       Each share of CyberCash common stock is entitled to one vote on each matter to be voted upon at the meeting.

OTHER MATTERS TO BE VOTED UPON BY CYBERCASH STOCKHOLDERS (page 38)

       In addition to the issuance of shares of CyberCash stock pursuant to the merger agreement, stockholders will consider and vote upon an amendment to CyberCash's amended and restated certificate of incorporation to increase the number of authorized shares of CyberCash common stock and preferred stock.

       Approval of the amendment to the certificate of incorporation requires the favorable vote of the holders of a majority of the issued and outstanding common stock of CyberCash.

       Approval of this proposal is a condition to closing the merger. If CyberCash stockholders do not approve this proposal, the merger cannot be completed as CyberCash will not have a sufficient number of shares of authorized common stock to issue to Network 1 stockholders.

       The CyberCash board of directors recommends that CyberCash stockholders vote "FOR" this proposal.

CONDITIONS TO THE MERGER (page 70)

       CyberCash and Network 1 are not obligated to complete the merger unless several conditions are satisfied, including:

       - approval of the issuance of shares of CyberCash stock pursuant to the merger agreement by CyberCash stockholders;

       -      approval of the merger by Network 1 stockholders;

       - approval of the amendment to CyberCash's certificate of incorporation by CyberCash stockholders;

       - absence of legal restraints that prevent the completion of the merger;

       - compliance by each of the parties with all agreements and covenants included in the merger agreement;

       -      receipt of required opinions of counsel;

       - continuing accuracy of the representations in the merger agreement;

       - receipt of the consent and waiver from the holder of Network 1 preferred stock and convertible debentures;

       - receipt of consents from holders of Network 1 options to amendments to their option grant agreements; and

       - receipt of resignations of each director of Network 1 and CyberCash, except Daniel C. Lynch, William N. Melton and Michael Rothschild.

       These, and other conditions, are set forth in the merger agreement. Some of the conditions to the merger may be waived.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (page 72)

       CyberCash and Network 1 may mutually agree at any time to terminate the merger agreement without completing the merger. Either party may also terminate the merger agreement if, among other reasons:

       - the merger has not been completed by April 30, 2001, unless the failure to complete the merger is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement;

       - the other party has breached a representation, warranty, covenant or agreement;

       -      failure of the other party's stockholders to approve the merger;
              or

       - any government or court issues an order or takes another action enjoining or prohibiting the merger.

       In addition:

       - either party may terminate the merger agreement if the board of directors of CyberCash withdraws or modifies its recommendation of the merger or recommends or enters into an alternative transaction with a third party, in which case CyberCash will be obligated to pay a termination fee of approximately $2.2 million to Network 1; and

       - CyberCash may terminate the merger agreement if the board of directors of Network 1 withdraws or modifies its recommendation of the merger or breaches the nonsolicitation provisions of the merger agreement, in which case Network 1 will be obligated to pay a termination fee of approximately $2.2 million to CyberCash.

       The merger agreement will automatically terminate if the merger has not been completed by May 31, 2001.

       CyberCash and Network 1 also may amend the merger agreement before the completion of the merger by mutual written consent.

NO SOLICITATION (page 70)

       The merger agreement provides that neither CyberCash nor Network 1 will permit any of its employees, officers, directors, agents or other affiliates to directly or indirectly solicit or initiate any discussions or negotiations concerning a sale or merger. Notwithstanding the foregoing, CyberCash may enter into negotiations or discussions if a written proposal is submitted to CyberCash by a third party, and the board of directors of CyberCash determines in its good faith judgment that continued compliance with the non-solicitation provision set forth in the merger agreement may cause the board of directors to breach or violate its fiduciary duties under applicable law.

REGULATORY APPROVALS (page 61)

       CyberCash and Network 1 will make filings required by the State Corporation Commission of the Commonwealth of Virginia and federal and state securities laws. Following the effective time of the merger, CyberCash will make all margin loan disclosure filings required under Regulation U to the extent it becomes the beneficial owner of promissory notes made by certain employees in favor of Network 1.

EXPENSES (page 73)

       Each of CyberCash and Network 1 will bear all expenses it incurs in connection with the merger.

ANTICIPATED ACCOUNTING TREATMENT (page 61)

       The merger will be accounted for as a purchase.

RESALES OF CYBERCASH STOCK (page 61)

       The shares of CyberCash stock issued to Network 1 stockholders pursuant to the merger will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act following completion of the merger, except for shares issued to any CyberCash stockholder who may be deemed to be an "affiliate" of Network 1 for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of CyberCash stock acquired in the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

VOTING AND SUPPORT AGREEMENTS (page 62)

       CyberCash has entered into a voting and support agreement with certain stockholders of Network 1, who together held approximately 87.5% of the outstanding shares of Network 1 capital stock as of December 13, 2000. These stockholders have agreed, without any additional consideration being paid to them, to vote all of their shares of Network 1 capital stock in favor of the merger.

       Network 1 has entered into a voting and support agreement with CyberCash's chairman William N. Melton and stockholders affiliated with Mr. Melton, who together held approximately 18.56% of the outstanding shares of CyberCash common stock as of December 13, 2000. These stockholders have agreed, without any additional consideration being paid to them, to vote all of their shares of CyberCash common stock in favor of the merger.

       Copies of the Network 1 stockholders' voting and support agreement and the CyberCash stockholders' voting and support agreement are attached to this proxy statement as Appendices D and E, respectively.

APPRAISAL RIGHTS OF CYBERCASH AND NETWORK 1 STOCKHOLDERS (page 63)

       Network 1 stockholders have the right to object to the merger and be paid cash for their shares in an amount determined in accordance with the provisions of Virginia law.

       CyberCash stockholders do not have dissenters' appraisal rights in connection with the merger under Delaware law.

                     SUMMARY SELECTED FINANCIAL INFORMATION

          SELECTED HISTORICAL FINANCIAL INFORMATION OF CYBERCASH, INC.

       The following tables summarize selected financial data derived from CyberCash's audited consolidated financial statements and related notes for each of the years in the five year period ended December 31, 1999 and the unaudited consolidated financial statements for the nine months ended September 30, 1999 and 2000. This data is only a summary and should be read in conjunction with all of the other financial information in this report, including CyberCash's financial statements and the notes thereto and "CyberCash Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this proxy statement. These are historical operating results and are not necessarily indicative of future operating results. The statement of operations data for the nine months ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 are derived from CyberCash's unaudited consolidated financial statements included in this proxy statement. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in CyberCash's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The data as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 are not indicative of financial position and results of operations for the entire fiscal year.

                                                                                                             NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                                --------------------------------------------------------    --------------------
                                                  1995        1996        1997      1998 (1)    1999 (2)    1999 (2)      2000
                                                --------    --------    --------    --------    --------    --------    --------
                                                                                                                 (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues ..............................   $     --    $    128    $  4,487    $ 12,588    $ 20,254    $ 13,992    $ 17,525
Less: returns ...............................         --          --          --         312         474         376         433
                                                --------    --------    --------    --------    --------    --------    --------
Net revenues ................................         --         128       4,487      12,276      19,780      13,616      17,092
Total cost of revenues ......................         --       2,208       3,658       7,517      11,697       8,012       9,689
                                                --------    --------    --------    --------    --------    --------    --------
Gross profit (loss) .........................         --      (2,080)        829       4,759       8,083       5,604       7,403
Cost and expenses:
   Research and development .................      5,648      12,692       9,656       9,066      10,543       7,847       6,275
   Sales and marketing ......................      1,772       9,415       9,603      14,652      22,650      17,696      11,303
   General and administrative ...............      2,729       4,565       5,840       7,026       8,441       6,404       7,777
   Amortization of intangibles ..............         --          --          --       5,164       8,477       6,108       7,113
   Restructuring charges ....................         --          --         344         609         775          --          --
   Write-off technology license .............         --          --       2,163          --          --          --          --
                                                --------    --------    --------    --------    --------    --------    --------
Loss from operations ........................    (10,149)    (28,752)    (26,777)    (31,758)    (42,803)    (32,451)    (25,065)
Interest income, net ........................        143       2,197       1,460         915         672         395         585
Loss from investments and equity in
   losses of affiliates .....................         --          --        (905)       (101)     (1,000)     (1,000)         --
                                                --------    --------    --------    --------    --------    --------    --------
Net loss ....................................   $(10,006)   $(26,555)   $(26,222)   $(30,944)   $(43,131)   $(33,056)   $(24,480)

Net loss available to common stockholders ...   $(10,006)   $(26,555)   $(26,505)   $(31,668)   $(43,131)   $(33,056)   $(24,480)
                                                ========    ========    ========    ========    ========    ========    ========
Basic and diluted loss per share ............   $  (6.90)   $  (2.77)   $  (2.43)   $  (2.15)   $  (2.02)   $  (1.61)   $  (0.97)
                                                ========    ========    ========    ========    ========    ========    ========
Weighted average shares outstanding .........      1,450       9,585      10,898      14,708      21,397      20,583      25,137
                                                ========    ========    ========    ========    ========    ========    ========

                                                                   AS OF DECEMBER 31,
                                             -------------------------------------------------------------  AS OF SEPT. 30,
                                               1995         1996         1997        1998 (3)     1999 (4)      2000
                                             ---------    ---------    ---------    ---------    ---------    ---------
                                                                                                              (UNAUDITED)
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital ..........................   $   3,421    $  31,842    $  24,036    $  10,782    $  16,439    $   9,300
Total assets .............................       7,386       41,050       31,359       93,324      108,706       93,340
Total liabilities ........................       2,273        2,941        1,753        5,730        6,516        6,509

Redeemable convertible preferred stock ...      16,095           --       13,014           --           --           --
Accumulated deficit ......................     (11,160)     (37,714)     (63,936)     (94,881)    (138,012)    (162,492)
Stockholders' equity (deficit) ...........     (10,982)      38,109       16,592       87,594      102,190       86,831

----------------

(1) Includes the results of operations of ICVerify, Inc. commencing upon its acquisition on April 30, 1998.

(2) Includes the results of operations of Tellan Software, Inc. commencing upon its acquisition on July 23, 1999.

(3)    Includes ICVerify, Inc., acquired during 1998.

(4) Includes Tellan Software, Inc., acquired during 1999 and ICVerify, Inc., acquired during 1998.

  SELECTED HISTORICAL FINANCIAL INFORMATION OF NETWORK 1 FINANCIAL CORPORATION

       The following tables summarize selected financial data derived from Network 1's consolidated statements of operations for the fiscal years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, and consolidated balance sheets as of December 31, 1998 and 1999 and September 30, 2000. This data should be read in conjunction with all of the other financial information in this report, including Network 1's financial statements and the notes thereto and "Network 1 Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this proxy statement. These are historical operating results and are not necessarily indicative of future operating results. The statement of operations data for the nine months ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 are derived from Network 1's unaudited consolidated financial statements included in this proxy statement. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in Network 1's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The data as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 are not indicative of financial position and results of operations for the entire fiscal year.

                                                                       NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                           ---------------------     ---------------------
                                             1998         1999         1999         2000
                                           --------     --------     --------     --------
                                                                                 (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues ........................    $  3,555     $  7,565     $  4,765     $ 14,351
Cost of revenues ......................       2,428        5,704        3,555       11,810
                                           --------     --------     --------     --------
Gross profit ..........................       1,127        1,861        1,210        2,541
Cost and expenses:
   Sales and marketing ................       1,824        1,915        1,247        3,394
   General and administrative .........         846        1,438        1,014        4,102
Loss from operations ..................      (1,543)      (1,492)      (1,051)      (4,954)
Other income (expense) ................         905          (76)         (25)         (52)
Net loss ..............................    $   (638)    $ (1,568)    $ (1,076)    $ (5,007)

                                            AS OF DECEMBER 31,
                                           -------------------   AS OF SEPT. 30,
                                            1998        1999          2000
                                           -------     -------      --------
BALANCE SHEET DATA:
Working capital .......................    $(1,077)    $  (974)      $(2,511)
Total assets ..........................      1,648       3,287         6,115
Long-term obligations .................        123         788           123
Redeemable preferred stock ............         --          --         5,053
Total liabilities .....................      2,220       4,176         9,761
Accumulated deficit ...................       (603)     (2,171)       (7,177)
Stockholders' equity (deficit) ........       (572)       (890)       (3,646)

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF
               CYBERCASH, INC. AND NETWORK 1 FINANCIAL CORPORATION

       The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and historical statements of operations of CyberCash and Network 1, including their respective subsidiaries, after giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of September 30, 2000 set forth below gives effect to the merger as if it occurred on September 30, 2000. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 give effect to the merger as if it occurred on January 1, 1999. These statements are prepared on the basis of accounting for the merger as a purchase business combination.

       The pro forma adjustments are based upon currently available information and assumptions that CyberCash management believes are reasonable and certain information provided by Network 1 management. The adjustments included in the unaudited pro forma condensed combined financial statements represent the preliminary determination of these adjustments based upon available information. CyberCash cannot assure you that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements.

       The following unaudited pro forma condensed combined financial statements have been prepared from, and should be read in conjunction with, the audited and unaudited historical consolidated statements and notes thereto of CyberCash and Network 1. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the merger been completed on December 31, 1999 or September 30, 2000 or at the beginning of the period for which the merger is being given effect, nor is it necessarily indicative of future financial position or operating results.


                                          CYBERCASH, INC.    NETWORK 1                                    COMBINED
                                              AS OF            AS OF                                       AS OF
                                          SEPTEMBER 30,    SEPTEMBER 30,       MERGER                  SEPTEMBER 30,
                                               2000             2000        ADJUSTMENTS    FOOTNOTES       2000
                                            ----------------------------------------------------------------------
                                                                       (IN THOUSANDS)
Balance sheet data:
Working capital .....................       $   9,300        $  (2,511)       $  (5,000)       (a)       $   1,789
Total assets ........................          93,340            6,115           27,941        (a)         127,396

Total liabilities ...................           6,509            4,708            5,000        (a)          16,217

Redeemable preferred stock...........              --            5,053           (5,053)       (c)              --

Accumulated deficit .................        (162,492)          (7,177)           7,177        (a)        (162,492)
Stockholders' equity (deficit) ......          86,831           (3,646)          27,994        (a)         111,179



                             See accompanying notes.

                                   CYBERCASH, INC.             NETWORK 1                                              COMBINED
                                     YEAR ENDED               YEAR ENDED            MERGER                           YEAR ENDED
                                  DECEMBER 31, 1999        DECEMBER 31, 1999      ADJUSTMENTS       FOOTNOTES    DECEMBER 31, 1999
                                  ------------------------------------------------------------------------------------------------
                                                                                (IN THOUSANDS)
Statement of operations data:
Total revenues.................   $           20,254       $            7,565                                   $           27,819
Less: returns..................                  474                       --                                                  474
                                  ------------------       ------------------                                   ------------------
Net revenues...................               19,780                    7,565                                               27,345
Total cost of revenues.........               11,697                    5,704                                               17,401
                                  ------------------       ------------------                                   ------------------
Gross profit (loss)............                8,083                    1,861                                                9,944
Costs and expenses:
  Research and development                    10,544                       --                                               10,544
  Sales and marketing..........               22,650                    1,915                                               24,565
  General and administrative                   8,441                    1,432                                                9,873
  Amortization of intangibles                  8,477                        6       $    6,008        (b)                   14,491
  Restructuring charges........                  775                       --                                                  775
                                  ------------------       ------------------      ------------                 ------------------
Loss from operations...........              (42,804)                  (1,492)          (6,008)                            (50,304)
Interest income, net...........                  672                      (76)                                                 596
Loss from investments
and equity in losses of
affiliates                                    (1,000)                      --                                              (1,000)
                                  ------------------       ------------------      ------------                 -----------------
Net loss.......................   $          (43,132)      $           (1,568)     $    (6,008)                 $         (50,708)
Net loss available to
common stockholders               $          (43,132)      $           (1,568)     $    (6,008)                 $         (50,708)
                                  ==================       ==================      ===========                  =================
Basic and diluted loss
per share                         $            (2.02)      $            (0.21)                                  $           (1.14)
                                  ==================       ==================                                   =================

                            See accompanying notes.

                                    CYBERCASH, INC.            NETWORK 1                                              COMBINED
                                   NINE MONTHS ENDED       NINE MONTHS ENDED           MERGER                    NINE MONTHS ENDED
                                  SEPTEMBER 30, 2000      SEPTEMBER 30, 2000         ADJUSTMENTS     FOOTNOTES   SEPTEMBER 30, 2000
                                  -------------------------------------------------------------------------------------------------
                                                                                (IN THOUSANDS)
Statement of operations
data:
Total revenues.................   $           17,525      $           14,351                                        $       31,876
Less: returns..................                  433                      --                                                   433
                                  ------------------      ------------------                                        --------------
Net revenues...................               17,092                  14,351                                                31,443
Total cost of revenues.........                9,690                  11,810                                                21,500
                                  ------------------      ------------------                                        --------------
Gross profit (loss)............                7,402                   2,541                                                 9,943
Costs and expenses:
  Research and development                     6,275                      --                                                 6,275
  Sales and marketing..........               11,303                   3,394                                                14,697
  General and
administrative                                 7,777                   3,204                                                10,981
  Amortization of intangibles                  7,113                     898         $     3,613       (b)                  11,624
  Restructuring charges........                   --                      --                                                    --
                                  ------------------      ------------------         -----------                    --------------
Loss from operations...........              (25,066)                 (4,955)             (3,613)                          (33,634)
Interest income, net...........                  585                     (50)                                                  535
Loss from investments and
equity in losses of affiliates                    --                      --                                                    --
                                  ------------------      ------------------         -----------                    --------------
Net loss.......................   $          (24,481)     $           (5,005)        $    (3,613)                   $      (33,099)
Net loss available to common
stockholders                      $          (24,481)     $           (5,005)        $    (3,613)                   $      (33,099)
                                  ==================      ==================         ===========                    ===============
Basic and diluted loss
per share                         $             (0.97)    $            (0.65)                                       $        (1.89)
                                   ===================    ==================                                        ==============

                            See accompanying notes.


         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(a) The following is a summary of the purchase price and allocation thereof to the net assets of Network 1 (in thousands):

       Purchase price:




              Market value of CyberCash Common stock issued
                in exchange for Network 1 shares                         $20,995
              Fair value of CyberCash Preferred stock issued in
                exchange for Network 1 shares                              4,077
              Professional fees and other costs                            5,000
                                                                       ---------
              Adjusted purchase price                                    $30,072
                                                                       =========

       The adjusted purchase price is allocated as follows:


              Identifiable intangible assets                             $ 5,000

              Cost in excess of net assets of Network 1, excluding
                Network 1 excess cost of $2,131                           25,072
                                                                        --------
                Total assets                                             $30,072
                                                                        ========

              Accrued professional fees and others costs                 $ 5,000

              Common stock                                                20,995
              Preferred stock                                              4,077
                                                                        --------
              Total liabilities and stockholders' equity                 $30,072
                                                                        ========

(b) Represents amortization expense on indentifiable intangible assets and cost in excess of net assets over their estimated lives of five years, less amortization expense recognized by Network 1.

(c) Represents Redeemable Convertible Senior Preferred Stock exchanged for stockholders' equity under the terms of the merger agreement.

                           COMPARATIVE PER SHARE DATA

       The following table summarizes historical and pro forma per share data of CyberCash and Network 1. The information presented below should be read in conjunction with the historical financial statements of CyberCash and Network 1, which are included in this proxy statement. You should also read the information in conjunction with the unaudited pro forma financial information included in this proxy statement. You should not rely on the unaudited pro forma financial information to indicate the results that would have been achieved had the companies combined at an earlier date or the future results the combined company may experience after the merger. Earnings per share data are calculated using the diluted weighted average shares outstanding during the period, while book value per share is calculated using the outstanding shares at period end. The pro forma information gives effect to the merger accounted for as a purchase. The "Network 1 Per Share Equivalents" below is calculated by multiplying the CyberCash per share amounts by 3.16635, the exchange ratio to be used in the merger. Cash dividends declared per share are not presented as neither CyberCash nor Network 1 declared any cash dividends during any period presented.



                                                       DECEMBER 31,  SEPTEMBER 30,
                                                          1999           2000
                                                          ----           ----
CYBERCASH HISTORICAL:
Diluted loss per common share ...................       $  (2.02)     $  (0.97)
Book value per common share .....................       $   4.14      $   3.36
PRO FORMA COMBINED:
Diluted loss per common share ...................       $  (1.14)     $  (0.65)
Book value per common share .....................       $   2.56      $   2.14
NETWORK 1 HISTORICAL:
Diluted loss per common share ...................       $  (0.21)     $  (0.61)
Book value (deficit) per common share ...........       $  (0.11)     $  (0.44)
NETWORK 1 PER SHARE EQUIVALENTS:
Diluted [income][loss] per common share .........       $  (6.40)     $  (3.07)
Book value per common share .....................       $  13.11      $  10.60

                          COMPARATIVE MARKET PRICE DATA

       CyberCash's common stock is traded on the Nasdaq National Market under the symbol "CYCH." The following table presents historical trading information for CyberCash common stock. These quotations represent prices between dealers and do not include retail mark-up, mark-down or commission or necessarily represent actual transactions. Because there is no established trading market for shares of any class of Network 1 stock, information with respect to market prices of Network 1 stock has been omitted.

                                                         CYBERCASH
                                                       COMMON STOCK
                                                       ------------
                                                     HIGH           LOW
                                                     ----           ---
2000
Fourth Quarter (through December 22, 2000)       $      3.50    $      0.81
Third Quarter                                           7.00           3.06
Second Quarter                                         14.00           4.25
First Quarter                                          16.00           7.75

1999                                             $     13.25    $      7.25
Fourth Quarter                                         13.44           6.69
Third Quarter                                          24.00          10.19
Second Quarter                                         23.94          11.25
First Quarter

1998
Fourth Quarter                                   $     22.13    $      6.25
Third Quarter                                          14.50           7.63
Second Quarter                                         26.88          12.19
First Quarter                                          17.06          10.44

       On December 13, 2000, the last full trading day prior to the public announcement of the merger, the last sale price of CyberCash common stock, as
reported on the Nasdaq National Market was $1.72. On January   , 2001, the last
full trading date prior to the printing of this document, the last sale price of
CyberCash common stock, as reported on the Nasdaq National Market was $     .

       THE MARKET PRICE OF CYBERCASH COMMON STOCK FLUCTUATES AND YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS.

       The number of shares of CyberCash common stock issuable to Network 1 stockholders in the merger will not be affected by any changes in the market price of CyberCash common stock. Therefore, the market value of the shares of CyberCash common stock that Network 1 stockholders will receive in the merger may increase or decrease prior to the completion of the merger.

       As of December 21, 2000, there were approximately 360 holders of record of CyberCash common stock.

       CyberCash has never paid any cash dividends with respect to its shares of common stock and does not anticipate that dividends will be declared in the foreseeable future. After the merger, CyberCash expects that all available cash will be utilized to further the growth of its business

       Following the merger, CyberCash expects that its common stock will continue to be quoted on the Nasdaq National Market.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This proxy statement contains statements that constitute "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to CyberCash's and Network 1's financial condition, results of operations and business and on the expected impact of the merger on the financial performance of the combined companies. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions generally identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

              - CyberCash and Network 1 may not achieve the benefits they expect from the merger which may have a material adverse effect on the combined company's business, financial condition and operating results and/or could result in loss of key personnel;

              - the merger could adversely affect combined financial results;

              - the market price of CyberCash common stock may decline as a result of the merger;

              - certain officers and directors may have conflicts of interest that may influence them to support or approve the merger; and

              - failure to complete the merger could negatively impact CyberCash's stock price, future business and operations.

       In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 23.

       Should one or more of these risks or uncertainties affect the business of CyberCash or Network 1 or should underlying assumptions prove incorrect, actual results, performance or achievements in 2000 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements.

                                  RISK FACTORS

       In addition to the other information provided in this document, you should consider the following factors carefully in evaluating the merger. You should also refer to "Note Regarding Forward Looking Statements" on page 22.

                           RISKS RELATED TO THE MERGER

CYBERCASH MAY NOT SUCCESSFULLY INTEGRATE AND MANAGE THE OPERATIONS OF NETWORK 1, WHICH COULD HARM FUTURE EARNINGS.

       CyberCash faces challenges integrating Network 1 products and services with its products and services and expects that this will continue for some time. There can be no assurance that the integration will be accomplished smoothly or successfully. Addressing differences in corporate cultures and management philosophies further complicates this process. The integration of certain operations requires the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined company. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during the integration. If CyberCash is unable to successfully integrate the product line, personnel, business and operations of Network 1 in an efficient and effective manner, the advantages that CyberCash anticipates from this merger could be undermined and CyberCash could experience a material adverse effect to its business, financial condition and results of operations.

CYBERCASH STOCKHOLDERS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION TO THEIR EQUITY AND VOTING INTERESTS.

       The total number of shares of CyberCash common stock to be issued to Network 1 stockholders will be determined at the closing of the merger but in no event will this number exceed 49.9% of the total outstanding shares of common stock on the closing date. Any shares issuable based on the final exchange ratio in excess of 49.9% will be issued as nonvoting preferred stock. As of December 13, 2000, CyberCash would have been obligated to issue 25,839,462 shares, which represented approximately 49.9% of the total number of shares of common stock outstanding as of that date and 501,787 shares of preferred stock. Accordingly, the merger will have the effect of substantially reducing the percentage of equity and voting interest held by each CyberCash stockholder. In addition, CyberCash will be required to issue additional shares to Network 1 stockholders in the event that CyberCash reprices certain outstanding warrants prior to closing. In such an event, CyberCash stockholders equity and voting interests will be further reduced. See "The Merger -- What Network 1 Stockholders Will Receive in the Merger."

THE NETWORK 1 STOCKHOLDERS MAY BE ABLE TO SIGNIFICANTLY INFLUENCE CYBERCASH FOLLOWING THE MERGER.

       The substantial ownership of common stock by Network 1 stockholders after the merger will provide them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by CyberCash's stockholders. The shares of CyberCash common stock issued in the merger, representing approximately 49.9% of the number of shares of common stock outstanding as of December 13, 2000, will be held by 37 Network 1 stockholders, including those who become directors or executive officers of CyberCash. This concentration of ownership of CyberCash common stock may make it difficult for other CyberCash stockholders to successfully approve or defeat matters which may be submitted for stockholder action. It may also have the effect of delaying, deterring or preventing a change in control of CyberCash without the consent of the Network 1 stockholders.

PURCHASE ACCOUNTING TREATMENT OF THE MERGER WILL RESULT IN NET LOSSES FOR CYBERCASH IN THE FORESEEABLE FUTURE.

       CyberCash expects to account for the merger using the purchase method of accounting. Under purchase accounting, the estimated market value of shares of CyberCash common and preferred stock and the options and warrants to purchase shares of CyberCash common stock issued in the merger and the amount of the merger transaction costs will be recorded as the cost of acquiring Network 1. That cost will be allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and tradenames and acquired workforce, based on their fair values at the date of acquisition. The excess of the purchase price over the fair market of the net assets is allocated to goodwill. As described in the Unaudited Pro Forma Condensed Combined Financial Statements, the amount of initial purchase price allocated to goodwill and the other intangible assets is estimated to be approximately $30 million. Management estimates are based upon currently available information and assumptions that it believes are reasonable. However, there can be no assurance that the actual useful lives will not differ significantly from the estimates. The amortization of goodwill and the other intangible assets will result in net losses for the combined company in the foreseeable future which could have a material adverse effect on the market value of CyberCash common stock following completion of the merger.

UNANTICIPATED COSTS RELATING TO THE MERGER COULD REDUCE CYBERCASH'S FUTURE EARNINGS.

       CyberCash believes that it has reasonably estimated the likely costs of integrating the operation of Cybercash and Network 1, and the incremental costs of operating as a combined company. It is possible that unexpected transaction costs, such as taxes, fees or professional expenses, or unexpected future operating expenses, such as increased personnel costs, as well as other types of unanticipated adverse developments, could have a material adverse effect on CyberCash's business, financial condition and results of operations.

                      RISKS RELATED TO THE COMBINED COMPANY

CYBERCASH AND NETWORK 1 HAVE INCURRED LOSSES AND CYBERCASH CANNOT ASSURE YOU THAT THE COMBINED ENTITY WILL ACHIEVE PROFITABILITY.

       CyberCash had net losses of approximately $26,222,000 for 1997, $30,944,000 for 1998, $43,132,000 for 1999 and $24,480,000 for the nine months ended September 30, 2000. Network 1 had net losses of approximately $638,000 for 1998, $1,568,000 for 1999 and $5,007,000 for the nine months ended September 30, 2000. On September 30, 2000, CyberCash and Network 1 had accumulated deficits of approximately $162,492,000 and $7,177,000, respectively.

CyberCash cannot assure you that the combined company will achieve profitability in the foreseeable future, or ever.

A SIGNIFICANT PERCENTAGE OF NETWORK 1'S REVENUES TO DATE HAVE COME FROM ELECTRONIC TRANSACTION PROCESSING AND SETTLEMENT SERVICES AND CYBERCASH'S PERFORMANCE WILL DEPEND ON CONTINUED MARKET ACCEPTANCE OF THESE OFFERINGS.

       A significant percentage of Network 1's revenue to date has come from providing settlement services to physical and Internet-related businesses and CyberCash expects that these services will remain a significant portion of revenue for the combined companies. Accordingly, any reduction in demand for Network 1's services could have a material adverse effect on CyberCash's business, operating results and financial condition.

CYBERCASH HAS A LIMITED OPERATING HISTORY WITH REGARD TO PROVIDING ELECTRONIC GATEWAY TECHNOLOGIES AND SERVICES TO MERCHANTS AND NO OPERATING HISTORY WITH REGARD TO PROVIDING PAYMENT PROCESSING AND SETTLEMENT SERVICES.

       Although founded in August 1994, CyberCash only began focusing on providing electronic payment processing gateway services to merchants in 1998 and, to date, has not provided payment processing services of the type Network 1 provides. This limited operating history offers little information to serve as a basis for evaluating CyberCash and its long-term prospects in this market. You should consider CyberCash's prospects in light of the risks, expenses and difficulties that companies in their earlier stage of development encounter, particularly companies in new and rapidly evolving markets. CyberCash's success depends on its ability to address those risks successfully, which include, among other things:

       - whether it can build and maintain a strong management structure that can develop and execute its business strategy, and respond effectively to changes in its markets for its services and technologies;

       - whether it can respond quickly and effectively to technological changes and competitive forces in its markets;

       - whether it will be successful in continuing to evolve and successfully implement a sales and marketing strategy; and

        - whether it will be able to develop and manage strategic relationships to maximize widespread acceptance of its technologies and services;

        If CyberCash does not succeed in addressing these risks, its business likely will be materially and adversely affected.

CYBERCASH HAS LIMITED CAPITAL RESOURCES AND THE MERGER WILL REQUIRE CYBERCASH TO SEEK ADDITIONAL CAPITAL.

        CyberCash's historical operating losses have required it to seek additional capital through the issuance of common stock and debt instruments on a number of occasions. In addition, CyberCash expects to incur additional, substantial transactional costs, restructuring costs and integration costs in connection with the merger. CyberCash must raise additional capital before or in connection with the merger to fund these costs and provide sufficient capital for the combined company to operate. If, following the merger, it continues to sustain operating losses in future periods, CyberCash will be forced to seek additional funds to finance its operations. CyberCash does not know whether it will be able to obtain financing or on what terms the financing would be available. Depending on market conditions, CyberCash's prospects and a number of other factors not now known, additional financing may not be available or may entail material dilution to its stockholders

CYBERCASH WILL BE DEPENDENT ON NETWORK 1'S VISA AND MASTERCARD REGISTRATIONS.

        In order to process credit card transactions, CyberCash, as a nonbank transaction processor, must be sponsored by a financial institution that is a principal member of the VISA and MasterCard credit card associations. Through its relationships with Imperial Bank and National City Bank, Network 1 is registered with VISA and MasterCard as a certified processor and member service provider. Network 1's designation as a certified processor and its status as a member service provider are dependent upon Network 1's continuing adherence to the standards of the VISA and MasterCard credit card associations. If Network 1 fails to comply with these standards, its designation as a certified processor or its status as a member service provider could be suspended or terminated. While Network 1 attempts to adhere to the standards of the VISA and MasterCard associations, there can be no assurance that VISA and MasterCard will maintain Network 1's registrations or that the current VISA and MasterCard rules allowing Network 1 to market and provide transaction processing services will remain in effect. Moreover, VISA and MasterCard rules are set by the respective member financial institutions of VISA and MasterCard, some of which are competitors of Network 1. The termination of Network 1's member service provider registrations or Network 1's status as a certified processor, or any change in the VISA or MasterCard rules that prevent Network 1's registration or otherwise limit Network 1's ability to provide transaction processing and marketing services for VISA or MasterCard would have a material adverse effect on CyberCash's ability to operate and its financial condition and results of operations.

CHANGES IN CREDIT CARD ASSOCIATION FEES COULD INCREASE CYBERCASH'S COSTS.

        From time to time, VISA and MasterCard increase the organization and/or processing fees that they charge. For example, in April 1999 VISA and MasterCard increased their fees by up to 10%, which was the largest increase in recent years. Most of Network 1's agreements with merchant customers, which will be assumed by CyberCash following the merger, permit fee increases to be passed on to the merchants. However, it is possible that competitive pressures will result in CyberCash absorbing a portion of such increases in the future, which would increase its operating costs and reduce profit margin.

THE COMBINED COMPANY WILL BE SUBJECT TO THE CREDIT RISK OF ITS MERCHANT CUSTOMERS AS WELL AS THE POSSIBILITY OF CHARGEBACK FRAUD.

        In the event a billing dispute between a credit card holder and a merchant is not resolved in favor of the merchant, the transaction is charged back to the merchant, and the purchase price is refunded to the cardholder. If that merchant files for bankruptcy or is otherwise unable or unwilling to pay, the combined company will bear the credit risk for the full transaction amount. CyberCash cannot assure you that chargeback losses of the combined company will not increase in the future. Increases in chargebacks that are not paid by merchants could have an adverse effect on the combined company's financial condition and operating results.

        The combined company also will bear the risk of merchant nonpayment of the transaction processing fees to which it will be entitled. Network 1 currently receives payment for merchant transactions from the credit card issuer's clearing bank. It then advances this payment to the merchant for the gross amount of the merchant's transactions and bills the merchant on a weekly or monthly basis for the fees due to Network 1 from the transactions that it processes for the merchant. To the extent a significant number of merchants lack sufficient funds to pay these fees, or refuse to pay these fees, the combined company's revenues will be adversely affected.

CYBERCASH MAY BE SUSCEPTIBLE TO FRAUD OCCURRING AT THE MERCHANT LEVEL.

        Merchant fraud includes recording false sales transactions or false credits by the merchant or its customers. Network 1 attempts to minimize its exposure to merchant fraud risk by conducting a credit review of a prospective merchant and monitoring the merchant's practices on an ongoing basis against standards Network 1 has developed to help prevent merchant fraud. Network 1 also may suspend a merchant's daily settlement if it suspects fraudulent activity. Nonetheless, under some circumstances, Network 1 and, following the merger, CyberCash will bear the risk of incidents of merchant fraud. It is possible that incidents of merchant fraud could increase in the future if transaction processing volumes grow or the combined company's risk management standards inadequately detect fraud. Increased incidents of merchant fraud could have an adverse effect on CyberCash's financial condition and operating results.

CYBERCASH WILL BE DEPENDENT ON THIRD-PARTY SERVICE PROVIDERS FOR ITS OPERATIONS.

        The combined company will be dependent on other service providers to provide key components of its payment processing and settlement services. Network 1 has entered into various arrangements, which CyberCash will assume upon completion of the merger, for authorization and draft capture of credit card payment information, settlement and risk exception reporting. Although other companies provide similar processing services, switching to these other companies or providing the same services internally could be costly and time consuming to CyberCash and may result in interruption of services to its customers following the merger. As a result, any interruption in the provision of services by CyberCash's third-party service providers, or any termination of these services, could impede the growth of CyberCash's business and cause its financial results to suffer.

THE LOSS OF CUSTOMERS COULD REDUCE CYBERCASH'S REVENUE AND NET INCOME.

        As a result of CyberCash's competitive business environment, CyberCash experiences some turnover of customers. Attrition is due to several factors, including business closures and losses to competitors. Both CyberCash and Network 1 enter into contracts for their services that may be terminated by the customer upon notice. CyberCash cannot assure you that any of these contracts will be allowed to renew or, if renewed, continued upon favorable terms. If they are not renewed, it will be unlikely that CyberCash would be able to reduce its costs in proportion to the lost revenue because many of its costs are fixed. Increased attrition of CyberCash's customers could have an adverse effect on its revenue and net income.

IF CYBERCASH FAILS TO SUCCESSFULLY CROSS-MARKET ITS SERVICES AND NETWORK 1'S SERVICES, IT MAY NOT INCREASE OR MAINTAIN ITS CUSTOMER BASE OR REVENUE.

        CyberCash intends to offer the respective services historically offered by it and by Network 1 to their collective customers. Network 1's customers may have no interest in CyberCash' services and CyberCash's customers may have no interest in Network 1's. The failure of CyberCash's cross-marketing efforts may diminish the benefits CyberCash realizes from the Network 1 merger. In addition, CyberCash intends to develop new services that combine its knowledge and resources with those of Network 1. CyberCash cannot assure you that these services will be developed or, if developed, will be successful. As a result, CyberCash may not be able to increase or maintain its customer base.

CYBERCASH'S SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF ONLINE BUSINESS-TO-BUSINESS MARKETS, AND CYBERCASH CANNOT BE SURE THAT THIS WILL HAPPEN.

        CyberCash's electronic payment processing gateway services business-to-business model depends on the adoption of online business-to-business markets by companies. This portion of CyberCash's business could suffer if online business-to-business markets are not accepted or not perceived to be effective. The market for electronic payment processing services to online business-to-business markets has only recently begun to develop and is now evolving rapidly. CyberCash believes that many of its potential customers are not fully aware of the benefits of its technologies and services. It is possible that these technologies and services may never achieve market acceptance.

        The growth of online business-to-business markets could also be limited by:

        -       concerns over transaction security and user privacy;

        -       inadequate network infrastructure for the entire Internet; and

        -       inconsistent performance of the Internet.

        CyberCash cannot be certain that these markets will continue to grow or grow at the rate CyberCash anticipates.

CYBERCASH'S SERVICES AND TECHNOLOGIES MAY BECOME OUTDATED, OR MAY REQUIRE LARGE INVESTMENTS TO REMAIN VIABLE.

        The electronic payment transaction processing area is evolving rapidly and new payment technologies, products and methods are developing at an increasing rate. Wide-scale implementation of a new technology or payment method could force CyberCash to modify its services or software to remain competitive, and could potentially render one or more of its services or technologies obsolete. The cost of any adaptations or the loss of revenue from a displaced service or technology would have a material adverse effect on CyberCash. CyberCash is continuing to develop new services and technologies that it hopes will ensure the continued usage of its offerings in the future. However, no one can predict what new technologies and payment methods may evolve in the future, or whether CyberCash's current services or technologies will be compatible.

CYBERCASH FACES INTENSE COMPETITION THAT MAY SLOW ITS GROWTH AND FORCE ITS PRICES DOWN.

        CyberCash competes with a number of companies in both its Internet payment services and payment software businesses. CyberCash expects this competition to intensify in the future, particularly as it enters the payment processing business. Many of its current and potential competitors in the payment processing business have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than CyberCash. In addition, many of these competitors, such as Vital, First Data Corporation, Wells Fargo Bank, Paymentech, NDC eCommerce and Nova Information Systems, have broad distribution channels that they may use to bundle competing products directly to end-users or purchasers. Historically, these competitors also have been service providers and distribution channels for CyberCash's Internet payment services and payment software businesses. To the extent these competitors bundle competing products for their customers, it could adversely affect CyberCash's ability to market its existing products and services or payment processing services following the merger.

        Without entering into the payment processing business, the competitive environment of the Internet payment services and payment software businesses will make it increasingly difficult for CyberCash to increase its market share. Even after entering into the payment processing business, competitive pressures may force CyberCash to reduce the prices for some or all of its services and products. Although the pricing structure of the payment processing business provides an additional source of revenue that is less dependent on software license fees and per transaction fees, price reductions would have an adverse effect on CyberCash's profitability.

CYBERCASH'S COMPETITORS ARE ALSO SERVICE PROVIDERS TO CYBERCASH, WHICH COULD ADVERSELY AFFECT ITS ABILITY TO OBTAIN FAVORABLE SERVICE LEVELS OR CONTRACT TERMS.

        Many of the payment processors that compete with Network 1 and CyberCash also provide services to CyberCash. CyberCash could experience deteriorating levels of service from these competitors. Alternatively, CyberCash might not be able to obtain contract terms that are at least as favorable as what it currently has after these contracts expire. CyberCash can not assure you that it would be able to enforce its contractual rights against these parties, or in the event a contract expires, that it would be able to negotiate a new contract on commercially reasonable terms.

CYBERCASH MAY EXPERIENCE SOFTWARE DEFECTS AND DEVELOPMENT DELAYS, DAMAGING CUSTOMER RELATIONS.

        Services based on sophisticated software and computing systems often encounter development delays, and the underlying software may contain undetected errors or failures when introduced or when the volume of services provided increases. CyberCash may experience delays in the development of its software products or the software and computing systems underlying its services. In addition, despite rigorous testing its software may nevertheless contain errors. Any material development delays or errors could damage the reputation of the service or software effected, as well as CyberCash's customer relations, which could have a material adverse effect on its business.

CYBERCASH MAY EXPERIENCE BREAKDOWNS IN ITS PAYMENT PROCESSING SYSTEM, HARMING ITS BUSINESS.

        CyberCash would be unable to deliver its payment processing services if its system infrastructure breaks down or is otherwise interrupted. Events that could cause system interruptions include:

        -       fire;

        -       earthquake;

        -       power loss;

        -       telecommunications failure; and

        -       unauthorized entry or other events.

        Also, CyberCash has experienced growing transaction volumes that have from time to time stressed the capacity of its systems. There is a possibility that its existing systems may be inadequate and cause serious failures of its services. Finally, although CyberCash regularly backs up data from operations, and takes other measures to protect against loss of data, there is still some risk of such losses. A system outage or data loss could materially and adversely affect CyberCash's business.

        Network 1 has not established redundant systems or an off-site back-up data center and, as a result, is particularly susceptible to interruptions in its operations in the event of a natural disaster, power outage, communications interruption or other catastrophic event, which could materially and adversely affect CyberCash's business.

        Despite the security measures each of CyberCash and Network 1 maintains, their respective infrastructures may be vulnerable to computer viruses, hackers, rogue employees or similar sources of disruption. Any damage or failure that causes interruptions in their operations could have a material adverse effect on the business of the combined company following the merger. Any problem of this nature could result in significant liability to customers or financial institutions and also may deter potential customers from using CyberCash's services. CyberCash attempts to limit this sort of liability through back-up systems, contractual provisions and insurance. However, it cannot assure you that these contractual limitations on liability would be enforceable, or that its insurance coverage would be adequate to cover any liabilities it did sustain.

BREACH OF CYBERCASH'S ELECTRONIC COMMERCE SECURITY MEASURES COULD REDUCE DEMAND FOR ITS SERVICES.

        The electronic commerce industry is intensely focused on the need for Internet security, particularly with respect to the transmission and storage of confidential personal and financial data. CyberCash's competitive position is largely dependent upon its existing and potential customers' confidence in its ability to safeguard the data that it processes. CyberCash relies on public key cryptography, an encryption method that utilizes two keys, a public and a private key, for encoding and decoding data, and digital certificate technology, or identity verification, to provide the security and authentication necessary for secure transmission of confidential information. Regulatory and export restrictions may prohibit CyberCash from using the strongest and most secure cryptographic protection available and thereby expose it to a risk of data interception. Although its security measures are state-of-the-art, a party who is able to circumvent CyberCash's safeguards could misappropriate proprietary information or interrupt operations. Any compromise or elimination of CyberCash's security could erode customer confidence in its systems and could result in lower demand for its services.

        CyberCash anticipates the ongoing need to expend significant capital and other resources to address security issues and safeguard the confidentiality of its customers' data. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions.

CYBERCASH'S RESULTS MAY SUFFER IF IT IS UNABLE TO ATTRACT AND MAINTAIN QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL.

        CyberCash's performance is substantially dependent on the performance of its executive officers and key employees. CyberCash depends on its ability to retain and motivate high quality personnel, especially its management and highly skilled development teams. CyberCash does not have "key person" life insurance policies on any of its employees. The loss of the services of any of its key employees, particularly its founder and chairman of the Board, William N.
Melton or its president and chief executive officer following the completion of the merger, William G. Wade, could have a material adverse effect on

CyberCash. CyberCash's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these employees is intense and increasing. It may not be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure to do so would have a material adverse effect on its business.

CYBERCASH HAS A LIMITED SALES FORCE, AND RELIES ON ITS DISTRIBUTION CHANNELS, WHICH ARE NEW, EVOLVING AND IN COMPETITION WITH NETWORK 1.

        CyberCash has only a limited number of sales and marketing employees and, therefore, it relies heavily on distribution channels for sales of its products and payment services. As the market has increased for electronic commerce, a number of our distribution channels have developed alternative payment gateway services that compete directly with CyberCash's Internet payment service. Many of CyberCash's distribution channels provide the same payment processing and settlement services provided by Network 1, which may further erode sales from these channels. CyberCash believes that the merger with Network 1 will reduce its reliance on these distribution channels because of the sales leads CyberCash generates from its recognized brand name. However, if that proves not to be the case, CyberCash is not certain that these or its other distribution channels will provide an adequate distribution network for it to achieve its goals, or that it will be able to develop adequate alternative channels.

THE COMBINED COMPANY MAY BE UNABLE TO PROTECT ITS PROPRIETARY RIGHTS, PERMITTING COMPETITORS TO DUPLICATE ITS TECHNOLOGIES AND SERVICES.

        The combined company's success and ability to compete is dependent in part upon its proprietary technology. Each of Network 1 and CyberCash relies primarily on copyright, trade secret and trademark law to protect its respective technology. CyberCash holds four United States patents, and has applied for several others in the United States and foreign countries. CyberCash intends to continue to file patent applications on inventions that it may make in the future. There can be no assurance that any of these patents will be granted, or that if granted these patents would survive a legal challenge to their validity, or provide meaningful levels of protection.

        Despite each company's efforts to protect its proprietary rights, third parties may attempt to copy aspects of its products and services or to obtain and use information that it regards as proprietary. Policing unauthorized use of either Network 1 or CyberCash's products and services is difficult, particularly in the global environment in which they operate, and the laws of other countries may afford the combined company little or no effective protection of its intellectual property. CyberCash cannot assure you that the steps that it has taken will prevent others from misappropriating its technology or that these agreements will be enforceable.

        The combined company may engage in litigation related to its intellectual property. This litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the combined company's business, financial condition or operating results.

CYBERCASH MAY HAVE DIFFICULTIES PROTECTING ITS SOURCE CODE.

        The source code for CyberCash's proprietary software is protected both as a trade secret and as a copyrighted work. CyberCash generally enters into confidentiality and assignment agreements with its employees, consultants and vendors, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use CyberCash's products, services or technology without authorization, or to develop similar products, services or technology independently. In addition, effective copyright and trade secret protection may be unenforceable or limited in certain foreign countries, and the global nature of the Internet makes it difficult to control the ultimate destinations of CyberCash's products or services. To license its products or services, CyberCash often relies on "on-screen" licenses that are not manually signed by the end-users and, therefore, may be unenforceable under some laws.

CYBERCASH'S PRODUCTS AND SERVICES MAY INFRINGE CLAIMS OF THIRD PARTY PATENTS, WHICH COULD ADVERSELY AFFECT ITS BUSINESS AND PROFITABILITY.

        CyberCash is aware of various patents held by independent third parties in the area of electronic payment systems. It is possible that the holders of rights under these patents could assert them against CyberCash. In fact, CyberCash has already received notices of claims of infringement of other parties' proprietary rights. CyberCash cannot assure you that its products and services are not within the scope of patents held by others, either now or in the future. If any such claims are asserted, CyberCash may seek to obtain a license under a third party's intellectual property rights. There can be no assurance that such a license would be available on reasonable terms or at all. CyberCash may also decide to defend against a claim of infringement, but litigation, even if successful, is costly and may have a material adverse effect on CyberCash regardless of the eventual outcome.

CYBERCASH RELIES IN PART ON THIRD PARTY TECHNOLOGY LICENSES.

        CyberCash also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in its software to perform key functions. CyberCash cannot assure you that third party technology licenses will continue to be available to it on commercially reasonable terms or at all. The loss of or inability to maintain any of these technology licenses could result in delays in introduction of its services, which could have a material adverse effect on its business, financial condition or operating results.

CYBERCASH IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, WHICH MAY CHANGE AND HARM ITS BUSINESS.


        The merchant credit card processing activities of Network 1 involve the electronic transfers of funds and are subject to the federal Electronic Funds Transfer Act and Regulation E promulgated under that act. In addition, CyberCash's existing operations are subject to various state and federal regulations. The application of many of these regulations, as they apply to CyberCash's existing operations, is uncertain and difficult to interpret. The agencies responsible for the interpretation and enforcement of these regulations could amend those regulations or issue new interpretations of existing regulations. It is also possible that new legislation may be passed that imposes additional burdens. Any such change could lead to increased operating costs and could also reduce the convenience and functionality of CyberCash's products or services, possibly resulting in reduced market acceptance. It is possible that new laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for CyberCash's products or services and increase its cost of doing business or could otherwise have a material adverse effect on its business, financial condition or operating results.

IF ADDITIONAL STATE TAXES ARE IMPOSED ON CYBERCASH, ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

        Transaction processing companies like Network 1 may be subject to state taxation of certain portions of their fees charged to customers for their services. Application of this tax is an ongoing issue in the industry and the states have not yet adopted uniform guidelines implementing these regulations. If CyberCash is required to pay these taxes and is unable to pass this tax expense through to its customers, its financial condition and results of operations could be adversely affected.


CYBERCASH MAY BE UNABLE TO SUCCESSFULLY ACQUIRE NEW BUSINESSES, PRODUCTS OR TECHNOLOGIES NEEDED TO EFFECTIVELY COMPETE, OR TO MAKE THESE ACQUISITIONS PROFITABLE ONCE ACQUIRED.

        As CyberCash's business evolves, it may acquire additional complementary products, technologies, and businesses. Any significant acquisition would entail a risk that CyberCash would not be successful in integrating and operating the acquired business, product or technology. A failure to do so could have a material adverse effect on it.

CYBERCASH'S STOCK PRICE IS VOLATILE.

        The price of CyberCash's common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as:

        -       quarterly variations in operating results;

        - variances of its quarterly results of operations from securities analyst estimates;

        - announcements of technological innovations, new products, acquisitions, capital commitments or strategic alliances by CyberCash or its competitors;

        - changes in financial estimates and recommendations by securities analysts;

        - the operating and stock price performance of other companies that investors may deem comparable to CyberCash; and

        -       news reports relating to trends in CyberCash's markets.

        In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the market price of CyberCash's common stock, regardless of its operating performance. Securities class action litigation has often been instituted against companies that have experienced periods of volatility in the market price for their securities. If CyberCash was to become the target of this kind of litigation, the cost in dollars and management attention could be substantial, and the diversion of management's attention and resources could have a material adverse affect on its business.

EFFECTING A CHANGE OF CONTROL OF CYBERCASH WOULD BE DIFFICULT, WHICH MAY DISCOURAGE OFFERS FOR SHARES OF ITS COMMON STOCK AND DEPRESS THE VALUE OF ITS COMMON STOCK.

        CyberCash's certificate of incorporation authorizes its board of directors to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The number of authorized preferred stock will be increased to 10,000,000 if CyberCash stockholders approve a proposal contained in this proxy statement/prospectus to amend CyberCash's certificate of incorporation. The rights of the holders of CyberCash's common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. CyberCash also has a stockholders rights plan. It provides for the issuance of rights if an acquiror purchases 15 percent or more of CyberCash's common stock without the approval of its board of directors. The rights plan may have the effect of delaying, deterring, or preventing changes in control or management of CyberCash, which may discourage potential acquirors who otherwise might wish to acquire CyberCash without the consent of CyberCash's board of directors. The certificate of incorporation provides for staggered terms for members of CyberCash's board of directors. Certain provisions implicated in a change of control of the company in CyberCash's by-laws, capital stock, certificate of incorporation, warrants and other derivative securities, as well as applicable provisions of Delaware law could have a depressive effect on CyberCash's stock price or discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock, or delay, prevent or deter a merger, acquisition, tender offer or proxy contest for CyberCash.

THE COMMON STOCK CYBERCASH IS COMMITTED TO ISSUE IN THE MERGER AND MAY ISSUE IN THE FUTURE WILL INCREASE THE AMOUNT OF ITS COMMON STOCK ON THE PUBLIC MARKET, POSSIBLY CAUSING ITS STOCK PRICE TO DECLINE.

        If the merger had been completed on December 13, 2000, CyberCash would have been required to issue 25,839,462 shares of its common stock and 501,787 shares of its preferred stock convertible into shares of its common stock to the stockholders of Network 1 and would have assumed options and warrants to acquire 2,401,805 additional shares of common stock. In addition, as of December 13, 2000, CyberCash had granted warrants and stock options to acquire an aggregate of 13,395,647 shares of its common stock. Of these CyberCash warrants and options, the exercise price of warrants to purchase 1,404,883 shares of common stock is subject to reset on January 6, 2001 if the 10-day average closing bid price of CyberCash common stock on the Nasdaq National Market is less than $9.77 per share. CyberCash granted these warrants and options and entered into these commitments in connection with acquiring technologies, raising capital in private placement transactions, entering into strategic alliances and providing incentives to employees, consultants and non-employee directors under its stock option plans. The issuance of preferred stock convertible into common stock, or sales in the public market of substantial amounts of shares issued in the merger or acquired upon exercise of the foregoing warrants and options, or the prospect of such sales, could adversely affect the market price of CyberCash's common stock.

                     GENERAL INFORMATION ABOUT THE CYBERCASH
                         SPECIAL MEETING OF STOCKHOLDERS

DATE, TIME AND PLACE OF THE SPECIAL MEETING

        The special meeting of the CyberCash stockholders will be held on February 22, 2001, at 10:00 a.m., Eastern Standard time, at the Hilton Washington Dulles Airport Hotel, 13869 Park Center Road, Herndon, Virginia 20171.

RECORD DATE AND OUTSTANDING SHARES

        The CyberCash board of directors has fixed the close of business on January 22, 2001 as the record date for the determination of the holders of CyberCash common stock entitled to receive notice of and to vote at the CyberCash special meeting. Only stockholders of record on the record date are entitled to receive notice of and to vote at the CyberCash special meeting or any adjournments or postponement of the special meeting. As of the record date,
there were    shares of CyberCash common stock issued and outstanding and held
by approximately     holders of record. Each holder of shares of CyberCash
common stock is entitled to one vote per share held of record on the record date on all matters being submitted to a vote.

PURPOSE OF THE SPECIAL MEETING

        The CyberCash board of directors is soliciting proxies from its stockholders for use at the special meeting. The purpose of the special meeting is to consider and vote upon the proposals to:

        1. To approve the issuance of shares of CyberCash stock pursuant to an Agreement and Plan of Merger dated as of December 13, 2000 by and among CyberCash, Inc., Network 1 Financial Corporation and a subsidiary of CyberCash;

        2. To approve an amendment to the amended and restated certificate of incorporation to increase the number of authorized shares of CyberCash common stock from 80,000,000 to 140,000,000 and the number of authorized shares of CyberCash preferred stock from 5,000,000 to 10,000,000, to become effective on the completion of the merger, and to authorize the filing of an amendment to the amended and restated certificate of incorporation in connection therewith; and

        3. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof, including potential adjournments for the purpose of soliciting additional proxies.

        Pursuant to the merger agreement, at the effective time of the merger, the former stockholders of Network 1 will receive shares of CyberCash stock in exchange for their shares of Network 1 common stock and preferred stock.

        No fractional shares will be issued to the Network 1 stockholders. Instead of fractional shares of CyberCash common stock, Network 1 stockholders will be paid in cash the amount equal to the fractional share multiplied by the average closing price of a share of CyberCash common stock on the Nasdaq National Market for the ten trading days immediately prior to the day on which the merger is completed. Instead of fractional shares of CyberCash preferred stock, Network 1 stockholders will be paid in cash the amount equal to the fractional share multiplied by ten times the average closing price of a share of CyberCash common stock on the Nasdaq National Market for the ten trading days immediately prior to the day on which the merger is completed.

        IN UNANIMOUSLY APPROVING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE MERGER, THE MEMBERS OF THE CYBERCASH BOARD OF DIRECTORS HAVE DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND CYBERCASH STOCKHOLDERS AND RECOMMEND THAT THE CYBERCASH STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF CYBERCASH STOCK PURSUANT TO THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF CYBERCASH ALSO HAS DETERMINED THAT THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND CYBERCASH STOCKHOLDERS AND RECOMMENDS THAT THE CYBERCASH STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THIS AMENDMENT.

VOTE REQUIRED; QUORUM

        Approval of the issuance of the shares of CyberCash stock pursuant to the merger agreement requires the favorable vote of the majority of the total votes cast in person or by proxy at the special meeting. Approval of the amendment to CyberCash's amended and restated certificate of incorporation requires the favorable vote of the holders of a majority of the outstanding common stock of CyberCash.

        CyberCash stockholders are entitled to one vote for each share of CyberCash common stock on all matters submitted to a vote of CyberCash stockholders. The presence at the CyberCash special meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum for the transaction of business at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Under Delaware law, an adjournment proposal requires the affirmative vote of a majority of the votes cast by CyberCash stockholders present or represented at the meeting. No proxy voted against the proposals will be voted in favor of an adjournment or postponement.

        If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the special meeting for purposes of determining a quorum. Likewise, executed proxies returned by a broker holding shares in street name that indicate that the broker does not have discretionary authority as to certain shares to vote on one or more matters, or broker non-votes, will be considered present at the meeting for purposes of determining a quorum. Broker non-votes and, under CyberCash's by-laws, abstentions will not be counted for purposes of determining the number of votes cast with respect to proposals that require the favorable vote of a majority of the votes cast, such as the approval of the issuance of shares pursuant to the merger agreement, and therefore, will not affect the outcome of voting on such proposals. Abstentions and broker non-votes, however, will have the same effect as votes against proposals requiring the favorable vote of a majority of the outstanding common stock, such as the approval of the amendment to the certificate of incorporation.

VOTING OF PROXIES

        If the accompanying proxy card is properly signed and returned to CyberCash and not revoked before a vote is taken at the CyberCash special meeting, it will be voted in accordance with the instructions indicated on the proxy card. If the proxy card is signed and returned without indicating any voting directions, the proxy will be voted "FOR" each of the proposals. Brokers who hold shares in street name for customers do not have authority to vote on the proposed merger and other proposals unless they receive specific instructions from the beneficial owners. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

        CyberCash is not aware of any business to be acted on at the CyberCash special meeting, except as described in this document. If any other matters are properly presented to the CyberCash special meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

REVOCATION OF PROXIES

        A stockholder of CyberCash may revoke a proxy at any time before it is voted by:

                - filing written notice of revocation with the Secretary of CyberCash which is actually received prior to the vote of stockholders;

                -       filing a duly executed proxy bearing a later date;

                - attending the CyberCash meeting and voting in person, although attendance at the special meeting will not by itself revoke the proxy; or

                - following the instructions received from your broker for any shares held by the broker in street name.

        CyberCash stockholders should send any notice of revocation or later-dated proxy cards to CyberCash at 2100 Reston Parkway, Reston, VA 20191,
Attention: Secretary.

        If you hold your CyberCash shares in street name, please see the instructions provided by your broker regarding revocation of your proxy. If you vote your CyberCash shares through your broker, you may not change or revoke your vote by contacting CyberCash directly. You also will need additional documentation from your broker to vote your CyberCash shares in person at the special meeting if they are held in street name.

SOLICITATION OF PROXIES

        CyberCash will bear the costs of soliciting proxies from CyberCash stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone or personal communication or by other means. These persons will not receive additional compensation, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

        We also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of CyberCash common stock held of record by such persons, and we will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with this service.

        We may engage one or more proxy solicitation firms to assist in obtaining proxies from CyberCash stockholders on a timely basis, and we will pay any fees related to these services.

                             PROPOSAL 1: THE MERGER

GENERAL

        In the merger, Network 1 and a newly formed subsidiary of CyberCash will merge, with Network 1 surviving the merger and becoming a wholly-owned subsidiary of CyberCash. If the merger is completed, each share of Network 1 stock outstanding immediately prior to the merger will be converted into shares of CyberCash stock. Network 1 stockholders will (i) become stockholders in CyberCash and (ii) will no longer hold any interest in Network 1 other than through their interest in shares of the post-merger, combined company. The rights of Network 1 stockholders will be governed by CyberCash's certificate of incorporation and bylaws, as amended or supplemented. CyberCash and Network 1 anticipate that the closing date will occur as promptly as practicable after the CyberCash special meeting of stockholders.

BACKGROUND OF THE MERGER

       Commencing in August 2000, executive management of CyberCash began exploring strategic initiatives designed to enable CyberCash to begin offering an integrated service to merchants consisting of both Internet payment gateway services and back-end processing and settlement services through an associated merchant account. Management believed that combining CyberCash's Internet payment service with settlement services would be much simpler and more convenient for merchants and would allow CyberCash to enjoy a supplemental revenue stream from transactions processed through CyberCash's combined Internet processing-settlement services.

        From August through November 2000, management actively identified and reviewed complimentary companies that conducted both payment processing and bank card acquiring business. In this regard, management discussed with the CyberCash board at the September 18 board meeting the merits of entering into a strategic relationship with a company that provides back-end processing and settlement services. During October, management consulted with First Annapolis Capital, Inc. for strategic advice in the area of bank card acquiring and risk management, and CyberCash formally retained First Annapolis on October 8, 2000 to assist the company in entering settlement services. Management and representatives of First Annapolis attended preliminary strategic-level meetings with a number of companies and engaged in varying levels of business reviews and preliminary strategic discussions. Also during this same time period, management contacted a number of prominent acquiring banks to explore the possibility of providing settlement services as an independent sales organization. Ultimately, management concluded that a conventional independent sales organization relationship would not provide CyberCash sufficient flexibility to offer merchants a true, integrated processing and settlement service.

        As part of First Annapolis' engagement, it identified Network 1 to CyberCash in early November as a company whose proprietary technology, Internet presence, scale of operations, and management expertise made it an attractive candidate for a possible strategic combination with CyberCash.

        First Annapolis arranged a breakfast meeting on November 1, 2000 between CyberCash's chief executive officer, Jim Condon, and chief financial officer, John Karnes, and Network 1's founder and chief executive officer, Bill Wade. The participants agreed to continue discussions to explore a potential strategic business combination, subject to execution of a mutual non-disclosure agreement. A mutual non-disclosure agreement was signed by both parties on November 3, 2000.

        In telephone conversations during the week of November 6, the senior managements of both companies expressed continued interest in a possible combination or other strategic transaction between the parties. These conversations culminated in a high-level meeting involving the senior management of both companies and representatives of First Annapolis on November 13. Henry Nichols, a member of the board of directors of Network 1 also attended this meeting. Based on the perceived financial and operational synergies achievable through a merger of the two companies to form an integrated Internet payment processor and settlement services provider, expanded management groups held intense, day long business review meetings daily through November 20. Numerous follow up meetings occurred from November 20 to November 30.


        At a meeting on November 30, CyberCash's management updated the CyberCash board on the status of the transaction, and discussed the merits of the proposed transaction relative to other potential merger candidates that had already been considered by CyberCash's management. They were joined by a member of the law firm Morris, Nichols, Arsht & Tunnell, special Delaware counsel to CyberCash, and representatives of First Annapolis. Delaware counsel briefed the CyberCash board on their fiduciary obligations under Delaware corporate law in connection with considering a proposed transaction with Network 1. First Annapolis presented an overview of the merchant acquiring business and the scope of the analysis First Annapolis planned to present to the CyberCash board on the fairness of the proposed Network 1 transaction at its next board meeting.

        On December 2 and 3, 2000, the CyberCash board received drafts of the merger agreement and First Annapolis' preliminary financial analysis of Network
1. On December 4, 2000, the CyberCash board met to further discuss the terms of the proposed transaction with Network 1. First Annapolis discussed its preliminary valuation of Network 1 and the premium awarded to Network 1, relative to other transactions First Annapolis deemed reasonably comparable. Morris, Nichols provided advice concerning the fiduciary implications of the proposed transaction. The board adjourned the meeting to allow management to finalize the ownership structure of the combined company and to allow First Annapolis to complete its work analyzing the relative valuations of CyberCash and Network 1.

        On December 4, 2000, the board of directors of Network 1 met and approved a merger of the two companies on terms resulting in a 50-50 ownership structure on a fully diluted basis. On December 8, Bill Melton, chairman of CyberCash, met with board members of Network 1 to discuss the exchange ratio and other matters pertaining to the merger. Later that day, Mr. Melton and the other members of CyberCash's board of directors met to consider whether to pursue a transaction with Network 1. In addition, the members of the CyberCash board of directors other than Mr. Melton and Mr. Condon, who recused themselves, and Chuck Russell who was absent, met separately to discuss the transaction. On Saturday, December 9, 2000, Messrs. Lynch, Russell, Kohli and Rothschild met again to discuss the potential transaction and directed management to prepare a definitive merger agreement for final consideration on December 11.

        In the afternoon of December 11, 2000, the Network 1 board received the final terms of merger agreement with CyberCash, and approved execution of the definitive merger agreement with CyberCash.

        In the evening of December 11, 2000, at a meeting of the CyberCash board, First Annapolis reported on the relative valuations of Network 1 and CyberCash. First Annapolis then rendered its oral opinion, later confirmed in writing as of December 11, 2000, that the consideration to be paid by CyberCash to Network 1 shareholders pursuant to the merger, taken together, was fair, from a financial point of view, to CyberCash and its stockholders. After further discussions, the CyberCash board approved, by unanimous vote of the directors present (which included all directors other than Mr. Condon, who had resigned earlier in the day), the transaction and the entry into the definitive agreements with Network 1, subject to obtaining waivers of stock repurchase rights held by certain stockholders before executing the agreement.

In the evening of December 13, 2000, the merger agreement was executed by CyberCash, Network 1 and Blue Fish Acquisition Corp., a wholly owned subsidiary of CyberCash that will be merged into Network 1 at the effective time of the merger.
        On December 14, a press release announcing the transaction was issued by CyberCash and Network 1.

        On December 26, First Annapolis indicated in a letter that changes to the merger agreement subsequent to First Annapolis' written opinion of December 11 would not change First Annapolis' opinion of the fairness of the CyberCash stock to be issued to Network 1 stockholders, from a financial point of view, to CyberCash and its stockholders.

CYBERCASH'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

        The CyberCash board of directors believes that the merger is advisable, fair to and in the best interests of CyberCash and its stockholders and has approved the merger agreement and the merger. The CyberCash board of directors believes that the opportunities created by the merger to increase the value of the CyberCash common stock more than offset any risks inherent in the merger. In reaching its decision to approve and recommend the merger agreement and merger, the board of directors evaluated the information at its disposal, consulted with CyberCash's management and outside advisors, and considered certain factors, including the following:

        - the formula used to calculate the exchange ratio fixes the number of CyberCash shares to be issued in the merger, irrespective of fluctuations in the market price of the CyberCash common stock before and after the execution of the merger agreement;


        - CyberCash common stockholders will continue to hold a minimum of 50.1% voting securities in CyberCash immediately following the merger, notwithstanding additional dilution that may result from the increase in shares underlying certain CyberCash warrants issued in January and March 1999;


        - the belief that the businesses of Network 1 and CyberCash are complementary, insofar as

                -- the combined entity will offer a fully integrated payment solution by combining CyberCash's payment gateway services with Network 1's merchant back-end processing and settlement services, enabling merchants to use a single company for all of their payment processing requirements;

                -- the respective payment processing technologies of the two companies can be combined into a single integrated platform to produce a single point of data entry to facilitate the acquisition of physical world and Internet merchants to the combined entity's payment gateway, processing and settlement services;

                -- the proprietary technologies of the two companies can also be combined to monitor transactions for fraud in a real time, scalable environment, improving service to customers and reducing the combined company's exposure to credit losses resulting from merchant charge backs;

                -- the belief that the merger will enable CyberCash to generate revenue from settlement services provided through integrated Internet processing and settlement services; and

                -- the belief that sales leads generated by CyberCash's marketing efforts and brand recognition of CyberCash's name could increase the net revenues of the combined company by reducing the cost of revenues that Network 1 currently pays to independent sales organizations to generate customers for Network 1 and reducing the diversion of revenue opportunities by some of CyberCash's existing distribution channels.

        - CyberCash management's recommendation of the proposed merger with Network 1 following a thorough review of potential candidates in the merchant acquiring business;

        - the board's favorable evaluation, after conducting its own independent inquiry, of the management team for the combined entity, led by Mr. Wade as its chief executive officer; and

        - the likelihood that the merger transaction would be consummated, including the fact that the merger would not be subject to any financing condition.

        The CyberCash board also consulted with CyberCash's senior management, as well as its legal counsel and financial advisors, in reaching its decision to approve the merger. Among the factors considered by the CyberCash board in its deliberations were the following:

        - the presentations and views expressed by CyberCash's senior management regarding, among other things, the financial condition, results of operations, cash flows, business and prospects of CyberCash with and without the business operations of Network 1, including financial forecasts, and management's recommendation of the merger;

        - the presentations of First Annapolis at the meetings of the CyberCash Board on November 30, 2000, December 4, 2000 and December 11, 2000, and the oral opinion of First Annapolis presented on December 11, 2000 (subsequently confirmed in writing on December 11, 2000) that, as of the date of the opinion and based upon and subject to certain considerations set forth in the opinion, the CyberCash stock to be issued to Network 1 stockholders was fair to CyberCash and its stockholders from a financial point of view, as described more fully under "Opinion of CyberCash's Financial Advisor;"

        - the letter of First Annapolis dated December 26, 2000 indicating that changes to the merger agreement subsequent to First Annapolis' written opinion of December 11, 2000 would not change First Annapolis' fairness opinion;

        - valuations based on discounted cash flow analysis and premiums paid in conventional merchant account portfolio sales and comparable acquisition transactions;

        - analysis of the accretive and dilutive value of the transaction under a number of different factual scenarios;


        - other potential strategic alternatives that CyberCash had been actively exploring for a period of almost four months before the execution of the merger agreement;

        - the fact that the merger agreement permits CyberCash, under certain circumstances, to enter into or participate in discussions or negotiations or exchange nonpublic information with any person who makes either a solicited or unsolicited offer to acquire CyberCash that could lead to a Superior Proposal (as defined in the Merger Agreement);

        - provisions of the merger agreement that allow the CyberCash board to terminate the merger agreement if, prior to the closing of the merger, CyberCash has received a Superior Proposal, and the CyberCash board determines, in its good faith judgment after consultation with independent legal counsel, that failing to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law;

        - the limited ability of Network 1 to terminate the merger agreement, including the absence of a termination provision related to volatility of CyberCash's stock price or of any market indices;

        - Network 1 stockholders who believe that the terms of the merger are not fair can pursue appraisal rights in the merger under state law;

        -       current industry, economic and market conditions.

        The CyberCash board also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

        - the interest of some of the executive officers and directors in the merger as discussed under the heading "-- Interests of Certain Persons in the Merger;"

        - the possibility that the merger may not be completed, and the negative impact the failure to consummate the merger might have on CyberCash's stock price; and

        - the circumstances under the merger agreement under which the $2.2 million termination fee become payable by CyberCash to Network 1;

        - the fact that, pursuant to the merger agreement, between the execution of the merger agreement and the effective time of the merger, CyberCash is required to obtain Network 1's consent before it can take certain actions;


        - the fact that the markets in which CyberCash and Network 1 operate their respective businesses are consolidating rapidly, and the ability of the combined entity to increase revenues within these markets following the merger could be adversely affected by delays in completing the merger and delays resulting from integrating the companies' respective businesses after the merger is complete or both;

        -       the risks related to the merger. See "Risk Factors."

        Based upon its consideration of the foregoing factors, the CyberCash board of directors approved the merger agreement and the transactions contemplated thereby as being advisable, fair to and in the best interests of CyberCash and its stockholders.

        The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes a summary of all of the material factors that the board took into account in making its recommendation. The board of directors considered these factors in light of its knowledge of the business, the industry in general, the information provided by CyberCash's management and the opinion of First Annapolis. The board did not attempt to quantify or assign relative weights to the specific factors, nor did it determine that any factor or factors was or were of particular importance. The board viewed its determination as being based on the totality of the information presented to and considered by the board, and did not believe it to be practical to assign weights to the various factors.

        THE CYBERCASH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF CYBERCASH COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

OPINION OF CYBERCASH'S FINANCIAL ADVISOR

        CyberCash, Inc. retained First Annapolis Capital, Inc. to act as its financial advisor in connection with its proposed merger with Network 1 Financial Corporation. On December 11, 2000, First Annapolis orally rendered its opinion to the board of directors of CyberCash that, as of that date and based upon and subject to various assumptions and considerations referred to in such opinion, the shares of CyberCash stock to be exchanged for each share of Network 1 common stock and preferred stock in the proposed merger was fair from a financial point of view to CyberCash and its stockholders. First Annapolis subsequently delivered to the board of directors of CyberCash its written opinion confirming the oral opinion rendered on December 11, 2000.

        On December 26, 2000, First Annapolis indicated in a letter that, after reviewing a draft of the merger agreement dated December 13, 2000, the changes to the merger agreement made subsequent to First Annapolis' opinion of December 11, 2000 would not change First Annapolis' fairness opinion.

        The full text of First Annapolis' written opinion is attached as Appendix C to this proxy statement/prospectus. The opinion sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by First Annapolis. First Annapolis' opinion is incorporated into this document by reference and CyberCash stockholders are urged to read the opinion in its entirety. First Annapolis addressed its written opinion to the CyberCash board of directors. The opinion addresses only the shares of CyberCash stock issued to Network 1 stockholders if the merger is completed as provided in the merger agreement. The opinion does not address the merits of the underlying decision by CyberCash to engage in the proposed merger and is not a recommendation to any CyberCash stockholder as to how such stockholder should vote on the proposal to approve the issuance of CyberCash stock to Network 1 stockholders pursuant to the merger agreement.

        The description set forth below is a summary of the material analyses performed by First Annapolis as a basis for rendering its opinion. It does not purport to completely describe all of the analyses undertaken by First Annapolis. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstance. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, First Annapolis did not attribute any particular weight to any analysis performed or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each such analysis and factor. As part of its analysis, First Annapolis calculated a range of values for Network 1. However, First Annapolis believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, would create an incomplete view of the process pursuant to which it arrived at its opinion.

        In arriving at its opinion, First Annapolis, among other things:

        - reviewed a draft of the merger agreement dated December 10, 2000;

        - reviewed audited Network 1 financial statements for the fiscal years ended December 31, 1998 and 1999 and unaudited financial statements for the nine months ended September 30, 2000;

        - reviewed certain publicly-available historical financial and operating data of CyberCash including without limitation the annual reports to stockholders and annual reports on Form 10-K of CyberCash for the fiscal years ended December 31, 1999, and the quarterly report on Form 10-Q for the quarter ended September 30, 2000;

        - reviewed with management of CyberCash and Network 1 certain information prepared and provided by them, including financial forecasts and other information relating to the business, earnings, cash flow, assets, and business prospects of CyberCash, Network 1, and the combined company;

        - reviewed the reported prices and trading activity for the common stock of CyberCash, as well as the reported prices and trading activity for the common stock of certain publicly-traded companies which we deemed reasonably similar to CyberCash and Network 1;

        - compared financial and operating data of Network 1 to financial and operating data of certain publicly traded companies that First Annapolis deemed reasonably similar to Network 1;

        - compared the proposed financial terms of the transaction contemplated by the merger agreement with the financial terms of certain other mergers and acquisitions that First Annapolis deemed to be relevant to its inquiry;

        - analyzed pro forma financial statements for the combined company prepared by management of CyberCash;

        - analyzed the pro forma impact of the merger on the cash flow from operations of CyberCash;

        - participated in certain discussions among representatives of CyberCash, Network 1, and their legal advisors; and

        - reviewed other such financial studies and analyses and performed such other investigations and analyses and took into account such other matters as First Annapolis deemed necessary, including First Annapolis's assessment of general economic, market, and monetary conditions, and the prospects of the combined company.

        First Annapolis also held discussions with several members of the management of CyberCash and Network 1 regarding various aspects of the merger, the past and current business operations of CyberCash and Network 1, the financial condition and future prospects and operations of CyberCash and Network 1, the effect of the merger on the financial condition and future prospects and operations of CyberCash and Network 1, and other matters First Annapolis believed necessary or appropriate to its inquiry.

        First Annapolis relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or otherwise reviewed by First

Annapolis from third party sources. First Annapolis did not obtain or perform any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to First Annapolis. In relying on financial analyses and forecasts provided to it, First Annapolis assumed that such analyses had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by senior management of CyberCash and Network 1 as to the expected future results of operations and financial condition of CyberCash and Network 1 respectively.

        The terms of the proposed merger agreement were determined through negotiations between CyberCash and Network 1 and were approved by the CyberCash board of directors. Although First Annapolis provided advice to the management of CyberCash during the course of such negotiations, the decision to enter into the merger was solely that of the CyberCash board of directors. As described above, the opinion of First Annapolis and its presentation to the CyberCash board of directors in connection therewith was only one of a number of factors taken into consideration by the board of directors in making its determination to approve the merger agreement and the proposed merger and recommend to its stockholders that they approve the issuance of CyberCash stock to Network 1 stockholders pursuant to the merger agreement.

        First Annapolis employed generally accepted financial analyses in reaching its opinion. The following is a summary of the material analyses that First Annapolis used in preparing its opinion. In order to understand the analyses used by First Annapolis, stockholders should read the text of each summary. However, the text alone does not constitute a complete description of the financial analyses performed by First Annapolis.

        NETWORK 1 ANALYSIS

                1)  Conventional Portfolio Sale

        Using financial models typically employed in the analysis of a proposed sale of a portfolio of accounts, First Annapolis developed a hypothetical range of values for a sale, as though Network 1 had proposed to sell its portfolio of such assets. Although the sale of a portfolio is a different type of transaction than the proposed merger, the analysis provides a useful basis for comparison to the proposed transaction. The portfolio sale scenario assumed that a prospective buyer would acquire the revenue stream of Network 1 in an asset purchase that would exclude Network 1's operational infrastructure. The scenario also assumed the buyer would acquire Network 1's sales organization.

        Using such financial models, First Annapolis calculated a range for the present value of the after tax cash flows of Network 1 for seven calendar years, subject to a number of significant assumptions. In developing these calculations, First Annapolis assumed a hypothetical buyer would value the portfolio based on expectations regarding the following determinants:

        -       revenue characteristics;

        -       growth characteristics;

        -       merchant concentrations;

        -       attrition risk;

        -       the buyer's conversion expense;

        -       credit and fraud risk; and

        -       the buyer's cost structure.

        First Annapolis applied a discount rate of 15 percent, which First Annapolis believes is reasonable in the current economic environment, although a higher or lower rate could also have been reasonably applied. First Annapolis also computed the after- tax present value of the terminal value of Network 1 at the end of the seventh year by applying multiples ranging from 2.5 to 3.0 times estimated Year 7 net revenues. In making these and other computations in its financial analyses, First Annapolis calculated net revenue by deducting from Network 1's gross revenue all interchange fees and assessments charged by VISA and MasterCard for processing transactions through their networks. A range of terminal net revenue multiples was then calculated by analyzing similar transactions involving non-Internet-based, "physical world" merchant acquirers. This analysis produced net revenue multiples ranging from 2.8 to 4.9.

                2) Going Concern Analysis

        First Annapolis calculated a range of values for Network 1 by preparing a discounted cash flow analysis of the projected future stream of free cash flows of Network 1. This analysis assumed Network 1 remained an independent company and pursued its business plan as described by Network 1's management. First Annapolis based its short-term analysis on forecasts for calendar year 2001 provided by the management of Network 1. First Annapolis developed its long-term analysis (for years after 2001, for which no such forecasts were provided) on the basis of discussions with Network 1's management.

        First Annapolis assumed, among other things, annual growth rates in the number of merchants Network 1 will acquire in future years. First Annapolis used growth rates ranging from 15 percent to 30 percent (where the lower end of the range reflects a conservative estimate and the high end reflects an estimate that First Annapolis believes to be optimistic but not unduly aggressive).

        For valuation of Network 1 as a going concern, First Annapolis calculated a terminal value for the company by using a terminal growth rate that assumes Network 1's free cash flow will grow in perpetuity at 8.0 percent. In this analysis, First Annapolis used a discount rate of 10.5 percent, which was derived from estimates of the after-tax weighted average cost of capital to Network 1.

    The values resulting from this analysis of Network 1 as a going concern ranged from a low of $37.5 million to a high of $84.1 million. Such values would imply multiples of 3.47 to 7.78 times projected net revenue for fiscal year 2000.

                3) Comparable Transactions

        Merchant Acquirers:

        First Annapolis reviewed the financial terms of comparable transactions involving the purchase of merchant acquirers. For these transactions, First Annapolis calculated the multiples of net revenue implied by the purchase price, which ranged from 3.0 to 4.67. The median of such range was 3.5 to 3.6.

        Debit Transaction Processors:


        First Annapolis also reviewed the financial terms of comparable transactions involving debit transaction processors. For these transactions, First Annapolis also calculated the multiples of net revenue implied by the purchase price, which ranged from 2.7 to 5.1. The median of such range was 3.9 to 4.1.

        Internet-Oriented Transaction Processors/Physical World Merchant
Acquirers:

        First Annapolis also reviewed the financial terms of comparable transactions involving Internet-oriented transaction processors and "physical world" merchant acquirers. For purposes of this analysis, First Annapolis selected the following transactions as most comparable to the proposed transaction between CyberCash and Network 1:

        -       PaylinX / CyberSource (2000);

        -       Paymentech / First Data Corporation (1999);

        -       Authorize.net / Go2Net (1999);

        -       BA Merchant Services / Bank of America (1999); and

        -       Card Establishment Services / First Data Corporation (1995).

        For these transactions, First Annapolis calculated the multiple of net revenue implied by the purchase price, which from ranged from 3.8 to 56.6. It should be noted that none of these transactions is exactly identical to the transaction proposed in the Merger Agreement.

                4) Comparable Companies

        First Annapolis also calculated the ratio of market capitalization to trailing twelve-month revenues for a number of companies First Annapolis deemed comparable to Network 1. Of those whose financial information it reviewed, First Annapolis selected the following companies as most comparable to Network 1 for this purpose:

        -       Concord EFS;

        -       CyberSource;

        -       EBay;

        -       Electronic Data Systems;

        -       First Data Corporation;

        -       FiServ;

        -       National Data Corporation;

        -       Nova;

        -       National Processing Corporation;

        -       Total System Services; and

        -       VeriSign.

        The calculations prepared by First Annapolis resulted in the following ranges of market capitalization to revenue, first as of December 8, 2000 and then based on both high and low market capitalization during the 52 weeks ended on December 8, 2000.


--------------------------------------------------------------------------------------------

                     December 8, 2000              52 Week Low               52 Week High
--------------------------------------------------------------------------------------------
   Minimum                    .8x                        .4x                        1.5x
--------------------------------------------------------------------------------------------

   Median                     3.8x                       2.6x                       5.0x
--------------------------------------------------------------------------------------------

   Maximum                   72.4x                      48.9x                      167.2x
--------------------------------------------------------------------------------------------


        COMBINED COMPANY ANALYSIS

                 1) Accretion / Dilution

        First Annapolis prepared a discounted cash flow analysis in which it valued the projected future stream of free cash flows of the combined company in order to estimate the value of the proposed transaction to CyberCash's stockholders. First Annapolis based its short-term analysis on forecasts for calendar year 2001 provided by the managements of both Network 1 and CyberCash. First Annapolis developed its long-term analysis (for years after 2001, for which no such forecasts were provided) on the basis of discussions with managements of both Network 1 and CyberCash.

        In preparing this analysis, First Annapolis assumed, among other things, rates of growth for the number of merchants the company expects to acquire annually for 5 years. First Annapolis used rates of growth ranging from 26 percent to 39 percent (where the lower end of the range reflects a conservative estimate of the forecasts of the managements of the two companies and the high end reflects an estimate that First Annapolis believes is optimistic but not unduly aggressive) and applied a discount rate of 19.05 percent (reflecting the combined company's after-tax weighted average cost of capital). For valuation of the combined company, First Annapolis used a terminal growth rate that assumes free cash flow will grow in perpetuity at 8.0 percent per annum. Additionally, First Annapolis used a discount rate of 19.05 percent (reflecting the combined company's estimated after-tax weighted average cost of capital).

        Assuming a 45.55 percent ownership claim on the new company, the discounted cash flow analysis implied that under each growth scenario, the net present value to the current stockholders of CyberCash will be higher than the market capitalization of CyberCash on December 11, 2000. Additionally, the discounted cash flow analysis implied that with the expense reductions planned by the managements of the two companies, the 2001 earnings of the combined company will be higher than the projected 2001 earnings of CyberCash.

        For services rendered in connection with the merger, CyberCash has agreed to pay First Annapolis a customary fee for the financial advisory services provided by First Annapolis and the delivery of the fairness opinion. In addition, CyberCash has agreed to reimburse First Annapolis for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and to indemnify First Annapolis against certain liabilities, including liabilities arising under the Federal securities laws.

NETWORK 1'S REASONS FOR THE MERGER

        Network 1's reasons for entering into the merger include:

        - the ability to offer customers full service transaction processing by combining the back-end settlement and accounting services capabilities of Network 1 with a suite of electronic commerce front-end products and services of CyberCash;

        - the opportunity to realize potential substantial additional merchant account growth by retaining rather than referring to other processors the sales leads that CyberCash receives because of its recognized brand name;

        - the strength of CyberCash's technology in the area of electronic commerce, which Network 1 believes will complement its own technology;

        - the potential for significant operating efficiencies through the combination of the two companies; and

        - the ease of integration of the two companies given their geographic proximity.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        The executive officers and directors of CyberCash and Network 1 may have interests in the merger that are different from, or in addition to, the interests of stockholders generally. All such additional interests are described below to the extent material, and except as described below, these persons have, to the knowledge of CyberCash and Network 1, no material interest in the merger apart from stockholders generally.

        SEVERANCE AGREEMENTS. CyberCash entered into four year written employment agreements with Joseph Monteil, John Karnes, Charles Riegel, Art Pumo and George Pappas, each of whom was an executive officer of CyberCash as of December 26, 2000.

        Under the terms of the agreements with Messrs. Riegel, Monteil and Pappas, each dated December 15, 1999, the employee is entitled to severance pay equal to that individual's respective base salary at the time they first become eligible for severance, payable for 12 months in equal monthly installments, plus a bonus equal to the amount of any annual bonus that CyberCash paid the person for the calendar year immediately preceding that individual's termination of employment. The employment agreements also provide that all unvested stock options granted by CyberCash shall vest and become immediately exercisable in full, and that CyberCash will continue for 12 months the same health (including dental) and disability insurance benefits the employee was receiving prior to his termination. Severance pay under these agreements arises if the person's employment with CyberCash is terminated by CyberCash other than for "cause" or if there is a "Change in Responsibilties," which would occur if because of actions of CyberCash's chief executive officer or board of directors the employee was no longer performing the functions normally performed by their respective position as of the date of their employment agreement or were no longer reporting directly to the chief executive officer of CyberCash or its successor. Termination for "cause" exists under these agreements if the employee:

        - fails or refuses to perform the duties of his respective office (not including a failure to perform due to a disability entitling him to disability benefits), and the failure or refusal continues after written notice;

        - is convicted for a crime constituting a felony involving moral turpitude; or

        - commits a material act of fraud or dishonesty resulting in substantial harm to CyberCash.

        Messrs. Pumo and Karnes have employment agreements containing exactly the same provisions, except that the commencement of their four year employment agreements commenced on March 16, 2000. In each case, the employee has the right to exercise vested options until 90 days following the termination of his employment with CyberCash.

        The employment of Mr. Pappas terminates without cause effective December 31, 2000. The employment of another former executive officer, Nancy Goldberg, terminates effective December 31, 2000 not as a result of the merger, solely for purposes of extending the date for commencement of her 90 day post-termination option exercise period.

        OPTIONS. Under the merger agreement, CyberCash will assume Network 1's 1999 Stock Option and Incentive Plan and amend all outstanding options to provide for vesting that is consistent with the new options that will be issued under CyberCash's stock option plans upon the completion of the merger, as discussed below.

        CyberCash employees holding time-based vesting options to purchase shares of common stock under CyberCash's stock option plans may have those options cancelled upon the completion of the merger in exchange for new options if the employee remains employed with CyberCash following the merger. If the merger is not completed, the employees' existing options will remain in effect.

        The new options will be deemed granted as of December 13, 2000 and will have an exercise price equal to $1.66, the closing sales price of CyberCash common stock on December 12, 2000. They will vest 25% on April 13, 2001, with the remaining 75% vesting ratably in 32 monthly installments until 36 months following the grant date. If a holder's employment is terminated by CyberCash without cause before April 13, 2001, the new options provide for accelerated vesting of the total grant at a rate of 6.25% for each month from December 13, 2000 until the date of termination.

        A total of 2,910,228 options subject to cancellation under the merger agreement were outstanding as of December 12, 2000 having a weighted average exercise price of $7.50 per share and an average of 29 months remaining under their vesting schedules. These options provide for full vesting if a holder's employment with CyberCash terminates for any reason within 60 days following a change in control transaction, including the merger. An additional 1,293,817 options are outstanding that are either performance-based vesting options, options held by non-employee directors of CyberCash or options held by Mr. Condon, Mr. Pappas or Ms. Goldberg, none of which will be subject to cancellation and exchange for new options as provided above. The weighted avergage exercise price of these additional, non-exchangeable options, is $14.90, having an average of 23 months remaining under the vesting schedules.


        COMPOSITION OF CYBERCASH'S BOARD FOLLOWING THE MERGER. In connection with the merger, CyberCash has agreed to appoint Kim D. Cooke, Henry R. Nichols, Jacob Rosenthal and William G. Wade, each a member of the Network 1 board of directors, to the CyberCash board of directors, effective upon the completion of the merger. In addition, CyberCash will appoint

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
William N. Melton, Daniel C. Lynch and Michael Rothschild from the current CyberCash board of directors. Messrs. Melton, Lynch and Rothschild are currently Class I, Class II and Class III directors of CyberCash. There are no agreements or understandings regarding the renomination or re-election of these nominees after the expiration of their initial terms.


        INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. CyberCash has agreed that all rights to indemnification for acts or omissions occurring prior to the completion of the merger in favor of Network 1's current officers and directors as provided in Network 1's articles of incorporation and by-laws, shall continue for a period of four years after the completion of the merger. During this period, CyberCash will maintain Network 1's directors' and officers' liability insurance covering acts or omissions occurring prior to the completion of the merger, so long as the annual premium does not exceed $72,000. However, CyberCash may substitute its own policy of no less favorable coverage.

WHAT NETWORK 1 STOCKHOLDERS WILL RECEIVE IN THE MERGER

        Subject to the adjustments described below, common stockholders of Network 1 will receive approximately 3.17 shares of CyberCash common stock for each share of Network 1 common stock that they own. Preferred stockholders of Network 1 will receive approximately 3.35 shares of CyberCash common stock for each share of Network 1 preferred stock that they own. Under the terms of the merger agreement, the number of shares of CyberCash common stock that CyberCash will issue in the merger is not to exceed 49.9% of the total shares of CyberCash common stock outstanding immediately following the merger. Consequently, shares to be received by Network 1 stockholders above the 49.9% threshold will be in the form of CyberCash nonvoting preferred stock rather than CyberCash common stock in proportion to each Network 1 stockholder's right to receive shares in the merger. As a result, based on the ownership of Network 1 stockholders as of December 13, 2000 and before any adjustments to the conversion ratios, current Network 1 stockholders will own shares of CyberCash stock, in the aggregate, representing approximately 54% of the stated share capital in the post-merger company. The actual stated share capital to be held by Network 1 stockholders will depend on the number of shares of Network 1 common and preferred stock outstanding immediately prior to the completion of the merger, as well as the amount of accrued and unpaid dividends on the preferred stock immediately prior to that time.

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

        Upon written notice to CyberCash, a Network 1 stockholder may elect, in whole or in part, to receive one share of CyberCash nonvoting preferred stock for each 10 shares of CyberCash common stock he or she is entitled to receive in the merger.

        If a Network 1 stockholder elects CyberCash preferred stock in lieu of CyberCash common stock and this election is greater than the stockholder's pro rata portion of the CyberCash preferred stock, the remaining Network 1 stockholders will receive a proportionally reduced number of CyberCash preferred stock and a proportional increase in the number of CyberCash common stock.

        If Network 1 stockholders elect to receive CyberCash preferred stock in a number that is greater than the number of CyberCash preferred stock designated in CyberCash's Certificate of Incorporation then the number of shares of CyberCash preferred stock to be received by each Network 1 stockholder will be reduced pro rata.

        Network 1 stockholders will not receive any fractional shares of CyberCash common stock. Instead, they will receive cash in an amount equal to the average closing price of a share of CyberCash common stock on the Nasdaq National Market for the ten trading days immediately prior to the day on which the merger is completed multiplied by the appropriate fraction. In lieu of receiving fractional shares of CyberCash preferred stock, Network 1 stockholders will receive cash in an amount equal to ten times the average closing price of a share of CyberCash common stock on the Nasdaq National Market for the ten trading days immediately prior to the day on which the merger is completed multiplied by the appropriate fraction.

TREATMENT OF NETWORK 1 OPTIONS AND WARRANTS IN THE MERGER

        CyberCash will assume Network 1's 1999 Stock Option and Incentive Plan and amend each outstanding option under this plan to provide for vesting that is consistent with the options to be granted by CyberCash under its option plans following the merger. See "-- Interests of Certain Persons in the Merger -- Options." Each outstanding option will be exercisable into shares of CyberCash common stock equal to the number of shares of Network 1 common stock that the holder would have been entitled to receive in the merger had the holder fully exercised the option immediately prior to the effective date of the merger.

        Under the terms of the merger agreement, CyberCash is required to file a registration statement on Form S-8 registering the CyberCash common stock issuable upon the exercise of the assumed Network 1 options.

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

        Each outstanding warrant to acquire shares of Network 1 common stock will be converted into a warrant to acquire, on substantially the same terms and conditions currently applicable to the Network 1 warrant, the number of shares of CyberCash common stock equal to the number of shares of Network 1 common stock that the holder would have been entitled to receive in the merger had such holder fully exercised the warrant immediately prior to the effective date of the merger.

PROCEDURES FOR EXCHANGE OF NETWORK 1 COMMON AND PREFERRED STOCK CERTIFICATES

        CyberCash intends to authorize EquiServ, L.P. to act as exchange agent. As soon as practicable after the effective time of the merger, CyberCash will deliver to the exchange agent, for the benefit of holders of issued and outstanding shares of Network 1 common and preferred stock, certificates representing the shares of CyberCash common and preferred stock issuable as a result of the merger and cash required to make payments in lieu of fractional shares.

        As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal, together with exchange instructions, to the holders of record of Network 1 common and preferred stock. After receiving the letter of transmittal each Network 1 stockholder will be able to surrender his, her or its certificates to the exchange agent, and will receive in exchange a certificate representing the number of whole shares of CyberCash common stock or preferred stock (and cash in lieu of any fractional shares) to which he, she or it is entitled, or, if the Network 1 stockholder has requested in writing, a certificate representing the number of whole shares of CyberCash preferred stock to which he, she or it is entitled . The letter of transmittal will be accompanied by instructions specifying other details of the exchange.

        NETWORK 1 STOCKHOLDERS SHOULD NOT SEND THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

        After the effective time of the merger and until surrendered, each certificate representing shares of Network 1 common and preferred stock will represent only the right to receive upon surrender a certificate representing shares of CyberCash common or preferred stock and cash in lieu of fractional shares. No dividends or other distributions declared or made on CyberCash common or preferred stock with a record date after the effective time of the merger and no payment in lieu of fractional shares will be paid to the holder of any unsurrendered Network 1 stock certificate until the holder of record surrenders his, her or its Network 1 stock certificate. Subject to the effect of applicable laws, after a Network 1 stockholder surrenders his, her or its Network 1 stock certificate, he, she or it will be paid, without interest, (i) at the time of surrender, the amount of any cash payable in lieu of fractional shares of CyberCash common or preferred stock to which he, she or it is entitled and the amount of dividends or other distributions with a record date after the effective time of the merger previously paid with respect to whole shares of his, her or its CyberCash common or preferred stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to surrender and with a payment date after surrender payable with respect to whole shares of his, her or its CyberCash common or preferred stock.

        CyberCash and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable such amounts as they are required to deduct and withhold under the Internal Revenue Code of 1986 or any provision of state, local or foreign tax law. CyberCash and Network 1 will treat any amounts so withheld as having been paid to the person in respect of whom such deduction and withholding was made.

EFFECTIVE TIME OF THE MERGER

        The effective time of the merger will occur upon the filing of a articles of merger with the State Corporation Commission of the Commonwealth of Virginia or at such other time as specified in the certificate of merger. This filing is expected to be made at the same time as the closing of the merger.

GOVERNMENT AND REGULATORY MATTERS

        CyberCash and Network 1 will make filings with the State Corporation Commission of the Commonwealth of Virginia and comply with federal and state securities laws filing requirements. Following completion of the merger, CyberCash will make the margin loan disclosure filings required under Regulation U to the extent it becomes the beneficial owner of promissory notes made by certain employees of Network 1 in favor of Network 1.

ACCOUNTING TREATMENT

        CyberCash expects to account for the merger using the purchase method of accounting. Under purchase accounting, the estimated market value of shares of CyberCash common stock and the options and warrants to purchase shares of CyberCash common stock issued in the merger and the amount of the merger transaction costs will be recorded as the cost of acquiring Network 1. That cost will be allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and tradenames and acquired workforce, based on their fair values at the date of acquisition. The excess of the purchase price over the fair market of the net assets is allocated to goodwill. As described in the Unaudited Pro Forma Condensed Combined Financial Statements, the amount of initial purchase price allocated to goodwill and the other intangible assets is estimated to be approximately $30 million.

RESALE OF CYBERCASH STOCK FOLLOWING THE MERGER

        The shares of CyberCash stock issued to Network 1 stockholders pursuant to the merger will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act following completion of the merger, except for shares issued to any Network 1 stockholder who may be deemed to be an "affiliate" of Network 1 for purposes of Rule 145 under the Securities Act.

        THIS DOCUMENT DOES NOT COVER RESALES OF SHARES OF CYBERCASH STOCK RECEIVED BY ANY PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF NETWORK 1.


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

        Persons who may be deemed to be affiliates of Network 1 generally include individuals or entities that control, are controlled by, or are under common control with Network 1, and generally include the executive officers and directors of Network 1 and entities controlled by executive officers and directors of Network 1. As of December 13, 2000, persons deemed affiliates of Network 1 held on aggregate of 6,911,154 shares of Network 1 common stock, or 84.1% of the outstanding common stock, and 943,693 shares of Network 1 preferred stock, which is all of the outstanding preferred stock. Affiliates may not sell their shares of CyberCash stock acquired in connection with the merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of CyberCash subsequent to the merger) or another applicable exemption from the registration requirements of the Securities Act.

        In general, Rule 145 under the Securities Act provides that, for one year following the effective time of the merger, an affiliate (together with certain related persons) would be entitled to sell shares of CyberCash stock acquired in connection with the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of CyberCash stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if CyberCash timely files reports under the Securities Exchange Act of 1934 with the SEC. One year after the effective time of the merger, an affiliate of Network 1 will be able to sell such shares of CyberCash stock without being subject to such manner of sale or volume limitations, provided that CyberCash is current with its Exchange Act informational filings and such affiliate is not then an affiliate of the post-merger combined company. Two years after the effective time of the merger, an affiliate will be able to sell such shares of CyberCash stock without any restrictions so long as such affiliate had not been an affiliate of CyberCash for at least three months prior to the date of such sale.

VOTING AND SUPPORT AGREEMENTS

        As a condition to CyberCash's willingness to enter into the merger agreement, CyberCash has entered into a voting agreement with certain of the stockholders of Network 1. These stockholders have agreed, without any additional consideration being paid to them, to vote all their shares of Network 1 common and preferred stock in favor of the merger. Stockholders owning, as of December 13, 2000, 7,074,676 shares of Network 1 common stock and 943,693 shares of Network preferred stock, or approximately 86% and 100% of the shares of Network 1 common stock and preferred stock, respectively, then outstanding, have entered into this agreement with CyberCash. In addition, these stockholders have agreed not to transfer any shares received in the merger for two years from the effective date of the merger except as set forth in the voting and support agreement. The Network 1 stockholders' voting and support agreement is attached as Appendix D.

        Network 1 has entered into a similar voting and support agreement with CyberCash's chairman, William N. Melton and stockholders affiliated with Mr. Melton, who together own 4,815,498 shares, or 18.56%, of the CyberCash common stock outstanding as of December 13, 2000. The CyberCash stockholders' voting and support agreement is attached as Appendix E.

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


APPRAISAL RIGHTS OF CYBERCASH AND NETWORK 1 STOCKHOLDERS

        CyberCash. CyberCash stockholders do not have the right to object to the merger and be paid cash for their shares under Delaware law.

        Network 1. If the merger is consummated, each beneficial or record stockholder of Network 1 shares on the date for exercising dissenters' rights, as described below, will be entitled to receive payment for the fair value of those shares.

        A BENEFICIAL STOCKHOLDER MAY ASSERT DISSENTERS' RIGHTS AS TO SHARES HELD ON HIS OR HER BEHALF ONLY IF HE OR SHE SUBMITS TO NETWORK 1 THE RECORD STOCKHOLDER'S WRITTEN CONSENT TO THE DISSENT, AND HE OR SHE DOES SO WITH RESPECT TO ALL SHARES OF WHICH HE OR SHE IS THE BENEFICIAL STOCKHOLDER OR OVER WHICH HE OR SHE HAS POWER TO DIRECT THE VOTE.

        Network 1 stockholders who are entitled to appraisal of the fair value of their shares are those who (1) hold shares of Network 1 stock on the date on which they make a demand for appraisal rights, (2) continuously hold such shares through the effective date of the merger, (3) strictly comply with the procedures discussed in Article 15 of the Virginia Stock Corporation Act and (4) have neither voted in favor of the merger nor consented thereto in writing.

        Holders of outstanding Network 1 options or warrants are not entitled to dissenters' rights in connection with the merger.

        This proxy statement/prospectus is being sent to all holders of record of Network 1 stock and constitutes notice of the dissenters' rights available to those holders under Article 15. THE STATUTORY RIGHT TO DISSENT GRANTED BY
ARTICLE 15 IS COMPLEX AND REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES IN
ARTICLE 15. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER ARTICLE 15. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF ARTICLE 15.

        The following summary is not a complete statement of Article 15 and is qualified in its entirety by reference to Article 15, which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this proxy statement/prospectus. A copy of Article 15 is attached as Appendix F to this proxy statement/prospectus.

        At the meeting of Network 1 stockholders, a stockholder who wishes to assert dissenters' rights must take the following actions:

        1. deliver to Network 1 before the vote is taken written notice of his intent to demand payment for his shares if the merger is effectuated; and

        2.     not vote his shares in favor of the merger.

        Within ten (10) days after the effective time of the merger, Network 1 will send to each stockholder who has exercised dissenter's rights a notice that:

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

        1. states where the payment demand is to be sent and where and when certificates for certificated shares are to be deposited;

        2. informs holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        3. supplies a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before or after that date;

        4. sets a date, between thirty (30) and sixty (60) days after the date of delivery of the dissenters' notice, by which Network 1 must receive the payment demand; and

        5.     includes a copy of Article 15.

               Upon receipt of such dissenters' notice, a Network 1 stockholder must take the following actions in order to dissent:

        1. demand payment in writing according to the instructions in the dissenters' notice;

        2. certify that he or she acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice; and

        3. in the case of certificated shares, deposit his or her certificates in accordance with the terms of the notice. A stockholder who does not demand payment but deposits his or her share certificates where required by the notice is not entitled to payment for his or her shares.

        Stockholders who assert dissenters' rights retain all rights of a stockholder except to the extent that these rights are canceled or modified by the merger.

        Within thirty (30) days after receipt of a properly made payment demand, Network 1 will pay the dissenter the amount it estimates to be the fair value of his or her shares, plus accrued interest. The payment will be accompanied by the following items:

        1. Network 1's most recent fiscal year end balance sheet, income statement and statement of changes in shareholders' equity, and the latest available interim financial statements;

        2. an explanation of how the fair value of the shares and the interest was calculated;

        3. a statement of the dissenters' right to demand additional payment if dissatisfied with Network 1's payment; and


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

        4.     a copy of Article 15.

        Network 1's obligation to make such payments may be enforced either by the circuit court in the county of Fairfax in the Commonwealth of Virginia, where Network 1's principal office is located, or in the circuit court in the city or county where the dissenter resides or has its principal office.

        Network 1 may elect to withhold payment from a dissenter unless he or she was the beneficial owner of shares on the date of the first publication by news media or the first announcement to stockholders generally, whichever is earlier, of the terms of the proposed merger. To the extent Network 1 elects to withhold payment, it must estimate the fair value of the shares, plus accrued interest, and offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her payment demand. Network 1 will send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated and a statement of the dissenters' right to demand payment additional payment if dissatisfied with Network 1's payment.

        The fair value of the shares is determined by looking at all elements of stock value, including investment value, market value, net asset value, and earning capacity of the corporation. Virginia law defines "fair value" as the value of the shares immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        If the dissenter believes that the amount Network 1 pays or offers to pay is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, he or she may notify Network 1 in writing, within thirty (30) days after Network 1 makes or offers payment for his or her shares, of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, or reject Network 1's offer and demand payment of the fair value of his shares and interest due.

        If a demand for payment remains unsettled, Network 1 will commence a proceeding within sixty (60) days after receiving the payment demand and petition the circuit court in the county of Fairfax to determine the fair value of the shares and accrued interest. If Network 1 does not commence the proceeding within the sixty-day period, it will pay each dissenter whose demand remains unsettled the amount demanded by the dissenter.

        In commencing a proceeding, Network 1 will make all dissenters whose demands remain unsettled parties to the proceeding, and all parties will be served with a copy of the petition. The court may appoint appraisers to receive evidence and recommend a decision on the question of fair value. The dissenters are entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by Network 1 or (ii) for the fair value, plus accrued interest, of his or her shares acquired after the announcement of the merger for which Network 1 elected to withhold payment.

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

        The costs of the proceeding, including the reasonable fees and expenses of appraisers appointed by the court and other experts, such as counsel, will be determined by the court and taxed upon the parties as the court deems equitable under the circumstances.

        Network 1 stockholders who consider dissenting should consider that the fair value of their shares under Article 15 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of dissenters' right.

        IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE VIRGINIA STOCK CORPORATION ACT, ANY NETWORK 1 STOCKHOLDER WHO IS CONSIDERING EXERCISING DISSENTERS' RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

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


                              THE MERGER AGREEMENT

        The following is a summary of certain provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this document as Appendix A. You are urged to read the merger agreement in its entirety for a more complete description of the merger.

GENERAL

        In the merger, Network 1 and a newly formed subsidiary of CyberCash will merge, with Network 1 surviving the merger and becoming a wholly-owned subsidiary of CyberCash. The stockholders of Network 1 will receive the consideration described below. The effective date of the merger will occur following the satisfaction or waiver, where permissible, of all conditions to completion of the merger specified in the merger agreement. Network 1 and CyberCash may also mutually agree on a different date. CyberCash and Network 1 expect that the effective date of the merger will occur shortly after the CyberCash stockholder meeting.

        CyberCash or Network 1 may terminate the merger agreement if, among other reasons, the merger does not occur on or before April 30, 2001 and the terminating party has not breached or failed to perform any of its obligations under the merger agreement. See "-- Termination" on page 72.

CONVERSION RATIO; FRACTIONAL SHARES

        At the time the merger becomes effective, each issued and outstanding share of Network 1 common stock will be canceled and cease to be outstanding and will be converted into the right to receive approximately 3.17 shares of CyberCash common stock. Each share of Network 1 preferred stock will be converted into a right to receive approximately 3.35 shares of CyberCash common stock. Under certain circumstances, these conversion ratios may be adjusted and Network 1 stockholders may receive shares of CyberCash preferred stock. See "The Merger -- What Network 1 Stockholders Will Receive in the Merger" on page 58.

        No fractional shares of CyberCash common stock will be issued to Network 1 stockholders. Instead, Network 1 stockholders who would otherwise be entitled to a fractional share of CyberCash common stock will be paid in cash an amount equal to the average closing price of a share of CyberCash common stock on the Nasdaq National Market for the ten trading days immediately prior to the day on which the merger is completed multiplied by the appropriate fraction. In lieu of issuing fractional shares of CyberCash preferred stock, CyberCash will pay Network 1 stockholders cash in an amount equal to ten times the average closing price of a share of CyberCash common stock on the Nasdaq National Market for the ten trading days immediately prior to the day on which the merger is completed multiplied by the appropriate fraction.

CERTAIN REPRESENTATIONS AND WARRANTIES


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

        The merger agreement contains various representations and warranties made by CyberCash and Network 1 regarding the following matters, among others:

                - corporate existence, organization, standing, authority and capitalization;

                - that the merger agreement and the related transactions will not result in a violation of the CyberCash and Network 1 charter documents or contracts to which CyberCash and Network 1 are a party, or any law, rule or regulation;

                - consistency of financial statements with generally accepted accounting principles;

                - absence of certain material adverse events, changes or effects;

                - absence of undisclosed liabilities; o filing of tax returns and payment of taxes;

                - accuracy of information supplied in connection with this proxy statement;

                -       compliance with laws and required licenses and permits;

                - absence of pending or threatened suits, actions or other proceedings not already disclosed in the merger agreement;

                - consents and regulatory approvals necessary to complete the merger;

                - intellectual property, including ownership, use and the absence of infringement;

                - amount of brokers' fees and commissions in connection with the merger;

                -       quality of title to properties and assets;

                -       validity of material contracts and agreements;

                - absence of material environmental violations, actions or liabilities;

                -       labor matters;

                - retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

                -       applicability of state "anti-takeover" statutes;

                -       existence and extent of transactions with affiliates;
                        and

                -       maintenance of adequate insurance.

        The merger agreement also contains additional representations and warranties of CyberCash regarding the formation and operations of its wholly-owned subsidiary formed for purposes of the merger and the fairness opinion received from First Annapolis.

        Some of these representations and warranties are qualified as to materiality and with respect to matters or items which are specifically disclosed to the other party. The representations and warranties of each party will not be deemed waived or otherwise affected by any investigation made by the other party and, except with respect to breaches occurring prior to the effective time of the merger, do not survive beyond the effective time of the merger.

CERTAIN COVENANTS AND AGREEMENTS

        The merger agreement contains several covenants and agreements of CyberCash and Network 1. The discussion below summarizes certain of the key covenants and conditions.

Conduct of Business Pending Merger

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

        Pursuant to the merger agreement, CyberCash and Network 1 have each agreed not to, except as permitted by the other party or as otherwise expressly contemplated by the merger agreement:

                -       amend its charter or bylaws;

                - change their authorized, issued or outstanding capital stock, except for the conversion or exercise of outstanding convertible securities, options and warrants;

                - split, combine or reclassify any shares of its capital stock;

                -       declare any dividend on its capital stock;

                - create, assume or incur any debt not currently outstanding;

                -       assume or guarantee the obligations of another party;

                - increase the compensation or benefits of any employees or hire, terminate or discharge any employee or consultant;

                - acquire, sell, lease, encumber or dispose of any assets or property other than in the ordinary course of business;

                - change in any material respect its accounting methods; o sell, assign transfer or license any intellectual property; o make any capital expenditures in excess of $25,000 per item; o commence any litigation, other than to collect accounts receivable;

                - enter into any material contract outside the ordinary course of business or take any action which would constitute a default under any material contract;

                - amend or waive any agreements with respect to confidentiality, non-disclosure or non-solicitation with any employee; and

                - take any action or fail to take any action that would result in a breach of any of the representations and warranties or conditions set forth in the merger agreement.

Preparation of Registration Statement

        CyberCash has agreed to enter into a registration rights agreement, pursuant to which it will agree to prepare and file with the SEC a registration statement to register for resale shares of CyberCash stock received in the merger by affiliates of Network 1.

Joint Obligations of CyberCash and Network 1

        CyberCash and Network 1 have jointly agreed, among other things, to:

                - submit the merger agreement and other related documents to their respective stockholders for their consideration;

                - use commercially reasonable best efforts to obtain all required regulatory approvals and required third party consents necessary to consummate the transactions contemplated by the merger agreement;

                - take all actions necessary to complete the transactions contemplated by the merger agreement;

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                -       not take any actions that would cause Regulation D of
                        the Securities Act of 1933, as amended, not to be available for the issuance of shares of CyberCash common stock in the merger; and

                - use their best efforts to cause the merger to be effected within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Composition of the Board of Directors of CyberCash following the Merger

        CyberCash has agreed to reconstitute its board of directors as of the effective time of the merger to include William N. Melton, Daniel C. Lynch and Michael Rothschild from CyberCash; and William G. Wade, Kim D. Cooke, Henry R. Nichols and Jacob Rosenthal from Network 1.

No Solicitation

        The merger agreement provides that neither CyberCash nor Network 1 will permit any of its employees, officers, directors, agents or other affiliates to directly or indirectly solicit or initiate any discussions or negotiations concerning a sale or merger. Notwithstanding the foregoing, CyberCash may enter into negotiations or discussions if a written proposal is submitted to CyberCash by a third party, and the board of directors of CyberCash determines in its good faith judgment that continued compliance with the non-solicitation provision set forth in the merger agreement may cause the board of directors to breach or violate its fiduciary duties under applicable law.

Pre-Closing Adjustment

        Prior to closing the merger, CyberCash may be required to adjust the number of shares to be issued to Network 1 stockholders, as discussed more fully under "The Merger -- What Network 1 Stockholders Will Receive in the Merger" on page __.

CONDITIONS TO COMPLETION OF THE MERGER

        CyberCash and Network 1 are not obligated to complete the merger unless certain conditions have been satisfied or waived, if waiver is permitted. The discussion below summarizes some of the key conditions to completion of the merger.

Representations, Warranties and Covenants

        Each of the representations and warranties of the parties contained in the merger agreement must be true and correct in all respects, as of the date of the merger agreement and as of the effective time of this merger, except for (i) representations and warranties made as of a specific date, which must be true and correct as of such date, (ii) changes contemplated in the merger agreement, and (iii) where the failure of a representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the party making the representation or warranty.

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        Each party must perform in all material respects all of the agreements and covenants required by the merger agreement to be performed prior to the closing date of the merger.

Stockholder Approval

        Each party must obtain the approval of its respective stockholders to the transactions contemplated by the merger agreement on or prior to the closing date of the merger.

Resignations

        Network 1 must deliver the resignations of each of its directors to CyberCash, effective as of the closing date of the merger. CyberCash must receive the resignations of each of its directors, except William N. Melton, Daniel C. Lynch and Michael Rothschild effective as of the closing date of the merger.

Consent and Waiver

        Each Network 1 preferred stockholder and convertible debenture holder shall have consented to the execution by Network 1 of the merger agreement and shall have agreed to the automatic conversion of its preferred stock and convertible debentures. The convertible debentures must have been converted into Network 1 common stock.

        Each Network 1 option holder shall have consented to the assumption of the option by CyberCash and to the amendments to such holder's option grant agreements.

No Litigation

        No final order, decree or ruling, or other action shall have been taken, which restrains, enjoins or otherwise prohibits the merger or other transactions contemplated by the merger agreement. No litigation, proceeding or investigation is pending or threatened, which may materially and adversely affect the merger or other transactions contemplated by the merger agreement.

Legal Opinion

        Network 1 must have received an opinion of in-house counsel to CyberCash with respect to CyberCash's power and authority to enter into the transactions contemplated by the merger agreement and the legality of the securities to be issued pursuant to the merger agreement.

Tax Opinion

        Network 1 must have received an opinion of Network 1's tax counsel. Such opinion will provide, among other things, that the merger will qualify for United States federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code, that no gain or loss will be recognized by Network 1 by reason of the merger and no gain or loss will be recognized by holders of Network 1 capital stock or convertible debentures by reason of the

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
merger upon conversion of shares of Network 1 capital stock into CyberCash common stock, except with respect to cash received in lieu of fractional shares.

Settlement with former stockholders of Rand Bank Card Service, Inc.

        Network 1 must have entered into a settlement agreement reasonably satisfactory to CyberCash with the former stockholders of Rand Bank Card Service, Inc. with respect to additional consideration owed to such stockholders in connection with Network 1's January 2000 purchase of Rand Bank Card Service.

Dissolution of Voting Trust

        William G. Wade and certain other Network 1 stockholders must dissolve their voting trust agreement prior to the Network 1 and CyberCash stockholder meetings.

Closing Certificates

        Each party is obligated to furnish to the other party an officer's certificate evidencing its compliance with the conditions described herein upon request.

        At any time prior to the effective time of the merger, each of CyberCash and Network 1 may waive the compliance with any conditions that may legally be waived. However, neither party may waive conditions that are required by law to complete the merger, including the requirement for stockholder approval.

TERMINATION

        CyberCash and Network 1 may mutually agree at any time to terminate the merger agreement without completing the merger. Either party may also terminate the merger agreement if, among other reasons:

                - the merger has not been completed by April 30, 2001, unless the failure to complete the merger is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement;

                - the other party has breached a representation, warranty, covenant or agreement; or

                - failure of the other party's stockholders to approve the merger;

                - any government or court issues an order or takes another action enjoining or prohibiting the merger.

        In addition:

                - either party may terminate the merger agreement if the board of directors of CyberCash withdraws or modifies its recommendation of the merger or recommends or enters into an alternative transaction with a third party, in



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                        which case CyberCash will be obligated to pay a
                        termination fee of approximately $2.2 million to Network 1; and

                - CyberCash may terminate the merger agreement if the board of directors of Network 1 withdraws or modifies its recommendation of the merger or breaches the nonsolicitation provisions of the merger agreement, in which case Network 1 will be obligated to pay a termination fee of approximately $2.2 million to CyberCash.

        The merger agreement will automatically terminate if the merger has not been completed by May 31, 2001.

AMENDMENT; WAIVER

        Subject to applicable legal restrictions, at any time prior to the effective time of the merger, the parties may:

                -       amend the merger agreement;

                - extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement; and

                - waive inaccuracies in the representations and warranties or compliance with any of the terms and conditions contained in the merger agreement.

        After the stockholders of CyberCash and Network 1 have approved the merger agreement, however, any amendment that by law would require stockholder approval may be made only with such approval.

EXPENSES

        Each of CyberCash and Network 1 will bear all expenses it incurs in connection with the merger.

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                       COMPARISON OF STOCKHOLDERS' RIGHTS

        On the effective date of the merger, the holders of Network 1 common stock and preferred stock will receive CyberCash common stock and/or preferred stock under the terms of the merger agreement and will become stockholders of CyberCash. Because CyberCash is a Delaware corporation, the stockholders of Network 1 will become stockholders of a corporation governed by the General Corporation Law of the State of Delaware and by CyberCash's certificate of incorporation and by-laws, as opposed to the Virginia Stock Corporation Act and Network 1's articles of incorporation and by-laws.

        Although it is not practical to compare all of the differences between the rights of Network 1 stockholders prior to the merger versus after the merger, certain differences are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to Network 1's amended and restated articles of incorporation and by-laws, CyberCash's amended and restated certificate of incorporation and by-laws and laws applicable to corporations in the State of Delaware and the Commonwealth of Virginia.

BOARD OF DIRECTORS

        Network 1. Network 1's by-laws set a minimum of two (2) directors. Its articles of incorporation currently provides for five (5) members on the board of directors.

        CyberCash. CyberCash's certificate of incorporation provides for a number of directors fixed exclusively by resolution of the board of directors, which currently is seven (7).

REMOVAL OF DIRECTORS

        Network 1. Virginia law provides that directors may be removed with or without cause by the affirmative vote of a majority of shareholders then entitled to vote at an election of directors, unless the articles of incorporation provide that directors may be removed only with cause. Network 1's articles of incorporation do not contain such a provision.

        CyberCash. Delaware law also provides that directors may be removed with or without cause by the affirmative vote of a majority of shareholders then entitled to vote at an election of directors, unless the certificate of incorporation provide that directors may be removed only with cause. CyberCash's certificate of incorporation does state that a director may be removed only with cause.

DIRECTOR STANDARD OF CONDUCT

        Network 1. Virginia law requires that a director discharge his duties in accordance with his good faith business judgment of the best interests of the corporation.

        CyberCash. Delaware common law requires that a director discharge his duties in accordance with the fiduciary duties of care and loyalty. The duty of care requires that directors


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

exercise the care that an ordinarily prudent person would exercise under similar circumstances. The duty of loyalty prohibits directors from self-dealing.

SPECIAL MEETINGS OF BOARD OF DIRECTORS

        Network 1. A special meeting may be called by or at the request of the president or any two directors. Notice shall be given by written notice at least five (5) days prior to such meeting.

        CyberCash. A special meeting may be called by the chairman of the board of directors, the president or any two directors. Notice shall be orally or in writing, given at least twenty-four (24) hours before the meeting, or sent in writing at least three (3) days before the meeting.

SPECIAL MEETINGS OF STOCKHOLDERS

        Network 1. Under its bylaws, a special meeting of shareholders may be called by the board of directors, or by the president at the request of the holders of more than ten percent (10%) of all outstanding shares entitled to vote.

        CyberCash. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by-laws. Under its certificate of incorporation, a special meeting of stockholders may be called by the chairman of the board of directors, the chief executive officer, or the board of directors pursuant to a resolution adopted by a majority of the total number of directors. Notice shall be in writing, given at least ten (10) but no more than sixty (60) days before the date of the special meeting.

ACTION BY WRITTEN CONSENT

        Network 1. The shareholders may take any action without a meeting if all shareholders entitled to vote sign a written consent.

        CyberCash. Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, the stockholders may take action without a meeting if a consent in writing to such action is signed by the stockholders having a minimum number of votes that would be necessary to take such action at the meeting. CyberCash's certificate of incorporation and by-laws provides that no action may be taken by stockholders by written consent.

AMENDMENTS TO CHARTER AND BY-LAWS

        Network 1. Under Virginia law, the board of directors may amend the articles of incorporation without shareholder approval with respect to:

        - deleting names and addresses of initial directors or the initial registered agent;

        - changing the number of issued and unissued authorized shares of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding;


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
        - changing or eliminating the par value of the shares of any class or series; and

        - changing the name of the corporation by substituting any of the words "corporation," "incorporated," "company," "limited," or the corresponding abbreviations.

        For other changes, approval of shareholder holding more than two-thirds of the shares entitled to vote is required. The by-laws may be amended by the board of directors at any regular or special meeting of the board of directors, or by the shareholders.

        CyberCash. The certificate of incorporation requires an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the stockholders to amend Articles V, VI, and VII of the certificate of incorporation. Amendment to the by-laws requires an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of CyberCash. The board of directors also have the power to amend the bylaws.

MERGER, CONSOLIDATION AND ASSET SALES

        Network 1. Virginia law provides that a merger or share exchange requires (a) approval by the board of directors and (b) the affirmative vote of more than two-thirds of all the votes entitled to be cast. Virginia law permits a corporation's articles of incorporation to require a greater or lesser vote, as long as it is not less than a majority. Network 1's articles of incorporation does not vary the default rule, but also requires approval of the merger by holders of more than two-thirds of the outstanding shares of the Network 1 preferred stock voting as a separate class.

        CyberCash. Delaware law provides that a merger requires (a) approval by the board of directors and (b) the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon. Delaware law permits the certificate of incorporation or by-laws to establish a higher vote requirement. CyberCash's certificate of incorporation and by-laws do not establish a higher vote requirement.

DISTRIBUTIONS, REDEMPTIONS, LIQUIDATIONS AND DISSOLUTION

        Network 1. Under Virginia law, a corporation's board of directors may declare distributions to shareholders if, after the distribution, the corporation can pay its debts as they generally become due in the ordinary course of business or to the extent the corporation's total assets exceed total liabilities. Under Virginia law, dissolution will be authorized only upon the approval of at least two-thirds of shareholders entitled to vote. There is no mention in Virginia law of the shareholders' right to authorize dissolution without the directors first recommending dissolution to the shareholders who then approve the proposal to dissolve.

        CyberCash. Under Delaware law, a corporation's board of directors may declare and pay dividends either (a) out of surplus, the amount of net assets in excess of all liabilities, including capital stock, or (b) if there is no surplus, out of net profits generated in the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under Delaware law, dissolution requires the vote of a majority of the shareholders entitled to vote. In Delaware, directors may

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


recommend dissolution to the shareholders who then approve the proposal to dissolve or shareholders may authorize dissolution without action of the directors if all shareholders entitled to vote consent in writing and file a certificate of dissolution with the Secretary of State.

PROXIES

        Network 1. No proxy is valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

        CyberCash. No proxy is valid after three (3) years from its date of creation, unless the proxy provides for a longer period.

AFFILIATED TRANSACTIONS

        Network 1. Virginia law forbids a corporation from engaging in any "affiliated transaction" with any "interested shareholder" or any affiliate or associate of any interested shareholder for a period of three years following the date such interested shareholder became an interested shareholder unless the affiliated transaction is approved by the affirmative vote of the holders of two-thirds of the voting shares, not including the shares owned by the interested shareholder, and a majority of the disinterested directors. The transactions covered by the statute include:

        - any merger of the corporation or any of its subsidiaries with any interested shareholder or with any other corporation that immediately after the merger would be an affiliate of an interested shareholder that was an interested shareholder immediately before the merger;

        - any share exchange pursuant to which any interested shareholder acquires one or more classes or series of voting shares of the corporation or any of its subsidiaries;

        -       except for transactions in the ordinary course of business,
                (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder of any assets of the corporation or of any of its subsidiaries having an aggregate fair market value in excess of five percent (5%) of the corporation's consolidated net worth as of the date of the most recently available financial statements, or (b) any guaranty by the corporation or any of its subsidiaries (in one transaction or a series of transactions) of indebtedness of any interested shareholder in an amount in excess of five percent (5%) of the corporation's consolidated net worth as of the date of the most recently available financial statements;

        - the sale or other disposition by the corporation or any of its subsidiaries to an interested shareholder (in one transaction or a series of transactions) of any voting shares of the corporation or any of its subsidiaries having an aggregate fair market value in excess of five percent (5%) of the aggregate fair market value of all outstanding voting shares of the corporation as of the determination date except

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




                pursuant to a share dividend or the exercise of rights or warrants distributed or offered on a basis affording substantially proportionate treatment to all holders of the same class or series of voting shares;

        - the dissolution of the corporation if proposed by or on behalf of an interested shareholder; or

        - any reclassification of securities, including any reverse stock split, or recapitalization of the corporation, or any merger of the corporation with any of its subsidiaries or any distribution or other transaction, whether or not with or into or otherwise involving an interested shareholder, which has the effect, directly or indirectly (in one transaction or a series of transactions), of increasing by more than five percent (5%) the percentage of the outstanding voting shares of the corporation or any of its subsidiaries beneficially owned by any interested shareholder.

        An interested shareholder is any person who is the beneficial owner of more than ten percent (10%) of any class of the outstanding voting shares of the corporation, excluding the corporation or any of its subsidiaries, any employee benefit plan, or any fiduciary with respect to any such plan when acting in such capacity. The two-thirds approval requirement does not apply if:

        - the affiliated transaction has been approved by a majority of the corporation's disinterested directors (as defined in the statute); or

        - in the affiliated transaction consideration will be paid to the holders of each class or series of voting shares, and certain statutory conditions are met (see Section 13.1-727(A)(2))

        CyberCash. Under Delaware law, a corporation may not engage in any "business combination" with an "interested stockholder" for three years after such stockholder becomes an interested stockholder. An interested stockholder is any person who is the beneficial owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation. The business combinations covered by Delaware law are substantially the same as the "affiliated transactions" described above with respect to Virginia law. A corporation may enter into a business combination with an interested stockholder if:

        - the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder before the date on which the stockholder becomes an interested stockholder;

        - upon consummation of the transaction resulting in the stockholder reaching the 15% threshold, the stockholder owned eighty-five percent (85%) of the outstanding voting shares at the time the transaction commenced, excluding those shares held by directors who are also officers or by employee stock plans in which the participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer; or


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        -       on or subsequent to becoming an interested stockholder, the business combination is approved by the board of directors and is authorized at a meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        These restrictions do not apply if the corporation's original certificate of incorporation or an amendment to its certificate of incorporation or by-laws approved by a majority of the shares entitled to vote thereon contains a provision expressly electing not to be governed by these rules, or if the corporation does not have a class of stock listed on a national securities exchange authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders, unless any of the foregoing results from the actions of the interested stockholder. CyberCash's certificate of incorporation does not contain provisions electing to be exempt from these provisions of Delaware law.

CONTROL SHARE ACQUISITIONS

        Network 1. Virginia law contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation (as defined in the statute) in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless such voting rights are approved by a resolution of shareholders of the issuing public corporation holding a majority of the shares entitled to vote, excluding interested shares. The three thresholds specified in the Virginia law are the acquisition of a number of shares representing: twenty percent (20%) or more, but less than thirty-three and two-thirds percent (33 2/3%) of all voting power of the corporation; thirty-three and two-thirds percent (33 2/3%) or more but less than a majority of all voting power of the corporation; or a majority or more of all voting power of the corporation.

        This statute also does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or by-laws provide that this statute does not apply to acquisitions of shares of such corporation.

        This statute also permits a corporation to adopt a provision in its articles of incorporation or by-laws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or by-laws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder has acquired a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights. Network 1's articles of incorporation do not contain a provision electing to be exempt from Virginia's control share acquisition statute.

        CyberCash. Delaware does not have any statutory provision comparable to the Virginia control share acquisition statute.

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                     DESCRIPTION OF CYBERCASH CAPITAL STOCK

        The following description does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the CyberCash certificate of incorporation and bylaws, as amended to the date of this proxy statement.

        As discussed elsewhere in this proxy statement, in connection with the merger, CyberCash is proposing to amend its current certificate of incorporation. These changes, which will be reflected in an amendment to the certificate of incorporation if the proposal is approved, are summarized under the heading "Proposal 2: Approval of Amendment to the Amended and Restated Certificate of Incorporation." The material differences between CyberCash's current certificate of incorporation and the proposed amendment to the certificate of incorporation that is intended to be implemented in connection with the closing of the merger are summarized below.

        You are urged to read the certificate of incorporation and by-laws for a more complete description of these provisions and other information that may be important to you.

GENERAL

        The authorized capital stock of CyberCash consists of 80,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK

        Holders of CyberCash common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of CyberCash's stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of CyberCash's certificate of incorporation. Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation, dissolution or winding up of the affairs of CyberCash, all company assets and funds remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

        All of the outstanding shares of common stock are, and the shares of common stock to be issued in connection with the merger will be, validly issued, fully paid and nonassessable.


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        The transfer agent for the common stock is EquiServ, L.P.

        In Proposal 2, CyberCash is requesting that its stockholders approve an amendment to CyberCash's certificate of incorporation that would increase the number of authorized shares of common stock to 140,000,000.

PREFERRED STOCK

        CyberCash is authorized to issue up to 5,000,000 shares of "blank-check" preferred stock. The board of directors has the authority to issue the preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of the company's common stock by increasing the number of outstanding shares having voting rights and/or by the creation of class or series voting rights. If the board of directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of CyberCash common stock outstanding could potentially be increased by up to the authorized amount. Issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control and may adversely affect the rights of holders of common stock. Also, preferred stock could have preferences over the common stock with respect to dividend and liquidation rights. CyberCash has no current plans to issue any shares of preferred stock.

        In Proposal 2, CyberCash is requesting that its stockholders approve an amendment to CyberCash's certificate of incorporation that would increase the number of authorized shares of preferred stock to 10,000,000.

        Series F Preferred Stock

        In connection with the merger, CyberCash will designate a number of shares of Series F preferred stock equal to the number of shares of Series F preferred stock CyberCash will be required to issue in order that Network 1 stockholder receive no more than a 49.9% voting equity interest in the combined entity. The Series F preferred stock will not have any voting rights and will have the same dividend and liquidation rights as the CyberCash common stock. Each share of Series F preferred stock is convertible by its holder into ten shares of common stock at any time after three years from the date of issuance of such share.

DELAWARE GENERAL CORPORATION LAW

        Section 203 of the Delaware corporation statute provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date at which the stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon

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consummation of the transaction which resulted in the stockholder becoming an
"interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in
Section 203, an "interested stockholder" is defined to include (x) any person which is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. A corporation's stockholders, by adopting an amendment to its certificate of incorporation or by-laws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the certificate of incorporation nor the by-laws presently exclude CyberCash from the restrictions imposed by Section 203.

STOCKHOLDER RIGHTS PLAN

        CyberCash has adopted a rights agreement, which provides for the issuance of a right to the holder of each share of CyberCash common stock. Upon any person or group acquiring 15% or more of the outstanding CyberCash common stock, or a CyberCash Acquiring Person, each right will entitle the holder to purchase shares of CyberCash common stock or, in certain cases, other securities of CyberCash or cash or other property, having a current market value of two times the exercise price of $100. A CyberCash Acquiring Person would not be entitled to exercise rights. In addition, if CyberCash is acquired in a merger or other business combination or 50% or more of its assets or earning power is sold, each right will entitle the holder to purchase, at the exercise price, common stock of the acquiror having a current market value of two times the exercise price. Prior to there being a CyberCash Acquiring Person, CyberCash can redeem the rights in whole, but not in part, for $0.001 per right, or may amend the rights agreement in any way without the consent of the holders of the rights. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire CyberCash without conditioning the offer on a substantial number of rights being acquired, or in a manner or on terms not approved by the board of directors. The rights, however, should not deter any prospective offeror willing to negotiate in good faith with the board of directors, nor should the rights interfere with any merger or other business combination approved by the board of directors, including the merger with Network 1.

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                             BUSINESS OF NETWORK 1

OVERVIEW

        Network 1 Financial Corporation ("Network 1) is a provider of end-to-end electronic transaction authorization, processing, settlement and funds transfer services, Internet security system gateway services and point of sale electronic check processing systems for retail, mail order and Internet merchants. Network 1's primary activity is providing integrated electronic transaction services for credit card, debit card and other electronic funds transfer transactions. These services include data capture, authorization and settlement services for over 20,000 merchants. Network 1 focuses on offering merchants a cost-effective, reliable, end-to-end transaction processing system.

        Network 1 has adopted operating and growth strategies that focus on expanding its customer base by partnering with Internet service providers, application service providers, commerce service providers, web hosting facilities, portal sites and independent service organizations to sell the products and services offered by Network 1.

        In order to retain and develop business, Network 1 is dedicated to developing and deploying cutting-edge technology that facilitates secure access to credit and payment transaction facilities via the Internet while reducing payment processing costs for its customers. Included in these efforts has been the development of electronic check processing for smaller retail accounts, the development of its EFT Network and ACH check clearing connection, and more currently the development of EFTSecure, an Internet gateway necessary for successful e-commerce.

PRODUCTS AND SERVICES

        Network 1 offers an array of e-commerce transaction processing products and services, including the following:

        EFTCASH. EFTCash desktop software provides the ability to initiate direct debits or credits to a merchant's customer's bank account. The customer no longer has to write and mail a check every month to pay a bill; instead, the customer can pre-arrange to automatically make exact payments directly from its checking account to the merchant's bank account.

        E-CHEQUE.   More and more businesses are establishing commerce-enabled
Web sites. E-Cheque creates the means for businesses seeking to complete a business to business or business to consumer transaction over the Internet, including financial settlement of the transaction itself. Businesses engaging in high dollar transactions over the Internet are seeking a low cost method of receiving payment. E-Cheque, or electronic check origination over the Internet, safely and securely addresses this need. Many Web shoppers today are unable to complete a transaction because they do not have a credit card. E-Cheque is an alternative payment method empowering such an individual with the opportunity to complete an e-commerce purchase using their savings or checking account as the payment source. Network 1's Internet payment solutions feature a high level of security, offering consumers the same assurance they have come to expect from point-

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of-sale systems in the physical world. Its software uses the latest in secure
Internet payment technology for online transactions, which allows the merchant's online storefront to process transactions sent with either the SET secure electronic transactions protocol or the SSL Internet protocol.

        EFTBANKCARD. In today's "cashless" society, it is important that merchants be able to offer their customers a wide range of payment options. Network 1 is a provider of merchant processing services for Visa(R) and MasterCard(R), including other major credit cards. Network 1's products and services target industries ranging from retail, hotel and restaurant, to direct marketing Internet businesses and mail order. EFTBankcard from Network 1 offers merchants a complete suite of debit and credit card processing services.

        EDCLINK. EDCLink is a product through which Network 1 offers other credit card acquirers private label gateway licenses, software and training that enables them to offer their brick and mortar customers and Internet merchants low cost access to e-commerce through EFTSecure.

        WEB CHECKER. Web Checker is an internally developed search engine which utilizes the Internet to identify and distinguish changes to Internet merchants' businesses for use by Network 1's risk management analysts.

        EFTSECURE. EFTSecure is a payment gateway providing real-time transaction processing for Network 1's entire suite of products. EFTSecure provides the ability to establish a secure, reliable, cost-effective system for authorizing and managing payment transactions over the Internet. EFTSecure provides merchants with the tools to develop secure bankcard and virtual check transaction pathways from their web sites to Network 1's Internet gateway. EFTSecure is certified by PAYMENTECH, VISANET, and NOVA Information Systems. A variety of other transaction network providers are pending certifications in 2001. The certifications include FDC Omaha, FDC Nashville, American Express, Novus System and Maverick (Card Systems processing host).

        EFTCART. Network 1's EFTCart and cataloging tools speed development of powerful customized e-commerce applications that give merchant sites a professional, exciting appearance.

        Network 1 also is in the process of completing a joint venture with a service organization that has successfully developed a "neural" risk technology, providing even greater review of the history and transaction trends of Network 1's merchants, individually and collectively. This technology will evolve Network 1's risk capabilities to incorporate the Visa/MasterCard rules based system, as well as "smart technology" that evaluates transactional and risk histories of merchants outside Network 1's portfolio. Network 1 intends on incorporating these additional features into the EFTSecure gateway, and offering the access to the risk system as a modular feature.

SUPPORT SERVICES

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        As part of its marketing effort, Network 1 has expanded the resources allocated to pre-sales and implementation training. Training is also available for outside sales representatives and major merchant accounts. Additionally, Network 1 is in the process of outsourcing all of its retail brick and mortar transaction processing customer support services to focus its existing technical and customer support staff on proprietary higher margin products and services.

MARKETING AND CUSTOMERS

To expedite growth in its merchant base, Network 1 markets its products and services through independent sales organizations and their representatives. Network 1, largely through its Rand Bankcard Service subsidiary, has entered into client sponsorship relationships with AT&T, the Motorcycle Industry Council, NAPA Auto Parts, Coronet Industries and Trans America, among others, in which these companies have agreed to refer their clients, members or dealers to Network 1 for transaction processing services. These referrals will be offered a full slate of e-commerce services as well as traditional bankcard processing. Rand is currently in the process of doubling its sales staff and integrating other programs to meet anticipated demand.

BANK RELATIONSHIPS AND MAJOR MERCHANT ACCOUNTS

        Network 1 has established vendor relationships with processing network organizations and financial institutions for the fiduciary settlement of its transaction processing products. In addition to its own Internet network, Network 1 has agreements with PAYMENTECH, NOVA, VITAL Processing Systems, and VISANET. Network 1 also has agreements with a variety of financial institutions for its bankcard processing and automated clearing house settlement and sponsorship services. Currently, Imperial Bank, Cardinal Bank and US Bank are Network 1's principal sponsors.


COMPETITION

        The market for electronic transaction processing and settlement is highly competitive. Network 1's principal competitors include major national and regional banks, local processing banks, non-bank processors and other independent service organizations, many of which have substantially greater capital, management, marketing and technological resources than those of Network
1. Most of Network 1's competitors either:

  - perform financial settlement services (banks, independent service organizations, payment processors);

  - provide some degree of risk management services (Cybersource, Clear Commerce, Open Market);

  - provide Internet transaction gateway services (Cybersource, Clear Commerce, authorize.net);


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  -     perform transaction switching (Worldpay, Harmonix, Cybersource, NXT),
        and

  - provide specialty transaction e-solutions (Bottomline Technologies, OPAY).

        Network 1 also competes against other companies who have a dominant share of the market. Management estimates the three largest credit and debit card processors account for roughly 50% of the total credit and debit card sales volume. Management estimates that a single competitor accounts for well in excess of 50% of the total dollar volume of payment transaction processing for the trucking industry. Another single competitor accounts for in excess of 50% of the total dollar volume of check verifications. There can be no assurance that Network 1 will continue to be able to compete successfully with such competitors. In addition, the competitive pricing pressures that would result from any increase in competition could adversely affect Network 1's margins and may have a material adverse effect on Network 1's financial condition and results of operations. Network 1 competes in its markets in terms of price, quality, speed and flexibility in customizing systems to meet the particular needs of customers. Network 1 also competes with other electronic payment processing organizations for growth opportunities. The recent trend of consolidation in the banking industry in the United States has resulted in fewer opportunities for merchant portfolio acquisitions, as many small banks have been acquired by large banks, some of which are competitors with Network 1 in the provision of processing services.

LITIGATION

        In May 2000, Columbia Bank filed an interpleader action in the United States District Court for the District of Maryland, naming as defendants in the action Network 1 and its subsidiary EFTNet, as well as six other entities.

        This action involves approximately 17,000 ACH transactions, which were initiated by customers of Powercard International, totaling $6,000,000, which amount was deposited with Columbia Bank and which Columbia Bank has paid into the court pending resolution of the action. Since Network 1 and EFTNet provided the conduit through which some of the ACH transactions were made and the funds were distributed to Powercard, they were named as defendants in this interpleader.

        Columbia Bank also seeks repayment of its legal costs, a portion of which Network 1 and EFTNet might be liable. There also is pending a cross-claim by one defendant against the other defendants, including Network 1 and EFTNet. This is for an unspecified amount for unspecified causes, and there are presently pending before the court several motions to dismiss this cross-claim for lack of specificity.

        Network 1 has filed counterclaims against Columbia Bank for approximately $2,000,000 in revenues and additional costs resulting from the bank's interruption of several contracts by its decision to interplead the funds. Network 1 has also filed a cross-claim against a defendant for indemnification under an agreement between Network 1 and that defendant.


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        While settlement discussions have occurred, it does not appear that this matter can be settled for a number of months. Discovery has not yet begun in this action, and, given the number of parties and the complexity of the issues, it is unlikely that this matter can be resolved before the end of 2001.

        Network 1 believes that the only exposure it would have if the case were determined adversely to it would be the attorney's fees incurred by Columbia Bank in connection with the matter. Network 1 also believes it would be entitled to indemnification for all or a substantial portion of such fees under the agreement it has with another defendant.


EMPLOYEES

        As of December 31, 2000, Network 1 employed approximately 60 full and part-time personnel. Many of Network 1's employees are highly skilled, and Network 1 believes its future success will depend in a large part on its ability to attract and retain such employees. Network 1 does have incentive agreements with its management; however, Network 1 does not have any material employment contracts with other employees. None of Network 1's employees are represented by a labor union, and Network 1 has experienced no work stoppages. Network 1 considers its employee relations to be excellent.


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

                NETWORK 1 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

        REVENUE

        Network 1's revenue increased 201% for the nine-month period ended September 30, 2000 over the comparable period for 1999. This revenue growth is due to the addition of over 18,000 new merchant accounts from the end of the third quarter of 1999 to the end of September 2000. The larger merchant base led to increased processing, recurring and per transaction fees. The revenue for the nine months ended September 30, 2000 are net of approximately $995,000 of independent sales organization commissions paid to those independent sales organizations with whom Network 1 shares liability regarding merchant rejects and chargebacks.

        OPERATING EXPENSES

        Cost of Revenue. Cost of revenue consists primarily of cost of operations to provide transaction processing and customer and technical support. Cost of revenue increased $8,254,808, or 232%, from $3,555,278 for the nine months ended September 30, 1999 to $11,810,086 for the nine months ended September 30, 2000. This percentage increase is 31% greater than the increase in revenue due to netting approximately $995,000 of independent sales organization commissions against revenue.

        Sales and Marketing. Sales and marketing expenses consist primarily of compensation expense and commissions paid to third party sales organizations. Sales and marketing expenses increased $2,146,570 from $1,247,251 for the nine months ended September 30, 1999 to $3,393,821 for the nine months ended September 30, 2000. Overall sales and marketing expenses increased due to increased independent sales commission payments related to increased processing volumes. In addition, Network 1 acquired Rand Bankcard Services, an internal sales channel, in January 2000, which resulted in a significant increase to Network 1's sales force.

        General and Administrative. General and administrative expenses consist primarily of compensation expense for management and support personnel, fees for professional services, amortization of the Rand Bankcard Services acquisition, depreciation on furniture and equipment used by support personnel and other expenses not attributable to a particular source of revenue or function. General and administrative expenses increased $3,087,593 from $1,014,048 for the nine months ended September 30, 1999 to $4,101,641 for the nine months ended September 30, 2000. This increase is largely attributable to the overall growth in the business, the addition of a division in Atlanta, Georgia due to the Rand acquisition, an increase of $253,000 to bad debt reserve


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and amortization of the goodwill and other intangibles associated with the Rand acquisition.

        Interest Income. Interest income increased $25,528 from $64,997 for the nine months ended September 30, 1999 to $90,525 for the nine months ended September 30, 2000. The increase reflects higher average cash balances in 2000 related to the sale of $5,000,000 of securities to Blue Water Venture II, L.L.C. in February 2000.

        Interest Expense. Interest expense increased $56,674 from $84,082 for the nine months ended September 30, 1999 to $140,756 for the nine months ended September 30, 2000. The increase is largely attributable to equipment totaling $430,999 acquired through capital leases.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

        REVENUE

        Network 1's revenue for the year ended December 31, 1999 was $7,565,461 compared with $3,555,219 for the year ended December 31, 1998. This 113% increase was mainly generated by increased transaction processing fees and hardware sales, each of which was driven by an increased number of merchants. Network 1 increased its merchant base by deciding to retain merchant accounts instead of selling these accounts to competitors for a one-time present value payment.

        OPERATING EXPENSES

        Cost of Revenue. Cost of revenue increased by 135% in 1999, from $2,427,635 for the year ended December 31, 1998 to $5,704,422 for the year ended December 31, 1999. This increase resulted primarily from the increased merchant transaction processing during 1999. The gross margin decreased from 32% for the year ended December 31, 1998 to 25% for the year ended December 31, 1999 mainly due to additional support staff needed to service the increased merchant base and increased investment in computers and networking systems.

        Sales and Marketing. Sales and marketing expenses increased $90,614 from $1,824,321 for the year ended December 31, 1998 to $1,914,935 for the year ended December 31, 1999. This minimal increase resulted from significant sales and marketing expenses incurred in 1998 to create and promote Network 1's EFTSecure gateway system. No similar development or promotional costs were incurred in 1999.

        General and Administrative. General and administrative expenses increased by 70% in 1999, from $845,866 for the year ended December 31, 1998 to $1,438,046 for the year ended December 31, 1999. This increase primarily reflects an increase in office space, salary increases due to overall growth and hiring of sales professionals, technical and administrative support, stock compensation charges and additional telecommunication expenses due to overall growth in 1999.


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        Gain on Sale of Portfolio. During 1998, Network 1 sold a portfolio of merchants to a third party for $2,525,000 in cash. As stated in Network 1's agreements with its independent sales organizations, Network 1 was required to pay the independent sale organizations a buyout payment based upon estimated transaction processing commissions that the independent sales organizations would have been entitled to had the merchant accounts not been sold. These buyout payments totaled $455,339. Accordingly, Network 1 recognized a net gain on sale of merchant accounts of $2,069,661 for the year ended December 31, 1998.

        Loss on Scimitar Golf. In 1998, Network 1 processed credit card transactions for a golf club producer named Scimitar Golf USA. Scimitar Golf USA sold merchandise to customers and never shipped the product. Ultimately, Network 1 became liable for refunding this merchant's customers. As such, Network 1 recorded an approximately $1.2 million loss.

        Interest Income. Interest income increased 181% in 1999, from $23,094 for the year ended December 31, 1998 to $64,985 for the year ended December 31, 1999. This increase reflects higher average cash balances in 1999 due to increased transaction processing.

        Interest Expense. Interest expense increased by $84,553 in 1999, from $51,152 for the year ended December 31, 1998 to $135,705 for the year ended December 31, 1999. This increase was driven primarily by the increase of interest expense paid on the outstanding line of credit facilities during 1999 of approximately $35,000 over 1998, but also, the increase of interest related to newly acquired capital leases in 1999 of approximately $48,000 over 1998.

LIQUIDITY AND CAPITAL RESOURCES

        Network 1's cash and cash equivalents decreased by $905,666 from $1,545,227 at December 31, 1999 to $639,561 at September 30, 2000. This decrease was primarily due to Network 1's net loss of $5,006,540 for the nine months ended September 30, 2000, offset by net cash of $4,932,416 provided by financing activities and non-cash expenses of $1,340,912 for depreciation and amortization and provisions for doubtful accounts. The decrease in cash and cash equivalents during the nine months ended September 30, 2000 also results from net cash of $131,000 used for operating assets and liabilities. In addition, Network 1 had cash outflows for capital expenditures of $652,185 and independent sales organization portfolio purchases of $88,000.

        In January 2000, Network 1 acquired all the outstanding capital stock of Rand Bankcard Services, Inc. for approximately (i) $1,000,000 in cash, (ii) two $500,000 promissory notes accruing interest at 9.0 percent per annum due and payable no later than April 28, 2000, and (iii) 346,020 shares of common stock. Additionally, Network 1 agreed to issue 47,578 shares of common stock on the first anniversary of the closing date and 47,578 shares of common stock on the second anniversary of the closing date to the



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owners of Rand, contingent upon the achievement of certain stipulated merchant account goals.

        During January 2000, Network 1 sold 56,910 shares of common stock to two outside investors at a price per share of $6.15 for total proceeds of $350,000. In February 2000, Blue Water Venture II, L.L.C. purchased 943,693 shares of senior preferred stock for $5,000,000. Network 1 received $4,000,000 upon closing and the remaining $1,000,000 upon completion of the audit of Network 1's 1999 and 1998 financial statements. In the event that revenues are not in excess of $20,000,000 for the year ended December 31, 2000, Blue Water is entitled to receive an additional 116,745 shares of senior preferred stock.

        In February 2000, Network 1 incorporated and invested $100,000 in EDCFree.com, Inc., a wholly owned subsidiary of Network 1. In May 2000, Network 1 advanced EDCFree.com, Inc. $100,000 for operating expenditures.

        In October 2000, Network 1 issued to Blue Water a $2,000,000 9% convertible debenture due August 2001 and warrants to purchase 65,041 shares of common stock. The note is convertible into shares of Network 1's senior preferred stock.

        Network 1 anticipates it will need to raise additional funds in order to meet its future anticipated cash needs, including its working capital requirements. Network 1 believes that such financing, along with future projected earnings from operations, will be sufficient to meet its future cash needs.

        If Network 1 raises additional funds through the issuance of equity securities, the percentage ownership of stockholders will be reduced, stockholders may experience additional dilution, or equity securities issued may have rights, preferences or privileges senior to those of common stockholders. Network 1 cannot assure you that additional financing will be available now or in the future. If adequate funds are not available or are not available on acceptable terms, Network 1 may be unable to develop or enhance its services, take advantage of future opportunities, or respond to competitive pressures, which could have a material adverse effect on its business, financial condition or operating results.



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                             BUSINESS OF CYBERCASH

OVERVIEW

        CyberCash develops and provides a complete line of Internet payment services and software products enabling a wide variety of users to accept electronic payments and funds transfers through a range of applications tailored to fit their specific needs. Our online services and products are used throughout the world by businesses, governments, universities, non-profit organizations, and other enterprises that depend on us for secure, dependable, cost effective payment processing. We are a Delaware corporation organized on August 29, 1994. We completed our initial public offering in February 1996. We currently operate principally in the United States. We operate large development centers domestically as well as in Bangalore, India.

        Until recently, merchants desiring to accept credit cards for the payment of goods and services had to rely almost exclusively on expensive, hard-wired cash registers and proprietary credit card reader terminals. The advent of the Internet and advances in personal computing are making it increasingly convenient for merchants to process credit card and payment transactions through flexible, inexpensive open architecture software-based solutions on personal computers or PC-based electronic cash registers.

        Responding to this trend towards Internet commerce and flexible, PC-based payment processing, in 1994 we began providing payment services to Internet merchants, offering them a secure, convenient means of accepting payments using credit cards, checks, and other payment instruments. Our internet payment service utilizes internally developed, proprietary technology, including our own state-of-the-art encryption software that ensures the integrity, security and privacy of all payment data.

        In 1998 we added a line of software products to supplement our payment processing service by acquiring ICVerify, Inc. Through ICVerify, which offers such well-known payment software products as ICVERIFY(R) and PCVERIFY(R), we gained a software product targeting businesses that process their own payment transactions over a wide variety of point-of-sale applications, including retail check-out registers, mail order operations and telemarketing call centers. In 1999, we expanded our ability to service the burgeoning e-commerce industry by acquiring Tellan Software, Inc. Through Tellan, which offers the Internet-based WebAuthorize(R) software product, we began to construct a suite of software products that are specifically tailored to facilitate e-commerce.

BUSINESS STRATEGY

        Our business strategy is to expand the markets for, and maximize the profitability of, our core online payment services and software products businesses. Consistent with this strategy, in 2000 we added FraudPatrol(TM) fraud detection service, to our existing service offerings, and upgraded our online business-to-business service offering. These value-added capabilities are marketed in tandem with our core offerings to enhance the value and utility of our online



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services and products and increase our revenue per transaction, thereby generating more revenue for each transaction processed. Because of the architecture of our service delivery system, in most cases we expect to be able to begin delivering new services without any need for merchants to install new software or make any significant modification to their own web sites.

PRINCIPAL SERVICES AND PRODUCTS

        Our Internet payment services and software payment products provide a wide range of flexible, secure, cost effective payment processing options to businesses, governments, universities and non-profit organizations worldwide. We offer a proven solution for virtually any application involving the electronic transfer of credit or funds. Organizationally, we conduct our business in three segments along functional lines: Internet payment services, software payment products, and customization engineering services.

        Certain financial information relating to each of these segments is set forth in Note 13 to the our financial statements contained elsewhere in this proxy statement/propectus.

INTERNET PAYMENT SERVICES

        With over 26,500 merchant subscribers, our Internet payment service is one of the leading online secure payment processing services available today. By subscribing to our service, Internet merchants who do not process their own payments with our ICVERIFY or WebAuthorize software products can interface their websites directly with our processing servers through an easily installed merchant connection kit. Subscribing to our payment service is simple, inexpensive and allows merchants to begin processing credit payments quickly. Once installed, each subscriber's merchant connection kit routes all payment transactions to our secure, state-of-the-art payment processing system where the transactions are authorized, captured and settled with the cardholder's bank directly into the merchant's designated bank account. Merchants are charged a fee per transaction processed, subject to certain minimums. The merchant's merchant connection kit encrypts all payment transactions using our proprietary DES 3 encryption technology to ensure the integrity and privacy of all data.

        Our Internet payment service is a simple, cost-effective solution for merchants that want to begin accepting payments over the Internet with minimal up-front investment. Since most of the functionality and storage is performed by our host servers, the service simplifies the process for merchants to begin accepting payment transactions and minimizes the number of software updates that a merchant needs to install on its client server. The client software underlying our Internet payment service is designed to integrate easily with storefront software packages, and is scalable for various levels of transaction volumes. In addition, the service accommodates multiple electronic points-of-sale and allows commerce service providers to provide payment processing functionality to multiple merchants as part of a merchant store hosting solution.

        Our Internet payment service provides merchant subscribers with the same functionality available through leading merchant-operated software solutions such as WebAuthorize. Subscribers can authorize, settle and capture VISA, MasterCard, JCB, American Express, and Discover/Novus transactions to their bank accounts, in real-time or offline batch mode.



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Subscribers can accept payments from consumers' checking accounts using the
Automated Clearing House system. Through the system, subscribers are provided connectivity with most U.S.-based financial institutions and payment processors, including First Data Corporation, American Express, Paymentech, Global Payment Systems (Novus), NOVA, Vital Processing Services (VisaNet), NDC and Wells Fargo Bank. Moreover, subscribers can access their transaction data for reporting or tracking on a real-time basis. The service also supports address verification services offered by some payment processors to reduce the risk of fraudulent transactions.

        Revenues from our Internet payment service consist of transaction processing fees, monthly access fees, set up fees, and to a lesser extent, fees for consulting and training services. We derived approximately 40% of our 1999 revenue from our online payment service, representing a growth rate over the prior year of 90%, and 47% of our revenue for the nine-month period ended September 30, 2000, representing a growth rate over the comparable nine-month period in 1999 of 71%.

SOFTWARE PAYMENT PRODUCTS

        Through the use of our software payment products, businesses and other users can accept credit cards and other forms of payment for the payment of goods or services, receive reporting on their business transactions, and have access to online payment capability using our WebAuthorize. We offer both a general application line of software designed for traditional means of commerce as well as a line designed specifically for e-commerce conducted on the Internet. Depending on the user's needs, both our general application and e-commerce products allow users to authorize, settle and capture VISA, MasterCard, JCB, American Express, Discover/Novus and private-label credit card transactions to their bank accounts in real-time mode as well as, for several of our products, in offline batch mode. Both lines of software products provide connectivity with most U.S.-based financial institutions and large payment processors, including First Data Corporation, Paymentech, Global Payment Systems (Novus), NOVA and Vital Processing Services (VisaNet). Most of our products also facilitate check verification and customized transaction tracking and reporting functions.

        WEBAUTHORIZE: E-COMMERCE SOFTWARE SOLUTION

        The flagship of our e-commerce software offerings is WebAuthorize. WebAuthorize was designed specifically for use by either Internet commerce service providers who host e-commerce sites for merchants or by large, highly sophisticated merchants who host their own e-commerce sites. WebAuthorize users communicate directly with bank processing networks through the Internet instead of relying on slower and/or more expensive dial-up or dedicated telephone lines. Communication on the Internet allows WebAuthorize users to enjoy materially faster response times and greater transaction processing capacity. WebAuthorize operates on Windows and we offer a MacAuthorize product which operates on MacIntosh personal computers.

        ICVERIFY: PHYSICAL WORLD SOFTWARE SOLUTION


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         The platform for our general application product line is ICVERIFY.
ICVERIFY is among the most comprehensive payment processing software product offerings available. Designed to be flexible, ICVERIFY operates on either a personal computer or an electronic cash register, and functions equally well in point-of-sale checkout applications as well as in mail order and telemarketing centers. Using ICVERIFY, merchants and other users can communicate through a dial-up or dedicated line directly with the credit card processor of their choice to obtain real-time credit authorization and funds capture for all major credit cards, ATM/debit cards, corporate purchase cards, and private label cards.

        ICVERIFY operates on a number of popular operating system platforms, including Windows, DOS, SCO, HP-UX, Solaris, and AIX. The product also supports a variety of open platform magnetic stripe card readers, PIN pads and magnetic ink check readers, as well as address verification services (AVS) provided by some payments processors to reduce the risk of fraudulent transactions. European translated versions of ICVERIFY meeting European processor specifications for credit and debit card transactions are currently marketed in Germany and the United Kingdom.

        Revenues from sales of software consist primarily of license fees and maintenance fees, and to a lesser extent from fees for consulting and training services. We derived approximately 53% of our 1999 revenue from our software payment products, representing a growth rate of 65% over 1998, and 46% of our revenue for the nine-month period ended September 30, 2000, representing a 3% growth rate over the comparable nine-month period in 1999.

CUSTOMIZATION ENGINEERING SERVICES

        Our customization engineering services group performs development and application customization under contracts with our channel partners and our domestic and international joint ventures. The services which we provide are generally comprised of engineering to customize the graphical interface viewed by the user of our payment service to include a brand or special functionality, and engineering to translate our services to accommodate foreign languages and financial systems. In the future we intend to increase our emphasis on standardization in order to allow us to focus our resources on our core Internet payment service and payment software.

        Revenues from our customization engineering services are comprised principally of hourly fees charged for contract services performed for third parties and related-party joint ventures. We derived $1,469,000 in revenues from our engineering activities during 1999. We anticipate that customization services will assume an increasingly minor role in our operations, as reflected in our $1,165,653 revenues from customization services for the nine-month period ended September 30, 2000, which represented only 3% of our revenues for that period, a 13% decline from the comparable nine-month period in 1999.

OTHER PRODUCTS AND SERVICES

        FRAUDPATROL: FRAUD-DETECTION SERVICES

        In 2000, we introduced FraudPatrol fraud detection services to deliver merchant



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subscribers a score based on a proprietary algorithmic predictive model, to assess the risk that a payment card transaction presented to the subscriber is fraudulent. The score assigned each transaction is then compared against a sensitivity threshold predetermined by the submitting merchant so that the merchant can decide whether the transaction represents an acceptable fraud risk. Participating subscribers can adjust their exposure by increasing or decreasing their predetermined sensitivity threshold. Participating merchants pay a per transaction fee for the service, subject to certain minimums. We report revenues from this service with Internet Service revenues.

        AGILE WALLET(TM) AND INSTABUY(TM) SERVICES

        In 2000, we deemphasized active development of applications of our Agile Wallet(TM) technology and InstaBuy(TM) service to concentrate our development, sales and marketing resources on our core products and services. The ultimate success of the Agile Wallet(TM) technology and InstaBuy(TM) service is contingent upon widespread merchant integration of our technology into their websites and broad consumer acceptance of electronic wallets as a secure, convenient purchasing tool, which to date has not occurred. In July 2000, we received a patent covering these technologies. We are continuing to explore other ways of developing commercially viable implementations of this technology.

MARKETING AND DISTRIBUTION

      We market our software products and services to merchants directly and through the considerable number of marketing channels we have established. Our marketing channels include:

      - payment processors in the United States, including First Data Corporation (including CardNet, Envoy, FDR, NaBANCO and Telemoney), Paymentech, Global Payment Systems (including National Data Corporation, MAPP and Modular Data, Inc.), NOVA, Novus and Vital Processing Services;

      - financial institutions and independent sales organizations, some of which resell our products and services, and others that sell the products and services under private label;

      - value-added resellers, hardware vendors and developers of "store-builder" software packages that integrate our payment capabilities into their products; and

      -   our own internal telemarketing and outside sales forces.

COMPETITION

        Although still relatively new, the market for Internet payment services and software products is intensely competitive and evolving rapidly. Moreover, the field in which we compete is diverse and includes a growing number of alternative methods for processing payment transactions. Although we manage our business in distinct product segments, our services and products actually compete against other applications, including to some extent other CyberCash




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offerings, within the broader market of payment solutions. Potential customers have a variety of options for processing payment transactions, including proprietary, closed-architecture systems, Internet payment services and payment processing software.

        A number of companies, including Verifone (a subsidiary of Hewlett-Packard Company) and HyperCom Corporation, market closed-architecture point-of-sale terminals that compete against our services and products. While proprietary systems such as Verifone's often involve higher set-up costs and require dedicated communication lines, they are well accepted, involve little maintenance and are simple to operate.

        Our direct competition in Internet payment services is highly fragmented. For larger merchants wishing to establish direct gateways to their payment processors, our competitors include software vendors like Clear Commerce Corporation, IBM and Open Market, Inc. Some larger merchants elect to develop their own solutions for all or part of the transaction management process. Whether or not they rely on software or services developed by third parties, these solutions tend to be more expensive, and require a greater investment in onsite maintenance than most small- to medium-sized merchants can afford. We have numerous competitors in that segment of the market, including CyberSource, Authorize.net, Signio (a subsidiary of Verisign), Card Service International, and Anacom Communications. We also face potential competition from companies in the financial services industry such as First Data Corporation, AT&T, and GE Capital.

        Our principal competitors in the market for Internet payment software are Go Software and Atomic Software. We also compete to some extent with ClearCommerce and Paylinx, although the solutions of these two companies are designed primarily for the largest Internet merchants.

        We expect competition from all of these channels to continue to increase in the future. Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than we do. In addition, some of our competitors have broad distribution channels that enable them to bundle competing products and services for delivery directly to end-users or purchasers. We also compete against custom payment solutions built by in-house information technology engineers. We cannot assure that we will be able to compete effectively with current or future competition, or that the competitive pressures we face will not have a material adverse effect on our business, financial condition or operating results.

RESEARCH AND DEVELOPMENT

        We intend to remain competitive by continuing to invest in research and development. In 2000, we expect to focus on consolidating and simplifying the core architecture of our payment products and developing enhancements to our transaction management services. In addition, we intend to continue to adapt our technologies to local processor specifications, currency and other requirements for use in some non-U.S. markets, including Canada, Europe and Asia; however, we intend to perform only a limited amount of development consulting work. Our programmers and software engineering facilities are located in Reston, Virginia and Bangalore, India.


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        Research and development expenses were approximately $10,543,000,
$9,066,000 and $9,656,000 for the years ended December 31, 1999, 1998, and 1997, respectively. These expenses totaled $6,275,000 for the nine months ended September 30, 2000, down from $7,847,000 for the comparable 1999 period. To date, we have expensed all software development costs as incurred.

TRADEMARKS AND PATENTS

        The CyberCash logo, ICVERIFY(R), PCVERIFY(TM), NetVERIFY(TM), PCAuthorize(TM), WebAuthorize(TM), MacAuthorize(TM), FraudPatrol(TM), and PayNow(TM) Secure Electronic Check Service are trademarks or registered trademarks or service marks of CyberCash or its affiliates in the United States and other countries. Any other trademarks, service marks and registered trademarks and service marks that we reference in this report belong to their respective owners.

EMPLOYEES

        As of December 21, 2000, we had a total of 306 employees, 225 of whom are based in the United States, 73 of whom are based in Bangalore, India and the remaining nine are based in other international locations. None of our employees is represented by a labor union. We consider our relations with our employees to be good.

PROPERTIES

        Our corporate offices and processing facility is located in Reston, Virginia. Our principal sales office is located in Alameda, California. We also maintain a development operation in Bangalore, India. In addition, we maintain offices in Michigan, Florida, Connecticut, Maryland, North Carolina, Massachusetts, New York, Tennessee, Ohio, California, London, England, and Munich, Germany.

        We lease our office space and processing facilities. We occupy approximately 52,000 square feet in Reston, Virginia, under leases expiring through 2003. We occupy approximately 26,000 square feet in Alameda, California, under a lease expiring 2004. We believe that our existing Reston and Alameda facilities will be adequate through at least 2000 and that sufficient additional space will be available thereafter as needed on terms acceptable to us.

        Our processing facility presently has the capacity to process a substantially greater volume of transactions than are currently being received. The system is physically housed in secured, climate-controlled rooms. Payment processing is done on redundant systems with frequent data backups. These redundant systems are designed to provide an effective level of protection against internal system failures but would not necessarily ensure continued operation in the case of a regional natural disaster, power outage or telecommunication interruption. We also have established an off-site back-up data center.

LEGAL PROCEEDINGS


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        We are not party to any material legal proceedings.


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                 CYBERCASH MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the accompanying consolidated financial statements and the notes thereto in this proxy statement. CyberCash's reported results for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, and the relationship between those results and the results for prior periods, are not necessarily indicative of CyberCash's results in the future. This discussion contains, in addition to historical information, forward-looking statements about CyberCash's current plans and expectations for the future. These forward-looking statements relate to CyberCash's present plans and reflect its assumptions about future events and contingencies. They are, therefore, subject to numerous risks and uncertainties. The rapidly evolving industry in which CyberCash operates necessitates management's continuous re-evaluation of its business plans. Moreover, the outcome of future events and CyberCash's actual results cannot be predicted and could differ significantly from its current expectations. The following discussion and the section under the caption entitled "Risk Factors" elsewhere in this proxy statement describe some, but not all, of the factors that could cause these differences.

OVERVIEW

        Electronic commerce, or "e-commerce", is emerging as a viable industry and continues to grow and change rapidly. In this environment, CyberCash's success will depend largely on its ability to continue to expand its established Internet payment service and software payments businesses, and to develop and successfully market new products and services in a continuously evolving, increasingly competitive business environment. In order to become profitable, and emerge as a viable long-term enterprise, CyberCash's product and service offerings must achieve a sufficiently widespread market acceptance to generate an adequate return on the level of investment made in its technology. CyberCash's future operating performance will depend in large part on:

        - the rate of growth and changes in the electronic commerce market;
        - its success in broadening its offerings by adding new products and services;
        - its ability to identify, develop, and deliver products and services that meet market demands;
        -       its ability to maintain and expand its distribution channels;
        -       strategic decisions by major participants in the industry;
        -       competitive pricing pressures;
        -       legal and regulatory developments;
        -       general economic conditions; and
        - its ability to develop and maintain key strategic and channel partnerships.

        Most of CyberCash's efforts from inception to 1998 were devoted to business development and marketing in preparation for, and anticipation of, the growth in e-commerce. During 1998 and 1999, CyberCash made significant investments to expand its technological infrastructure to support the growth of its payment services and to ensure its systems were Year 2000 compliant. In addition, CyberCash increased its marketing and sales expenditures, as it



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concentrated on expanding its merchant base. As a result, during 1999, it invested in an advertising and corporate branding campaign to promote merchant acquisition and CyberCash name awareness. CyberCash continued its efforts during 1998 and 1999 to establish a strong market position and expand its payment systems offerings by acquiring ICVerify, Inc. and Tellan Software, Inc., companies that develop and market payment software.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

        REVENUE

        CyberCash's revenue increased 25% for the nine-month period ended September 30, 2000 over the comparable period for 1999, with growth by business segment as follows:

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
SEGMENT                                 1999            2000          % GROWTH
-------                                 ----            ----          --------
Internet services................... $4,865,288    $   8,334,627         71%
Software products...................  7,789,469        8,024,896          3
Customization services..............  1,336,892        1,165,653        (13)
                                    -----------    -------------

     Total....................     $ 13,991,649    $  17,525,176         25%
                                   ============    =============

        The Internet Services segment grew rapidly in the nine-month period ended September 30, 2000, relative to the comparable period in 1999. For the nine-month period ended September 30, 2000, the Internet Services segment represented 47% of total revenue, up from 35% in the comparable period last year. This segment's growth is driven by the installed merchant base, which grew from 15,900 merchants at the end of the third quarter of 1999 to nearly 26,700 at the end of September 2000, a 68% increase. The larger merchant base led to increased set-up fees, recurring monthly fees and per transaction fees. Revenue from Software Products also increased, but while this segment represented 46% of CyberCash's aggregate revenue for the nine-month period ended September 30, 2000, Software Products represented 56% of total revenue in the comparable period ended September 30, 1999. The Software Products segment serves the more mature market for physical world payment processing software, and is generally not expected to grow rapidly as the Internet Services business. Revenue derived from CyberCash's Customization Services business declined for the nine month period ended September 30, 2000 as compared to September 30, 1999. Revenue from the Customization Services business is expected to assume a relatively minor role in results from operations in the future as CyberCash places greater emphasis on its core Internet Service and Software Product business segments.

        OPERATING EXPENSES



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


        Cost of Revenue. Cost of revenue consists primarily of cost of operations to provide transaction processing and customer support, and the outsourced production and distribution costs of the tangible media and packaging for CyberCash's Software Products. Cost of revenue increased $1,678,000 from $8,012,000 for the nine months ended September 30, 1999 to $9,690,000 for the nine months ended September 30, 2000. This 21% increase compares to a 25% revenue increase, and reflects economies of scale in the Internet Service segment and that segment's increasing proportion of total revenue.

        Research and Development. Research and development expenses consist primarily of compensation expense and consulting fees to support the development of CyberCash's services and technologies. Research and development expenses decreased $1,572,000 from $7,847,000 for the nine months ended September 30, 1999 to $6,275,000 for the nine months ended September 30, 2000. This decrease is due in part to more careful management of discretionary expenditures, renegotiation of certain vendor agreements, and more focused development efforts. CyberCash plans to continue making focused investments in research and development, but does not currently foresee a significant increase in research and development spending. CyberCash has expensed all software development costs as incurred, and will continue to do so until it can be demonstrated that future benefits may be realized from costs incurred to develop CyberCash's software.

        Sales and Marketing. Sales and marketing expenses consist primarily of compensation expense and advertising and marketing costs. Sales and marketing expenses decreased $6,393,000 from $17,696,000 for the nine months ended September 30, 1999 to $11,303,000 for the nine months ended September 30, 2000. A large portion of 1999 sales and marketing expense was related to promoting CyberCash services and products through a multi-media campaign. While CyberCash expects to continue investing in additional sales and marketing personnel, no similar promotional campaigns are planned for the year ending December 31, 2000.

        General and Administrative. General and administrative expenses consist primarily of compensation expense for management and support personnel and fees for professional services and other expenses not attributable to a particular source of revenue or function. General and administrative expenses increased $1,373,000 from $6,404,000 for the nine months ended September 30, 1999 to $7,777,000 for the nine months ended September 30, 2000. This increase is largely attributable to non-cash compensation expense imputed from a personal guarantee made by a principal stockholder to CyberCash's Chief Executive Officer. CyberCash anticipates that general and administrative expenses will remain significant.

        Amortization of Intangibles. The increase in amortization expense experienced during the nine months ended September 30, 2000 is the result of CyberCash's acquisition of Tellan Software, Inc. during July 1999. CyberCash accounted for the acquisition as a purchase and accordingly, the purchase price was allocated to the assets and liabilities acquired at their estimated fair value as of the date of acquisition. Of the $11.8 million purchase price, $914,000 was allocated to Tellan's net assets, and the remainder to intangible assets. These intangible assets are being amortized using the straight-line method over their estimated useful lives of three to ten years.



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

        Interest Income, Net. Interest income increased $190,000 from $395,000 for the nine months ended September 30, 1999 to $585,000 for the nine months ended September 30, 2000. The increase reflects higher average cash balances in 2000 as compared to the same prior year periods.

        Loss From Investments. Loss from investments consists of the adjustment of the carrying value of an investment in a technology company. During the second quarter of 1999 this asset was determined to be impaired and was written off based on the criteria established in Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets Disposed of."

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

        REVENUE

        CyberCash's revenue for the year ended December 31, 1999 was $20,254,000 compared with $12,588,000 for the year ended December 31, 1998. During 1999, CyberCash generated 40% of its revenue from its Internet Services segment, 53% from its Software Products segment and 7% from its Customization Services segment. During 1998, CyberCash generated approximately 34% of its revenue from its Internet Services segment, 52% from its Software Products segment, and 14% from its Customization Services segment. CyberCash grew its revenue stream from its Internet Services segment by approximately 90% from 1998. This growth was a function of a 111% increase in CyberCash's base of merchant customers and a 94% increase in its transaction volume during the year. CyberCash's Software Products segment grew by 65% year over year, of which 30% was related to the acquisition of Tellan Software in July of 1999 and the remainder was related to the expansion of its merchant base. In 1999 and 1998, CyberCash continued to reduce its reliance on revenue from its Customization Services segment, which is comprised principally of licensing and development fees paid by CyberCash's strategic allies or joint venture partners.

        OPERATING EXPENSES

        Cost of Revenue. Cost of revenue increased by 56% in 1999, from $7,517,000 for the year ended December 31, 1998 to $11,697,000 for the year ended December 31, 1999. This increase resulted primarily from higher costs incurred to produce and distribute CyberCash's software products, higher compensation expenses from expanding CyberCash's customer service and network operations staffs, and increased investment in computers, networking systems and telecommunications equipment to support CyberCash's rapidly growing Internet Services segment and to ensure that its systems were Year 2000 compliant.

        Research and Development. Research and development expenses increased 16% over the prior year, from $9,066,000 for the year ended December 31, 1998 to $10,543,000 for the year ended December 31, 1999. This increase was due to enhancing CyberCash's technological offerings, adding the development team of Tellan Software and ensuring Year 2000 compliance.



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        Sales and Marketing. Sales and marketing expenses increased $7,998,000 from $14,652,000 for the year ended December 31, 1998 to $22,650,000 for the year ended December 31, 1999. A large portion of 1999 and 1998 sales and marketing expense was related to raising brand awareness of CyberCash through multi-media campaigns. In addition, during both years, CyberCash increased the size of its direct sales force.

        General and Administrative. General and administrative expenses increased $1,414,000 from $7,026,000 for the year ended December 31, 1998 to $8,441,000 for the year ended December 31, 1999. This increase primarily reflects an increase in executive compensation, shareholder related and SEC filing costs, and the acquisition of Tellan Software.

        Amortization of Intangibles. CyberCash accounted for the acquisitions of ICVerify and Tellan Software as purchases. Accordingly, it allocated the purchase price to the assets and liabilities acquired at their estimated fair value as of the date of acquisition. Intangible assets are being amortized using the straight-line method over their estimated useful lives. During 1998 and 1999, CyberCash recognized $5,164,000 and $8,477,000 in amortization expense, respectively.

        Restructuring Charges. CyberCash routinely evaluates and realigns it organizational structure in order to respond appropriately to the ever-changing electronic commerce market space and to take advantage of cost-reduction opportunities related to acquisitions. During 1998 and 1999, it recognized $609,000 and $775,000 in restructuring charges, respectively.

        Interest Income, Net. Interest income decreased $244,000 from $915,000 for the year ended December 31, 1998 to $671,000 for the year ended December 31, 1999. CyberCash funded the acquisition of Tellan, the investment in Commission Junction, the multi-media advertising campaigns and operating activities out of cash generated from CyberCash's private placements in 1999.

        Loss from Investments and Equity in Losses of Affiliates. For the year ended December 31, 1998, CyberCash recognized a loss of $101,000 related to its share of the net losses of its affiliates. For the year ended December 31, 1999, CyberCash recognized a loss of $1,000,000 related to the write-off of an investment that went out of business during 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

        REVENUE

        CyberCash's revenue for the year ended December 31, 1998 was $12,588,000 compared to $4,487,000 for the year ended December 31, 1997. During 1998, CyberCash generated approximately 34% of its revenue from its Internet Services segment, 52% from its Software Products segment, and 14% from its Customization Services segment. In contrast, the majority of CyberCash's revenue in 1997 derived from its Customization Services segment in which it licensed its Internet payment technology and received fees for development work associated with these licensing activities. CyberCash grew its revenue stream from its Internet Service segment by approximately 35% from 1997. This growth resulted in part from increasing its base of



                                       104
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merchant customers by approximately 150% and in part from implementing a new fee structure, under which it charges merchants a set-up and monthly access fee in addition to transaction fees. During 1998, CyberCash acquired ICVerify, Inc., which accounted for the new business line of payment software.

        OPERATING EXPENSES

        Cost of Revenue. Cost of revenue increased by $3,859,000 from $3,658,000 for the year ended December 31, 1997 to $7,517,000 for the year ended December 31, 1998, primarily as a result of costs incurred to produce and distribute CyberCash's software products, increasing the size of CyberCash's customer service to support its payment software business and expanding its technological infrastructure to support growing transactions volumes for its service offerings.

        Research and Development. Research and development expenses decreased $590,000 from $9,656,000 for the year ended December 31, 1997 to $9,066,000 for the year ended December 31, 1998. This decrease was primarily due to CyberCash's ability to shift portions of its U.S.-based research and development efforts to its Bangalore, India development subsidiary, where the cost of labor is less expensive.

        Sales and Marketing. Sales and marketing expenses increased $5,049,000 from $9,603,000 for the year ended December 31, 1997 to $14,652,000 for the year ended December 31, 1998. A large portion of 1998 and 1997 sales and marketing expense was related to raising brand awareness of CyberCash through television and magazine advertisements. In addition, during 1998, CyberCash almost tripled the size of its direct sales force primarily through the acquisition of ICVerify.

        General and Administrative. General and administrative expenses increased $1,186,000 from $5,840,000 for the year ended December 31, 1997 to $7,026,000 for the year ended December 31, 1998. This increase primarily reflects an increase in employees during 1998 as a result of acquiring ICVerify and internal growth.

        Amortization of Intangibles. CyberCash accounted for the acquisition of ICVerify as a purchase. During 1998, CyberCash had $5,164,000 in amortization expense.

        Restructuring Charges. During 1998 and 1997, CyberCashrecorded restructuring charges of $609,000 and $344,000, respectively, as a result of realigning its organization structure to respond to changes in the electronic commerce market place.

        Write-off of Technology License. In 1997, CyberCash entered into a technology licensing agreement with Carnegie Mellon University ("CMU") whereby it acquired the exclusive worldwide rights to CMU's NetBill technology for use in network-based electronic commerce. Due to the uncertainty associated with the realizability of the license acquired, CyberCash recorded a non-cash charge to operations of $2,163,000 during 1997 for the cost of this license.

        Interest Income, Net. Interest income decreased $546,000 from $1,461,000 for the year ended December 31, 1997 to $915,000 for the year ended December 31, 1998. CyberCash



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funded the acquisition of ICVerify and operating activities out of cash generated from CyberCash's private placements in 1998.

        Loss from Investments and Equity in Losses of Affiliates. For the years ended December 31, 1998 and 1997, CyberCash recognized losses of $101,000 and $905,000, respectively, related to its share of the net losses of its affiliates.

LIQUIDITY AND CAPITAL RESOURCES

        CyberCash's cash and cash equivalents decreased by $7,803,000 from approximately $18,176,000 at December 31, 1999 to $10,373,000 at September 30, 2000. This decrease was primarily due to CyberCash's net loss of $24,480,000 for the nine months ended September 30, 2000, offset by net cash of $7,072,000 provided by financing activities and non-cash expenses of $12,460,000 for depreciation and amortization, expenses related to the issuance of stock, warrants and options, provisions for doubtful accounts and the disposal of property and equipment during the same period. The decrease in cash and cash equivalents during the nine months ended September 30, 2000 also results from net cash of $840,000 used for operating assets and liabilities, and a $22,000 effect of exchange rates. In addition, CyberCash had cash outflows for capital expenditures of $1,658,000 and for the payment of $335,000 in contingent consideration to former Tellan shareholders upon the achievement of a development milestone established in the Tellan acquisition agreement. CyberCash's planned capital expenditures for the remainder of 2000 are approximately $950,000, primarily for capital equipment used in its network infrastructure and software and related implementation costs.

        On November 1, 2000, CyberCash agreed to issue $10,998,082 aggregate principal amount of 6% subordinated convertible notes due 2002 in exchange for its obligations under a securities purchase agreement dated August 19, 1999, as amended September 7, 1999 and July 26, 2000 to deliver additional shares of CyberCash common stock or pay cash on October 19, 2000 because the then market price was less than $9.125 per share. Interest payments on the notes will be payable semi-annually in arrears, commencing May 1, 2001. The notes will be convertible at $2.4345 per share, and callable by CyberCash at par at the expiration of any 20 consecutive trading day period in which the closing bid price for the CyberCash common stock exceeds $4.869 per share.

        CyberCash currently anticipates that its current available cash resources combined with future cash flows from operations will be sufficient to meet its presently anticipated cash needs, including its working capital requirements into the next fiscal year. However, CyberCash expects to incur additional, substantial transactional costs, restructuring costs and integration costs in connection with the merger. CyberCash must raise additional capital before or in connection with the merger to fund these costs and provide sufficient capital for the combined company to operate. If, following the merger, it continues to sustain operating losses in future periods, CyberCash will be forced to seek additional funds to finance its operations. CyberCash does not know whether it will be able to obtain financing or on what terms the financing would be available. Depending on market conditions, CyberCash's prospects and a number of other factors not now known, additional financing may not be available or may entail material dilution to its stockholders.

        If CyberCash does raise additional funds through the issuance of equity securities, the percentage ownership of the stockholders will be reduced, stockholders may experience additional dilution, or equity securities issued may have rights, preferences or privileges senior to those of common stockholders. CyberCash cannot assure you that additional financing will be available now or in the future. If adequate funds are not available or are not available on acceptable terms, CyberCash may be unable to develop or enhance its services, take advantage of future opportunities, or respond to competitive pressures, which could have a material adverse effect on its business, financial condition or operating results.

                       PRINCIPAL STOCKHOLDERS OF CYBERCASH

        The table below sets forth, as of December 21, 2000, according to information available to the company, the stock ownership of the directors, executive officers and principal stockholders of CyberCash (including all holders of greater than 5% of CyberCash common stock). The share ownership and percentages listed in the table include any shares of CyberCash common stock held by the listed stockholders that are subject to options currently exercisable or exercisable within sixty days from the date of these tables. The persons and entities listed have, to CyberCash's knowledge, sale, voting and investment power with respect to all shares of CyberCash stock shown as being beneficially owned by them, except as may otherwise be described in the footnotes to the tables. Beneficial ownership is determined in accordance with the rules and regulation of the SEC.

        Unless otherwise indicated, the address of each affiliate named in the table is c/o CyberCash, Inc., 2100 Reston Parkway, Reston, VA 20191.

                                                             Beneficial Ownership Of
                                                             CyberCash Common Stock
                                                             ----------------------
                                                         Number of            Percent of
Beneficial Owner                                          Shares                Class
----------------                                          ------                -----

William N. Melton (1)..............................      4,840,498               18.65%
First USA Bank, N.A. (2)...........................      2,200,000                7.82
   Three Christine Centre
   201 North Walnut Street
   Wilmington, DE  19801
Halifax Fund LP (3)................................      1,672,500                6.29
   c/o The Palladin Group, Inc.
   40 West 57th Street
   New York, NY  10019
RGC International Investors, LDC (4)...............      7,886,935                9.90
   c/o Rose Glen Capital
Management , L.P.
   251 St. Asaphs Road
   3 Bala Plaza East
   Bala Cynwyd, PA  19004
Daniel C. Lynch (5)................................        838,076                3.22
Michael Rothschild (6).............................         87,424                 *
Charles T. Russell (7).............................         42,000                 *
Garen K. Staglin(8)................................         79,358                 *
Parvinder S. Kohli (7).............................         36,159                 *
James J. Condon (9)................................        324,800                 *
George C. Pappas (7)...............................        214,000                 *
Charles L. Riegel (7)..............................         54,000                 *
Joseph Monteil (7).................................         49,500                 *
John H. Karnes (10)................................         31,238                 *
All directors and executive officers as a group
   (11 persons) (11)...............................      6,597,053               24.53

-----------
* Less than 1%.

(1) Includes 15,000 shares held by members of Mr. Melton's immediate family; 40,000 shares held by The William N. Melton 1994 Charitable Remainder Annuity Trust; 70,000 shares held by The William N. Melton 1995 Charitable Remainder Annuity Trust; and 1,110,000 shares held by The Melton Foundation and 10,000 shares subject to stock options exercisable within 60 days of December 26, 2000.

(2) Consists of shares subject to warrants exercisable within 60 days of December 26, 2000.

(3) Based upon information contained in the most recent Schedule 13G filed by Halifax Fund LP, Halifax held 1,044,450 shares of common stock and warrants to acquire 388,415 shares of common stock at December 31, 1999. The warrants are exercisable only to the extent that the number of shares of common stock issuable upon the exercise of the warrants, together with any other shares of common stock beneficially owned by the filers, would not exceed 9.9% of the then outstanding common stock of CyberCash. CyberCash issued 239,635 additional warrants to Halifax effective January 6, 2000 pursuant to re-pricing provisions in certain of the warrants. These additional warrants are also subject to the foregoing 9.9% limitation on exercisability.

(4) Based upon information contained in the most recent Schedule 13G filed by RGC International Investors LDC, RGC held 1,510,367 shares of common stock and warrants to acquire 1,093,955 shares of Common Stock at December 31, 1999. The warrants are exercisable only to the extent that the number of shares of common stock issuable upon the exercise of the warrants, together with any other shares of common stock beneficially owned by the filers, would not exceed 9.9% of the then outstanding common stock of CyberCash. CyberCash issued 479,271 additional warrants to RGC effective January 6, 2000 and 285,748 additional warrants to RGC effective August 19, 2000 pursuant to re-pricing provisions in certain of the warrants. CyberCash also has committed to deliver RGC a $10,998,594 aggregate principal 6% debenture convertible into 4,517,594 shares at the conversion rate of $2.4345. These additional warrants and convertible debentures are also subject to the foregoing 9.9% limitation on exercisability. As such, the amount reported above as beneficially owned by RGC includes only that portion of the warrants and convertible debentures as may be exercised by RGC within 60 days of December 26, 2000 by virtue of the 9.9% limitation on exercisability contained herein. According to the Schedule 13G filed by RGC, RGC shares voting and dispositive power over the common stock it owns with Rose Glen Capital Management, L.P., its investment manager, and RGC General Partner Corp., the general partner of the investment manager.

(5) Consists of 762,576 shares held by The Lynch Living Trust U/T/A dated March 2, 1990 of which Daniel C. Lynch and Karen D. Lynch are co-trustees; 10,000 shares held by The Katherine Danielle Lynch Irrevocable Trust of which Daniel C. Lynch is trustee; 10,000 shares held by The Michael MacAllen Lynch Irrevocable Trust of which Daniel C. Lynch is trustee; and 5,000 shares held by The Francis Troy Lynch Irrevocable Trust of which Daniel

     C. Lynch is trustee and 50,500 shares subject to stock options exercisable within 60 days of December 26, 2000.

(6) Consists of 38,924 shares held by The Michael L. Rothschild Trustee Revocable Trust U/T/A dated August 9, 1993; 10,000 shares held by The MLR Enterprises, Inc. Master Pension and Profit-Sharing Plan U/T/A dated January 1, 1991; and 38,500 shares subject to stock options exercisable within 60 days of December 26, 2000.

(7) Consists of shares subject to stock options exercisable within 60 days of December 26, 2000.

(8) Includes 16,700 shares held by The Garen K. and Sharalyn King Staglin 1997 Charitable Unit Trust dated July 8, 1997, and 62,658 shares subject to stock options exercisable within 60 days of until January 14, 2001.

(9) Includes 318,625 shares subject to stock options exercisable within 60 days of December 26, 2000.

(10) Includes 21,000 shares subject to stock options exercisable within 60 days of December 26, 2000.

(11) Includes 945,866 shares subject to stock options exercisable within 60 days of December 26, 2000.

                       PRINCIPAL STOCKHOLDERS OF NETWORK 1

        The table below sets forth, as of December 1, 2000, according to information available to Network 1, the stock ownership of the directors, executive officers and principal stockholders of Network 1 (including all holders of greater than 5% of Network 1 common or preferred stock). The share ownership and percentages listed in the table include any shares of Network 1 common or preferred stock held by the listed stockholders that are subject to options, warrants, or convertible securities currently exercisable or convertible, or exercisable or convertible within sixty days from the date of these tables. The persons and entities listed have, to Network 1's knowledge, sole voting and investment power with respect to all shares of Network 1 common and preferred stock shown as being beneficially owned by them, except as may otherwise be described in the footnotes to the tables. Beneficial ownership is determined in accordance with the rules and regulation of the SEC.

        Unless otherwise indicated, the address of each affiliate named in the table is c/o Network 1 Financial Corporation, 1501 Farm Credit Drive, Suite 1500, McLean, VA 22102.


                                            Beneficial Ownership Of              Beneficial Ownership Of
                                             Network 1 Common Stock              Network Preferred Stock
                                             ----------------------              -----------------------
                                          Number of          Percent of        Number of        Percent of
Beneficial Owner                            Shares             Class             Shares            Class
----------------                            ------             -----             ------            -----
William G. Wade (1).................         4,569,415          55.60%
Blue Water Venture II, L.L.C. (2)...            65,041           *               1,527,165         100.00%
   1420 Beverly Road,
   Suite 300
   McLean, VA 22101
John Morabito (3)...................         1,515,000          18.43
Craig Shapero.......................           708,000           8.61
Kim Cooke (2).......................            65,041           *               1,527,165         100.00
Henry Nichols.......................            20,000           *
David Peterson......................             --              --                --               --
Jack Rosenthal......................            40,000           *
All directors and executive
officers as a group (6 persons).....     7,014,412 (4)          84.35            1,527,165         100.00

-----------
* Less than 1%.

(1) Includes 1,739 shares held by Mr. Wade as custodian for a family friend. Mr. Wade also has voting power over an additional 2,706,652 shares pursuant to a voting trust agreement that will terminate immediately prior to the Network 1 stockholders' meeting.

(2) Includes 65,041 shares of common stock issuable to Blue Water Venture II, L.L.C. upon exercise of a warrant, 528,819 shares of preferred stock issuable to Blue Water Venture II, L.L.C. upon conversion of a $2,000,000 principal amount debenture and 54,653 shares of preferred stock issuable to Blue Water Venture II, L.L.C. in payment of accrued preferred stock dividends. Mr. Cooke is a managing director of Blue Water Capital, which is the managing member of Blue Water Venture II, L.L.C. Mr. Cooke disclaims beneficial ownership of the shares owned by Blue Water Venture II, L.L.C.

(3) Mr. Morabito shares voting and investment power with respect to his shares with his wife.

(4)     Includes 98,041 shares issuable upon exercise of options and warrants.

                         MANAGEMENT FOLLOWING THE MERGER

        The following table sets forth the names, ages and positions of the persons who will serve as executive officers and directors of the post-merger combined company.

NAME                             AGE    POSITION
----                             ---    --------
William N. Melton                57     Chairman of the Board of Directors
William G. Wade                  39     President, Chief Executive Officer and Director
John H. Karnes                   39     Executive Vice President, General Counsel and Chief Financial Officer
Charles L. Riegel                41     Executive Vice President, Worldwide Marketing
Joseph G. Monteil                42     Executive Vice President, Development and Operations
Arthur A. Pumo                   59     Executive Vice President, Human Resources
Krishna Kushwaha                 49     Executive Vice President, Development
William C. Beck                  53     Executive Vice President, Sales
Kim D. Cook                      45     Director
Daniel C. Lynch                  58     Director
Henry R. Nichols                 45     Director
Jacob Rosenthal                  82     Director
Michael Rothschild               48     Director

        William N. Melton is a founder of CyberCash, has served as member of its board of directors since its inception in August 1994 and was elected chairman of the board of directors in November 1999. Mr. Melton served as CyberCash's chief executive officer until November 1999 and as its president until January 1999. Mr. Melton was a founder of VeriFone, Inc., a transaction automation company, in 1981. He was a director of VeriFone from 1981 until 1996, and served as its chairman of the board from 1986 until 1992. Mr. Melton was a founding investor of Transaction Network Services, Inc., a transaction network communications company.

        William G. Wade founded Network 1 Financial Corporation in 1988 and has served as a director, president and chief executive officer since its inception. Prior to 1988, Mr. Wade was a senior vice president with First Western Mortgage Company in Vienna, Virginia. Mr. Wade has served on the compensation committee of Network 1.

        John H. Karnes joined CyberCash in February 2000 as vice president and general counsel and was named executive vice president and chief financial officer in May 2000. Prior to joining CyberCash, Mr. Karnes was general counsel to Snyder Oil Corporation, an oil and gas exploration company, during 1999; FIRSTPlus Financial Corporation, a consumer finance company, during 1998; Pillowtex Corporation, a textile manufacturer, during 1997; AMRE Incorporated, a home improvement product manufacturer and marketer, during 1996; and Pratt Hotel Corporation, a hotel and casino resort management company, during 1995. He previously was in private practice with the national law firm of Kirkland & Ellis, where he specialized in corporate finance and mergers and acquisitions.

        Charles L. Riegel has served as CyberCash's executive vice president responsible for worldwide marketing since September 1999. Prior to joining CyberCash, Mr. Riegel served as executive vice president at Virtus Corporation, a North Carolina-based software and technology firm specializing in 3-D imaging from 1996 to 1999 and from 1996 was also a principal at Software Insights, a high-tech consulting firm. Previously, he served from 1994 to 1996 as senior vice president of worldwide marketing at Seer Technologies Inc. and from 1988 to 1994 as vice president of marketing and product management at Legent Corporation. Mr. Riegel serves as a director of Neomar and WebSurveyor.

        Joseph G. Monteil joined CyberCash in May 1999 as executive vice president of development and operations bringing with him over 21 years experience in the information technology industry. Prior to joining CyberCash, Mr. Monteil was the vice president of technical operations at CareerBuilder Inc., an interactive web-based recruiting company. From 1995 to 1997, Mr. Monteil was a senior manager of performance improvement services for KPMG Peat Marwick. He served as the vice president, client services, for Legent Corporation from 1986 to 1995, where he led the client services operations.

        Arthur A. Pumo joined CyberCash in March 2000 as executive vice president, human resources. From 1995 to February 2000, Mr. Pumo served as vice president, human resources, at Omnipoint Corporation, a leading provider of wireless personal communications services and technology. Mr. Pumo was vice president, human resources for Legent Corporation from 1993 to 1995, and was with International Business Machines Corporation from 1963 to 1992, serving in numerous human resources management and executive positions.

        Krishna Kushwaha joined CyberCash in June 2000 as executive vice president of development. Previously, he served as a research and development director of access networks & RT-1000 at Nortel Networks. Additionally, he was a senior manager of international R&D operations at Northern Telecom (now Nortel) and the senior manager of the DMS-100 Test Automation Evolution at Bell Northern Research (R&D subsidiary of Nortel).

        William C. Beck is CyberCash's executive vice president of sales, managing the CyberCash North American sales team. He joined CyberCash in July 2000. Previously, he served as director of sales operations for FileTek, a high tech data warehouse software company. He also was a senior regional sales director at EMC Corporation and regional sales vice president at Memorex-Telex.


        Kim D. Cook was a founding partner of Blue Water Capital, a venture capital firm located in McLean, Virginia, and has served as one of its managing directors since its inception in early 1996. Mr. Cooke serves on the board of directors of several non-public companies and is a member of the board of directors of Internet Commerce Corporation.

        Daniel C. Lynch is a founder of CyberCash, has served as a member of the board of directors since CyberCash's inception in August 1994 and was chairman of the board until January 1999. He also served briefly as vice president during CyberCash's formation in August 1994. Mr. Lynch was the founder of Interop, a conference and tradeshow company for the computer and communications industry, now a division of Softbank Expos and formerly Ziff-Davis Conference and Exhibition Company. From 1980 to 1983, he was director of the information processing division for the Information Sciences Institute. Mr. Lynch is also a member of the board of trustees of the Santa Fe Institute and a director of Exodus Communications, Inc. and Covad Communications Group, Inc.

        Henry R. Nichols has served as chief executive officer of Resource Leasing Corporation, an equipment rental and leasing company specializing in point-of sale equipment, since its founding by Mr. Nichols in 1988. Mr. Nichols served as a director of Transaction Network Services, Inc. from its founding in 1990 until its acquisition by PSINet in 1999. Mr. Nichols has served on the compensation and audit committees of Network 1.

        Jacob Rosenthal was a partner with Ginsberg, Feldman and Bress, a law firm based in Washington, D.C., for over 20 years until 1998. He has served as a director of Network 1 since 1999.

        Michael Rothschild has served as a member of CyberCash's board of directors since November 1995. He is an author, economic columnist and president of The Bionomics Institute, a non-profit educational foundation. Since 1996, Mr. Rothschild has been president and chief executive officer of Maxager Technology, Inc., a software maker specializing in advanced product costing systems for manufacturers.

EXECUTIVE COMPENSATION

        The following table summarizes the compensation paid to the chief executive officer for the year ended December 31, 1999. No other executive officers had total salary and bonus exceeding $100,000 for the year ended December 31, 1999.

                                                                       LONG-TERM
                                             ANNUAL COMPENSATION     COMPENSATION
                                             -------------------     ------------
                                                                      SECURITIES
NAME AND PRINCIPAL POSITION                   SALARY      BONUS   UNDERLYING OPTIONS
---------------------------                  --------    -------  ------------------
William G. Wade......................... $   143,889       --             --

STOCK OPTION GRANTS IN 1999, OPTION EXERCISES AND YEAR-END OPTION VALUES

        Mr. Wade has not been granted any options to purchase shares of Network 1 common stock.

RELATED PARTY TRANSACTIONS OF CYBERCASH AND NETWORK 1

        In November 1999, William N. Melton, chairman of the board of directors, purchased 1,186,240 shares of CyberCash common stock for an aggregate purchase price of $10.0 million. In June 2000, The Melton Foundation, an entity affiliated with Mr. Melton, purchased 1,000,000 shares of CyberCash common stock for an aggregate purchase price of $5.5 million. The shares in each of these transactions were purchased at the then fair market value of common stock.

        During the year ended December 31, 1998, Network 1 recorded revenues of $285,000 for hardware leases that were sold to a company of which Henry Nichols, a member of Network 1's board of directors, was a prinicipal stockholder, chief executive officer and director. Additionally, Network 1 generated $63,000 and 38,000 of revenues during the years ended December 31, 1999 and 1998, respectively, for transaction processing services provided to this company.

        During the years ended December 31, 1999 and 1998, Network 1 recorded revenues of $53,000 and $135,000, respectively, for transaction processing services provided to a company owned by an affiliate of Network 1.

                PROPOSAL 2: APPROVAL OF CERTIFICATE OF AMENDMENT
            TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

GENERAL

        The CyberCash board of directors has approved a proposal to amend the current amended and restated certificate of incorporation of CyberCash. The approval of this amendment by CyberCash's stockholders and the filing of an amendment to the certificate of incorporation is a condition to closing of the merger. If the merger is not approved by CyberCash's stockholders or does not close for some other reason, CyberCash will not file the proposed amendment to the certificate of incorporation and the current CyberCash certificate of incorporation will continue to be applicable.

CHANGE IN CAPITALIZATION

        The board of directors' proposal amends the certificate of incorporation to increase the number of authorized shares of common and preferred stock. The CyberCash amended and restated certificate of incorporation currently authorizes the issuance of a total of 85,000,000 shares of capital stock, 80,000,000 of which are designated are common stock and 5,000,000 of which are designated as preferred stock. Of such authorized shares of common stock, 25,943,027 shares were outstanding as of December 13, 2000, and a further 13,395,647 shares are reserved for issuance pursuant to outstanding options, warrants and other securities convertible into shares of common stock. As of December 13, 2000, completion of the merger will require CyberCash to issue approximately 25,839,462 additional shares of CyberCash common stock, which is subject to upward adjustment, and to reserve approximately 2,401,805 additional shares of CyberCash common stock for issuance upon the exercise of options and warrants assumed by CyberCash in the merger. In addition, CyberCash may be required to issue an indeterminate number of shares of preferred stock in the merger.

        As a result, CyberCash may not have a sufficient number of shares of authorized common stock to issue to Network 1 stockholders in the merger. Therefore, if this proposal is approved, the proposed amendment to the certificate of incorporation will be filed and the authorized capital stock of the company will be increased to 150,000,000 shares of capital stock, 140,000,000 of which will be designated as common stock and 10,000,000 of which will be designated as preferred stock. The preferred stock may be issued by the CyberCash board of directors in one or more series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as the board of directors may determine.

        Additional shares of CyberCash capital stock authorized pursuant to the amendment to the certificate of incorporation and not issued in the merger or otherwise reserved could be issued at the discretion of the CyberCash board of directors without further action by CyberCash stockholders, except as required by applicable law, regulation or rule, in connection with future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes. The issuance of shares of CyberCash capital stock, including the additional shares, may, in certain situations, dilute the present equity ownership position of current CyberCash stockholders. Although this proposal to increase the number of authorized shares of capital stock has been prompted by business and financial considerations, and not by the threat of any attempt to accumulate shares and gain control of CyberCash, stockholders nevertheless should be aware that the additional shares of CyberCash capital stock that would become available for issuance if this proposal is adopted could also be used by CyberCash to oppose a hostile takeover attempt or delay or prevent changes of control in CyberCash or changes in or removal of management of CyberCash. For example, without further stockholder approval, the CyberCash board of directors could sell shares of capital stock in a private transaction to purchasers who oppose a takeover or favor the current board and management. Such issuances may prevent transactions that are favored by the majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over the market price or benefit in some other manner. As of the date of this proxy statement/prospectus, CyberCash has no plans or commitments that would involve the issuance of the additional shares, other than pursuant to the merger agreement.

RECOMMENDATION OF THE BOARD; VOTE REQUIRED FOR APPROVAL

        The CyberCash board of directors has determined that the proposed amendment to the certificate of incorporation are advisable and recommends that you vote "FOR" Proposal 2.

        The approval of this proposed amendment to the certificate of incorporation will require the favorable vote of the holders of a majority of the outstanding shares of CyberCash common stock.

        The form of the proposed amendment to the certificate of incorporation is attached to this proxy statement as Appendix B.

                                  OTHER MATTERS

        The CyberCash board of directors does not know of any other business to be presented for consideration at the special meeting. If other matters properly come before the special meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment.

        CyberCash will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the SEC, including the financial statements, notes to the financial statements and the financial schedules contained in the report. CyberCash will also furnish copies of any exhibits to the report but may charge a reasonable copying charge. CyberCash stockholders should address requests for copies of any of these materials to Secretary, CyberCash, Inc., 2100 Reston Parkway, Reston, VA 20191.

        A list of stockholders entitled to vote at the special meeting will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours for a period of 10 days prior to the special meeting at CyberCash's principal executive offices.

                                  LEGAL MATTERS

        Piper Marbury Rudnick & Wolfe LLP, Washington, DC, counsel to CyberCash, has issued a legal opinion concerning the legality of the common stock of CyberCash to be issued to Network 1 stockholders in connection with the merger.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of CyberCash, Inc. for the three years ended December 31, 1999, as set forth in their report. CyberCash has included its financial statements in the proxy statement/prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Network 1 Financial Corporation as of December 31, 1999 and 1998, and for the two years in the period ended December 31, 1999, as set forth in their report. These consolidated financial statements are included in this proxy statement/prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        CyberCash files annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any reports, statements or other information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like CyberCash, who file electronically with the SEC. The address of the site is http://www.sec.gov.

        CyberCash has supplied all information contained in this document relating to CyberCash, as well as all pro forma financial information, and Network 1 has supplied all information relating to Network 1.

        CyberCash has not authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it.

                          INDEX TO FINANCIAL STATEMENTS


CYBERCASH, INC.

Report of Independent Auditors.......................................................................F-2
Consolidated Balance Sheets..........................................................................F-3
Consolidated Statements of Operations................................................................F-4
Consolidated Statements of Stockholders' Equity (Deficit)............................................F-5
Consolidated Statements of Cash Flows................................................................F-7
Notes to Consolidated Financial Statements...........................................................F-8


NETWORK 1 FINANCIAL CORPORATION

Report of Independent Auditors.......................................................................F-22
Consolidated Balance Sheets..........................................................................F-23
Consolidated Statements of Operations................................................................F-24
Consolidated Statements of Stockholders' Equity (Deficit)............................................F-25
Consolidated Statements of Cash Flows................................................................F-26
Notes to Consolidated Financial Statements...........................................................F-28

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
CyberCash, Inc.

     We have audited the accompanying consolidated balance sheets of CyberCash, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CyberCash, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


McLean, Virginia
January 27, 2000

                                 CYBERCASH, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,                 SEPTEMBER 30,
                                                                 -----------------------------------   -------------------
                                                                        1999                1998                2000
                                                                 ------------------   --------------   -------------------
                                                                                                             (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents                                         $  18,176,010      $ 10,902,532        $  10,373,356
 Restricted cash                                                         354,936           347,733              358,738
 Accounts receivable, net of allowance of $361,170 and
 $1,050,835 at December 31, 1999 and 1998                              3,394,091         4,661,574            3,905,758
 Prepaid expenses and other current assets                             1,029,631           600,024            1,171,131
                                                                 ------------------   --------------   -------------------
  Total current assets                                                22,954,668        16,511,863           15,808,983
Property and equipment, net                                            9,965,802         9,050,162            8,366,656
Investments                                                            7,242,941           242,947            8,009,476
Other long-term assets                                                 1,215,514         2,346,184              401,717
Goodwill and other intangibles, net                                   67,326,739        65,173,315           60,753,657
                                                                 ------------------   --------------   -------------------
  Total assets                                                     $ 108,705,664      $ 93,324,471        $  93,340,489
                                                                 ==================   ==============   ===================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                                  $   1,714,934      $  2,474,155        $   2,205,410
 Accrued employee benefits                                             1,268,047         1,432,060            1,623,016
 Other accrued expenses                                                2,320,242           853,268            1,749,615
 Deferred revenue                                                      1,212,847           970,783              931,039
                                                                 ------------------   --------------   -------------------
  Total current liabilities                                            6,516,070         5,730,266            6,509,080

Stockholders' equity:
Common Stock, $.001 par value; 80,000,000 shares authorized,
24,701,542 shares issued and 24,681,542 shares outstanding as of
December 31, 1999, 19,129,722 shares issued and
19,109,722 shares outstanding as of December 31, 1998, and
25,889,034 shares issued and 25,869,034 outstanding at
September 30, 2000                                                        24,702            19,130               25,889
Additional paid-in capital                                           241,053,526       183,265,162          250,063,478
Accumulated deficit                                                 (138,012,293)      (94,880,788)        (162,492,197)
Treasury stock, 20,000 shares at cost                                   (120,000)         (120,000)            (120,000)
Receivable from sale of common stock                                    (268,909)         (267,724)                  --
Accumulated other comprehensive loss                                    (487,432)         (420,750)            (645,761)
Unearned compensatory stock options                                           --              (825)
                                                                 ------------------   --------------   -------------------
  Total stockholders' equity                                         102,189,594        87,594,205           86,831,409
                                                                 ------------------   --------------   -------------------
  Total liabilities and stockholders' equity                       $ 108,705,664      $ 93,324,471        $  93,340,489
                                                                 ==================   ==============   ===================

                 See notes to consolidated financial statements.

                                 CYBERCASH, INC.


                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                     --------------------------------------------------    -----------------------------
                                         1999                1998               1997           1999             2000
                                     --------------     --------------     ------------    ------------     ------------
                                                                                                    (UNAUDITED)
Revenues:
 Software product sales              $  10,736,309      $  6,478,191       $         --     $ 7,789,469    $   8,024,896
 Internet and customization
   services                              9,517,766         6,109,412          4,487,173       6,202,180        9,500,280
                                     --------------     --------------     ------------    ------------     ------------
  Total revenues                        20,254,075        12,587,603          4,487,173      13,991,649       17,525,176
Less: returns                              473,634           312,045                 --         376,059          433,069
                                     --------------     --------------     ------------    ------------     ------------
  Net revenues                          19,780,441        12,275,558          4,487,173      13,615,590       17,092,107
Cost of revenues:
 Software product                        3,199,782         1,738,963                 --       2,123,798        2,155,120
 Internet and customization
   services                              8,497,649         5,778,098          3,658,196       5,888,047        7,534,387
                                     --------------     --------------     ------------    ------------     ------------
  Total cost of revenues                11,697,431         7,517,061          3,658,196       8,011,845       9,689,507
Gross profit                             8,083,010         4,758,497            828,977       5,603,745       7,402,600
Costs and expenses:
 Research and development               10,543,457         9,065,841          9,655,885       7,847,419       6,275,375
 Sales and marketing                    22,649,914        14,651,584          9,603,299      17,695,996      11,303,195
 General and administrative              8,440,836         7,026,469          5,840,100       6,403,985       7,776,636
 Amortization of intangibles             8,476,813         5,164,056                 --       6,107,510       7,112,537
 Restructuring charges                     774,992           608,755            344,242
 Write-off of technology license                --                --          2,162,500
                                     --------------     --------------     ------------    ------------     ------------
Loss from operations                   (42,803,002)      (31,758,208)       (26,777,049)    (32,451,165)    (25,065,143)
Interest income, net                       671,497           915,040          1,460,568         395,412         585,239
Loss from investments and
equity in losses of affiliates          (1,000,000)         (101,280)          (905,429)     (1,000,000)             --
                                     --------------     --------------     ------------    ------------     ------------
Net loss                             $ (43,131,505)    $ (30,944,448)     $ (26,221,910)   $(33,055,753)   $(24,479,904)
                                     ==============    ===============    =============    ============    =============
Basic and diluted loss per share     $       (2.02)    $       (2.15)     $       (2.43)   $      (1.61)   $      (0.97)
                                     ==============    ===============    =============    ============    =============

                 See notes to consolidated financial statements.

                                 CYBERCASH, INC.


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                        COMMON STOCK                     ADDITIONAL
                                      -----------------                   PAID-IN            ACCUMULATED            TREASURY
                                 SHARES               AMOUNT              CAPITAL              DEFICIT               STOCK
                           -----------------    -----------------    -----------------    -----------------    -----------------
Balance at December 31,
1996                          10,732,262        $    10,732           $  77,201,462        $ (37,714,430)      $   (120,000)
Sale of Common Stock              10,000                 10                 132,490                   --                 --
Exercise of Common Stock
options                           94,377                 95                 530,540                   --                 --
Common Stock and
Warrants issued in
Connection with
acquisition of NetBill
technology license               120,000                120               2,162,380                   --                 --
Common Stock issued in
connection with Employee
Stock Purchase Plan               35,451                 35                 441,533                   --                 --
Common Stock issued in
connection with the
conversion of Series C
Preferred Stock                   83,156                 83               1,507,109                   --                 --
Accretion of Series C
Preferred Stock                       --                 --                (282,739)                  --                 --
Repayment of receivable
from sale of Common Stock             --                 --                      --                   --                 --
Accrued interest on
receivable from sale of
Common Stock                          --                 --                      --                   --                 --
Compensation expense in
connection with stock
options                               --                 --                 274,571                   --                 --
Amortization of deferred
compensation                          --                 --                 (70,814)                  --                 --
Comprehensive loss
Net loss                              --                 --                      --          (26,221,910)                --
Foreign currency
translation
adjustment                            --                 --                      --                   --                 --
Comprehensive loss
                           -----------------    -----------------    -----------------    -----------------    -----------------
Balance at December 31,
1997                          11,075,246             11,075              81,896,532         (63,936,340)           (120,000)
                           =================    =================    =================    =================    =================
Balance at December 31,
1997                          11,075,246             11,075              81,896,532         (63,936,340)           (120,000)
Sale of Common Stock             376,701                377               3,799,623
Issuance of Common Stock
in connection with the
acquisition of ICVerify,
Inc.                           2,300,000              2,300              54,228,654                  --                  --
Exercise of Common Stock
options                          336,426                336                 649,483                  --                  --
Common Stock issued in
connection with Employee
Stock Purchase Plan               54,829                 55                 442,855                  --                  --
Common Stock issued in
connection with the
conversion of Series C
and Series D Preferred
Stock                          4,986,520              4,987              42,994,227                  --                  --
Accretion of Series C
and D
Preferred Stock                       --                 --                (723,064)                 --                  --
Repayment of receivable
from sale of Common Stock             --                 --                      --                  --                  --
Accrued interest on
receivable from sale of
Common Stock                          --                 --                      --                  --                  --
Amortization of deferred
compensation                          --                 --                 (23,148)                 --                  --
Comprehensive loss
Net loss                              --                 --                      --         (30,944,448)                 --
Foreign currency
translation
adjustment                            --                 --                      --                  --                  --
Comprehensive loss
                           -----------------    -----------------    -----------------    -----------------    -----------------
Balance at December  31,
1998                          19,129,722            $19,130            $183,265,162        $(94,880,788)          $(120,000)
                           =================    =================    =================    =================    =================


                                  RECEIVABLE
                                     FROM              ACCUMULATED
                                   SALE OF                OTHER
                                    COMMON            COMPREHENSIVE
                                    STOCK                 LOSS
                              -----------------     -----------------
Balance at December 31,
1996                          $   (820,233)         $   (87,569)
Sale of Common Stock                    --                   --
Exercise of Common Stock
options                                 --                   --
Common Stock and
Warrants issued in
Connection with
acquisition of NetBill
technology license                      --                   --
Common Stock issued in
connection with Employee
Stock Purchase Plan                     --                   --
Common Stock issued in
connection with the
conversion of Series C
Preferred Stock                         --                   --
Accretion of Series C
Preferred Stock                         --                   --
Repayment of receivable
from sale of Common Stock           64,227                   --
Accrued interest on
receivable from sale of
Common Stock                       (47,332)                  --
Compensation expense in
connection with stock
options                                 --                   --
Amortization of deferred
compensation                            --                   --
Comprehensive loss
Net loss                                --                   --
Foreign currency
translation
adjustment                              --             (244,719)
Comprehensive loss
                              -----------------     -----------------
Balance at December 31,
1997                              (803,338)            (332,288)
                              =================     =================
Balance at December 31,
1997                              (803,338)            (332,288)
Sale of Common Stock
Issuance of Common Stock
in connection with the
acquisition of ICVerify,
Inc.                                    --                   --
Exercise of Common Stock
options                                 --                   --
Common Stock issued in
connection with Employee
Stock Purchase Plan                     --                   --
Common Stock issued in
connection with the
conversion of Series C
and Series D Preferred
Stock                                   --                   --
Accretion of Series C
and D
Preferred Stock                         --                   --
Repayment of receivable
from sale of Common Stock           558,978                  --
Accrued interest on
receivable from sale of
Common Stock                       (23,364)                  --
Amortization of deferred
compensation                            --                   --
Comprehensive loss
Net loss                                --                   --
Foreign currency
translation
adjustment                              --              (88,462)
Comprehensive loss
                              -----------------     -----------------
Balance at December  31,
1998                          $   (267,724)         $  (420,750)
                              =================     =================



                     UNEARNED
                   COMPENSATORY            TOTAL
                      STOCK                EQUITY
                     OPTIONS             (DEFICIT)
                -----------------    -----------------
Balance at
December  31,
1996            $        (360,476)   $     38,109,486
Sale of
Common Stock                   --             132,500
Exercise of
Common Stock
options                        --             530,635
Common Stock
and Warrants
issued in
Connection
with
acquisition
of NetBill
technology
license                       --            2,162,500
Common Stock
issued in
connection
with Employee
Stock
Purchase Plan                 --              441,568
Common Stock
issued in
connection
with the
conversion of
Series C
 Preferred
 Stock                        --            1,507,192
Accretion of
Series  C
 Preferred
 Stock                        --             (282,739)
Repayment of
receivable
from sale of
Common Stock                  --               64,227
Accrued
interest on
receivable
from sale of
Common Stock                  --              (47,332)
Compensation
expense in
connection
with stock
options                       --              274,571
Amortization
of deferred
compensation             237,391              166,577
Comprehensive
loss
 Net loss                     --          (26,221,910)
  Foreign
 currency
 translation
 adjustment                   --             (244,719)
                                     -----------------

 Comprehensive
 loss                                     (26,466,629)
                -----------------    -----------------
Balance at
December  31,
 1997                   (123,085)          16,592,556
                =================    =================
Balance at
December  31,
 1997                   (123,085)          16,592,556
Sale of
Common Stock                                3,800,000
Issuance of
Common Stock
in connection
with the
acquisition
of ICVerify,
 Inc.                         --           54,230,954
Exercise of
Common Stock
options                       --              649,819
Common Stock
issued in
connection
with Employee
Stock
Purchase Plan                 --              442,910
Common Stock
issued in
connection
with the
conversion of
Series C and
Series  D
Preferred
Stock                         --           42,999,214
Accretion of
Series  C and
D
 Preferred
 Stock                        --             (723,064)
Repayment of
receivable
from sale of
Common Stock                  --              558,978
Accrued
interest on
receivable
from sale of
Common
 Stock                        --              (23,364)
Amortization
of deferred
compensation             122,260               99,112
Comprehensive
loss
 Net loss                     --          (30,944,448)
 Foreign
 currency
 translation
 adjustment                   --              (88,462)
                                     -----------------
 Comprehensive
 loss                                     (31,032,910)
                -----------------    -----------------
Balance at
December  31,
 1998           $           (825)    $     87,594,205
                =================    =================

`

                                 CYBERCASH, INC.

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY-- (CONTINUED)



                             COMMON STOCK                    ADDITIONAL
                          -----------------                   PAID-IN             ACCUMULATED           TREASURY
                     SHARES               AMOUNT              CAPITAL               DEFICIT               STOCK
                -----------------   ----------------     -----------------     -----------------    -----------------
Balance at
December  31,
1998                   19,129,722   $         19,130     $     183,265,162     $     (94,880,788)   $        (120,000)
Sale of
Common Stock            4,231,964              4,232            43,926,350
Issuance of
Common Stock
in connection
with the
acquisition
of Tellan               1,105,024              1,105             9,944,111                    --                   --
Common Stock
issued in
connection
with Stock
Bonus Plan                 22,800                 23               285,877                    --                   --
Common Stock
issued in
connection
with Employee
Stock
Purchase Plan              48,233                 48               431,417                    --                   --
Exercise of
Common Stock
Options                   163,799                164             1,459,297                    --                   --
Amortization
of
compensatory
stock options                  --                 --             1,141,312                    --                   --
Expense
incurred by
principal
shareholder
for the
benefit of
the Company                    --                 --               600,000                    --                   --
Repayment of
receivable
from sale of
Common Stock                   --                 --                    --                    --                   --
Accrued
Interest on
receivable
from sale of
Common Stock                   --                 --                    --                    --                   --
Comprehensive
loss
 Net loss                      --                 --                    --           (43,131,505)                  --
 Foreign
 currency
 translation
 adjustment                    --                 --                    --                    --                   --
 Comprehensive
 loss
                 -----------------  ----------------     -----------------     -----------------    -----------------
Balance at
December  31,
1999                   24,701,542   $         24,702     $    241,053,526      $    (138,012,293)   $        (120,000)
                 =================  ================     =================     =================    =================




                    RECEIVABLE
                       FROM             ACCUMULATED
                     SALE OF               OTHER
                      COMMON           COMPREHENSIVE
                      STOCK                 LOSS
                -----------------    -----------------
Balance at
December  31,
1998            $        (267,724)   $        (420,750)
Sale of
Common Stock
Issuance of
Common Stock
in connection
with the
acquisition
of Tellan                     --                    --
Common Stock
issued in
connection
with Stock
Bonus Plan                    --                    --
Common Stock
issued in
connection
with Employee
Stock
Purchase Plan                 --                    --
Exercise of
Common Stock
Options                       --                    --
Amortization
of
compensatory
stock options                 --                    --
Expense
incurred by
principal
shareholder
for the
benefit of
the Company                   --                    --
Repayment of
receivable
from sale of
Common Stock              14,170                    --
Accrued
Interest on
receivable
from sale of
Common Stock             (15,355)                   --
Comprehensive
loss
 Net loss                     --                    --
 Foreign
 currency
 translation
 adjustment                   --               (66,682)
 Comprehensive
 loss
                -----------------    -----------------
Balance at
December  31,
1999            $        (268,909)   $        (487,432)
                =================    =================

                                                     [Additional columns below]


[Continued from above table, first column(s) repeated]



                     UNEARNED
                   COMPENSATORY            TOTAL
                      STOCK                EQUITY
                     OPTIONS             (DEFICIT)
                -----------------    -----------------
Balance at
December  31,
1998           $             (825)    $     87,594,205
Sale of
Common Stock                                43,930,582
Issuance of
Common Stock
in connection
with the
acquisition
of Tellan                      --            9,945,216
Common Stock
issued in
connection
with Stock
Bonus Plan                     --              285,900
Common Stock
issued in
connection
with Employee
Stock
Purchase Plan                  --              431,465
Exercise of
Common Stock
Options                        --            1,459,461
Amortization
of
compensatory
stock options                  825           1,142,137
Expense
incurred by
principal
shareholder
for the
benefit of
the Company                    --              600,000
Repayment of
receivable
from sale of
Common Stock                   --               14,170
Accrued
interest on
receivable
from sale of
Common Stock                   --              (15,355)
Comprehensive
loss
 Net loss                      --          (43,131,505)
 Foreign
 currency
 translation
 adjustment                    --              (66,682)
                                     -----------------
 Comprehensive
 loss                                       (43,198,187)
                            -----    -----------------
Balance at
December  31,
 1999                       $  --    $      102,189,594
                            =====    ==================

                                                                                                                    Receivable
                                                                                                                      From
                                  Common Stock                Additional                                             Sale of
                             --------------------------        Paid-in          Accumulated         Treasury         Common
                             Shares           Amount           Capital            Deficit            Stock            Stock
                             ------------  ------------      -----------       -----------        --------------------------------
Balance at December 31,
 1999                         24,701,542      $  24,702      $ 241,053,526     $(138,012,293)     $(120,000)      $(268,909)

Issuance of Common Stock
 to Melton Foundation          1,000,000          1,000          5,499,000

Sale of Common Stock                                              (150,000)

Common Stock issued in
 connection with Employee
 Stock Purchase Plan              19,357             19            123,582

Exercise of Common
 Stock Options                   168,135            168          1,331,542

Amortization of compensatory
 stock options                                                     855,828

Expense incurred by principal
 shareholder for the benefit
 of the Company                                                  1,350,000

Repayment of receivable
 from sale of common stock                                                                                          268,909

Comprehensive loss
 Net Loss                                                                         (24,479,904)
 Foreign currency translation
  adjustment
Balance at September 30,     -----------------------------------------------------------------------------------------------------
 2000                         25,889,034        $25,889      $250,063,478       ($162,492,197)    ($120,000)             --
                             =====================================================================================================


                               Accumulated           Unearned
                                  Other            Compensatory       Total
                               Comprehensive          Stock           Equity
                                   Loss              Options         (Deficit)
                              ----------------------------------------------------
Balance at December 31,
 1999                         $    (487,432)      $         --      $ 102,189,594

Issuance of Common Stock
 to Melton Foundation                                                   5,500,000

Sale of Common Stock                                                     (150,000)

Common Stock issued in
 connection with Employee
 Stock Purchase Plan                                                      123,601

Exercise of Common
 Stock Options                                                          1,331,710

Amortization of compensatory
 stock options                                                            855,828

Expense incurred by principal
 shareholder for the benefit
 of the Company                                                         1,350,000

Repayment of receivable
 from sale of common stock                                                268,909

Comprehensive loss
 Net Loss                                                             (24,479,904)
 Foreign currency translation
  adjustment                       (158,329)                             (158,329)
Comprehensive loss                                                    (24,638,233)
Balance at September 30,      ----------------------------------------------------
 2000                             ($645,761)                --        $86,831,409
                              ====================================================


                 See notes to consolidated financial statements.

                                 CYBERCASH, INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                                             Nine Months Ended
                                                     YEAR ENDED DECEMBER 31,                                    September 30,
                                 --------------------------------------------------------------------------------------------------
                                        1999                1998                 1997                1999                2000
                                 -----------------   -----------------    -----------------   -----------------    ---------------
                                                                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net loss                         $     (43,131,505)  $     (30,944,448)   $     (26,221,910)  $     (33,055,753)   $   (24,479,904)
Adjustments to reconcile net
loss to net cash used in
operating activities:
 Depreciation                            3,860,832           3,152,584            2,403,259           2,807,096           3,132,751
 Amortization of intangibles             8,476,813           5,164,056                   --           6,107,510           7,112,537
 Provision for doubtful
 accounts receivable                       474,090             236,068                   --
 Loss from write-off of
 investments                             1,000,000                  --            2,162,500           1,000,000                 --
 Loss from investments in
 affiliates                                     --             101,280              905,429
 Loss on disposal of property
 and equipment                             163,601             208,716                4,679             165,007             10,190
 Accrued interest on receivable
 from sale of common stock                 (15,355)            (23,364)             (47,332)            (11,434)            (2,545)
 Compensation expense related
 to issuance of stock, stock
 options and warrants                    2,055,316              99,112              441,152           1,300,468          2,207,078
 Changes in operating assets and
liabilities, net of effect of
acquisitions:
  Restricted cash                           (7,203)            (84,601)             (13,132)             (7,203)                --
  Accounts receivable                     1,169,806         (1,392,759)          (2,555,011)            720,589           (562,157)
  Prepaid expenses and other
  current assets                          (386,570)            348,710             (122,668)           (293,839)          (181,070)
  Other long-term assets                   380,670            (176,333)              80,390             118,036             26,262
  Accounts payable and accrued
  expenses                                 172,702           2,011,040           (1,307,455)           (635,812)           159,922
  Deferred revenue                         177,554             237,639              119,806             481,413           (281,808)
                                 -----------------   -----------------    -----------------   -----------------    ---------------
   Net cash used in operating
   activities                          (25,609,249)        (21,062,300)         (24,150,293)        (21,303,922)       (12,858,744)
INVESTING ACTIVITIES
Sale (purchase) of short-term
investments                                     --           8,779,773           (8,779,773)
Acquisitions, net of cash
received                                  (685,021)        (15,690,498)                  --            (634,782)          (335,000)
Investments in affiliates                        --             (2,072)          (1,247,584)                                    --
Purchase of investments                 (7,249,994)         (1,500,000)                  --          (3,500,000)
Purchases of property and
equipment                               (4,749,685)         (7,470,220)          (1,449,628)         (3,564,739)        (1,658,462)
                                 -----------------   -----------------    -----------------   -----------------    ---------------
   Net cash used in investing
   activities                          (12,684,700)        (15,883,017)         (11,476,985)         (7,699,521)        (1,993,462)
FINANCING ACTIVITIES
Proceeds from issuance of
common stock                            43,729,013           3,800,000              132,500          29,890,818          5,350,000
Proceeds from exercise of stock
options                                  1,459,461             649,819              530,635           1,426,640          1,331,727
Proceeds from issuance of
common stock through the
Employee Stock Purchase Plan               431,465             442,910              441,568             238,840            122,334
Proceeds from receivable from
sale of common stock                        14,170             558,978               64,227              14,170            267,653
Proceeds from issuance of
Series D Preferred Stock                        --          29,262,370           14,238,225
                                 -----------------   -----------------    -----------------   -----------------    ---------------
   Net cash provided by
   financing activities                 45,634,109          34,714,077           15,407,155          31,570,468          7,071,714
                                 -----------------   -----------------    -----------------   -----------------    ---------------
Effect of exchange rate changes
on cash and cash equivalents               (66,682)            (88,462)            (244,719)            (63,341)           (22,162)
                                 -----------------   -----------------    -----------------   -----------------    ---------------
Net increase/(decrease) in cash
and cash equivalents                     7,273,478          (2,319,702)         (20,464,842)          2,503,684         (7,802,654)
Cash and cash equivalents at
beginning of period                     10,902,532          13,222,234           33,687,076          10,902,532         18,176,010
                                 -----------------   -----------------    -----------------   -----------------    ---------------
Cash and cash equivalents at
end of period                    $      18,176,010   $      10,902,532    $      13,222,234   $      13,406,216    $    10,373,356
                                 =================   =================    =================   =================    ===============
Supplemental disclosure of
non-cash investing and
financing activities:
Issuance of common stock and
stock options for acquisitions   $       9,945,216   $      54,230,954    $              --
                                 =================   =================    =================
Accrued milestone payment for
acquisitions                     $         335,000   $              --    $              --
                                 =================   =================    =================
Conversion of preferred stock
to common stock                  $              --   $      42,999,214    $       1,507,192
                                 =================   =================    =================
Accretion of stated value of
preferred stock                  $              --   $         723,064    $         282,739
                                 =================   =================    =================
Supplemental disclosure of
acquisitions:
Assets and intangibles acquired  $      11,741,972   $      72,489,536    $              --   $      12,739,809            335,000
Less: liabilities assumed                 (482,338)         (1,728,649)                  --            (163,731)                --
Common stock and stock options
issued                                  (9,945,216)        (54,230,954)                  --         (11,326,496)                --
                                 -----------------   -----------------    -----------------   -----------------    ---------------
                                         1,314,418          16,529,933                   --           1,249,582
Less: cash received                       (629,397)           (839,435)                  --            (614,800)                --
                                 -----------------   -----------------    -----------------   -----------------    ---------------
Cash paid                        $         685,021   $      15,690,498    $              --   $         634,782    $       335,000
                                 =================   =================    =================   =================    ===============

                 See notes to consolidated financial statements.

                                 CYBERCASH, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION AND NATURE OF OPERATIONS


      CyberCash, Inc. ("CyberCash" or the "Company") was incorporated on August 29, 1994, in the state of Delaware. CyberCash is the world's leading provider of Internet payment services and electronic payment technologies, enabling e-commerce for merchants operating either in the physical "brick and mortar" world or the virtual world of the Internet.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accompanying consolidated financial statements as of September 30, 2000, and for the nine months ended September 30, 2000 and 1999, are unaudited. This unaudited information has been prepared by the Company on the same basis as the audited consolidated financial statements and, in the opinion of management, all adjustments, consisting only of normal recurring accruals considered necessary for a fair presentation, have been included in the accompanying unaudited consolidated financial statements. The results for the nine months ended September 30, 2000 and 1999 are not necessarily indicative of the results to be expected for the entire year.

  PRINCIPLES OF CONSOLIDATION

      The accompanying financial statements include the accounts of CyberCash and its subsidiaries. All significant inter-company transactions have been eliminated in consolidation.

      Investments in unconsolidated joint ventures and affiliates in which the Company has the ability to exercise significant influence over the investee but has less than a controlling interest are accounted for using the equity method. The Company records its share of net losses in its unconsolidated joint ventures accounted for under the equity method to the extent of its investment balance.

      Investments in affiliates in which the Company does not have the ability to exercise significant influence over the investee and has less than a controlling interest are accounted for using the cost method. The Company has no further investment obligations or guarantees to its unconsolidated joint ventures and affiliates.

  CASH EQUIVALENTS AND RESTRICTED CASH

      The Company considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents at year end consisted of investments in highly rated corporate debentures and commercial paper having maturities of less than three months, and in a money market mutual fund invested in U.S. government agency obligations and highly rated corporate debentures having maturities of less than three months. These securities are recorded at cost, which approximates fair market value. The Company has not experienced any losses on these investments. Restricted cash at year-end consisted of certificates of deposit securing Company credit cards held by employees for business expenses and a stand-by letter of credit issued as security on leased property.

  ACCOUNTS RECEIVABLE

      The carrying amount of the Company's accounts receivable approximated their fair value at year-end. The Company recorded a provision for doubtful accounts receivable of $474,000 and $236,000 for the years ended December 31, 1999 and 1998, respectively. The Company also had write-offs of $1,164,000 during the year ended December 31, 1999. During 1998 the Company recorded an allowance for doubtful accounts of $815,000 in connection with the acquisition of ICVerify.

  PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost, net of accumulated depreciation. Depreciation of property and equipment is calculated using the straight-line method over the asset's estimated useful life ranging from 3 to 5 years, not to exceed the lease term in the case of leasehold improvements.

  INVESTMENTS

      Investments consist of investments in affiliates and investments accounted for using the cost method. The Company has classified all debt and equity securities accounted for using the cost method as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a

                                 CYBERCASH, INC.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

separate component of stockholders' equity net of applicable income taxes. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income, net. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis. See Note 11 for a discussion of the accounting for investments in affiliates.

  ASSET IMPAIRMENT

      Each year, management determines whether any property, equipment or any other long-lived asset has been impaired based on the criteria established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets Disposed of". During 1999, the Company wrote-off a $1,000,000 investment in a business which filed for bankruptcy and was dissolved during the year.

  FINANCIAL INSTRUMENTS

      The carrying amount for the Company's cash and cash equivalents, other receivables, certain other financial assets, trade accounts payable, accrued expenses and liabilities and other liabilities approximate fair market value. The fair market value is based on quoted market prices where available.

  GOODWILL AND OTHER INTANGIBLE ASSETS

      Intangible assets are recorded at cost and amortized using the straight-line method over the following estimated useful lives:


Developed technology                                             3 years
Assembled workforce                                              5 years
Trademark and trade name                                        10 years
Goodwill                                                      7-10 years

      The Company evaluates the recoverability of goodwill and other intangible assets based on estimated, undiscounted operating income over the amortization periods, giving consideration to sales and cost benefits expected to be realized by the consolidated entity from the acquisition and integration of acquired entities.

  FOREIGN CURRENCY TRANSLATION

      Results of operations for foreign entities are translated to U.S. Dollars using average exchange rates during the year. Assets and liabilities are translated to U.S. Dollars using the exchange rate in effect at the balance sheet dates. Resulting translation adjustments are reflected in stockholders' equity as accumulated other comprehensive income/(loss).

  REVENUE RECOGNITION

      The Company recognizes transaction processing revenues, merchant set-up and account fees, hardware and software product sales, software development and technology license fees as the related services are performed or products are shipped, assuming collectability is probable, fees are fixed, and persuasive evidence of an arrangement exits.

      In those cases where customers have duplication rights for the software products, revenue is recognized upon receipt of reports of units produced by the customers. Revenues from the sale of product maintenance and support is recognized ratably over the term of the agreement, which in most cases is one year. In sales agreements that include more than one element, the Company allocates the total fee among each deliverable based upon their relative fair value as determined by vendor-specific objective evidence.

                                 CYBERCASH, INC.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)

  RESEARCH AND DEVELOPMENT COSTS

      The Company has expensed its product development costs as research and development costs. It will continue to expense such costs until the realizability of the Company's technologies can be established.

  ADVERTISING COSTS

      All costs related to advertising the Company's products are expensed in the period incurred. During 1999, 1998 and 1997 advertising costs were $8,217,000, $716,000, and $2,135,000, respectively.

  RESTRUCTURING CHARGES

      The Company evaluates and realigns its organizational structure in order to respond to changes in the market and to take advantage of cost-reduction opportunities. Costs related to corporate reorganizations resulting from the Company's comprehensive review of its key business lines have been classified as restructuring charges. These charges include costs for severance and lease termination charges related to downsizing the workforce. The restructuring charges of $609,000 and $344,000 incurred during the years ended December 31, 1998 and 1997, respectively, were paid in the year they were incurred. As of December 31, 1999, $587,000 of the $775,000 restructuring charge incurred in 1999 remained unpaid and is included in other accrued expenses. This amount represents termination benefits for employees involuntary terminated in November 1999.

  INCOME TAXES

      The Company provides for income taxes in accordance with the liability method. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  STOCK BASED COMPENSATION

      The Company accounts for its stock-based compensation in accordance with the provisions of APB No. 25. The Company presents pro forma disclosures of net loss and net loss per share in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") which established the fair value method of accounting for employee stock options.

  USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Actual results could prove the estimates and assumptions used in preparing the financial statements to be incorrect, thereby affecting the amounts and disclosures in the Company financial statements and notes thereto.

  CONCENTRATION OF RISK

      The Company acts as an intermediary and facilitator for automated clearinghouse and credit card transactions. The Company is exposed to risks associated with returned transactions, merchant fraud and transmission of erroneous information related to these transactions. The Company has not incurred significant losses for these risks to date.

                                 CYBERCASH, INC.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

      The Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral with regards to its accounts receivable. The Company maintains reserves for credit losses and such losses have been within management's expectations.

  RECENT ACCOUNTING PRONOUNCEMENTS

      In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), as amended, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views for applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective in the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company has not yet determined the impact SAB 101 might have on the Company's statement of financial position and statement of operations, but is assessing it.

  RECLASSIFICATION

      Certain reclassifications have been made to the 1998 and 1997 financial statements to conform with the 1999 presentation.

3.  PROPERTY AND EQUIPMENT

      Property and equipment consists of the following at December 31:


                                                  1999                         1998
                                           -----------------             -----------------
Computer equipment                         $      14,569,000             $      11,013,000
Furniture and fixtures                             1,369,000                     1,216,000
Office equipment                                   1,596,000                     1,338,000
Leasehold improvements                             2,753,000                     2,241,000
                                           -----------------             -----------------
                                                  20,287,000                    15,808,000
Less accumulated depreciation                     10,321,000                     6,758,000
                                           -----------------             -----------------
                                           $       9,966,000             $       9,050,000
                                           =================             =================

4.  ACQUISITIONS

  TELLAN SOFTWARE, INC.

      On July 23, 1999, CyberCash acquired all the outstanding shares of the capital stock of Tellan Software, Inc. ("Tellan"). The cost of the acquisition was approximately $11,260,000, including fees and expenses. The purchase price at closing consisted of $1,032,000 in cash and 1,105,024 shares of CyberCash Common Stock valued at $9.00 per share. The Company paid approximately $282,000 in transaction costs related to the acquisition. In addition, Tellan shareholders will be entitled to additional contingent cash payments aggregating up to $1,100,000 through 2002 subject to the achievement of specific performance criteria during the period. As of December 31, 1999, Tellan shareholders were entitled to contingent payments aggregating $335,000, which amount is included in goodwill and other accrued expenses. The consolidated financial statements include the results of operations of Tellan since the date of acquisition.

      The acquisition has been accounted for as a purchase and, accordingly, the purchase price has been preliminarily allocated to the assets and liabilities acquired at their estimated fair value as of the date of acquisition. The purchase price was allocated as follows:


Net assets                                                    $       986,000
Developed technology                                          $     1,050,000
Goodwill                                                      $     9,224,000

      The table below summarizes the Company's unaudited pro forma consolidated condensed statements of income for the year ended December 31, 1999 assuming the acquisition of Tellan was effected at the

                                 CYBERCASH, INC.

4.    ACQUISITIONS -- (CONTINUED)

beginning of the period, and for the year ended December 31, 1998 assuming the acquisition of Tellan and ICVerify were effected at the beginning of the period.



                                               FOR THE YEAR ENDED         FOR THE YEAR ENDED
                                               DECEMBER 31, 1999          DECEMBER 31, 1998
                                               -----------------          -----------------
Revenue                                           $21,573,000                $16,809,000
Net loss                                          $(43,417,00)               $(37,081,00)
Net loss available to Common Stockholders         $(43,417,00)               $(37,804,00)
Weighted average shares outstanding                22,014,000                 16,569,000
Basic and diluted earnings per share              $     (1.97)               $     (2.28)

      This pro forma information does not purport to be indicative of the results which may have been obtained had the acquisition been consummated at the dates assumed.

   ICVERIFY, INC.

      On April 30, 1998, CyberCash acquired all the outstanding shares of common stock of ICVerify, Inc. ("ICVerify") for $70,700,000, including fees and expenses. The purchase price included $16,250,000 in cash, 2,300,000 shares of CyberCash Common Stock valued at $20.50 per share, the conversion of outstanding vested and unvested stock options under ICVerify's 1995 Employee Stock Option Plan into stock options exercisable under the CyberCash 1995 Employee Stock Option Plan for $7,000,000 and transaction costs of $279,000. The consolidated financial statements include the results of operations of ICVerify since the date of acquisition.

      The acquisition has been accounted for as a purchase and, accordingly, the purchase price has been allocated to the assets and liabilities acquired at their estimated fair value as of the date of acquisition. Of the purchase price, $400,000 was allocated to ICVerify's net assets, and the remainder was allocated to intangible assets, as follows:


Developed technology                                          $2,700,000
Assembled workforce                                           $  800,000
Trademark and trade name                                      $1,500,000
Goodwill                                                     $65,300,000

      Accumulated amortization of goodwill and other intangible assets was $5,164,000 and $13,640,000 at December 31, 1998 and 1999, respectively.


5.    COMMITMENTS


      The Company has entered into various operating lease agreements for office space, property and equipment. The leases generally contain renewal options. Future minimum lease payments under non-cancelable operating lease agreements, with initial or remaining terms in excess of one year, as of December 31, 1999, are as follows:


2000                                                   $         2,293,000
2001                                                             2,330,000
2002                                                             1,905,000
2003                                                             1,202,000
2004                                                               854,000
Thereafter                                                       1,446,000
                                                       -------------------
                                                       $        10,030,000
                                                       ===================

                                 CYBERCASH, INC.

5.    COMMITMENTS -- (CONTINUED)

      During the years ended December 31, 1999, 1998 and 1997, the Company recognized rent expense of $1,632,000, $2,346,000 and $1,751,000, respectively. During 1999, 1998 and 1997, the Company recognized sub-lease rental income of $137,000, $123,000, and $257,000, respectively.

      On August 11, 1998, in connection with one of the Company's office space leases, the Company entered into a one-year standby letter of credit for $70,000 on behalf of the landlord. This letter of credit was renewed for an additional one-year term during 1999.

      During 1998, the Company entered into an agreement with an affiliated company for a five-year sublease of office space. This lease was revised in 1999 to increase the square footage to be subleased. Minimum future sublease receipts to be received as of December 31, 1999 are approximately $835,000.

6.    ACQUISITION OF TECHNOLOGY LICENSE

      On March 21, 1997, the Company entered into a technology licensing agreement with Carnegie Mellon University ("CMU") for exclusive worldwide rights to CMU's NetBill technology for use in network-based electronic commerce. The consideration for the license included 120,000 shares of Common Stock, plus warrants to purchase an additional 50,000 shares of the Company's Common Stock at an exercise price of $16.45 per share. The Warrants are divided into 25,000 Class A Warrants and 25,000 Class B Warrants. Each class will become exercisable in five equal annual installments of 5,000 shares each, beginning on March 21, 1998, and will expire on March 21, 2007. The exerciseability of the Class B Warrants is conditioned upon the achievement of certain financial conditions which, as of December 31, 1999, have not been met. The Company is obligated to pay annual cash royalties of $75,000 annually on the warrants through the year 2000. The Company will expense these royalty payments in the year paid. Due to the uncertainty associated with the realizability of the license acquired, the Company recorded a non-cash charge to operations during 1997 of $2,162,500 for the fair value of the Common Stock and Class A Warrants issued in the acquisition of the NetBill technology license.

7.    STOCKHOLDERS' EQUITY

      On August 5, 1997, the Company completed the private placement of 15,000 shares of the Company's Series C redeemable convertible Preferred Stock ("Series C Preferred Stock"), with a stated value of $1,000 per share, resulting in net proceeds of approximately $14,200,000. During 1998 and 1997, holders of Series C Preferred Stock converted 13,500 and 1,500 shares, respectively, resulting in the issuance of 1,303,244 and 83,156 shares of Common Stock, respectively.

      During 1998, the Company completed the private placement of 30,000 shares of $.001 par value Series D Convertible Preferred Stock, with a stated value of $1,000 per share ("Series D Preferred Stock"), and options to purchase up to an aggregate of 708,382 shares of the Company's Common Stock ("Investment Options") for net proceeds of $29,209,000. During 1998, all Series D Preferred Stock was converted into Common Stock, resulting in the issuance of 3,683,276 shares. The Investment Options may be exercised through February 5, 2003, at an exercise price of $12.80 per share.

      During 1998, dividends of approximately $154,000 and $569,000 were accreted on the Series C and Series D Preferred Stock, respectively. During 1997, dividends of approximately $283,000 were accreted on the Series C Preferred Stock.

      On November 15, 1999, the Company entered into an agreement with a holder of Investment Options pursuant to which the holder agreed to exercise 472,254 options at the reduced exercise price of $8.27 per share, resulting in net proceeds to the Company of $3,905,540. As additional consideration for the financing,

                                 CYBERCASH, INC.

7.    STOCKHOLDERS' EQUITY -- (CONTINUED)

CyberCash issued the institutional investor an additional 472,254 Investment Options with an exercise price of $13.345 that expire on November 15, 2004.

      In 1998, Garen Staglin, a director of the Company, bought 16,701 shares of CyberCash Common Stock from the Company for an aggregate purchase price of $200,000. In 1998, William N. Melton, Chairman of the Board of the Company, bought 350,000 shares of CyberCash Common Stock from the Company for an aggregate purchase price of $3.5 million. In addition, Michael L. Rothschild, a director of the Company, bought 10,000 shares of CyberCash Common Stock from the Company for an aggregate purchase price of $100,000. The price that Messrs. Melton and Rothschild paid the Company for their shares represented a premium to the then-current fair market value of Common Stock. Mr. Staglin paid the Company the then-current fair market value of Common Stock.

      During 1999, the Company completed the private placement of 914,634 Units, consisting of one share of the Company's Common Stock and a Warrant to purchase
0.75 shares of Common. The price of each Unit was $16.40 and the net proceeds were approximately $14,779,000. The initial exercise price of the Warrants was originally $20.00 per share. The Warrants provide that if the average closing bid price (the "Reset Price") of the Common Stock over the 10 trading days preceding January 6, 2000, January 6, 2001 or January 6, 2002 is less than the exercise price then in effect, the exercise price will be changed to the Reset Price. If an adjustment of the exercise price occurs, the terms of the Warrants require that the number of shares of Common Stock that can be issued upon exercise of the Warrants will also be proportionately increased. In January 2000 the Warrant exercise price was reset to $9.7656 and an additional 718,907 Warrants were issued. As a result of this reset, there are now outstanding 936,588 Warrants expiring January 6, 2004, and 468,295 Warrants expiring March 31, 2004.

      On August 19,1999, CyberCash issued and sold, pursuant to the Company's Registration Statement on Form S-3, an aggregate of 1,643,836 shares of the Company's Common Stock, par value $.001 per share, and Warrants to purchase 164,384 shares of Common Stock, for net proceeds of $14.9 million. The purchase price for the Common Stock was $9.125 per share, and the initial exercise price for the Warrants is $11.40622 per share (125 percent of the purchase price). If the average of the closing bid prices of the Common Stock for the ten trading days immediately preceding August 19, 2000 (the "One Year Price") is less than $9.125 per share, the Company may elect to either make a cash payment to the purchaser in an amount equal to the price difference multiplied by the number of shares purchased or, alternatively, issue additional shares with a market value equal to that amount ("Reset Provision"). In addition, the exercise price of the warrants would be reduced to the One Year Price. If the Company elects to issue additional shares, the purchaser may instead elect to receive an equal number of additional warrants at an exercise price of $.01 per share. The initial Warrants will expire on August 19, 2004.

      On July 26, 2000, the Company and the Buyers under the securities purchase agreement, dated August 19, 1999 (the "Agreement"), amended the agreement postponing the date on which the One Year Price (as defined in the Agreement) applicable to the Common Stock, par value $0.001, was to be determined from August 19, 2000 to October 19, 2000. The date on which the One Year Price applicable to the Warrants would be determined was not postponed. On August 19, 2000, the exercise price of the warrants was reduced to the One Year Price of $4.16563 per share and the number of shares underlying the warrants was increased to 450,112 from 164,384. As of October 19, 2000, the One Year Price (redefined as the "Reset Price") pertaining to the Common Stock purchased under the Agreement was $2.4345, resulting in the Company's obligation either to make a payment to the Buyers under the Agreement equal to $10,998,082 or issue the Buyers 4,517,594 additional shares of Common Stock. On November 1, 2000, the Company agreed to issue $10,998,082 aggregate principal amount of 6% subordinated convertible notes due 2002 (the "Notes") to the Buyers in exchange for the Company's obligations resulting from the October 19 Reset Price determination. The Notes will be convertible at $2.4345 per share, and callable by the Company at par at the expiration of any 20 consecutive trading day period in which the closing bid price for the Company's common stock exceeds $4.869 per share. Interest payments will be payable semi-annually in arrears, commencing May 1, 2001. The Company has agreed to register under the Securities Act of 1933 the resale of the Company common stock to be issued upon conversion of the Notes.

      On November 19, 1999, Mr. Melton purchased 1,186,240 shares of CyberCash Common Stock from the Company for an aggregate purchase price of $10.0 million. These shares were purchased at the then-current fair market value of the Common Stock that CyberCash was able to receive from third parties. As of March 10, 2000, the Company had not registered for resale any of the shares acquired by Mr. Melton.

      On June 28, 2000, the Melton Foundation, a foundation related to William
N. Melton, purchased 1,000,000 shares of CyberCash Common Stock from the Company at the closing bid price for the Common Stock for June 28, 2000. Mr. Melton is the Company's Chairman and a principal stockholder. Net proceeds to the Company were $5.5 million. In connection with the sale, the Company granted the Melton Foundation certain "piggy back" rights entitling the Melton Foundation to include the shares in future registration statements that the Company may file under the Securities Act of 1933.

      In consideration for certain advertising services performed during 1999, the Company issued 15,000 shares of its Common Stock, valued at approximately $210,000, to Donino White & Partners, Inc.

  PREFERRED STOCK

      The Company is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series with such rights, preferences and privileges as determined by the Board of Directors.

                                 CYBERCASH, INC.

8.    FIRST USA WARRANTS

      In November 1998, the Company issued 2.2 million warrants to First USA Bank (the "FUSA Warrants") in connection with an Operating Agreement ("Operating Agreement") entered into in October 1998. Under the Operating Agreement, the Company has agreed to license its Agile Wallet technology to and operate a branded version of its InstaBuy service for First USA, which will be promoted by both companies. The warrants were fully vested and non-forfeitable as of January 1, 1999. All of the FUSA Warrants expire on September 30, 2003, and as of January 1, 2000, have an exercise price of $32.00.

      The warrants are accounted for in accordance with the provisions of EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." As a result, the FUSA Warrants were valued in November 1998 at approximately $5.6 million. This amount will be expensed over the remaining term of the Operating Agreement, which extends to October 2003. During the year ended December 31, 1999, the Company recognized $1,080,000 of expense related to these warrants.

9.    COMMON STOCK OPTIONS

  CYBERCASH 1995 STOCK OPTION PLAN

      The Company's 1995 Stock Option Plan ("Employee Stock Option Plan") provides for incentive and non-statutory stock option grants at the discretion of the Compensation Committee of the Board of Directors to employees, officers, employee directors and consultants. The exercise price of the incentive stock options and the non-statutory stock options cannot be less than 100% and 85%, respectively, of the fair market value of the Common Stock on the date of grant. The maximum number of shares of Common Stock that may be issued pursuant to options that are granted under the Employee Stock Option Plan is 7,500,000.

      Stock options issued under the plan generally vest as to 7.5% of the shares subject to option three months after the date of grant and 2.5% of such shares at the end of each month thereafter, so that the option is fully vested 40 months after grant. The terms of stock options granted under the Employee Stock Option Plan may not exceed 10 years.

      During the year ended December 31, 1995, employees exercised 500,000 options in exchange for notes receivable totaling $1,130,000. As of December 31, 1999, approximately $248,000 of the notes receivable balance and approximately $21,000 of interest accrued on the notes receivable balance remained outstanding. During 1999, 1998 and 1996, the Company received approximately $14,000 in cash, $559,000 in cash and 20,000 shares of treasury stock, and $225,000 in cash, respectively, in satisfaction of employees' notes receivable.

      During 1995, the Company recognized deferred compensation expense of $752,000 for the difference between the exercise price and the deemed fair market value on the date of grant of stock options. The Company amortized this amount ratably over the vesting period of the options, which were 40 to 64 months. During the years ended December 31, 1999, 1998 and 1997, the Company recognized approximately $1,000, $99,000 and $441,000, respectively, of compensation expense related to stock options. Included in the compensation expense for 1998 and 1997 is $23,000 and $275,000, respectively, related to accelerated vesting of stock options for terminated employees. In addition, during 1999, the Company recognized $62,000 in compensation expense related to the issuance of stock options to consultants.

  CYBERCASH 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

      The Company's 1995 Non-Employee Directors' Plan ("Directors' Plan") provides for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. Upon election to the Board of Directors, non-employee directors receive an option to purchase 5,000 shares of

                                 CYBERCASH, INC.

9.    COMMON STOCK OPTIONS -- (CONTINUED)

Common Stock. Thereafter, directors receive automatic grants of options to purchase 5,000 shares annually. Directors receive additional annual grants of options to acquire 1,500 shares for each committee on which they serve and 5,000 for each committee that they chair. All options are priced at the fair market value of the Company's Common Stock on the date of grant and are fully vested immediately. The maximum number of shares of Common Stock that may be issued pursuant to options that are granted under the Directors' Plan is 600,000.

  CYBERCASH 1995 EMPLOYEE STOCK PURCHASE PLAN

      The Company's Employee Stock Purchase Plan (the "ESPP") allows employees to voluntarily contribute between 1% and 15% of their compensation on a pre-tax basis to purchase shares of Common Stock. Lump-sum purchases of Common Stock are made at the end of each semi-annual purchase period at the lower of 85% of the fair market value of the stock on the first day of the period (or the employee's commencement date in the program) or 85% of the fair market value of the stock on the last day of the period.

      The following activity occurred in the ESPP:


                   AMOUNT
                 CONTRIBUTED               SHARES                  PURCHASE
                   TO ESPP               PURCHASED                   PRICE
              -----------------      -----------------         -----------------
1999              $431,000                 48,233                 $ 6.69-$13.39
1998              $443,000                 54,829                 $ 6.43-$17.42
1997              $442,000                 35,451                 $11.90-$13.39

      The maximum number of shares of Common Stock that may be issued under the ESPP is 500,000.

  ICVERIFY 1995 EMPLOYEE STOCK OPTION PLAN

      In connection with the acquisition of ICVerify, CyberCash assumed all outstanding options under ICVerify's 1995 Employee Stock Option Plan ("ICVerify Stock Option Plan"). All options outstanding under the ICVerify Stock Option Plan were converted into options to acquire CyberCash Common Stock on an adjusted basis based upon the exchange ratio in the acquisition. These options generally vest 25% on the first anniversary of issuance and approximately 2% per month thereafter, so that the option is fully vested 48 months after grant. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the ICVerify Stock Option Plan is 542,000. No additional options will be issued under the plan.

  CYBERCASH 1999 RESTRICTED STOCK PLAN

      In February 1999, the Company adopted the 1999 Restricted Stock Plan (the "Stock Plan"). The Stock Plan provides for restricted and unrestricted stock grants to be made at the discretion of the Compensation Committee of the Board of Directors to employees, officers and employee directors and consultants. The Company reserved 500,000 shares of Common Stock for issuance under the Stock Plan. During 1999, the Company granted 28,050 shares of Common Stock under the Stock Plan, which shares had a fair market value on the date of grant of $12.50 per share. The Company recognized compensation expense of $285,000 related to the issuance of these stock grants. These grants vest 20% immediately and 20% will vest at the end of each of the next four fiscal quarters. As of December 31, 1999, 3,860 shares of Common Stock were cancelled.

                                 CYBERCASH, INC.

9.  COMMON STOCK OPTIONS -- (CONTINUED)

      A summary of activity under the Employee Stock Option Plan, Directors' Stock Option Plan and ICVerify Option Plan follows:



                                       CYBERCASH                                                      ICVERIFY
                                   -----------------                                             -----------------
                                                           WEIGHTED                                                     WEIGHTED
                                                           AVERAGE                                                      AVERAGE
                   OPTION             PRICE PER           PRICE PER             OPTION             PRICE PER           PRICE PER
                   SHARES               SHARE               SHARE               SHARES               SHARE               SHARE
              -----------------   -----------------   -----------------   -----------------    -----------------   -----------------
Outstanding
at December
31, 1996           1,339,958       $  2.00-$45.75         $20.49                        --                   --                  --
  Granted            793,889       $  2.00-$27.50         $14.27                        --                   --                  --
  Exercised          (94,377)      $  2.00-$15.00         $ 5.62                        --                   --                  --
  Canceled          (388,561)      $  2.00-$37.25         $21.69                        --                   --                  --
              -----------------   -----------------   -----------------   -----------------    -----------------   -----------------
Outstanding
at December
31, 1997           1,650,909       $  2.00-$45.75         $18.03                        --                   --                  --
  Granted          1,855,773       $ 6.26-$22.625         $13.32                        --                   --                  --
  Converted
  in
  CyberCash
  Options                                      --                                  377,717       $ 0.41-$16.875    $           6.59
  Exercised         (115,816)     $   2.00-$17.00          $3.97                  (220,610)      $  0.41-$ 1.79    $           0.71
  Canceled          (750,917)     $   2.00-$37.25         $18.60                   (58,247)      $ 0.41-$16.875    $           2.20
              -----------------   -----------------   -----------------   -----------------    -----------------   -----------------
Outstanding
at
December 31,
1998               2,639,949      $   2.00-$45.75     $    15.08                    98,860       $  0.41-$ 9.94    $           2.38
              =================   =================   =================   =================    =================   =================
  Granted          2,162,530      $   7.31-$20.75     $    11.31                        --                   --                  --
  Exercised         (142,855)     $   2.00-$18.50     $    10.60                   (20,944)      $  0.41-$ 9.94    $           1.42
  Canceled         (1,140,661)    $   2.00-$33.50     $    14.07                   (39,130)      $  0.41-$ 9.94    $           2.64
              -----------------   -----------------   -----------------   -----------------    -----------------   -----------------
Outstanding
at
December 31,
1999                3,518,963     $   2.00-$45.75     $    13.25                    38,786      $   0.41-$ 9.94    $           2.64
              =================   =================   =================   =================    =================   =================


                                                        DIRECTOR'S PLAN
                                                       -----------------
                                                                                  WEIGHTED
                                                                                  AVERAGE
                                     OPTION               PRICE PER              PRICE PER
                                     SHARES                 SHARE                  SHARE
                                -----------------     -----------------      -----------------
Outstanding at December 31,
1996                                       10,000      $          32.25      $           32.25
 Granted                                   32,158      $  10.75-$13.625      $           11.64
 Exercised                                     --                    --                     --
 Canceled                                      --                    --                     --
                                -----------------     -----------------      -----------------
Outstanding at December 31,
1997                                       42,158      $   10.75-$32.25      $           16.53
 Granted                                   29,000      $          14.38      $           14.38
 Exercised                                     --                    --                     --
 Canceled                                      --                    --                     --
                               -----------------      -----------------      -----------------
Outstanding at December 31,
1998                                       71,158      $   10.75-$32.25      $           15.93
                                =================      =================     ==================
 Granted                                   39,000      $          12.44      $           12.44
 Exercised                                     --                    --                     --
 Canceled                                      --                    --                     --
                                -----------------     -----------------      -----------------
Outstanding at December 31,
1999                                      110,158      $   10.75-$32.25      $           14.70
                                =================      =================     ==================

                                 CYBERCASH, INC.

9.  COMMON STOCK OPTIONS -- (CONTINUED)

      The following table summarizes information regarding stock options outstanding at December 31, 1999:



                                        OUTSTANDING OPTIONS                                 EXERCISABLE OPTIONS
                                        -------------------                                 -------------------
                                             WEIGHTED             WEIGHTED                                  WEIGHTED
                        NUMBER OF             AVERAGE             AVERAGE                                   AVERAGE
     RANGE OF            OPTIONS             REMAINING            EXERCISE              NUMBER              EXERCISE
 EXERCISE PRICES       OUTSTANDING       CONTRACTUAL LIFE          PRICE             EXERCISABLE             PRICE
-----------------   -----------------    -----------------   -----------------    -----------------    -----------------
$ 0.41-$ 8.88            652,497                8.31              $ 7.23               302,230              $ 6.23
$ 8.97-$ 9.13            474,817                9.28              $ 9.12                49,907              $ 9.12
$ 9.19-$10.56            542,641                8.36              $10.20                48,255              $10.12
$10.75-$13.06            495,277                8.56              $12.17               272,740              $12.03
$13.13-$14.19            627,441                8.33              $13.72               367,060              $13.72
$14.25-$15.94            539,450                7.96              $15.09               338,164              $14.91
$16.25-$41.50            269,607                7.30              $25.40               193,481              $27.08
$45.75-$45.75            100,000                6.47              $45.75                25,000              $45.75
-----------------   -----------------    -----------------   -----------------    -----------------    -----------------
$ 0.41-$45.75          3,701,730                8.31              $13.18             1,596,837              $14.13
=================   =================    =================   =================    =================   ==================

      The Company has reserved shares of Common Stock for future issuance relating to the employee benefit plans and the Directors' Plan. At December 31, 1999, the remaining reserved shares of Common Stock are as follows:


CyberCash Stock Option Plan                                      6,565,541
ICVerify Stock Option Plan                                         300,446
Directors' Plan                                                    600,000
Restricted Stock Plan                                              477,200
ESPP                                                               338,038
                                                              ------------
                                                                 8,281,225
                                                              ============

      Adjusted pro forma information regarding net loss is required by SFAS No. 123 and has been determined as if the Company had accounted for its Employee Stock Option Plan, ICVerify Stock Option Plan, Directors' Plan and ESPP under the fair value methodology. The fair value of the options granted during the years ended December 31, 1999, 1998 and 1997 are estimated as $10.22, $11.35, and $9.14 per share, respectively, on the date of grant. The fair value for the Employee Stock Option Plan, ICVerify Stock Option Plan, Directors' Plan and ESPP was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:



                               1999                 1998                 1997
                        -----------------    -----------------    -----------------
Risk-Free Interest
Rate                            5.25%                 5.40%              5.44%
Expected Dividend
Yields                          0.00%                 0.00%              0.00%
Expected Life of the
Option in months                48.4                  48.4               48.4
Volatility of the
Company's Stock               104.67%                91.41%              79.8%

      For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized over the option's vesting period. The effect of applying SFAS No. 123 on 1999, 1998 and 1997 pro forma net loss is not necessarily representative of the effects on reported net loss for future years due to, among other things, (1) the vesting period of the stock options and (2) the fair value of additional stock options in future years. The Company's adjusted pro forma information for the years ended December 31, are as follows:


                    1999                       1998                       1997
             -----------------          -----------------           -----------------
Adjusted
pro
forma
net loss        $(53,915,228)               $(42,494,601)              $(31,468,485)
Adjusted
pro
forma
net
loss
per
share           $     (2.52)               $     (2.89)                $     (2.91)

                                 CYBERCASH, INC.

9.    COMMON STOCK OPTIONS -- (CONTINUED)

      As of December 31, 1999, there remains available for grant pursuant to the Employee Stock Option Plan, ICVerify Stock Option Plan, Directors' Plan, Stock Bonus Plan and the ESPP 4,502,409 shares of Common Stock.

10.   INCOME TAXES

      The following is a summary of the components of the Company's net deferred tax assets as of December 31:


                                                    1999                 1998
                                            ------------------   -------------------
Net operating loss carry forward            $       41,785,000            32,189,000
Deferred start-up costs                                370,000               741,000
Depreciation                                         1,153,000                81,000
Accrued and deferred expenses                          645,000               360,000
                                            ------------------  -------------------
                                                    43,953,000            33,371,000
Valuation allowance                                (43,953,000)          (33,371,000)
                                            ------------------   -------------------
Deferred tax asset, net                     $               --   $               --
                                            ==================   ===================

      At December 31, 1999, the Company had approximately $104,462,000 in tax net operating loss carry forwards that expire at varying dates through 2019. These carry forwards may be significantly limited under the Internal Revenue Service Code as a result of ownership changes resulting from the Company's private placements and the initial public offering.

11.   INVESTMENT IN AFFILIATES

      On May 13, 1997, CyberCash and Softbank Corporation ("Softbank") formed a joint venture, CyberCash Kabushiki Kaisha ("CCKK"), to commercialize CyberCash's technology in Japan. A subsidiary of CyberCash purchased 200 shares of CCKK's Common Stock for $83,000 and during February 1998, sold 10 shares of CCKK's common stock for approximately $200,000. As of December 31, 1999, CyberCash owns approximately 45% of the joint venture and accounts for its investment in CCKK under the equity method.

      In May 1997, CyberCash and CCKK entered into a Software Development Agreement. Under the agreement, CyberCash will modify the CyberCash technology and will license it to CCKK for use in the Japanese market. During 1999, 1998 and 1997, the Company recognized revenues of $519,000, $522,000 and $597,000, respectively, for work performed under the Software Development Agreement and $126,000 and $315,000 of these revenues are included in accounts receivable as of December 31, 1999 and 1998, respectively.

      On October 3, 1997, CyberCash and several leading banks in Germany formed a joint venture, CyberCash GmbH ("CC GmbH"), to commercialize CyberCash's technology in Germany. A wholly owned subsidiary of CyberCash owns 22% of CC GmbH's equity shares, which were purchased for $1,165,000. CyberCash does not maintain significant influence over CC GmbH and therefore, accounts for its investment in CC GmbH under the cost method.

      CyberCash and CC GmbH agreed to enter into a technology license agreement. Under the agreement, CyberCash will modify the CyberCash technology and will license it to CC GmbH for use in the German market. CC GmbH agreed to pay CyberCash DM 3,600,000 (approximately US $2,100,000) for the initial licensing of the technology, in addition to annual maintenance fees of $80,000. The Company recognized $237,000, $344,000 and $2,045,000 in revenues during 1999, 1998 and 1997, respectively, from CC GmbH

                                 CYBERCASH, INC.

11.   INVESTMENT IN AFFILIATES -- (CONTINUED)

and $118,000 and $471,000 of these revenues are included in accounts receivable as of December 31, 1999 and 1998, respectively.

      On August 27, 1999, CyberCash entered into a stock purchase agreement with Commission Junction ("CJ"), a privately held affiliate marketing company. CyberCash agreed to purchase 939,791 shares of CJ for an aggregate purchase price of $7 million. The purchase of the stock occurred in two closings in August and November 1999. CyberCash owns approximately 19% of CJ and accounts for its investment in CJ using the cost method.

12.   RETIREMENT PLAN

      The Company has adopted a 401(k) plan (the "Plan"), which covers all employees who have completed three months of service and attained the age of twenty-one. The Plan allows employees to contribute up to 15% of their total compensation, subject to Internal Revenue Service limitations. The Company has not made matching contributions to the Plan.

13.   SEGMENT, GEOGRAPHIC AND PRODUCT INFORMATION

     The Company has three reportable segments: Internet Payment Services, Software Products, and Customization Services. The Company's revenues in the years ended December 31, 1999 and 1998, and the nine months ended September 30, 1999 and 2000 from these segments were as follows:


                              Year ended December 31,                              Nine months ended September 30,
                          -----------------------------------------------     ----------------------------------------------
Segment:                       1999                        1998                      1999                        2000
                          ---------------------   ------------------------    ---------------------     ---------------------
Internet Service          $ 8,049,000    40%       $  4,236,000      34%      $  4,865,288     35%      $   8,334,627    47%

Software Product           10,736,000    53%          6,525,000      52%         7,789,469     56%          8,024,896    46%

Customization Services      1,469,000     7%          1,827,000      14%         1,336,892      9%          1,165,653     7%
                          ---------------------   ------------------------    ---------------------     ---------------------
Total                     $20,254,000   100%      $  12,588,000     100%      $ 13,991,649    100%      $  17,525,176   100%
                          =====================   ========================    =====================      ====================

     The Company does not measure operating income by reportable segment.

      CyberCash's Internet Services segment which includes CyberCash's CashRegister, PayNow and InstaBuy Services and CyberCash's Software Product segment which includes IC VERIFY(R), PCVERIFY(TM), NetVERIFY(TM), MacAuthorize(TM), PCAuthorize(TM)and WebAuthorize(TM), provide a complete line of software products and services allowing merchants, billers, financial institutions and consumers to conduct secure transactions using the broadest array of popular payment forms. Credit, debit, purchase cards, cash, checks, smart cards and alternative payment types (e.g., "frequent buyer" or loyalty programs) are all supported by CyberCash payment solutions.

      CyberCash's Customization Services segment provides for the commercialization of CyberCash's technology through the modification of and subsequent licensing of CyberCash's technology to partners.

      The following table sets forth the Company's long-lived assets and revenues by geographic location:



                                             At December 31, and the Year then ended

                                 1999                                           1998                             1997
              -------------------------------------------   -------------------------------------------   -----------------
                   ASSETS                    REVENUES             ASSETS                   REVENUES            REVENUES
              --------------------   --------------------   ---------------------    ------------------   -----------------
United
States          $106,149,000               $19,535,513           $89,964,000             $12,113,467         $4,487,173
India              2,324,000                        --             3,035,000                      --                 --
United
Kingdom                   --                    25,739                    --                      --                 --
Germany              233,000                   219,189               325,000                 162,091                 --





                                       At September 30, and the nine months then ended

                                   1999                                2000
                             -------------                  -----------------------------
                               Revenues                        Assets         Revenues
                             -------------                  ------------    -------------
United States                   13,429,217                    91,361,305       17,301,570
India                                   --                     1,786,899               --
United Kingdom                      14,205                            --           40,541
Germany                            172,168                       192,285          183,065


      The Company's net revenues in 1997 were primarily from three customers who have licensed CyberCash technology for use in foreign markets and who provide services in the banking and transaction processing industries. Revenues from these customers totaled approximately $2,045,000 (46%), $1,028,000 (23%) and

                                 CYBERCASH, INC.

13.   SEGMENT, GEOGRAPHIC AND PRODUCT INFORMATION -- (CONTINUED)

$597,000 (13%). As of December 31, 1997, substantially all of the Company's accounts receivable were due from these three customers.

14.   NET LOSS PER SHARE

      The following table sets forth the computation of basic and diluted loss per share:


                                          YEAR ENDED DECEMBER 31,                      Nine Months Ended September 30,
                                          -----------------------
                            1999                  1998               1997                 1999                  2000
                        -----------          ------------         ------------       --------------        -------------
Numerator:
 Net loss               $(43,131,505)        $(30,944,448)        $(26,221,910)      $ (33,055,753)        $(24,479,904)
 Accrued dividends to
 Preferred
 Stockholders                     --             (723,064)            (282,739)
                        ------------         ------------         ------------       -------------         -------------
 Net loss available
 to Common
 Stockholders           $(43,131,505)        $(31,667,512)        $(26,504,649)      $ (33,055,753)        $(24,479,904)

Denominator:
 Weighted average
 shares outstanding       21,396,537           14,707,723           10,898,036          20,583,300           25,136,686
                        ------------         ------------         ------------       -------------         ------------
Basic and diluted
loss per share          $      (2.02)        $      (2.15)        $      (2.43)      $       (1.61)        $      (0.97)

      Stock options issued under the Company's Employee Stock Option Plan, ICVerify Stock Option Plan, Directors' Plan and warrants and Investment Options issued to CMU and First USA and in connection with the Company's private placements, have been excluded from diluted earnings per share computation because of their anti-dilutive nature.

15.   RELATED PARTY TRANSACTIONS

      On August 20, 1999, Mr. Condon, the Company's Chief Executive Officer and President, entered into a revised three-year employment agreement with the Company. Under the agreement, Mr. Condon is to receive a base salary with staged increases, stock options and bonuses. In addition, Mr. Melton, the Chairman of the Board and principal shareholder of the Company, granted Mr. Condon additional options on a portion of Mr. Melton's personally held CyberCash stock. Additionally, Mr. Melton personally guaranteed a minimum level of intrinsic value of Mr. Condon's stock options in the amount of $6,000,000 and also guaranteed the payment of Mr. Condon's bonus over the life of the agreement. During 1999, the Company recognized $600,000 in compensation expense and additional paid-in-capital related to Mr. Melton's guarantee.

      During 1999 and 1998, the Company paid $56,000 and $35,000 to a relative of a shareholder in connection with an office space lease agreement in California.

      At the end of 1998, the Company entered into an agreement with an affiliated company for a five year sublease of office space, during 1999 the Company received sublease income of $106,000 under this agreement. Also, during 1999 and 1998, the Company purchased engineering services totaling approximately $1,005,000 and $670,000 from this affiliated company.

      During 1999, 1998 and 1997 the Company purchased services totaling approximately $142,000, $119,000, and $65,000, respectively from a processing company in which the Company's Chairman is a director.

                         Report of Independent Auditors



Board of Directors
Network 1 Financial Corporation

We have audited the accompanying consolidated balance sheets of Network 1 Financial Corporation as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Network 1 Financial Corporation at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.




McLean, Virgina
June 23, 2000

                         Network 1 Financial Corporation

                           Consolidated Balance Sheets



                                                                                         DECEMBER 31,               September 30,
                                                                                 ----------------------------       -------------
                                                                                     1999             1998               2000
                                                                                 ----------------------------       -------------
                                                                                                                     (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                                                      $ 1,220,227      $   665,173       $   189,561
  Restricted cash                                                                    325,000               --           450,000
  Accounts receivable, net                                                           490,519          120,348         1,134,800
  Advances to employees                                                               19,068           11,337            24,672
  Advances to independent sales organizations                                         89,300               --            86,978
  Inventory                                                                           45,182           25,000            45,881
  Prepaid expenses and other current assets                                           35,557           78,840           141,606
                                                                                 ----------------------------       -----------
Total current assets                                                               2,224,853          900,698         2,073,498
                                                                                 ----------------------------       -----------

Due from affiliated company                                                               --           55,827
Advances to independent sales organizations, net of
  current portion                                                                    153,046          217,590            61,963
Property and equipment, net                                                          890,230          393,319         1,323,396
Goodwill and other intangible assets, net                                             18,422               --         2,130,857
Consumer lists, net                                                                       --               --           525,000
Other assets                                                                              --           80,550                --
                                                                                 ----------------------------       -----------
Total assets                                                                     $ 3,286,551      $ 1,647,984        $6,114,714
                                                                                 ============================       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses                                          $   604,016      $   177,023        $1,499,521
  Bank overdraft                                                                          --               --           431,699
  Deferred rent                                                                                                          96,477
  Unearned revenue                                                                   253,752          118,428           385,155
  Deposits and reserves                                                              627,326          121,904           173,454
  Due to stockholders                                                                104,856               --           359,458
  Notes payable                                                                      946,554          537,742           946,554
  Due to PMT Services, Inc.                                                          496,745          968,664           496,745
  Obligations under capital lease                                                    165,223           54,324           195,618
                                                                                 ----------------------------       -----------
Total current liabilities                                                          3,198,472        1,978,085         4,584,781
                                                                                 ----------------------------       -----------

Unearned revenue, net of current portion                                             120,122          118,916
Deferred rent                                                                         69,951               --
Notes payable, net of current portion                                                500,000               --                --
Obligations under capital lease, net of current portion                              287,718          122,803           122,761

Redeemable Convertible Senior Preferred Stock (no par value; 1,060,460 shares authorized, 943,693 shares issued and outstanding at September 30,
  2000; liquidation preference of $6,103,712 at September 30, 2000)                                                   5,053,181
Stockholders' equity (deficit):
  Common Stock (no par value; 20,000,000, 20,000,000 and 25,000,000 shares authorized at September 30, 2000, December 31, 1999 and 1998; 8,218,234,
    7,785,304 and 6,878,000 shares issued and outstanding at September 30, 2000,
    December 31, 1999 and 1998)                                                           --               --                --
  Additional paid-in capital                                                       1,443,839           30,750         3,713,534
  Stock subscription receivable                                                     (162,800)              --          (182,250)
  Retained earnings (accumulated deficit)                                         (2,170,751)        (602,570)       (7,177,293)
                                                                                 ----------------------------       -----------
Total stockholders' equity (deficit)                                                (889,712)        (571,820)       (3,646,009)
                                                                                 ----------------------------       -----------
Total liabilities and stockholders' equity (deficit)                             $ 3,286,551      $ 1,647,984        $6,114,714
                                                                                 ============================       ===========

                             See accompanying notes.

                         Network 1 Financial Corporation

                      Consolidated Statements of Operations

                                                                                      Nine Months Ended
                                              YEAR ENDED DECEMBER 31                     September 30,
                                           ----------------------------        ------------------------------
                                                1999              1998              2000              1999
                                           ----------------------------        ------------------------------
                                                                                         (unaudited)
Revenues                                     $7,565,461        $3,555,219       $14,351,144        $4,765,395

Cost of revenues                              5,704,422         2,427,635        11,810,086         3,555,278
                                           ------------      ------------      ------------------------------

Gross profit                                  1,861,039         1,127,584         2,541,058         1,210,117

Other operating costs:
  Sales and marketing                         1,914,935         1,824,321         3,393,821         1,247,251
  General and administrative                  1,438,046           845,866         4,101,643         1,014,048
                                           ------------      ------------      ------------------------------

Loss from operations                         (1,491,942)       (1,542,603)       (4,954,406)       (1,051,182)

Other income (expense):
  Gain on sale of merchant portfolio                 --         2,069,661                --                --
  Loss on sale of equipment                      (5,519)               --              (713)           (5,519)
  Loss on merchant account                           --        (1,136,966)               --                --
  Interest income                                64,985            23,094            90,525            64,997
  Interest expense                             (135,705)          (51,152)         (140,756)          (84,082)
  Other                                                                              (1,192)               --
                                           ------------      ------------      ------------------------------

Net loss                                    $(1,568,181)        $(637,966)      $(5,006,542)      $(1,075,786)
                                           ============      ============      ==============================


                             See accompanying notes.

                         Network 1 Financial Corporation

           Consolidated Statements of Stockholders' Equity (Deficit)


                                                                                                        Retained          Total
                                                 Common Stock         Additional        Stock           Earnings       Stockholders'
                                            ---------------------       Paid-in      Subscription     (Accumulated        Equity
                                              Shares       Amount       Capital       Receivable         Deficit)        (Deficit)
                                            ---------------------------------------------------------------------------------------

Balance at December 31, 1997                  6,878,000     $  --     $    30,750     $        --      $    60,396      $    91,146

  Dividends                                          --        --              --              --          (25,000)         (25,000)

  Net loss                                           --        --              --              --         (637,966)        (637,966)
                                            ---------------------------------------------------------------------------------------

Balance at December 31, 1998                  6,878,000        --          30,750              --         (602,570)        (571,820)

  Issuance of Common Stock
      to new investors                          237,304        --       1,150,000              --               --        1,150,000

  Issuance of Common Stock to employees         615,000        --         205,125        (156,625)              --           48,500

  Issuance of Common Stock to vendor for
      services rendered                          20,000        --          50,000              --               --           50,000

  Issuance of Common Stock for remaining
      interest in joint venture                  35,000        --           7,964              --               --            7,964

  Interest earned on stock subscription
  receivable                                         --        --              --          (6,175)              --           (6,175)

   Net loss                                          --        --              --              --       (1,568,181)      (1,568,181)
                                            ---------------------------------------------------------------------------------------

Balance at December 31, 1999                  7,785,304     $  --     $ 1,443,839     $  (162,800)     $(2,170,751)     $  (889,712)
                                            =======================================================================================

                             See accompanying notes.

                         Network 1 Financial Corporation

                      Consolidated Statements of Cash Flows


                                                                                                  Nine Months Ended
                                                                 YEAR ENDED DECEMBER 31              September 30,
                                                              ---------------------------     -------------------------
                                                                  1999           1998            2000            1999
                                                              -----------     -----------     -----------   -----------
                                                                                              (unaudited)   (unaudited)
OPERATING ACTIVITIES
Net loss                                                      $(1,568,181)    $  (637,966)    $(5,006,542)  $(1,075,786)
Adjustments to reconcile net loss to net cash provided
  by (used in) operating activities:
    Loss on disposal of equipment                                   5,519              --              --         5,519
    Loss on Scimitar Golf USA settlement                               --       1,136,966              --            --
    Depreciation on property and equipment                        173,042          55,730         218,019       121,175
    Change in allowance for doubtful accounts                          --              --         253,938            --
    Amortization on goodwill and other intangible assets            5,264              --         868,955         3,290
    Accrued interest on subscription receivable from
      sale of common stock                                         (6,175)             --          (8,950)       (3,592)
    Non-cash compensation                                          57,964              --              --        57,964
    Changes in assets and liabilities, net of effects
      of acquisition:
      Restricted cash                                            (325,000)             --        (125,000)           --
      Accounts receivable, net                                   (370,171)        (42,964)       (898,219)     (146,325)
      Advances to employees                                        (7,731)         (2,337)         (5,604)        2,337
      Advances to independent sales organizations                 (24,756)       (202,590)         93,405       (35,298)
      Inventory                                                   (20,182)        (25,000)           (699)      (21,138)
      Prepaid expenses and other current assets                    43,283         (78,840)       (106,049)       78,840
      Due from affiliated company                                  55,827         (55,827)                       55,827
      Other assets                                                 80,550         (52,369)                       80,550
      Accounts payable and accrued expenses                       315,695          61,131         895,605        63,633
      Bank overdraft                                                   --              --         431,699            --
      Unearned revenues                                           136,530         224,289          11,281        40,188
      Deferred rent                                                69,951              --          26,526        61,512
      Deposits and reserves                                       460,422         101,267        (453,872)      379,434
                                                              -----------     -----------     -----------   -----------
Net cash provided by (used in) operating activities              (918,149)        481,490      (3,805,507)     (331,870)

INVESTING ACTIVITIES
Purchases of property and equipment                              (238,022)       (140,260)       (652,181)     (109,602)
Purchase of Rand Bankcard                                                                      (1,417,394)           --
Purchase of ISO portfolios                                                                        (88,000)           --
Cash acquired in connection with the acquisition of EFTNet        201,161              --              --       201,161
                                                              -----------     -----------     -----------   -----------
Net cash used in investing activities                             (36,861)       (140,260)     (2,157,575)       91,559

FINANCING ACTIVITIES
Proceeds from lines of credit                                     408,812         472,631              --       408,812
Principal repayments of obligations under capital lease          (155,185)        (13,455)       (134,562)     (116,765)
Proceeds from issuance of notes payable                           500,000              --              --            --
Principal repayments to PMT Services, Inc.                       (471,919)       (168,302)             --      (410,000)
Principle repayments to ECP                                                                      (500,000)           --
Loan to shareholder                                                                               (10,500)           --
Advances from stockholders                                         29,856              --              --         2,705
Principal repayments to stockholders                                   --         (39,071)        254,602            --
Stockholder distributions                                              --         (25,000)             --            --
Proceeds from sale of Preferred Stock                                  --              --       4,957,876            --
Proceeds from sale of Common Stock                              1,198,500              --         365,000       198,500
                                                              -----------     -----------     -----------   -----------
Net cash provided by financing activities                       1,510,064         226,803       4,932,416        83,252

Net increase in cash and cash equivalents                         555,054         568,033      (1,030,666)     (157,059)
Cash and cash equivalents at beginning of period                  665,173          97,140       1,220,227       665,173
                                                              -----------     -----------     -----------   -----------
Cash and cash equivalents at end of period                    $ 1,220,227     $   665,173     $   189,561   $   508,114
                                                              ===========     ===========     ===========   ===========

                         Network 1 Financial Corporation

                                                                                   Nine Months Ended
                                                                                     September 30,
                                                    YEAR ENDED DECEMBER 31,     -----------------------
                                                       1999          1998           2000       1999
                                                    ---------     ---------     -----------------------
                                                                                       (unaudited)
Interest paid                                       $ 130,855     $  51,152
                                                    =========     =========

Schedule of noncash investing and financing activities:

Acquisition of business:
  Fair value of assets acquired                     $ 231,298     $      --
  Liabilities assumed                                (156,298)
                                                    ---------     ---------
  Notes issued to sellers                           $  75,000     $      --
                                                    =========     =========


  Cash acquired                                     $ 201,161     $      --
                                                    =========     =========


Equipment acquired through assumption of
obligations under capital lease                     $ 430,999     $ 190,582
                                                    =========     =========

Stock subscription receivable due from employees
for the issuance of shares of common stock          $ 156,625     $      --
                                                    =========     =========

                         NETWORK 1 FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION

Network 1 Financial Corporation (the "Company") was incorporated on July 13, 1989 under the laws of the Commonwealth of Virginia. The Company enables e-commerce businesses, traditional retailers, wholesalers, and manufacturers to safely and securely facilitate transaction processing (i.e., credit card, debit card and electronic funds transfer) through its sponsoring institutions and processing vendors via internet, dial-up, and frame relay.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Network 1 Financial Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

Restricted cash, in the form of certificates of deposit, represents funds held on deposit with a certain processing bank in order to provide security for interchange expenses incurred by the bank.

FINANCIAL INSTRUMENTS

The carrying value of the Company's financial instruments including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses, obligations under capital lease, and notes payable approximates fair value.

                         NETWORK 1 FINANCIAL CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

Financial instruments, that potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. The Company deposits its cash with financial institutions that the Company considers to be of high credit quality. With respect to accounts receivable, the Company performs ongoing credit evaluations of its customers, requires collateral for certain higher risk customers, and monitors customer transaction processing activity on a daily basis.

INVENTORY

Inventory consists of credit card terminals, credit card printers, and other peripheral equipment available for sale to customers. Inventory is stated at the lower of cost, determined on the first-in, first-out ("FIFO") basis, or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are calculated on the straight-line method over the following estimated useful lives of the assets:

        Computer and equipment                Three to five years
        Furniture and fixtures                Five to seven years

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets, including developed technology, assembled workforce, and customer lists, are amortized on a straight-line basis over three years.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset of future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. In addition, the Company continually evaluates the recoverability of enterprise goodwill by assessing whether the book value can be recovered through the expected and undiscounted cash flows.

                         NETWORK 1 FINANCIAL CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEPOSITS AND RESERVES

Deposits and reserves consist of funds the Company has collected from merchants as collateral for potential losses that may be incurred as a result of providing transaction processing services.

REVENUE RECOGNITION

The Company enters into merchant services agreements that define the amount to be paid for application and programming fees, hardware (credit card terminals, credit card printers, and other peripherals), access to the internet gateway, and transaction processing fees. The merchant may use the Company's transaction processing services by purchasing hardware or using a browser based system to gain access to the Company's gateway. Hardware may be purchased, rented, or leased. In addition to these services, the merchants may elect to pay a monthly fee for equipment and paper supply replacement, voice authorizations, non-bankcard authorizations, and American Express charges.

The Company recognizes revenue when all the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed and determinable, and (4) collectibility is probable. Application and programming fees are recognized ratably over the term of the merchant services agreement, typically three years. Hardware sales are recognized upon shipment. Hardware rentals or leases are sold to leasing companies for a percentage of the total payments and recognized at the end of the recourse period. Access fees to the Company's internet gateway are recognized on a monthly basis over the contract term. Transaction processing fees are recognized as earned over the contract term.

Unearned revenues consist of the difference between the amount paid by the merchant for application and programming fees and the amount recognized as revenues. Payments received for hardware rental or lease agreements are included in unearned revenues until the end of the recourse period.

COSTS OF REVENUES

Costs of revenues consist of processing fees, interchange expenses, bank sponsorship fees, hardware costs and those indirect costs related to revenues such as indirect labor, equipment rent, depreciation, and facility costs.

                         NETWORK 1 FINANCIAL CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMMISSIONS TO INDEPENDENT SALES ORGANIZATIONS

The Company obtains merchants primarily through its relationships with Independent Sales Organizations ("ISOs"). The Company agrees to sell products and services to the merchants obtained by the ISOs at base prices. The ISOs are remitted any funds in excess of these base prices as sales commissions. Network 1 Financial Corporation records the gross revenues collected from the merchants and expenses the fees paid to the ISOs as sales and marketing commissions because Network 1 Financial Corporation (i) contracts directly with the merchant, (ii) is responsible for delivering and providing all products and services to the merchant, (iii) bears risk of loss related to the merchant's ability to pay, (iv) and is responsible for paying the commissions to the ISOs in the event of a merchant default.

During 1999 and 1998, the Company advanced funds to certain ISOs and collects these advances by reducing the amount remitted to the ISO for sales commissions each month.

STOCK OPTIONS

The Company accounts for its stock-based compensation in accordance with APB No. 25, "Accounting for Stock Issued to Employees" ("APB 25") using the intrinsic value method. Stock-based compensation related to options granted to non-employees is accounted for using the fair value method in accordance with Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"). The Company has made pro forma disclosures required by FAS 123 for all options granted.

ADVERTISING COSTS

The Company expenses advertising as incurred. Advertising expense was $45,500 and $34,000 for the years ended December 31, 1999 and 1998, respectively.

INCOME TAXES

The Company is taxed as a C corporation, pursuant to the Internal Revenue Code. The Company accounts for income taxes using the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109").

COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, 1999 and 1998, the Company's net income (loss) reflects comprehensive income (loss) and, accordingly, no additional disclosure is presented.

INTERIM FINANCIAL INFORMATION

The accompanying financial statements as of September 30, 2000, and for the nine months then

                         NETWORK 1 FINANCIAL CORPORATION
ended are unaudited. This unaudited information has been prepared by the Company on the same basis as the audited consolidated financial statements and, in the opinion of management, all adjustments, have been included in the accompanying unaudited statements as of and for the nine months ended September 30, 2000. The results for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year ended December 31, 2000.

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

                                                   1999            1998
                                               -----------     -----------
Computers and equipment                        $ 1,005,830     $   366,176
Furniture and fixtures                             131,650         148,609
                                               -----------     -----------
                                                 1,137,480         514,785
Less: accumulated depreciation/amortization       (247,250)       (121,466)
                                               -----------     -----------
                                               $   890,230     $   393,319
                                               ===========     ===========

Depreciation and amortization expense on property and equipment was $173,042 and $55,730 for the years ended December 31, 1999 and 1998, respectively.


4. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets arising from the Company's acquisition of EFTNet Corporation on April 26, 1999 (see Note 5) are summarized as follows at December 31, 1999:

                                                 CARRYING      AMORTIZATION
                                                  AMOUNT          PERIOD
                                                 --------------------------
      Goodwill and other intangible assets       $ 23,686        3 years
      Less:  accumulated amortization              (5,264)
                                                 --------
                                                 $ 18,422
                                                 ========

Amortization expense on goodwill and other intangible assets was $5,264 for the year ended December 31, 1999.

5. ACQUISITION

On April 26, 1999, the Company acquired all the outstanding shares of EFTNet Corporation ("EFTNet"), a company affiliated through common ownership, for $75,000 in notes payable to the sellers. The Company accounted for this acquisition using the purchase method of accounting. Accordingly, the operations of the acquired business is included in the Company's Statements of Operations after the dates of acquisition. Assets and liabilities acquired in connection with this

                         NETWORK 1 FINANCIAL CORPORATION
acquisition were recorded at their estimated fair market values. The following pro forma information gives effect to the aforementioned acquisition as if such acquisition had occurred on January 1, 1998 and 1999, respectively. These results of operations are not necessarily


5. ACQUISITION (CONTINUED)

representative of the actual results that would have been had the acquisition occurred on these dates.

                     YEAR ENDED DECEMBER 31,
                  -----------------------------
                      1999              1998
                  -----------       -----------
                           (Unaudited)
Net revenues      $ 7,584,108       $ 3,522,221
                  ===========       ===========

Net loss          $(1,539,713)      $  (690,120)
                  ===========       ===========


6. NOTES PAYABLE

Notes payable consist of the following at December 31:

                                                        1999              1998
                                                    -----------       -----------
$750,000 bank line of credit; interest payable
in monthly installments of prime plus 1% per
annum (9.25% at December 31, 1999);
expiring March 2000                                 $   746,750       $   393,742

$350,000 bank line of credit; interest payable
in monthly installments of prime plus 1% per
annum (9.25% at December 31, 1999);
expiring March 2000                                     199,804           144,000

Note payable to unaffiliated company;
original principal of $500,000; interest
payable in semi-annual installments beginning
January 1, 2000 at 11.5% per annum;
principal and unpaid interest due November
12, 2001                                                500,000                --
                                                    -----------       -----------
                                                      1,446,554           537,742
Less: current portion                                  (946,554)         (537,742)
                                                    -----------       -----------
                                                    $   500,000       $        --
                                                    ===========       ===========

                         NETWORK 1 FINANCIAL CORPORATION

6. NOTES PAYABLE (CONTINUED)

Principal maturities of notes payable are scheduled to be repaid as follows:

                2000          $   946,554
                2001              500,000
                              -----------
                              $ 1,446,554
                              ===========

The bank lines of credit are secured by substantially all the assets of the Company and are personally guaranteed by the majority stockholder.


7. DUE TO PMT SERVICES, INC.

During 1998, the Company provided transaction processing services to a merchant, Scimitar Golf USA, that charged a significant number of customers for undelivered merchandise. Because these customers were unable to obtain refunds from the merchant, these customers contacted the Company for refunds. PMT Services, Inc. ("PMT"), a vendor of the Company, agreed to refund these customers in exchange for the Company's repayment to PMT. This arrangement is non-interest bearing and there is no specified maturity date. As of December 31, 1998, the Company recorded a loss of $1,136,966, representing the refund obligation to the merchant customers. At December 31, 1999 and 1998, the amount due to PMT was $496,745 and $968,664, respectively.


8. DUE TO STOCKHOLDERS

In connection with the acquisition of EFTNet Corporation (see Note 5), the Company issued promissory notes to three shareholders aggregating $75,000 that accrue interest at 9 percent per annum and are due on demand. At December 31, 1999, $79,595 of principal and interest was outstanding under these notes.

During November 1999, the Company borrowed $25,000 from a stockholder and entered into an arrangement to repay the loan at a 9 percent per annum interest rate on demand. At December 31, 1999, $25,261 was outstanding under this loan.

                         NETWORK 1 FINANCIAL CORPORATION

9. OBLIGATIONS UNDER CAPITAL LEASE

The Company is the lessee of computer equipment, office equipment, and a vehicle under capital lease agreements expiring through 2004. The Company recorded the assets and related liabilities at the net present value of the lease payments using imputed interest rates ranging from 5.8 percent to 15.1 percent per annum. Depreciation of the assets under capital lease is included in depreciation expense for the period. The future minimum capital lease payments are as follows for the years ending December 31:

           2000                                           $ 210,957
           2001                                             213,503
           2002                                              85,172
           2003                                              12,546
           2004                                               6,807
                                                          ---------
Total minimum lease payments                                528,985
Less interest portion of payments                           (76,044)
                                                          ---------
Present value of future minimum capital lease payments    $ 452,941
                                                          =========

Capital lease obligations are classified in the December 31, 1999 balance sheet as follows:

Obligations under capital lease - current portion         $ 165,223
Obligations under capital lease - long term portion         287,718
                                                          ---------
                                                          $ 452,941
                                                          =========

10. COMMITMENTS

The Company leases office facilities, office equipment, and vehicles under various non-cancelable operating leases expiring through 2008. The Company incurred rent expense of approximately $342,000 and $148,000 during the years ended December 31, 1999 and 1998, respectively. Expected future lease payments are as follows for the years ending December 31:

  2000                              $   277,600
  2001                                  276,400
  2002                                  284,700
  2003                                  295,900
  2004 and thereafter                 1,570,600
                                    -----------
                                    $ 2,705,200
                                    ===========

                         NETWORK 1 FINANCIAL CORPORATION

11. STOCKHOLDERS' EQUITY (DEFICIT)

On April 26, 1999, the Board of Directors resolved and amended the Company's Articles of Incorporation to subdivide each share of common stock outstanding into one thousand shares of common stock. Accordingly, each stockholder's old stock certificates were cancelled and new stock certificates were issued evidencing the subdivision of the shares. All references in the accompanying consolidated financial statements to the number of shares and per share amounts have been restated for the stock split.

EQUITY TRANSACTIONS

On March 31, 1999, the Company sold 375,000 shares of common stock to an employee for $12,500 in cash and a $72,625 promissory note; accruing interest at
7.0 percent per annum; with principal and interest due on March 31, 2004 ($0.2270 per share).

During April 1999, the Company obtained an equity interest in a joint venture in exchange for 35,000 shares of common stock. The operations of the joint venture were subsequently discontinued and, accordingly, the Company recognized a non-cash charge of $7,964 ($0.2275 per share).

During June 1999, an employee exercised an option granted February 15, 1999 to purchase 240,000 shares of common stock for $36,000 in cash and an $84,000 promissory note; accruing interest at 7.5 percent per annum; with principal and interest due on August 15, 2004 ($0.50 per share).

During July 1999, the Company sold 20,000 shares of common stock to an unaffiliated investor for $50,000 ($2.50 per share).

During August 1999, the Company issued 20,000 shares of common stock to a vendor for prior services rendered. Accordingly, the Company recognized $50,000 of non-cash stock compensation expense ($2.50 per share).

During September 1999, the Company sold 40,000 shares of common stock to two unaffiliated investors for $100,000 ($2.50 per share).

                         NETWORK 1 FINANCIAL CORPORATION

11. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

On November 11, 1999, the Company issued a $500,000 promissory note and warrants to purchase 10,000 shares of common stock to an unaffiliated company (the "Lender") (see Note 6). According to the terms of the Warrant Agreement, if the principal of the promissory note is not paid below $35,000 as of May 31, 2000, December 31, 2000, and June 30, 2001, the Lender is entitled to purchase on the second year anniversary of each of those dates an additional 5,000 shares, 3,000 shares, and 2,000 shares, respectively, of the Company's common stock at $2.00 per share. On February 23, 2000, the Company repaid the note in full. The Company did not allocate any value to the warrants as the fair value of the warrants on the issuance date was deemed immaterial to the financial statements.

During December 1999, the Company sold 177,304 shares of common stock to three outside investors for $1,000,000 ($5.64 per share).

On December 9, 1999, the principal stockholder and the remaining stockholders of the Company entered into an Equity Rights Agreement. This agreement states that in the event the principal stockholder sells greater than 10 percent of his shares of common stock to a person other than a family member, each stockholder shall have the right to require the proposed purchaser to purchase the same percentage of their shares of common stock at the same price per share. Only those stockholders that place their common shares in a voting trust, of which the principal stockholder is trustee, are entitled to receive this "tag-along" right. This Equity Rights Agreement expires December 9, 2009 or upon completion of an underwritten public offering involving the sale of shares of common stock providing gross proceeds to the Company of at least $5,000,000.

On December 9, 1999, the principal stockholder and certain stockholders of the Company entered into the Voting Trust Agreement. Those stockholders electing to become beneficiaries of the trust relinquished all the voting rights of their common shares to the trustee, the principal stockholder. At December 31, 1999, 7,652,326 shares of common stock were held by the trust.

12. STOCK OPTIONS

On July 8, 1998, the Board of Directors granted an employee an option to purchase 50,000 shares of common stock at a price equal to the fair market value on the date of exercise. These options do not vest until July 8, 2000 and expire on October 8, 2000.

On January 19, 1999 the Board of Directors granted an employee an option to purchase 30,000 shares of common stock at a price of $0.50 per share. This option vested immediately and expires on July 19, 2000.

                         NETWORK 1 FINANCIAL CORPORATION

12. STOCK OPTIONS (CONTINUED)

On December 9, 1999, the Company adopted the Network 1 Financial Corporation 1999 Stock Option and Incentive Plan ("Stock Option Plan") for the granting of stock awards, such as non-qualified stock options, stock issuances, and other equity interests in the Company, to employees, officers, directors, and other individuals as determined by the Board of Directors. Additionally, the Company reserved a total of 800,000 shares of common stock under the program. As of December 31, 1999, the Company had not granted any stock awards under the Stock Option Plan.

Stock options granted under the Stock Option Plan may be either incentive stock options ("ISOs"), as defined by the Internal Revenue Code, or nonqualified stock options. The Board of Directors determines who will receive options under the Stock Option Plan and sets the terms, including vesting dates. Options may have a maximum term of no more than ten years. The exercise price of ISOs and nonqualified options is determined by the Board of Directors and is typically at least equal to the fair market value of the common stock on the date of grant.

The exercise price of stock options may be paid in cash or by issuance of a full recourse promissory note at the discretion of the Company. If an option expires, terminates or is canceled, the shares not purchased by the option holder, or in the case of restricted Common Stock the shares repurchased by the Company, may become available for additional awards under the Stock Option Plan.

Pro forma information regarding net loss and loss per share is required by FAS 123, and has been determined as if the Company had accounted for its employee stock options and unvested shares of restricted common stock under the fair value method of FAS 123. The fair value for these options and unvested shares of restricted common stock was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1999: risk free interest rate of 5.50%, dividend yield of 0%, volatility of 1.8, and a weighted average expected life of the option of .70 years.

Had the Company recorded compensation cost in accordance with FAS 123, the net loss would have been $1,603,641 for the year ended December 31, 1999. The effect of the company recording compensation cost in accordance with FAS 123 was insignificant for the year ended December 31, 1998.

                         NETWORK 1 FINANCIAL CORPORATION

13. SALE OF MERCHANT PORTFOLIO

During 1998, the Company sold a portfolio of merchant contracts to a third party for $2,525,000 in cash. As stated in the Company's agreements with its Independent Sales Organization's ("ISOs"), the Company was required to pay the ISOs a buyout payment based upon estimated transaction processing commissions that ISO would have been entitled to had the merchant not been sold. These buyout payments totaled $455,339. Accordingly, the Company recognized a net gain on sale of merchant portfolio of $2,069,661 for the year ended December 31, 1998.

14. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes consists of the following:

                                            YEARS ENDED DECEMBER 31,
                                           -------------------------
                                             1999            1998
                                           -------------------------
Deferred Tax Assets/(Liabilities):
     Net operating loss carryforwards      $ 768,000       $  17,000
     Unearned revenues                       100,000          77,000
     Accrued expenses                             --         160,000
     Depreciation and amortization           (44,000)        (15,000)
     Other                                     2,000           1,000
                                           -------------------------
                                             826,000         240,000
Valuation allowance                         (826,000)       (240,000)
                                           -------------------------
Net deferred tax assets                    $      --       $      --
                                           =========================

FAS 109 requires a valuation allowance to reduce the deferred tax assets reported, if based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, management has determined that a $826,000 valuation allowance at December 31, 1999 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. At December 31, 1999, the Company has available net operating loss carryforwards of $2,021,000 that expire in 2019, if unused.

The provision for (benefit from) income taxes can be reconciled to the income tax that would result from applying the statutory rate to the net income (loss) before income taxes as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                    -------------------------
                                                       1999            1998
                                                    -------------------------
Tax provision (benefit) at statutory rates          $(596,000)      $(242,000)
Nondeductible expenses for income tax purposes         10,000           8,000
Change in valuation allowance                         586,000         234,000
                                                    -------------------------
  Provision for (benefit from) income taxes         $      --       $      --
                                                    =========================

                         NETWORK 1 FINANCIAL CORPORATION

15. RELATED PARTY TRANSACTIONS

During the year ended December 31, 1998, the Company recorded revenues of $285,478 for hardware leases that were sold to a company owned by a member of the Board of Directors. Additionally, the Company generated $62,645 and $38,457 of revenues during the years ended December 31, 1999 and 1998, respectively, for transaction processing services provided to this affiliated company.

During the years ended December 31, 1999 and 1998, the Company recorded revenues of $53,193 and $135,392, respectively, for transaction processing services to a company affiliated through common ownership.

16. SUBSEQUENT EVENTS

On January 4, 2000, the Company acquired all the outstanding capital stock of Rand Bankcard Service, Inc. ("Rand") for approximately (i) $850,000 in cash,
(ii) a $1,000,000 promissory note accruing interest at 9.0 percent per annum due and payable no later than April 28, 2000, and (iii) 346,020 shares of common stock. Additionally, the Company agreed to issue 47,578 shares of common stock on the first anniversary of the closing date and 47,578 shares of common stock on the second anniversary of the closing date to the owners of Rand, contingent upon the achievement of certain stipulated merchant account goals.

During January 2000, the Company sold 56,910 shares of common stock to two outside investors for $350,000 ($6.15 per share).

During January and February 2000, the Company granted to certain employees options to purchase 215,000 shares of common stock at a price of $5.70 per share.

On February 11, 2000, the Company incorporated and invested $100,000 in EDCFree.com, Inc., a wholly owned subsidiary of Network 1 Financial Corporation. On May 10, 2000 the Company advanced EDCFree.com, Inc. $100,000 for operating expenditures.

On February 11, 2000, the Board of Directors adopted the Amended and Restated Articles of Incorporation of Network 1 Financial Corporation. The total number of shares of capital stock the Company shall have the authority to issue is 25,000,000 shares of which 20,000,000 shares were designated for common stock and 5,000,000 shares were designated for preferred stock. Of the 5,000,000 shares designated for preferred stock, 1,060,460 shares are designated as Senior convertible preferred stock ("Senior Preferred Stock")

                         NETWORK 1 FINANCIAL CORPORATION

16. SUBSEQUENT EVENTS (CONTINUED)

Each share of Senior Preferred Stock is convertible into one share of common stock at any time (voluntary conversion) subject to adjustment under certain dilutive circumstances. Conversion is automatic in the event of (i) a public offering of common stock with gross proceeds of at least $45 million and in which the initial public offering price per share of the common stock would result in at least a 25 percent rate of return to the holders of Senior Preferred Stock or (ii) the vote of the holders of a majority of the Senior Preferred Stock to convert all Senior Preferred Stock to common stock.

The holders of Senior Preferred Stock are entitled to receive cumulative dividends at 8 percent per annum, when, and if declared by the Board of Directors, and in preference to the payment of any dividend or other distribution of common stock. No accumulation of dividends shall bear any interest. The cumulative dividends accrue on each share of Senior Preferred Stock from the date of issuance until paid. If these cumulative dividends remain unpaid, the Senior Preferred Stock holders have the option of converting these dividends into shares of common stock or cash at the time of conversion.

The holders of Senior Preferred Stock are entitled to one vote for each share of common stock that would be acquired upon conversion. In the event of liquidation, dissolution, or winding up of the Company, each holder of Senior Preferred Stock is entitled to receive $5.299 per share plus any accrued and unpaid dividends. After payment of the liquidation preference to holders of Senior Preferred Stock, the remaining assets of the Company shall be distributed between holders of Senior Preferred Stock and common stock.

At any time after the earlier of (i) December 31, 2006 or (ii) six months after the Company's first registration statement for a public offering of its share of common stock becomes effective, each Senior Preferred Stock holder may require the Company to redeem all or any portion of the holder's share of preferred stock at fair market value, as determined by an independent appraiser ("redemption price"). The Company will pay 25 percent of this redemption price in cash and issue a promissory note for the balance that accrues interest at the prime rate plus three percent per annum and is payable quarterly over a thirty six month period.

Dividends may be declared and paid on the common stock, subject in all cases to the rights and preferences of the holders of Senior Preferred Stock and to authorization by the Board of Directors. The holders of common stock are entitled to one vote for each share. In the event of liquidation or winding up of the Company and after the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, the holders of Senior Preferred Stock and common stock shall be entitled to participate ratably on an as-converted basis in the distribution of any remaining assets of the Company.

                         NETWORK 1 FINANCIAL CORPORATION

16. SUBSEQUENT EVENTS (CONTINUED)

On February 15, 2000, Blue Water Venture II, LLC ("Blue Water") purchased 943,693 shares of Senior Preferred Stock for $5,000,000. The Company received $4,000,000 upon closing and the remaining $1,000,000 is to be paid upon completion of an audit of the Company's 1999 and 1998 financial statements. In the event that revenues are not in excess of $20,000,000 for the year ended December 31, 2000, Blue Water is entitled to receive an additional 116,745 shares of Senior Preferred Stock.

17. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITORS

On October 6, 2000, the Company consolidated its existing lines of credit into a single note payable of approximately $1,025,000 with interest payable in monthly installments of prime plus two percent (11.5% at September 30, 2000). The note is payable with ten monthly installments of $33,865 beginning on October 31, 2000 and a final payment of approximately $780,000 due on August 31, 2000.

On October ____, 2000, the Company received $2,000,000 in cash in exchange for the issuance of a convertible note payable, accruing interest at ____ percent per annum, with detachable warrants to purchase 65,041 shares of the Company's preferred stock at $6.15 per share. The note and accrued interest are payable on
_______.

                                                                      APPENDIX A
================================================================================
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 CYBERCASH, INC.

                           BLUE FISH ACQUISITION CORP.

                                       AND

                         NETWORK 1 FINANCIAL CORPORATION

                                DECEMBER 13, 2000

--------------------------------------------------------------------------------
================================================================================

                                TABLE OF CONTENTS

          ARTICLE I                                                             A-7
          THE MERGER                                                            A-7
                 1.1 The Merger                                                 A-7
                 1.2 The Closing                                                A-7
                 1.3 Actions at or Concurrently with the Closing                A-8
                 1.4 Additional Action                                          A-8
                 1.5 Effect on Capital Stock                                    A-8
                 1.6 Exchange of Shares                                        A-10
                 1.7 Dividends                                                 A-11
                 1.8 Fractional Shares                                         A-11
                 1.9 Options; Warrants and Restricted Stock                    A-12
                 1.10 Articles of Incorporation                                A-14
                 1.11 By-laws                                                  A-14
                 1.12 Directors and Officers                                   A-14
                 1.13 No Further Rights                                        A-14
                 1.14 Closing of Transfer Books                                A-14
                 1.15 Tax and Accounting Consequences                          A-14
                 1.16 Taking of Necessary Action; Further Action               A-15
                 1.17 Adjustment                                               A-15
          ARTICLE II REPRESENTATIONS AND WARRANTIES OF NETWORK 1               A-15
                 2.1 Organization, Qualification and Corporate Power           A-15
                 2.2 Capitalization                                            A-15
                 2.3 Authorization of Transaction                              A-16
                 2.4 Noncontravention                                          A-17
                 2.5 Subsidiaries                                              A-18
                 2.6 Financial Statements                                      A-18
                 2.7 Absence of Certain Changes                                A-19
                 2.8 Undisclosed Liabilities                                   A-19
                 2.9 Tax Matters                                               A-19
                 2.10 Assets                                                   A-21
                 2.11 Owned Real Property                                      A-21
                 2.12 Intellectual Property                                    A-21


                 2.13 Real Property Leases                                    A-22
                 2.14 Contracts                                               A-23
                 2.15 Powers of Attorney                                      A-24
                 2.16 Insurance                                               A-25
                 2.17 Litigation                                              A-25
                 2.18 Employees                                               A-25
                 2.19 Employee Benefits                                       A-26
                 2.20 Environmental Matters                                   A-28
                 2.21 Legal Compliance                                        A-29
                 2.22 Permits                                                 A-29
                 2.23 Certain Business Relationships With Affiliates          A-29
                 2.24 Fees                                                    A-30
                 2.25 Books and Records                                       A-30
                 2.26 Action by Network 1                                     A-30
                 2.27 Restrictions on Business Activities                     A-30
                 2.28 Certain Payments                                        A-30
                 2.29 State "Anti-Takeover" Statutes                          A-31
                 2.30 Information Supplied by Network 1                       A-31
                 2.31 Disclosure                                              A-31
          ARTICLE III                                                         A-32
          REPRESENTATIONS AND WARRANTIES OF                                   A-32
          CYBERCASH AND MERGER SUB                                            A-32
                 3.1 Organization                                             A-32
                 3.2 Capitalization                                           A-32
                 3.3 Authorization of Transaction                             A-33
                 3.4 Noncontravention                                         A-34
                 3.5 Subsidiaries                                             A-34
                 3.6 Reports and Financial Statements                         A-35
                 3.7 Absence of Certain Changes                               A-35
                 3.8 Undisclosed Liabilities                                  A-35
                 3.9 Tax Matters                                              A-36
                 3.10 Intellectual Property                                   A-37
                 3.11 Contracts                                               A-37
                 3.12 Litigation                                              A-39
                 3.13 Employees                                               A-39
                 3.14 Employee Benefits                                       A-40

                 3.15 Legal Compliance                                        A-41
                 3.16 Books and Records                                       A-42
                 3.17 Action by CyberCash and Merger Sub                      A-42
                 3.18 Information Supplied by CyberCash                       A-42
                 3.19 Restrictions on Business Activities                     A-43
                 3.20 Brokers' Fees                                           A-43
                 3.21 Opinion of Financial Advisor                            A-43
          ARTICLE IV                                                          A-44
          COVENANTS                                                           A-44
                 4.1 Best Efforts                                             A-44
                 4.2 Notices and Consents                                     A-44
                 4.3 Special Meetings                                         A-44
                 4.4 Registration Statement and Proxy Statement               A-45
                 4.5 Operation of Business                                    A-46
                 4.6 Full Access; Confidentiality                             A-48
                 4.7 Notice of Breaches                                       A-48
                 4.8 Exclusivity                                              A-49
                 4.9 Employee Agreements                                      A-50
                 4.10 Employee Matters                                        A-50
                 4.11 Tax Free Reorganization                                 A-51
                 4.12 Reasonable Commercial Efforts and Further Assurances    A-51
                 4.13 Confidentiality                                         A-51
                 4.14 CyberCash and Network 1 Options                         A-51
                 4.15 CyberCash Board of Directors                            A-52
                 4.16 Regulatory Filings                                      A-52
                 4.17 Indemnification                                         A-52
                 4.18 Pre-Closing Adjustment                                  A-53
                 4.19 Rand Settlement                                         A-54
                 4.20 Dissolution of Voting Trust Agreement                   A-54
          ARTICLE V                                                           A-54
          CONDITIONS TO CONSUMMATION OF MERGER                                A-54
                 5.1 Conditions to Each Party's Obligations                   A-54
                 5.2 Conditions to Obligations of CyberCash and Merger Sub    A-54

                 5.3 Conditions to Obligations of Network 1                     A-55
          ARTICLE VI                                                            A-57
          TERMINATION                                                           A-57
                 6.1 Termination of Agreement                                   A-57
                 6.2 Amendment                                                  A-58
                 6.3 Extension; Waiver                                          A-58
                 6.4 Effect of Termination                                      A-59
          ARTICLE VII                                                           A-59
          DEFINITIONS                                                           A-59
          ARTICLE VIII MISCELLANEOUS                                            A-62
                 8.1 Press Releases and Announcements                           A-62
                 8.2 No Third Party Beneficiaries                               A-62
                 8.3 Entire Agreement                                           A-63
                 8.4 Succession and Assignment                                  A-63
                 8.5 Counterparts                                               A-63
                 8.6 Headings                                                   A-63
                 8.7 Notices                                                    A-63
                 8.8 Governing Law                                              A-65
                 8.9 Waivers                                                    A-65
                 8.10 Severability                                              A-65
                 8.11 Expenses                                                  A-65
                 8.12 Other Remedies                                            A-65
                 8.13 Specific Performance                                      A-66
                 8.14 Construction                                              A-66
                 8.15 Incorporation of Exhibits and Schedules                   A-66

                                    EXHIBITS

EXHIBIT A   FORM OF CERTIFICATE OF DESIGNATION OF CYBERCASH PREFERRED STOCK

EXHIBIT B   FORM OF CONFIDENTIALITY AND ASSIGNMENT OF INVENTIONS AGREEMENT

EXHIBIT C   OPINION OF CYBERCASH IN-HOUSE COUNSEL

                          AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of December 13, 2000, by and among CYBERCASH, INC., a Delaware corporation ("CYBERCASH"), BLUE FISH ACQUISITION CORP., a Virginia corporation and a wholly-owned subsidiary of CyberCash ("MERGER SUB"), and NETWORK 1 FINANCIAL CORPORATION, a Virginia corporation ("NETWORK 1"). CyberCash, Merger Sub and Network 1 are referred to herein individually as a "PARTY" and collectively as the "PARTIES."

       This Agreement contemplates a merger of Merger Sub into Network 1 in a transaction that will qualify, for federal income tax purposes, as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (as amended, the "CODE"). In such merger, the shareholders of Network 1 will receive capital stock of CyberCash in exchange for their capital stock of Network 1.

       NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                                   THE MERGER

       1.1 THE MERGER.

       Upon and subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into Network 1 (with such merger referred to herein as the "MERGER") at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and Network 1 shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION"). The "EFFECTIVE TIME" shall be the time at which the Surviving Corporation files an agreement of merger prepared and executed in accordance with the relevant provisions of the Virginia Stock Corporation Act ("VSCA") (collectively, the "ARTICLES OF MERGER") with the State Corporation Commission of the Commonwealth of Virginia. The Merger shall have the effects specified in this Agreement and Article 12 of the VSCA.

       1.2 THE CLOSING.

       The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Piper Marbury Rudnick & Wolfe LLP, 1850 Centennial Park Drive, Suite 610, Reston, Virginia 20191, as promptly as practicable, but in no event later than 10:00 a.m. local time on the day following approval by (A) the stockholders of CyberCash (the "CYBERCASH SHAREHOLDERS") of (i) the certificate of amendment (the "CHARTER AMENDMENT") to CyberCash's certificate of incorporation increasing the number of authorized shares of CyberCash Common Stock (as defined in Section 1.5 below), and (ii) the issuance of greater than 20% of the number of shares of CyberCash Common Stock outstanding immediately prior to such issuance in connection with the transactions contemplated by this Agreement, and (B) approval of this Agreement by the shareholders of Network 1 (the "NETWORK 1 SHAREHOLDERS"), or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreed upon later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "CLOSING DATE").

      1.3 ACTIONS AT OR CONCURRENTLY WITH THE CLOSING.

      At the Closing: (a) Network 1 shall deliver to CyberCash and Merger Sub the various certificates, instruments and documents referred to in Section 5.2;
(b) CyberCash and Merger Sub shall deliver to Network 1 the various certificates, instruments and documents referred to in Section 5.3; (c) CyberCash shall deliver certificates for the Merger Shares to EquiServ, L.P. as exchange agent (the "EXCHANGE AGENT") in accordance with Section 1.7; (d) CyberCash shall file the Charter Amendment; and (e) the board of directors of CyberCash shall take all actions necessary to reconstitute its membership and committees and the executive officers of CyberCash as prescribed in Section 1.3 of the Disclosure Letter (as defined in Article II below). At or concurrently with the Closing, the Parties shall cause the Merger to be consummated by filing the Articles of Merger with the State Corporation Commission of Virginia in accordance with the relevant provisions of the VSCA.

      1.4 ADDITIONAL ACTION.

      The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either Network 1 or Merger Sub, necessary to consummate the transactions contemplated by this Agreement.

      1.5 EFFECT ON CAPITAL STOCK.

          (a) Definitions.

          "COMMON MERGER SHARE LIMIT" shall mean (A) 49.9% of the sum of (x) the Nominal Merger Share Value, (y) the number of outstanding shares of CyberCash Common Stock immediately preceding the Effective Time, and (z) the number of shares of CyberCash Common Stock issuable after the Effective Time to the holders of Warrants, minus (B) the number of shares of CyberCash Common Stock issuable after the Effective Time to the holders of Warrants.

          "COMMON MERGER SHARES" shall mean shares of CyberCash Common Stock to be issued in the Merger as determined in accordance with Sections 1.5(f), 1.5(g) and 4.18 hereof.

          "COMMON STOCK EQUIVALENTS" shall mean the total number of shares of Network 1 Common Stock outstanding plus the total number of shares of Network 1 Common Stock to which holders of outstanding shares of Network 1 Preferred Stock and holders of Network 1 Convertible Debentures would be or will be, as the case may be, entitled upon conversion immediately prior to the Effective Time.

          "CONVERSION RATIO" shall mean 3.166348289 which number may be adjusted prior to the Effective Date in accordance with Section 4.18 hereof.


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

          "COUNTED ASSUMED WARRANT SHARES" shall mean the shares of Network 1 Common Stock issuable upon exercise of any Warrants multiplied by the Conversion Ratio.

          "CYBERCASH COMMON STOCK" shall mean the common stock, par value $0.001 per share, of CyberCash.

          "CYBERCASH PREFERRED STOCK" shall mean shares of non-voting, convertible preferred stock, par value $0.001 per share, of CyberCash having the rights, privileges and designations of the CyberCash, Inc. Series F Preferred Stock substantially in the form of the Certificate of Designation set forth in Exhibit A attached hereto.

          "CYBERCASH SHARE MARKET VALUE" shall mean the average trading price on the Nasdaq Stock Market, Inc. for hares of CyberCash Common Stock for the ten (10) trading days ending on the day immediately prior to the Closing Date.

          "MERGER SHARES" shall mean the sum of the Common Merger Shares and the Preferred Merger Shares.

          "MERGER SUB COMMON STOCK" shall mean the common stock, par value $0.001 per share, of Merger Sub.

          "NETWORK 1 COMMON STOCK" shall mean the common stock, no par value per share, of Network 1.

          "NETWORK 1 CONVERTIBLE DEBENTURES" shall mean the 9% convertible debentures due August 31, 2001 of Network 1.

          "NETWORK 1 PREFERRED STOCK" shall mean shares of the senior convertible preferred stock (8% cumulative dividends), no par value per share, of Network 1.

          "NETWORK 1 SHARES" shall mean, as of any date, shares of Network 1 Common Stock actually held by Network 1 Shareholders as of such date.

          "NOMINAL MERGER SHARE VALUE" shall mean the number of shares of Network 1 Common Stock outstanding immediately prior to the Effective Time multiplied by the Conversion Ratio plus the number of shares of CyberCash Common Stock issuable pursuant to Section 1.5(d), without regard to the limitation set forth in Section 1.5(g).

          "PREFERRED MERGER SHARES" shall mean the number of shares of CyberCash Preferred Stock equal to (i) the Nominal Merger Share Value less the Common Merger Share Limit less the number of shares of CyberCash Common Stock issuable to holders of Warrants, divided by (ii) 10.

          (b) Immediately prior to the Effective Time, all Network 1 Convertible Debentures, together with all unpaid interest accrued thereon, shall convert automatically and without any action on the part of any Party or any holder thereof into that number of shares of Network 1 Common Stock obtained by dividing (y) the sum of the outstanding principal of the Network 1 Convertible Debentures and accrued and unpaid interest thereon by (z) $3.95216.

          (c) At the Effective Time, each share of Network 1 Common Stock shall, subject to Sections 1.5(f) and 1.5(g), by virtue of the Merger and without any action on the part of any Party or any Network 1 Shareholder, automatically be canceled and extinguished and converted into the right to receive the number of shares of CyberCash Common Stock equal to the Conversion Ratio.

          (d) At the Effective Time, each share of Network 1 Preferred Stock, together with all dividends accumulated and unpaid thereon at the rate of eight percent per annum (8%) from the date of issuance until the Effective Time, shall, subject to Sections 1.5(f) and 1.5(g), convert automatically and without any action on the part of any Party or any holder thereof into that number of shares of CyberCash Common Stock equal to (i) the Conversion Ratio multiplied by (ii) the sum of (y) the amount determined by dividing the aggregate Preferred Purchase Price (as defined in the Network 1 Articles of Incorporation) for such share of Network 1 Preferred Stock by the Conversion Rate (as such term is defined in the Network 1 Articles of Incorporation), and (z) the amount determined by dividing the cumulative dividends that are accrued and unpaid on such share of Network 1 Preferred Stock by $6.586935.

          (e) At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f) Upon written notice to CyberCash prior to the Effective Time, each Network 1 Shareholder may elect, subject to Section 1.5(g), to receive the number of shares of CyberCash Preferred Stock in lieu of Common Merger Shares determined by dividing the number of Common Merger Shares as to which such election was made by 10 (individually an "ELECTION" and collectively the "ELECTIONS").

          (g) Each Network 1 Shareholder shall receive Preferred Merger Shares in lieu of Common Merger Shares (on the basis of one Preferred Merger Share for each 10 Common Merger Shares), pro rata in accordance with such shareholder's right to receive Merger Shares to the extent that the Nominal Merger Share Value exceeds the Common Merger Share Limit; provided, however, that to the extent prior to the Effective Time any one or more Network 1 Shareholders have elected to receive more than their pro rata proportion of the Preferred Merger Shares, the remaining Network 1 Shareholders shall receive a proportionately reduced number of Preferred Merger Shares and a corresponding proportional increase in Common Merger Shares. In the event the number of shares subject to the Elections exceeds the number of Preferred Merger Shares, the amount of Preferred Merger Shares to be received by each such electing Network 1 Shareholder shall be reduced pro rata in proportion to their respective rights to receive Preferred Merger Shares.

          (h) Notwithstanding the foregoing, no fractional shares of CyberCash Common Stock or CyberCash Preferred Stock shall be issued. Such fractional shares shall be converted into cash as provided in Section 1.8.

    1.6 EXCHANGE OF SHARES.

          (a) Prior to the Effective Time, CyberCash shall appoint the Exchange Agent to effect the exchange for the Merger Shares of certificates that, immediately prior to the Effective Time, represented Network 1 Shares converted into Merger Shares pursuant to Section 1.5 ("CERTIFICATES"). On the Closing Date, CyberCash shall deliver to the Exchange Agent, in trust for the benefit of holders of Network 1 Shares, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Merger Shares, as described in Section 1.5. No later than ten (10) business days following the Effective Time, CyberCash shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Shares issuable pursuant to Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Shares issuable pursuant to Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Shares issuable pursuant to
    Section 1.5. Holders of Certificates shall not be entitled to receive certificates for the Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

          (b) If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that: (i) the Certificate so surrendered shall be properly assigned, endorsed or accompanied by appropriate stock powers; (ii) such transfer shall otherwise be proper; and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a


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

    holder of Network 1 Shares for any Merger Shares issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, only upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, shall CyberCash issue in exchange for such lost, stolen or destroyed Certificate the Merger Shares issuable in exchange therefor pursuant to Section 1.5. The board of directors of CyberCash may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to submit to CyberCash an affidavit and to give to CyberCash an indemnity against any claim that may be made against CyberCash with respect to the Certificate alleged to have been lost, stolen or destroyed. In addition, a holder of such lost, stolen or destroyed Certificate may be required by the Exchange Agent to post a bond in connection therewith.

          (d) Promptly following the date that is one year from the Closing Date, the Exchange Agent shall return to CyberCash all Merger Shares in its possession, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to CyberCash and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Shares issuable with respect thereto pursuant to Section 1.5.

      1.7 DIVIDENDS.

      No dividends or other distributions that are payable to the holders of record of CyberCash Common Stock as of a date on or after the Closing Date shall be paid to former Network 1 Shareholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates in accordance with Section 1.6. Upon such surrender, CyberCash shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of CyberCash Common Stock as of a date on or after the Closing Date and that were paid or delivered between the Effective Time and the time of such surrender; provided, however, that no such person shall be entitled to receive any interest on such dividends or other distributions.

      1.8 FRACTIONAL SHARES.

      No certificates or scrip representing fractional Merger Shares shall be issued to former Network 1 Shareholders upon the surrender for exchange of Certificates, and such former Network 1 Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a shareholder of CyberCash with respect to any fractional Merger Shares that would otherwise be issued to such former Network 1 Shareholders. In lieu of any fractional Merger Shares that would otherwise be issued, upon proper surrender of such person's Certificates each former Network 1 Shareholder that would have been entitled to receive (i) a fractional Common Merger Share shall receive a cash payment equal to the CyberCash Share Market Value, multiplied by the fraction of a share that such Network 1 Shareholder would otherwise be entitled to receive; and (ii) a fractional Preferred Merger Share shall receive a cash payment equal to ten times the CyberCash Share Market Value, multiplied by the fraction of a share that such Network 1 Shareholder would otherwise be entitled to receive.

    1.9 OPTIONS; WARRANTS AND RESTRICTED STOCK.

          (a) At the Effective Time, each option (each, an "OPTION," and collectively the "OPTIONS") to purchase Network 1 Common Stock issued by Network 1 pursuant to the Network 1 Financial Corporation 1999 Stock Option and Incentive Plan (the "NETWORK 1 STOCK OPTION PLAN") or otherwise, to the extent outstanding and not exercised immediately prior to the Effective Time, shall become and represent an option to acquire, such number of shares of CyberCash Common Stock as is equal to the number of shares of Network 1 Common Stock subject to the unexercised portion of such Option immediately prior to the Effective Time multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the next lower whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Conversion Ratio (with any fraction of a cent resulting from such division to be rounded up to the next higher whole cent). Except as provided in Section 1.9, all other provisions of each Option in effect immediately prior to the Effective Time shall otherwise remain unchanged. Each Option awarded under the Network 1 Stock Option Plan that is assumed by CyberCash shall automatically and without any action on the part of any Party or any holder thereof have the vesting rights set forth in Section 1.9 of the letter to be delivered by the Parties as of the date hereof (the "DISCLOSURE LETTER").

          (b) At the Effective Time, each warrant to purchase Network 1 Common Stock issued by Network 1, (each, a "COMMON WARRANT" and collectively the "WARRANTS"), to the extent outstanding and not exercised immediately prior to the Effective Time, shall become and represent a warrant to acquire, on the same terms and conditions as were applicable under such Common Warrant immediately prior to the Effective Time, such number of shares of CyberCash Common Stock as is equal to the number of shares of Network 1 Common Stock subject to the unexercised portion of such Common Warrant immediately prior to the Effective Time multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the next lower whole number). The exercise price per share of each such assumed Common Warrant shall be equal to the exercise price of such Common Warrant immediately prior to the Effective Time, divided by the Conversion Ratio (with any fraction of a cent resulting from such division to be rounded up to the next higher whole cent). The term and all of the other provisions of each Common Warrant in effect immediately prior to the Effective Time shall otherwise remain unchanged.

          (c) As soon as practicable after the Effective Time, CyberCash or the Surviving Corporation shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders' rights pursuant to such Options and Warrants, as amended by this Section 1.9. The agreements evidencing the Options and Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section
    1.9 and in Section 1.9 of the Disclosure Letter and such notice) and CyberCash shall enter into an amendment to the applicable option or warrant agreements to such effect. Network 1 shall obtain, prior to the Closing, the consent (in such form as approved by CyberCash) from each holder of a Warrant or an Option to the assumption of such Warrant or Option, as the case may be, and to any revisions to the option or warrant agreement associated therewith pursuant to this Section 1.9 and Section 1.9 of the Disclosure Letter.

          (d) CyberCash shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CyberCash Common Stock for delivery upon exercise of the Options and Warrants issued or exchanged, as the case may be, in accordance with this Section 1.9. Promptly after the Closing Date, CyberCash shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the shares of CyberCash Common Stock subject to the Options and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Options remain outstanding.

          (e) All Network 1 Shares which are subject to restrictions (the "NETWORK 1 RESTRICTED STOCK") shall be converted into shares of CyberCash Common Stock pursuant to the terms of Section 1.5 hereof, and on and after the Effective Date such CyberCash Common Stock shall continue to be subject to all terms, conditions and restrictions applicable to Network 1 Restricted Stock prior to the Effective Date.

      1.10 ARTICLES OF INCORPORATION.

      At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by VSCA; provided, however, that Section 1 of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is NETWORK 1 FINANCIAL CORPORATION."

      1.11 BY-LAWS.

      The By-laws of the Surviving Corporation shall be the same as the By-laws of Merger Sub immediately prior to the Effective Time.

      1.12 DIRECTORS AND OFFICERS.

      The officers and directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation after until duly changed in accordance with applicable law, and its Articles of Incorporation and By-laws.

      1.13 NO FURTHER RIGHTS.

      All shares of CyberCash Common Stock issued upon the surrender for exchange of shares of Network 1 Shares in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Network 1 Shares.

      1.14 CLOSING OF TRANSFER BOOKS.

      At the Effective Time, the stock transfer books of Network 1 shall be closed and no transfer of Network 1 Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, such Certificates shall be canceled and exchanged for Merger Shares in accordance with Section 1.5.

      1.15 TAX AND ACCOUNTING CONSEQUENCES.

      It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of Section 368 of the Code and (b) qualify for accounting treatment under the purchase method, and that this Agreement constitutes a plan of reorganization within the meaning of the Code.

      1.16 TAKING OF NECESSARY ACTION; FURTHER ACTION.

      If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CyberCash and Merger Sub, the officers and directors of Network 1 and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

      1.17 ADJUSTMENT.

      In the event that, subsequent to the date of this Agreement but prior to the Effective Time, CyberCash or Network 1 shall effect a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, merger, exchange, recapitalization or other similar transactions (or a record date shall have been set for such purpose), the provisions of this Article I shall be appropriately adjusted.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF NETWORK 1

      Network 1 represents and warrants to CyberCash and Merger Sub that, as of the date hereof, the statements contained in this Article II are true and correct, except as set forth in the Disclosure Letter.

      2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

      Network 1 is a corporation duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Virginia. Network 1 is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Network 1. Network 1 has furnished to CyberCash true and complete copies of its Articles of Incorporation and By-laws, each as amended and as in effect on the date hereof (hereinafter "CHARTER" and "BY-LAWS," respectively). Network 1 is not in default under or in violation of any provision of its Charter or By-laws, each as amended to date.

      2.2 CAPITALIZATION.

      The authorized capital stock of Network 1 consists of (a) 20,000,000 shares of Network 1 Common Stock, of which 8,218,234 shares are issued and outstanding; and (b) 5,000,000 shares of Network 1 Preferred Stock, of which 943,693 shares are issued and outstanding. No shares of the capital stock of Network 1 are held in the treasury of Network 1. Section
2.2 of the Disclosure Letter sets forth as of the date hereof a complete and accurate list of (a) all shareholders of Network 1, indicating the type and number of Network 1 Shares held by each shareholder and (b) all holders of Network 1 Convertible Debentures, Options and Warrants, indicating the type and number of Network 1 Shares subject to each Network 1 Convertible Debenture, Option and Warrant and the conversion or exercise price thereof. All of the Options and Warrants have been granted pursuant to a form of agreement or other instrument previously provided to CyberCash. All of the issued and outstanding Network 1 Shares are, and all Network 1 Shares that may be issued upon conversion or exercise of the Network 1 Convertible Debentures, Options and Warrants will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth in Section 2.2 of the Disclosure Letter, there are no declared or accrued but unpaid dividends with regard to any issued and outstanding Network 1 Shares. Holders of issued and outstanding Network 1 Shares have no basis for asserting rights to rescind the purchase of any such Network 1 Shares. Other than the Network 1 Convertible Debentures, Network 1 Preferred Stock, Options and Warrants, there are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which Network 1 is a party or which are binding upon Network 1 providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Network 1. Except as set forth on Section 2.2 of the Disclosure Letter, there are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any Network 1 Shares (a) between or among Network 1 and any Network 1 Shareholders and (b) to Network 1's knowledge, between or among any Network 1 Shareholders. Except as set forth in
Section 2.2 of the Disclosure Letter, there are no obligations, contingent or otherwise, of Network 1 to repurchase, redeem or otherwise acquire any equity securities of any class of Network 1 or any Network 1 Convertible Debentures.

      2.3 AUTHORIZATION OF TRANSACTION.

      Network 1 has the corporate power and authority to execute and deliver this Agreement and the other documents, agreements, certificates and other instruments to be executed, delivered and performed in connection with the transactions contemplated by this Agreement (collectively the "TRANSACTION AGREEMENTS") to which it is a party and to perform its obligations hereunder and thereunder, subject to Network 1 Shareholder Approval. The execution and delivery of each of the Transaction Agreements to which Network 1 is a party and, subject to: (a) the approval of the Merger by (i) holders of more than two-thirds of the outstanding shares of the Network 1 Preferred Stock voting as a separate class, and (ii) the holders of more than two-thirds of the votes represented by the outstanding Network 1 Common Stock and the Network 1 Preferred Stock, voting or consenting, as the case may be, together as a single class, in each case, entitled to vote on the approval of the Merger in accordance with the VSCA, the Charter and the By-laws (the "NETWORK 1 SHAREHOLDER APPROVAL"); (b) the performance by Network 1 of this Agreement and the other Transaction Agreements to which

Network 1 is a party; and (c) the consummation by Network 1 of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Network 1. This Agreement and the other Transaction Agreements to which Network 1 is a party have been duly and validly executed and delivered by Network 1 (or, in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will be duly and validly executed and delivered) and, assuming the due authorization, execution and delivery by CyberCash and Merger Sub, constitute (or, in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will constitute) a valid and binding obligation of Network 1, enforceable against Network 1 in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

      2.4 NONCONTRAVENTION.

      Subject to receipt of the Network 1 Shareholder Approval and the filing of the Articles of Merger as required by the VSCA, neither the execution and delivery of this Agreement and the other Transaction Agreements to which Network 1 is a party by Network 1, nor the consummation by Network 1 of the transactions contemplated hereby or thereby, will, except as disclosed in Section 2.4 of the Disclosure Letter: (a) conflict with or violate any provision of the Charter or By-laws of Network 1; (b) require on the part of Network 1 any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "GOVERNMENTAL ENTITY"); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Network 1 is a party or by which Network 1 is bound or to which any of its assets is subject;
(d) result in the imposition of any Security Interest upon any assets of Network 1; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Network 1, any of its properties or assets other than such conflicts, violations, defaults, cancellations or accelerations referred to in clauses (a) through (e) hereof which would not have a Material Adverse Effect on Network 1. For purposes of this Agreement, "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than: (i) mechanic's, materialmen's, and similar liens; (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("ORDINARY COURSE OF BUSINESS") of Network 1 and which are not material to Network 1.

      2.5 SUBSIDIARIES.

      (a) Each subsidiary of Network 1 (each, a "NETWORK 1 SUBSIDIARY") is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or other similar powers required to carry on its business as now conducted. Each Network 1 Subsidiary is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the lack of such qualification would not have a Material Adverse Effect on Network 1.
Section 2.5 of the Disclosure Letter sets forth a list of all Network 1 Subsidiaries and their respective jurisdictions of organization and identifies Network 1's (direct or indirect) percentage ownership interest in each such subsidiary.

      (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Network 1 Subsidiary, is owned by Network 1 or a Network 1 Subsidiary, directly or indirectly, free and clear of any lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

      (c) There are no outstanding subscriptions, options, warrants, rights or convertible or exchangeable securities issued by Network 1 or any of the Network 1 Subsidiaries or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities or partnership interests or membership interests of any Network 1 Subsidiary, including, without limitation, any agreement or commitment obligating Network 1 or any Network 1 Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock, other securities, partnership interests or membership interests of any Network 1 Subsidiary or obligating Network 1 or any Network 1 Subsidiary to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security or other similar agreement or commitment with respect to any Network 1 Subsidiary, or obligating any Network 1 Subsidiary to make any payments pursuant to any stock based or stock related plan or award.

      (d) Network 1 has previously delivered or made available (or will deliver within five days of the date hereof) to CyberCash true and complete copies of the organizational documents or comparable governing instruments (including all amendments to each of the foregoing), of each Network 1 Subsidiary as in effect on the date hereof.

      2.6 FINANCIAL STATEMENTS.

      Network 1 has provided to CyberCash (i) the audited balance sheets and statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1998 and December 31, 1999, and (ii) the unaudited balance sheet, statement of operations and statement of cash flows as of and for the nine months ended September 30, 2000 (the "MOST RECENT PERIOD"). Such financial statements (collectively, the "FINANCIAL STATEMENTS") have been prepared in accordance with United States generally accepted accounting principles

("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of Network 1 on a consolidated basis as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Network 1; provided, however, that the Financial Statements referred to in clause (ii) above are subject to normal recurring year-end adjustments (which will not in the aggregate be material) and do not include footnotes.

      2.7 ABSENCE OF CERTAIN CHANGES.

      Since September 30, 2000: (i) Network 1 has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in any Material Adverse Effect on Network 1; and (ii) Network 1 has not taken any unapproved actions set forth in paragraphs (a) through (q) of Section 4.6 hereof.

      2.8 UNDISCLOSED LIABILITIES.

      Network 1 has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for: (a) liabilities accrued or reserved against on the September 30, 2000 unaudited consolidated balance sheet ("MOST RECENT BALANCE SHEET") of Network 1; (b) liabilities which have arisen since September 30, 2000 in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period; (c) liabilities incurred in the Ordinary Course of Business which are consistent with past practice and are not required by GAAP to be reflected on a balance sheet; (d) liabilities which individually or in the aggregate would not result in a Material Adverse Effect on Network 1; and (e) liabilities set forth on Section 2.8 of the Disclosure Letter.

      2.9 TAX MATTERS.

      (a) Network 1 has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. Network 1 has timely paid or will timely pay all Taxes due on or before the Closing Date, regardless of whether shown on any such Tax Returns. The accrued but unpaid Taxes of Network 1 for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Most Recent Balance Sheet, adjusted through the Closing Date. All Taxes attributable to the period from the date of the Most Recent Balance Sheet through the Closing Date are attributable to the conduct by Network 1 of its operations in the Ordinary Course of Business. Network 1 has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Network 1 during a prior period) other than Network 1. All Taxes that Network 1 is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid or deposited in accordance with law. Network 1 is not currently the beneficiary of any extension of time to file any Tax Return.


      (i) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that Network 1 is liable to pay by law or otherwise.

      (ii) For purposes of this Agreement, "TAX RETURNS" means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedules, attachments or supporting or ancillary documentation and including any amendments or supplements thereto.


          (b) Network 1 has delivered to CyberCash correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Network 1 since December 31, 1997. No examination or audit of any Tax Returns of Network 1 by any Governmental Entity is currently in progress or, to the knowledge of Network 1, threatened or contemplated. Network 1 has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency nor has any such waiver or extension been requested. All Tax Returns filed or required to be filed by Network 1 have been examined by the Internal Revenue Service or other appropriate Taxing Authority, or closed by the applicable statute of limitations, for all years through 1999.

          (c) Network 1 has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Network 1 is not a party to any Tax allocation or sharing agreements.

          (d) No claim has ever been made by an authority in a jurisdiction where Network 1 does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (e) There are no liens on any of the assets of Network 1 that arose in connection with any failure (or alleged failure) to pay any Tax.

          (f) There is no dispute or claim concerning any Tax Liability of Network 1 either (A) claimed or raised by any authority in writing or (B) as to which Network 1 has knowledge.

      (g) Network 1 does not have (and will not have, as a result of the transactions contemplated by this Agreement) any obligation to make a payment that will not be deductible under Code Section 280G. Network 1 has not taken any position on its federal income Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Network 1 (A) has never been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Network 1) under Reg. Section 1.1502.6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (h) Network 1 has not taken any action that would have the effect of deferring any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter.

      2.10 ASSETS.

      Network 1 has good and valid title to all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of Network 1 (tangible or intangible) is subject to any Security Interest except the following: (i) items disclosed in Section 2.10 of the Disclosure Letter; and (ii) liens for current taxes not yet due and payable for which adequate reserves have been provided in the Most Recent Balance Sheet.

      2.11 OWNED REAL PROPERTY.

      Network 1 does not own any real property.

      2.12 INTELLECTUAL PROPERTY.

      Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Network 1: (a) Network 1 and each Network 1 Subsidiary owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of Network 1, the use of any Intellectual Property by Network 1 and the Network 1 Subsidiaries does not infringe on or otherwise violate the rights of any person;
(c) the use of the Intellectual Property is in accordance with applicable licenses pursuant to which Network 1 or any Network 1 Subsidiary acquired the right to use any Intellectual Property; and (d) to the knowledge of Network 1, no person is challenging, infringing on or otherwise violating any right of Network 1 or any Network 1 Subsidiary with respect to any Intellectual Property owned by and/or licensed to Network 1 or the Network 1 Subsidiaries. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Network 1, neither Network 1 nor any Network 1 Subsidiary has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by

Network 1 and the Network 1 Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Network 1 or the Network 1 Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

      2.13 REAL PROPERTY LEASES.

      Section 2.13 of the Disclosure Letter lists all real property leased or subleased to Network 1. Network 1 has delivered to CyberCash correct and complete copies of the leases and subleases (as amended to date) listed in
Section 2.13 of the Disclosure Letter. With respect to each lease and sublease listed in Section 2.13 of the Disclosure Letter:

      (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to Network 1, to Network 1's knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing, in each case except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

      (b) Network 1 is not in breach or default under any such lease or sublease, and, to Network 1's knowledge, no other party to the lease or sublease is in breach or default, to Network 1's knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

      (c) there are no disputes, oral agreements or forbearance programs in effect as to any lease or sublease to which Network 1 is a party; and

      (d) Network 1 has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold to which Network 1 is a party.

      2.14 CONTRACTS.

      Section 2.14 of the Disclosure Letter lists the following arrangements to which Network 1 is a party (the "CONTRACTS"):

      (a) any arrangement (or group of related arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

      (b) any arrangement (or group of related arrangements) with settlement banks, sponsoring banks, transaction processors or other financial institutions or financial intermediaries for the provision of any credit card, secure e-commerce or data transaction processing services, bankcard and settlement services or other related services;

      (c) any arrangement (or group of related arrangements) for the furnishing or receipt of services:

            (i) which calls for performance over a period of more than one year;

            (ii) in the case of services received, which involves more than the sum of $100,000 required to be paid during the consecutive 12 month period; or following the date hereof;

            (iii) in the case of furnishing services, which involves the receipt of more than the sum of $100,000 during the 12 month period ending on the Most Recent Balance Sheet Date; or

            (iv) in which Network 1 has granted rights to its Intellectual Property, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any service or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

          (d) any arrangement establishing a partnership or joint venture;

          (e) any arrangement (or group of related arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (f) the form of any arrangement concerning noncompetition, including a list of all parties to such agreements;

      (g) any arrangement involving any Network 1 Shareholders or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") ("AFFILIATES");

      (h) any arrangement under which the consequences of a default or termination could have a Material Adverse Effect on Network 1;

      (i) any other arrangement (or group of related arrangements) either involving more than $50,000 or not entered into in the Ordinary Course of Business;

      (j) any arrangement by which Network 1 provides maintenance or support services to any third party with regard to Network 1's products or services and any written arrangement containing a commitment by Network 1 to provide support for any such product or service, as the case may be, for more than one year from the date of this Agreement;

      (k) any arrangement by which Network 1 agrees to make available any service; and

      (l) any other material contract or agreement, as such terms are defined in Regulation S-K promulgated under the Securities Act to which Network 1 is a party.

      All material Contracts are in writing. Network 1 has delivered to CyberCash a correct and complete copy of each Contract (or, in the case of confidentiality and/or noncompetition arrangements, the forms of such agreement(s)) (as amended to date) listed in Section 2.14 of the Disclosure Letter. With respect to each Contract so listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect with respect to Network 1 and, to Network 1's knowledge, the Contract is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto, in each case except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and, except as set forth in Section 2.14 of the Disclosure Letter, does not require the consent of any party to the transactions contemplated hereby; and (iii) Network 1 is not in breach or default, to Network 1's knowledge, no other party thereto is in breach or default, and, to Network 1's knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under any Contract.

      2.15 POWERS OF ATTORNEY.

      There are no outstanding powers of attorney executed on behalf of Network
1.

      2.16 INSURANCE.

      (a) Section 2.16 of the Disclosure Letter lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Network 1 is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 2.16 of the Disclosure Letter lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

      (b) Network 1 is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and, Network 1 has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Network 1 has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. Network 1 is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

      2.17 LITIGATION.

      (a) Section 2.17(a) of the Disclosure Letter identifies, and contains a description of (i) any unsatisfied judgment, order, decree, stipulation or injunction and (ii) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which Network 1, any officer, director, employee or agent of Network 1 (in such person's capacity as an officer, director, employee or agent of Network 1, and not personally) is or was since January 1, 1997 a party or, to the knowledge of Network 1, is threatened to be made a party. Other than as set forth in Section 2.17(a) of the Disclosure Letter, none of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.17(a) of the Disclosure Letter, if determined adversely to Network 1, would reasonably be expected to have a Material Adverse Effect on Network 1.

      (b) Section 2.17(b) of the Disclosure Letter identifies any agreement or other document or instrument settling any claim, complaint, action, suit or other proceeding, or a threat of any such claim, complaint, action, suit or other proceeding, against Network 1.

      2.18 EMPLOYEES.

      Network 1 has provided to CyberCash a written list of all employees, including, without limitation, part time employees, consultants and temporary employees (each, an "EMPLOYEE") of Network 1, along with the position and the current rate of compensation of each such person on an annual, hourly or contractual basis, as the case may be, and whether the employee is covered by a bonus or commission plan. No key employee or group of employees has informed Network 1 of any plans to terminate employment with Network 1 within the next six months. Network 1 is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Network 1 has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Network 1. Network 1 is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against Network 1 under any workers compensation plan or policy or for long term disability. Network 1 has no material obligations under COBRA with respect to any former employees or beneficiaries thereunder. There are no proceedings pending or, to the knowledge of Network 1, threatened, between Network 1 and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on Network 1. In addition, Network 1 has provided all employees, with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in his or her employment agreements with Network 1.

      2.19 EMPLOYEE BENEFITS.

      (a) Section 2.19(a) of the Disclosure Letter contains a complete and accurate list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation ("EMPLOYEE BENEFIT PLAN") maintained or contributed to by Network 1 or to which Network 1 is or was obligated to make payments, in each case with respect to any current or former employees, directors or agents of Network 1 ("NETWORK 1 EMPLOYEE BENEFIT PLAN"). Network 1 is not, and has never been, a member of: (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code). Complete and accurate copies of: (i) all Network 1 Employee Benefit Plans which have been reduced to writing; (ii) written summaries of all unwritten Network 1 Employee Benefit Plans; (iii) all related trust agreements, insurance contracts and summary plan descriptions; and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the plan years since Network 1's inception for each Network 1 Employee Benefit Plan which is a pension plan (as defined in Section 3(2) of ERISA), have been made available to CyberCash. To Network 1's knowledge, each Network 1 Employee Benefit Plan has been administered in all material respects in accordance with its terms, and Network 1 has met its obligations with respect to such Network 1 Employee Benefit Plan and has made all required contributions thereto within the timeframes required by applicable law and the terms of such Network 1 Employee Benefit Plans. Network 1 and all Network 1 Employee Benefit Plans are and have always been in compliance with the applicable provisions of ERISA, the Code and the regulations thereunder.

      (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Network 1 Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Network 1 Employee Benefit Plan or asserting any rights or claims to benefits under any Network 1 Employee Benefit Plan that could give rise to any material liability.

      (c) All the Network 1 Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Network 1 Employee Benefit Plans are qualified as of the date hereof and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for such plan has not expired, no such determination letter has been revoked and revocation has not been threatened, and no fact exists which could adversely affect the qualified status of any such plan, except to the extent that the failure to be so qualified can be corrected under Revenue Procedures 98-22 and any successor thereto without material liability to Network 1.

      (d) Network 1 has never maintained or been obligated to contribute to an Network 1 Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

      (e) Network 1 has no unfunded obligation under any Network 1 Employee Benefit Plan to provide benefits after termination of employment to any employee of Network 1 (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage at the participant's cost under Section 4980B of the Code and insurance conversion privileges under federal or state law.

      (g) To Network 1's knowledge, no act or omission has occurred and no condition exists with respect to any Network 1 Employee Benefit Plan that would subject Network 1 to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

      (h) To Network 1's knowledge, no Network 1 Employee Benefit Plan, summary plan description or other communication to employees by its terms prohibits Network 1 from amending or terminating any such Network 1 Employee Benefit Plan at any time, without the consent of any person, and without incurring any material liability to Network 1 other than for accrued benefits.

      (i) Section 2.19(i) of the Disclosure Letter discloses each: (i) agreement, plan or arrangement under which any person may receive payments from Network 1 that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (ii) agreement or plan binding Network 1, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Network 1 Employee Benefit Plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      2.20 ENVIRONMENTAL MATTERS.

      (a) Network 1 has complied with all applicable Environmental Laws. There is no pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or, to the knowledge of Network 1, any investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Network 1. For purposes of this Agreement, "ENVIRONMENTAL LAW" means any federal, state or local law, statute, rule or regulation relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to: (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or toxic or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants or contaminants; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous substances or oil or petroleum products or toxic or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

      (b) Network 1 has not released any Materials of Environmental Concern into the environment at any parcel of real property or any facility during the time when such real property or facility was leased, operated or controlled by Network 1. Network 1 is not aware of any other releases of Materials of Environmental Concern that could reasonably be expected to have an impact on the real property or facilities owned, leased, operated or controlled by Network 1. For purposes of this Agreement, "MATERIALS OF ENVIRONMENTAL CONCERN" means any pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), hazardous wastes (as such terms are defined under the federal Resources Conservation and

          Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

      2.21 LEGAL COMPLIANCE.

      As of the date hereof, Network 1 is registered as an independent sales organization with Visa and a member service provider with MasterCard (collectively with Visa, the "CREDIT CARD ASSOCIATIONS"), is in good standing with such registrations and complies with the respective operating rules and certification requirements of each of the Credit Card Associations. To Network 1's knowledge, each of the BIN-sponsoring financial institutions listed on
Section 2.21 of the Disclosure Letter are members in good standing with the Credit Card Associations and comply with the respective operating rules and certification requirements of each of the Credit Card Associations. Network 1 and the conduct and operations of its business are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Network 1 or its business.

      2.22 PERMITS.

      Section 2.22 of the Disclosure Letter sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under applicable export laws or regulations) ("PERMITS") issued to or held by Network 1. Such listed Permits are the only Permits that are required for Network 1 to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on Network 1. Each such Permit is in full force and effect and, to the knowledge of Network 1, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

      2.23 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES.

      Except as disclosed in Section 2.23 of the Disclosure Letter, no Affiliate of Network 1: (a) owns any property or right, tangible or intangible, which is used in the business of Network 1; (b) has any claim or cause of action against Network 1; or (c) owes any money to Network 1. Section 2.23 of the Disclosure Letter describes any transactions or relationships between Network 1 and any Affiliate thereof which are reflected in the Financial Statements.


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

      2.24 FEES.

      Except as disclosed in Section 2.24 of the Disclosure Letter, Network 1 has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

      2.25 BOOKS AND RECORDS.

      The minute books and other similar records of Network 1 contain true and complete records of all material actions taken at any meetings of Network 1's shareholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting through the date hereof. The books and records of Network 1 accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Network 1 and have been maintained in accordance with good business and bookkeeping practices.

      2.26 ACTION BY NETWORK 1.

      The board of directors of Network 1, at a meeting duly called and held, has by the unanimous vote of all directors (a) approved this Agreement in accordance with the provisions of the VSCA, and (b) directed that this Agreement and the Merger be submitted to Network 1 Shareholders for their approval and resolved to recommend that Network 1 Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger.

      2.27 RESTRICTIONS ON BUSINESS ACTIVITIES.

      Except as disclosed in Section 2.27 of the Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon Network 1 or its properties (including, without limitation, their Intellectual Property) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Network 1 as currently contemplated by Network 1, any acquisition of property by Network 1 or the conduct of any business by Network 1 following the Merger as currently conducted or proposed to be conducted by Network 1, including any exclusive distribution or licensing agreements.

      2.28 CERTAIN PAYMENTS.

      Except as disclosed in Section 2.28 of the Disclosure Letter, to Network 1's knowledge, neither Network 1 nor any director, officer, agent, or employee of Network 1 or any other person or entity associated with or acting for or on behalf of Network 1, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services: (1) to obtain favorable treatment in securing business;
(2) to pay for favorable treatment for business secured; (3) to obtain special concessions or for special concessions already obtained, for or in respect of Network 1 or any Affiliate of Network 1; or (4) in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute,


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

treaty, or other law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Network 1.

      2.29 STATE "ANTI-TAKEOVER" STATUTES.

      No "fair price" or "control share acquisition" statute or other similar statute or regulation is applicable to the Merger, this Agreement or the transactions contemplated hereby or thereby.

      2.30 INFORMATION SUPPLIED BY NETWORK 1.

      The information supplied by Network 1 for inclusion in the Registration Statement (as defined in Section 4.4) shall not at the time the Registration Statement (as defined in Section 4.5) is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Network 1 or any of its affiliates, officers or directors should be discovered by Network 1 which is required to be set forth in an amendment to the Registration Statement, Network 1 shall promptly inform CyberCash. Notwithstanding the foregoing, Network 1 makes no representation or warranty with respect to any information furnished by or related to CyberCash or Merger Sub which is contained in any of the foregoing documents.

      2.31 DISCLOSURE.

      No representation or warranty by Network 1 contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of Network 1 pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                            CYBERCASH AND MERGER SUB

      Each of CyberCash and Merger Sub represents and warrants to Network 1 that the statements contained in this Article III are true and correct in all material respects except as set forth in the Disclosure Letter.

      3.1 ORGANIZATION.

      Each of CyberCash and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of CyberCash and Merger Sub is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Network 1. Each of CyberCash and Merger Sub has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Neither CyberCash nor Merger Sub is in material default under or in violation of any provisions of CyberCash's Articles of Incorporation, Merger Sub's Articles of Incorporation or its By-laws, each as amended to date.

      3.2 CAPITALIZATION.

      (a) The authorized capital stock of CyberCash consists of 80,000,000 shares of CyberCash Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share of CyberCash ("CYBERCASH PREFERRED STOCK"). No shares of CyberCash Preferred Stock is outstanding. As of the date hereof: (i) 25,943,027 shares of CyberCash Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) 20,000 shares of CyberCash Common Stock were held in the treasury of CyberCash; (iii) 4,064,352 shares of CyberCash Common Stock were reserved for issuance under CyberCash's stock option plans; and (iv) 9,331,295 shares of CyberCash Common Stock have been reserved for issuance upon exercise of outstanding warrants or convertible debentures. All shares of CyberCash Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all liens and encumbrances and subject to no preemptive rights. Except as set forth in Section 3.2 of the Disclosure Letter, there are no obligations, contingent or otherwise, of


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

CyberCash to repurchase, redeem or otherwise acquire any equity securities of any class of CyberCash.

      (b) Except as set forth in this Section 3.2, there are no equity securities of any class of CyberCash, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except pursuant to the CyberCash stock option plans listed in the Disclosure Letter or any related agreement in effect as of the date of this Agreement as set forth in this Section 3.2 or in Section 3.2 of the Disclosure Letter, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which CyberCash or any of its subsidiaries is a party or by which it is bound obligating CyberCash to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CyberCash or obligating CyberCash to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of CyberCash, except for ancillary agreements as are required by this Agreement and as set forth in
Section 3.2 of the Disclosure Letter, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of CyberCash.

      3.3 AUTHORIZATION OF TRANSACTION.

      Each of CyberCash and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder, subject to (i) approval and adoption of the Charter Amendment by the holders of a majority of the outstanding CyberCash Common Stock, and approval of the issuance of more than 20% of the number of shares of CyberCash Common Stock outstanding immediately prior to such issuance in connection with the transactions contemplated hereby by the holders of a majority of the CyberCash Common Stock present in person or by proxy and voting on the proposal at the CyberCash Special Meeting (the "CYBERCASH SHAREHOLDER APPROVAL"), (ii) the execution and delivery of each of the Transaction Agreements, (iii) the performance of each of the Transaction Agreements in each case to which CyberCash or Merger Sub is a party, and (iv) the consummation of the transactions contemplated hereby and thereby by CyberCash and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of CyberCash and Merger Sub. This Agreement and the other Transaction Agreements to which CyberCash or Merger Sub is a party have been duly and validly executed and delivered by CyberCash and Merger Sub, as the case may be (or in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will be duly and validly executed and delivered) and, assuming the due authorization, execution and delivery by Network 1, constitute (or in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will constitute) a valid and binding obligation of CyberCash and Merger Sub, as the case may be, enforceable against them in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.


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

      3.4 NONCONTRAVENTION.

      Subject to compliance with: (a) the applicable requirements of the Securities Act, the Exchange Act, and any applicable state or foreign securities laws; (b) the filing of the Articles of Merger as required by the VSCA; and (c) the filing with the SEC, the Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc. ("NASD") of any registration statement and the declaration by the SEC of the effectiveness of such registration statement, neither the execution and delivery of this Agreement, nor the consummation by CyberCash or Merger Sub of the transactions contemplated hereby or thereby, will, except as disclosed in Section 3.4 of the Disclosure Letter:
(1) conflict with or violate any provision of the Certificate of Incorporation or Articles of Incorporation, as the case may be, or By-laws of CyberCash or Merger Sub; (2) require on the part of CyberCash or Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (3) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which CyberCash or Merger Sub is a party or by which either is bound or to which any of their assets are subject; (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CyberCash or Merger Sub or any of their properties or assets; (5) result in the imposition of any Security Interest upon any assets of CyberCash; or (6) trigger any anti-dilution or reset provisions of any warrants, options or other rights to receive CyberCash Common Stock.

      3.5 SUBSIDIARIES

      (a) Each company in which CyberCash owns 50% or more of the voting securities, including Merger Sub, (each a "CYBERCASH SUBSIDIARY") is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or other similar powers required to carry on its business as now conducted. Each CyberCash Subsidiary is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary. Section 3.5 of the Disclosure Letter sets forth a list of all CyberCash Subsidiaries and their respective jurisdictions of organization and identifies CyberCash's (direct or indirect) percentage ownership interest therein;

      (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each CyberCash Subsidiary, is owned by CyberCash or a CyberCash Subsidiary, directly or indirectly, free and clear of any lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests); and

      (c) There are no outstanding subscriptions, options, warrants, rights or convertible or exchangeable securities issued by CyberCash or any of the CyberCash Subsidiaries or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities or partnership interests or membership interests of any CyberCash Subsidiary, including, without limitation, any agreement or commitment obligating CyberCash or any CyberCash Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock, other securities, partnership interests or membership interests of any CyberCash Subsidiary or obligating CyberCash or any CyberCash Subsidiary to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security or other similar agreement or commitment with respect to any CyberCash Subsidiary, or obligating any CyberCash Subsidiary to make any payments pursuant to any stock based or stock related plan or award.

      3.6 REPORTS AND FINANCIAL STATEMENTS.

      CyberCash has previously furnished or made available to Network 1 complete and accurate copies, as amended or supplemented, of all reports filed by CyberCash under Section 13, 14 or 15(d) of the Exchange Act with the SEC since March 30, 2000, inclusive of its Form 10-K filed on that date (such reports are collectively referred to herein as the "CYBERCASH REPORTS"). As of their respective dates, CyberCash Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of CyberCash included in CyberCash
Reports: (a) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act); (c) fairly present the consolidated financial condition, results of operations and cash flows of CyberCash as of the respective dates thereof and for the periods referred to therein; and (d) are consistent with the books and records of CyberCash.

      3.7 ABSENCE OF CERTAIN CHANGES.

      Since September 30, 2000: (i) CyberCash has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in any Material Adverse Effect; except as disclosed in Section 3.7 of the Disclosure Letter; and (ii) CyberCash has not taken any unapproved actions set forth in paragraphs (a) through (q) of Section 4.6 hereof.

      3.8 UNDISCLOSED LIABILITIES

      CyberCash has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for: (a) liabilities
accrued or reserved against on the Most Recent Balance Sheet of CyberCash; (b) liabilities which have arisen since September 30, 2000 in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period; (c) liabilities incurred in the Ordinary Course of Business which are consistent with past practice and are not required by GAAP to be reflected on a balance sheet; (d) liabilities which individually or in the aggregate would not result in a Material Adverse Effect on CyberCash; and (e) liabilities set forth on Section 3.8 of the Disclosure Letter.

      3.9 TAX MATTERS.

      Except as set forth in Section 3.9 of the Disclosure Letter:

      (a) CyberCash has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. CyberCash has paid or will pay all Taxes due on or before the Closing Date, regardless of whether shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which CyberCash is maintaining reserves adequate for their payment. The accrued but unpaid Taxes of CyberCash for tax periods through September 30, 2000 do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on CyberCash's most recent balance sheet adjusted through the Closing Date. All Taxes attributable to the period January 1, 2000 through the Closing Date are attributable to the conduct by CyberCash of its operations in the Ordinary Course of Business. CyberCash has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included CyberCash during a prior period) other than CyberCash. All Taxes that CyberCash is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which CyberCash is maintaining reserves adequate for their payment.

      (b) No examination or audit of any Tax Returns of CyberCash by any Governmental Entity is currently in progress or, to the knowledge of CyberCash, threatened or contemplated, except with respect to which, if determined adversely to CyberCash would not reasonably be expected to result in a Material Adverse Effect on CyberCash. Neither CyberCash has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

      (c) CyberCash is not a party to any Tax allocation or sharing agreements.

      (d) No claim has been made by an authority in a jurisdiction where CyberCash does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (e) There are no liens on any of the assets of CyberCash that arose in connection with any failure (or alleged failure) to pay any Tax.

         (f) There is no dispute or claim concerning any Tax Liability of CyberCash either (i) claimed or raised by any authority in writing or (ii) as to which CyberCash has knowledge.

         (g) CyberCash has not taken any action that would have the effect of deferring any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter.

         3.10 INTELLECTUAL PROPERTY.

         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CyberCash: (a) CyberCash and each CyberCash Subsidiary owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of CyberCash, the use of any Intellectual Property by CyberCash and the CyberCash Subsidiaries does not infringe on or otherwise violate the rights of any person;
(c) the use of the Intellectual Property is in accordance with applicable licenses pursuant to which CyberCash or any CyberCash Subsidiary acquired the right to use any Intellectual Property; and (d) to the knowledge of CyberCash, no person is challenging, infringing on or otherwise violating any right of CyberCash or any CyberCash Subsidiary with respect to any Intellectual Property owned by and/or licensed to CyberCash or the CyberCash Subsidiaries. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CyberCash, neither CyberCash nor any CyberCash Subsidiary has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by CyberCash and the CyberCash Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by CyberCash or the CyberCash Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.
Section 3.10 of the Disclosure Letter sets forth the status of any CyberCash employee confidentiality agreements.

         3.11 CONTRACTS.

         Section 3.11 of the Disclosure Letter lists the following arrangements to which CyberCash is a party (the "CYBERCASH CONTRACTS"):

         (a) any arrangement (or group of related arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

         (b) any arrangement (or group of related arrangements) with settlement banks, sponsoring banks, transaction processors or other financial institutions or financial intermediaries for the provision of any credit card, secure e-commerce or data transaction processing services, bankcard and settlement services or other related services;

         (c) any arrangement or group of related arrangements) for the furnishing or receipt of services:


             (i) which calls for performance over a period of more than one year;

             (ii) in the case of services received, which involves more than the sum of $100,000 required to be paid during the 12 month period following the date hereof;

             (iii) in the case of furnishing services, which involves the receipt of more than the sum of $100,000 during the 12 month period ending on the Most Recent Balance Sheet Date; or

             (iv) in which CyberCash has granted "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any service or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;


         (d) any arrangement establishing a partnership or joint venture;

         (e) any arrangement (or group of related arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

         (f) the form of any arrangement concerning noncompetition, including a list of all parties to such agreements;

         (g) any arrangement involving any of CyberCash Shareholders or their Affiliates;

         (h) any arrangement under which the consequences of a default or termination could have a Material Adverse Effect on CyberCash;

         (i) any other arrangement (or group of related arrangements) either involving more than $50,000 or not entered into in the Ordinary Course of Business;

         (j) any arrangement by which CyberCash provides maintenance or support services to any third party with regard to CyberCash's products or services and any written arrangement containing a commitment by CyberCash to provide support for any such product or service, as the case may be, for more than one year from the date of this Agreement;

         (k) any arrangement by which CyberCash agrees to make available any service; and

         (l) any other material contract or agreement, as such terms are defined in Regulation S-K promulgated under the Securities Act to which CyberCash is a party.

         All material CyberCash Contracts are in writing and are in Section 3.11 of the Disclosure Letter. With respect to each CyberCash Contract so listed: (i) the CyberCash Contract is legal, valid, binding and enforceable and in full force and effect with respect to CyberCash and, to CyberCash's knowledge, the CyberCash Contract is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto, in each case except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought; (ii) the CyberCash Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and, except as set forth in Section
3.11 of the Disclosure Letter, does not require the consent of any party to the transactions contemplated hereby; and (iii) CyberCash is not in breach or default, to CyberCash's knowledge, no other party thereto is in breach or default, and, to CyberCash's knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under any Contract.

         3.12 LITIGATION.

         Except as disclosed in Section 3.12 of the Disclosure Letter, neither CyberCash nor Merger Sub is a party to, nor are its assets or properties subject to (i) any unsatisfied judgment, order, decree, stipulation or injunction or
(ii) any claim, complaint, action, suit, proceeding, hearing or, to CyberCash's knowledge, investigation of or in any Governmental Entity, other than judgments, orders, decrees, stipulations, injunctions, claims, complaints, actions, suits, proceedings, hearings or, to CyberCash's knowledge, investigations that, if determined adversely to CyberCash or Merger Sub would not reasonably be expected to have a Material Adverse Effect on CyberCash.

         3.13 EMPLOYEES.

         Except as disclosed in Section 3.13 of the Disclosure Letter, CyberCash is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. CyberCash has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of CyberCash. CyberCash is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against CyberCash under any workers compensation plan or policy or for long term disability. CyberCash has no material obligations under COBRA with respect to any former employees or beneficiaries thereunder. There are no proceedings pending or, to the knowledge of CyberCash, threatened, between CyberCash and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on CyberCash.

         3.14 EMPLOYEE BENEFITS.

         (a) Section 3.14(a) of the Disclosure Letter contains a complete and accurate list of each Employee Benefit Plan maintained or contributed to by CyberCash or to which CyberCash is or was obligated to make payments, in each case with respect to any current or former employees, directors or agents of CyberCash ("CYBERCASH EMPLOYEE BENEFIT PLAN"). CyberCash is not, and has never been, a member of: (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code). Complete and accurate copies of: (i) all CyberCash Employee Benefit Plans which have been reduced to writing; (ii) written summaries of all unwritten CyberCash Employee Benefit Plans; (iii) all related trust agreements, insurance contracts and summary plan descriptions; and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the plan years since CyberCash's inception for each CyberCash Employee Benefit Plan which is a pension plan (as defined in Section 3(2) of ERISA), have been made available to Network 1. To CyberCash's knowledge, each CyberCash Employee Benefit Plan has been administered in all material respects in accordance with its terms, and CyberCash has met its obligations with respect to such CyberCash Employee Benefit Plan and has made all required contributions thereto within the timeframes required by applicable law and the terms of such CyberCash Employee Benefit Plans. CyberCash and all CyberCash Employee Benefit Plans are and have always been in compliance with the applicable provisions of ERISA, the Code and the regulations thereunder.

         (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the CyberCash Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any CyberCash Employee Benefit Plan or asserting any rights or claims to benefits under any CyberCash Employee Benefit Plan that could give rise to any material liability.

         (c) All the CyberCash Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such CyberCash Employee Benefit Plans are qualified as of the date hereof and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for such plan has not expired, no such determination letter has been revoked and revocation has not been threatened, and no fact exists which could adversely affect the qualified status of any


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such plan, except to the extent that the failure to be so qualified can be corrected under Revenue Procedures 98-22 and any successor thereto without material liability to CyberCash.

         (d) CyberCash has never maintained or been obligated to contribute to an CyberCash Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

         (e) CyberCash has no unfunded obligation under any CyberCash Employee Benefit Plan to provide benefits after termination of employment to any employee of CyberCash (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage at the participant's cost under Section 4980B of the Code and insurance conversion privileges under federal or state law.

         (g) To CyberCash's knowledge, no act or omission has occurred and no condition exists with respect to any CyberCash Employee Benefit Plan that would subject CyberCash to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

         (h) To CyberCash's knowledge, no CyberCash Employee Benefit Plan, summary plan description or other communication to employees by its terms prohibits CyberCash from amending or terminating any such CyberCash Employee Benefit Plan at any time, without the consent of any person, and without incurring any material liability to CyberCash other than for accrued benefits.

         (i) Section 3.14(i) of the Disclosure Letter discloses each: (i) agreement, plan or arrangement under which any person may receive payments from CyberCash that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (ii) agreement or plan binding CyberCash, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any CyberCash Employee Benefit Plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

3.15 LEGAL COMPLIANCE.

         Except as disclosed in Section 3.15 of the Disclosure Letter, CyberCash and Merger Sub and the conduct and operations of their respective businesses are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which
(a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to CyberCash and Merger Sub or their respective businesses, except for any violation of or default which would not reasonably be expected to


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have a Material Adverse Effect on CyberCash and Merger Sub.

         3.16 BOOKS AND RECORDS.

         The minute books and other similar records of CyberCash contain true and complete records of all material actions taken at any meetings of CyberCash's stockholders, board of directors or any committee thereof and all written consents executed in lieu of the holding of any such meeting through the date hereof. The books and records of CyberCash accurately reflect in all material aspects the assets, liabilities, business, financial condition and results of operations of CyberCash and have been maintained in accordance with good business and bookkeeping practices.

         3.17 ACTION BY CYBERCASH AND MERGER SUB.

         The board of directors of CyberCash and Merger Sub, at meetings duly called and held, have by the unanimous vote of all directors: (a) determined that the Merger is fair and in the best interests of CyberCash and Merger Sub, and each of its shareholders; (b) adopted this Agreement in accordance with the provisions of the VSCA and the Delaware General Corporation Law ("DGCL"); and
(c) directed that the Charter Amendment and the issuance of the Merger Shares as contemplated hereby be submitted to the CyberCash Shareholders for their adoption and approval, and resolved to recommend that the CyberCash Shareholders vote in favor of the adoption of the Charter Amendment and the issuance of the Merger Shares. The sole shareholder of Merger Sub by written consent has adopted and approved this Agreement in accordance with the provisions of the VSCA.

         3.18 INFORMATION SUPPLIED BY CYBERCASH.

         The information supplied by CyberCash for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by CyberCash for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the CyberCash Shareholders in connection with the meeting of the CyberCash Shareholders to consider the approval of the Charter Amendment and the issuance of the Merger Shares (the "CyberCash Special Meeting") or at the time of the


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
CyberCash Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CyberCash Special Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to CyberCash or any of its affiliates, officers or directors should be discovered by CyberCash which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, CyberCash shall promptly inform Network 1. Notwithstanding the foregoing, CyberCash makes no representation or warranty with respect to any information supplied by Network 1 which is contained in any of the foregoing documents.

         3.19 RESTRICTIONS ON BUSINESS ACTIVITIES.

         Except as disclosed in Section 3.19 of the Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon CyberCash or its properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of CyberCash as currently contemplated by CyberCash, any acquisition of property by CyberCash or the conduct of any business by CyberCash following the Merger as currently conducted or proposed to be conducted by CyberCash including any exclusive distribution or licensing agreements.

         3.20 BROKERS' FEES.

         Neither CyberCash nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent other than First Annapolis Capital, Inc. with respect to the transactions contemplated by this Agreement.

         3.21 OPINION OF FINANCIAL ADVISOR.

         The board of directors of CyberCash has received the opinion of First Annapolis Capital, Inc. to the effect that, as of the date of this Agreement, the Merger is fair to CyberCash from a financial point of view.


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                                   ARTICLE IV
                                    COVENANTS

         4.1 BEST EFFORTS.

         Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

         4.2 NOTICES AND CONSENTS.

         Each of CyberCash, Merger Sub and Network 1 shall use its respective best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from the holders of Network 1 Preferred Stock, Network 1 Convertible Debentures, third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to CyberCash, Merger Sub or Network 1, respectively, in connection with the transactions contemplated by this Agreement (including without limitation, with respect to Network 1, those listed in Section 2.4 or Section 2.22 of the Disclosure Letter).

         4.3 SPECIAL MEETINGS.

             (a) Network 1 Special Meeting.

         (i) No later than February 28, 2001, Network 1 shall hold a special meeting of Network 1 Shareholders to be held to vote in favor of the adoption of this Agreement and the approval of the Merger (the "NETWORK 1 SPECIAL MEETING") in accordance with the VSCA and shall solicit proxies from its shareholders to vote in favor of the approval of the Merger at the Network 1 Special Meeting. In lieu of Network 1 calling a Special Meeting of Network 1 Shareholders, Network 1 may circulate for execution a written consent of shareholders in lieu of special meeting.

         (ii) Network 1 will send the Shareholder Materials to the shareholders of Network 1, in a timely manner, for the purposes of considering approval of the Merger, either at Network 1 Special Meeting or by their execution of a written consent. Network 1 and CyberCash each will promptly provide all information relating to its respective business or operations necessary for inclusion in the Shareholder Materials to satisfy all requirements of applicable state and federal securities laws. Network 1 and CyberCash will not provide or publish to Network 1 Shareholders any material concerning them or their Affiliates that violates the Securities Act or the Exchange Act with respect to the transactions contemplated hereby. Network 1 shall comply with all applicable provisions of the VSCA in the preparation, filing and distribution of any Shareholder Materials, the solicitation of proxies thereunder, and the calling and holding of Network 1 Special Meeting.

         (iii) Network 1, acting through its board of directors, shall include in any Shareholder Materials the recommendation of its board of directors that Network 1 Shareholders vote in favor of the approval of the Merger, and shall otherwise use its best efforts to obtain the Network 1 Shareholder Approval.

         (iv) Network 1 shall vote the proxies solicited at Network 1 Special Meeting from Network 1 Shareholders in favor of the approval of the Merger.


             (b) CyberCash Special Meeting.


         (i) As soon as practicable after the date hereof, CyberCash shall hold the CyberCash Special Meeting in accordance with the DGCL and shall solicit proxies from its shareholders to vote in favor of the approval and adoption of the Charter Amendment and approval of the issuance of the Merger Shares at the CyberCash Special Meeting.

         (ii) CyberCash will send the Proxy Statement/Prospectus to the CyberCash Shareholders, in a timely manner, for the purposes of considering approval and adoption of the Charter Amendment and approval of the issuance of the Merger Shares at the CyberCash Special Meeting.

         (iii) CyberCash, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that CyberCash Shareholders vote in favor of the approval and adoption of the Charter Amendment and approval of the issuance of the Merger Shares and shall otherwise use its best efforts to obtain the CyberCash Shareholder Approval.

         (iv) CyberCash shall vote the proxies solicited at the CyberCash Special Meeting from CyberCash Shareholders in favor of the approval of the Charter Amendment and the approval of the issuance of the Merger Shares.

         4.4 REGISTRATION STATEMENT AND PROXY STATEMENT.

         CyberCash and Network 1 shall cooperate and promptly prepare and file with the SEC within 30 business days following execution of this Agreement or as soon as practicable thereafter, a registration statement on Form S-4 (the "REGISTRATION STATEMENT") under the Securities Act, with respect to the Merger Shares, a portion of which Registration Statement shall also serve as the proxy statement/prospectus (the "PROXY STATEMENT/PROSPECTUS") with respect to CyberCash Special Meeting. The Parties shall cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. CyberCash shall use all reasonable efforts, and Network 1 shall cooperate with CyberCash, to have the Registration Statement declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. CyberCash shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Registration Statement to Network 1 and advise Network 1 of any verbal comments with respect to the Registration Statement received from the SEC. CyberCash shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits or approvals required to carry out the Merger and shall pay all expenses incident thereto. CyberCash agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the CyberCash Special Meeting and Network 1 Special Meeting, or, in the case of the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by CyberCash in reliance upon and in conformity with written information concerning Network 1 furnished to CyberCash by Network 1 specifically for use in the Proxy Statement/Prospectus. Network 1 agrees that the written information concerning Network 1 provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of the shareholders of Network 1 and CyberCash, or, in the case of written information concerning Network 1 provided by Network 1 for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus shall be made by CyberCash or Network 1 without the approval of the other Party. CyberCash shall advise Network 1, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Merger Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. CyberCash will also undertake to file a Registration Statement (including by way of a post-effective amendment to Form S-4) to register shares of CyberCash Common Stock acquired by Affiliates of Network 1 in the Merger for resale under the Securities Act.

         4.5 OPERATION OF BUSINESS.

         Except as contemplated by this Agreement or as set forth in Section 4.5 of the Disclosure Letter, during the period from the date of this Agreement to the Effective Time, each of Network 1 and CyberCash shall conduct its respective operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, neither Network 1 nor CyberCash shall, without the written consent of the other
Party:

      (a) except as set forth in Section 4.14 hereof, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or


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
delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, options or warrants outstanding on the date hereof), or amend any of the terms of any such convertible securities, options or warrants (including the acceleration of vesting);

         (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

         (c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity;

         (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.19(j) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

         (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

         (f) amend its Charter or By-laws;

         (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or as required by CyberCash;

         (h) discharge or satisfy any Security Interest or pay any obligation or liability, or enter into any settlement agreement with respect to any actual or potential claims or causes of action;

         (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

         (j) sell, assign, transfer or license any Intellectual Property except for Intellectual Property licenses entered in the Ordinary Course of Business;

         (k) make or commit to make any capital expenditure in excess of $25,000 per item;

         (l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of such Party set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

         (m) hire, terminate or discharge any employee or engage or terminate any consultant, except for (i) the hiring of persons for whom offers of employment are outstanding on the date hereof, (ii) as set forth on Section 3.7 of the Disclosure Letter or (iii) in the Ordinary Course of Business;

         (n) enter into any material contract, other than in the Ordinary Course of Business and as provided to the other Party, or any material amendment or termination of, or take any action that would constitute a default under, or waive, release or assign any rights under, any material contract to which Network 1 or CyberCash, as the case may be, is a party or by which it is bound;

         (o) commence any litigation other than (i) for the routine collection of bills, or (ii) in such cases where such Party in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of such Party's business, provided, however, the other Party is consulted prior to the filing of such a suit;

         (p) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

         (q) amend or waive any agreements with respect to confidentiality, non-disclosure or non-solicitation with any employees of such Party; or

         (r) agree in writing or otherwise to take any of the foregoing actions.

         4.6 FULL ACCESS; CONFIDENTIALITY.

         The Parties shall permit representatives of the other Parties to have full access (upon reasonable notice and at all reasonable times, and in a manner so as not to interfere with the normal business operations) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such Party, subject to compliance with applicable confidentiality obligations.

         4.7 NOTICE OF BREACHES.


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
         Network 1 shall promptly deliver to CyberCash written notice of any event or development that would (a) render any statement, representation or warranty of Network 1 in this Agreement (including the Disclosure Letter) inaccurate or incomplete in any material respect or (b) constitute or result in a breach by Network 1 or any of its Affiliates of, or a failure by Network 1 or any of its Affiliates to comply with, any agreement or covenant in this Agreement applicable to such party. CyberCash or Merger Sub shall promptly deliver to Network 1 written notice of any event or development that would (a) render any statement, representation or warranty of CyberCash or Merger Sub in this Agreement (including the Disclosure Letter) inaccurate or incomplete in any material respect or (b) constitute or result in a breach by CyberCash or Merger Sub of, or a failure by CyberCash or Merger Sub to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

         4.8 EXCLUSIVITY.

                  (a) Each of the Parties agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VI, such Party shall not, directly or indirectly, through any officer, director, employee, representative, agent or affiliate of such Party, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantial assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent CyberCash or its board of directors, directly or through representatives or agents on behalf of the board of directors, from: (A) furnishing non-public information to, or having discussions with, any person or entity in connection with a bona fide written Acquisition Proposal by such person or entity (whether solicited or unsolicited by CyberCash) if, prior to furnishing such non-public information to, or having discussions with, such person or entity, CyberCash receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to such Party than those contained herein (a "CONFIDENTIALITY AGREEMENT"); (B) entering into negotiations with any person or entity in connection with bona fide written Acquisition Proposal (whether solicited or unsolicited by CyberCash) by such person or entity or recommending such bona fide written Acquisition Proposal to the CyberCash Shareholders, if and only to the extent that (1) such Acquisition Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the board of directors of CyberCash, after consultation with its financial advisors, result in a transaction more favorable to the CyberCash Shareholders from a financial point of view than the Merger (any such more favorable Acquisition Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL"); and, in the reasonable good faith judgment of the board of directors of CyberCash, after consultation with its financial advisors, the person or entity making such

         Superior Proposal appears to have the financial means, or the ability to obtain the necessary financing, to conclude such transaction, and
         (2) prior to entering into negotiations with such person or entity, CyberCash receives from such person or entity an executed Confidentiality Agreement; or (C) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

                  (b) Each Party shall notify the other Parties no later than 24 hours after receipt by such Party (or its advisors), of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such Party by any person or entity that informs such Party that it is considering making, or has made, an Acquisition Proposal (the "ACQUISITION PROPOSOR"). Such notice to the other Parties shall be made orally and in writing and shall indicate in reasonable detail the identity of the Acquisition Proposor and the terms and conditions of such proposal, inquiry or contact. If the financial terms of such Acquisition Proposal are modified, then such Party shall notify the other Parties of the terms and conditions of such modification within 24 hours of the receipt of such modification. The target Party shall notify the other Parties at least 48 hours prior to each meeting of the board of directors at which such Party will consider taking definitive action with respect to such Acquisition Proposal or will consider taking definitive action with respect to withdrawing or modifying, in a manner adverse to the other Parties, its recommendation for approval of the Merger.

         4.9 EMPLOYEE AGREEMENTS.

         After the execution of this Agreement, each party shall use commercially reasonable efforts to obtain written confidentiality and assignment of inventions agreements in substantially the form attached hereto as Exhibit B from its current employees and employees hired after the date hereof (in accordance with this Agreement).

         4.10 EMPLOYEE MATTERS.

         CyberCash shall use commercially reasonable efforts to make available to the employees of the Surviving Corporation all employee benefits then offered to employees of CyberCash of similar positions and responsibilities. For purposes of determining the amount of vacation and sick leave to which such employees shall be entitled upon becoming employees of CyberCash, the Surviving Corporation or any of their Affiliates, CyberCash, the Surviving Corporation and each of their Affiliates shall treat each employee's entire period of employment with Network 1 as if it had been employment with CyberCash, the Surviving Corporation and their Affiliates, even though the employees were not actually employed by CyberCash or any of its Affiliates prior to Closing.

         4.11 TAX FREE REORGANIZATION.

         CyberCash and Network 1 shall each use its best efforts to cause the business combination to be effected within the meaning of Section 368(a) of the Code and, in the case of Network 1, to obtain the opinion of its counsel contemplated by Section 5.3. See Section 4.11 of the Disclosure Letter.

         4.12 REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES.

         Each of the Parties shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fill and cause to be fulfilled the conditions to Closing under this Agreement. Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         4.13 CONFIDENTIALITY.

         Except as otherwise expressly contemplated herein, each of the Parties agrees that it shall, and shall cause its subsidiaries and the officers, employees and authorized representatives of each of them to, hold in strict confidence all data and information obtained by them from the other Parties (unless such information is or becomes readily ascertainable from public or published information) and shall not, and shall use its best efforts to ensure that such subsidiaries, directors, officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of the Party from which such data or information was obtained, except as required by law after consultation with counsel (provided that any such party shall consult with the other party prior to making such disclosure). In the event of the termination of this Agreement, each of the Parties will return or destroy all documents, work papers and other materials (including all copies made thereof) obtained pursuant hereto.

         4.14 CYBERCASH AND NETWORK 1 OPTIONS.

                  (a) CyberCash Options. Prior to the Effective Time, CyberCash shall issue options to purchase shares of CyberCash Common Stock (the "NEW OPTIONS") in accordance with Section 4.14 of the Disclosure Letter, to current employees of CyberCash for each outstanding time-based vesting option awarded prior to the date hereof under the CyberCash stock option plans, subject to (i) cancellation, effective at the Effective Time, of all previously outstanding options awarded to such holders by CyberCash, (ii) such employees' execution of the confidentiality and assignment of inventions agreements substantially in the form attached hereto as Exhibit B.

                  (b) Network 1 Options. Prior to the Effective Time, Network 1
         (i) may issue options to purchase shares of Network 1 Common Stock to the persons and in the amounts set forth in Section 4.14 of the Disclosure Letter, pursuant to the Network 1 Stock Option Plan, and
         (ii) shall obtain written consents for holders of Options to (A) the assumption of the Options by

         CyberCash and (B) such amendments to the Options as the Parties may mutually agree, as set forth in Sections 1.9 and 4.14 of the Disclosure Letter.

         4.15 CYBERCASH BOARD OF DIRECTORS.

         CyberCash shall reconstitute its board of directors as of the Effective Time to include three nominees of CyberCash, three nominees of Network 1, and William G. Wade as provided in Section 4.15 of the Disclosure Letter.

         4.16 REGULATORY FILINGS.

         Prior to the Effective Time, the Parties shall cooperate to make any filings required by applicable law including, to the extent required, pursuant to the Worker Adjustment and Retraining Act, 29 U.S.C. Section 2101 et. seq., together with any applicable state and local filings in connection therewith. Promptly following the Effective Time, CyberCash shall make such filings as required under Regulation U, 12 CFR Section 221, under 15 U.S.C. Section 78g.

         4.17 INDEMNIFICATION.

                  (a) The By-laws and Articles of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-laws and Articles of Incorporation of Network 1, which provisions shall not be amended, repealed or otherwise modified for a period of four years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of Network 1 or its Subsidiaries, unless such modification is required after the Effective Time by law. At or prior to the Effective Time, CyberCash shall purchase or assume directors' and officers' liability insurance coverage for Network 1's directors and officers ("D&O INSURANCE") in a form acceptable to Network 1 which shall provide such directors and officers with coverage on substantially similar terms as currently provided by Network 1 for a period of four years following the Effective Time; provided, however that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such four-year period shall not exceed $72,000. CyberCash and the Surviving Corporation each hereby agree that they will not amend, modify or cancel such directors' and officers' liability insurance during such four-year period.

                  (b) CyberCash or the Surviving Corporation shall, to the fullest extent permitted under Network 1's current Articles of Incorporation or By-laws, indemnify and hold

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         harmless each present and former director and officer of Network 1 or any of its Subsidiaries or any such person who was serving in such capacity, (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "ACTIONS"), (x) arising out of or pertaining to the transactions contemplated by this Agreement, or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, in each case to the same extent (including any provision for the advancement of expenses) as provided in Network 1's Articles of Incorporation or By-laws or any written agreements between Network 1 and any such Indemnified Party regarding indemnification as in effect on the date hereof, in each case for a period of four years after the Effective Time; provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In the event of any such Actions (whether arising before or after the Effective Time), the Indemnified Parties shall promptly notify CyberCash or the Surviving Corporation in writing, but the failure to so notify shall not relieve CyberCash or the Surviving Corporation of its obligations under this Section 4.17(b) except to the extent it is materially prejudiced by such failure, and CyberCash or the Surviving Corporation shall have the right to assume the defense thereof including the employment of counsel reasonably satisfactory to such Indemnified Parties. CyberCash or the Surviving Corporation shall not be liable for any settlement of any such Actions effected without its written consent. Neither CyberCash nor the Surviving Corporation shall settle any Actions without the written consent of the relevant Indemnified Parties, which consent shall not be unreasonably withheld.

                  (c) The provisions of this Section 4.17 shall survive the consummation of the Merger at the Effective Time, is intended for the irrevocable benefit of Network 1, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of CyberCash or the Surviving Corporation and shall be enforceable by the Indemnified Parties.

         4.18 PRE-CLOSING ADJUSTMENT.

         If and at such time prior to January 6, 2002 the Closing Date that the exercise price is reset for those certain warrants issued by CyberCash on January 6, 1999 and March 31, 1999 (the "ADJUSTABLE WARRANTS"), and the shares of CyberCash Common Stock underlying the Adjustable Warrants are proportionately increased, the Parties shall recalculate the pro forma exchange ratio using the treasury model of accounting used by the Parties to determine the Conversion Ratio and Merger Shares for purposes of this Agreement, which model is more fully described in Section 4.18 of the Disclosure Letter. In the event the Parties disagree as to the proper results, an independent accounting firm mutually agreed upon by the parties shall perform the recalculation at the joint expenses of the Parties. The Parties agree that the determinations of the independent accounting firm shall be final and binding.

         4.19 RAND SETTLEMENT.

         Prior to the Network 1 Special Meeting and the CyberCash Special Meeting, Network 1 shall enter into a settlement agreement reasonably satisfactory to CyberCash with the former stockholders of Rand Bank Card Service, Inc. with respect to the Deferred Merger Consideration (as such term is defined in that certain Agreement and Plan of Merger dated January 4, 2000 by and among Network 1, NW 1 Rand Acquisition Corporation, Rand Bank Card Service, Inc. and the Rand Stockholders (as therein defined)).

         4.20 DISSOLUTION OF VOTING TRUST AGREEMENT.

         Prior to the Network 1 Special Meeting and the CyberCash Special Meeting, the Voting Trust Agreement, dated December 9, 1999, between William G. Wade, Trustee, and the Network 1 Shareholders party thereto shall be dissolved by the unanimous agreement of the parties thereto (the "VOTING TRUST AGREEMENT").

                                    ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

         5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS.

         The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) Shareholder Approval. (i) Network 1 shall have obtained the Network 1 Shareholder Approval in connection with the approval of the Merger by the Network 1 Shareholders, and shall have obtained such additional shareholder approval as required under Code Section 280G to exempt any payment listed in Section 2.19(i) of the Disclosure Letter from the application of Code Sections 280G and 4999, and (ii) CyberCash shall have obtained the CyberCash Shareholder Approval in connection with the approval and adoption by the CyberCash Shareholders of the Charter Amendment, and approval of the issuance of the Merger Shares; and

                  (b) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting CyberCash's conduct or operation of the business of CyberCash or the Surviving Corporation after the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

         5.2 CONDITIONS TO OBLIGATIONS OF CYBERCASH AND MERGER SUB.

         The obligation of each of CyberCash and Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Network 1 set forth in Article II, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time (except for (i) representations and warranties made as of a specific date, which shall be true and correct as of such date and (ii) changes contemplated by this Agreement (including the Disclosure Letter attached hereto)) except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Network 1; and CyberCash shall have received a certificate of a senior executive officer and senior financial officer of Network 1 to such effect;

                  (b) Performance of Obligations of Network 1. Network 1 shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and CyberCash shall have received a certificate of a senior executive officer and a senior financial officer of Network 1 to such effect;

                  (c) Resignation of Network 1 Directors. CyberCash and Merger Sub shall have received the resignations, effective as of or prior to the Effective Time, of each director of Network 1;

                  (d) Consent and Waiver. The holders of Network 1 Preferred Stock and Network 1 Convertible Debentures shall have executed and delivered a consent and waiver in a form satisfactory to CyberCash.

                  (e) Resignation of CyberCash Directors. CyberCash shall have received the resignations, effective as of the Effective Time, consistent with Section 4.15 of the Disclosure Letter;

                  (f) Network 1 Options. At or as of the Effective Time, Network 1 shall have delivered to CyberCash consents from the holders of Options consenting to amendments of such holders' option grant agreements consistent with Sections 1.9 and 4.14 of the Disclosure Letter;

                  (g) Conversion. As of or prior to the Effective Time, each holder of Network 1 Convertible Debentures shall have converted such Network 1 Convertible Debenture into Network 1 Common Stock;

                  (h) Rand Settlement. Network 1 shall have complied with
         Section 4.19 hereof; and

                  (i) Dissolution of Voting Trust. The provisions of Section
         4.20 hereof shall have been satisfied.

5.3 CONDITIONS TO OBLIGATIONS OF NETWORK 1.

         The obligation of Network 1 to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of CyberCash and Merger Sub set forth in Article III, disregards all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct on the date hereof and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time (except for (i) representations and warranties made as of a specific date, which shall be true and correct as of such date and
         (ii) changes contemplated by this Agreement) except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CyberCash; and Network 1 shall have received a certificate of a senior executive officer and senior financial office of CyberCash to such effect that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Network 1 shall have received a certificate of a senior executive officer and a senior financial officer of CyberCash to such effect;

                  (b) Performance of Obligations of CyberCash. CyberCash shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Network 1 shall have received a certificate of a senior executive officer and a senior financial officer of CyberCash to such effect;

                  (c) Opinion of CyberCash In-House Counsel. Network 1 shall have received from in-house counsel to CyberCash and Merger Sub, an opinion addressed to Network 1 dated the date of Closing substantially in the form attached hereto as Exhibit C subject to reasonable and customary assumptions, qualifications and exceptions for similar opinions;

                  (d) Opinion of Tax Counsel. Network 1 shall have received from King & Spalding LLP, special counsel to Network 1, an opinion addressed to Network 1, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and each of CyberCash, Network 1 and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, and in rendering such opinion counsel may rely upon representations and certificates of CyberCash, Merger Sub and Network 1 and their respective stockholders); and

                  (e) Filing of Certificate of Designation. CyberCash shall have filed the Certificate of Designation for the CyberCash Preferred Stock with the Secretary of State for the State of Deleware.

                                   ARTICLE VI
                                   TERMINATION

         6.1 TERMINATION OF AGREEMENT.

         The Parties may terminate this Agreement prior to the Effective Time by action taken by the board of directors of the terminating Party or Parties; and, except as provided below (whether before or after the CyberCash Shareholder Approval or Network 1 Shareholder Approval):

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) CyberCash may terminate this Agreement by giving written notice to Network 1 in the event that Network 1 is in breach, and Network 1 may terminate this Agreement by giving written notice to CyberCash and Merger Sub in the event that CyberCash or Merger Sub is in breach, of any material representation, warranty, or covenant contained in this Agreement, in either such case where the breach or breaches in the aggregate are likely to have a Material Adverse Effect on the breaching party;

                  (c) (i) any Party may terminate this Agreement by giving written notice to the other Parties at any time after Network 1 Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Network 1 Shareholder Approval; and (ii) any Party may terminate this Agreement by giving written notice to the other Parties at any time after CyberCash Shareholders have voted on whether to approve the Charter Amendment and the issuance of the Merger Shares in the event this Agreement and the Merger failed to receive the CyberCash Shareholder Approval (provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any Party which has not complied with its obligations under Section 4.3, and no termination by any Party shall be effective if such Party has not complied with its obligations under Sections 6.4 and 8.11, as applicable, of this Agreement);

                  (d) any Party may terminate this Agreement by giving written notice to the other Party if the Effective Time shall not have occurred on or before April 30, 2001 (provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                  (e) by either CyberCash or Network 1 if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired;

                  (f) by CyberCash if (i) the board of directors of Network 1 shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to CyberCash; or (ii) Network 1 shall have breached the provisions of Section 4.9 hereof; or

                  (g) by either CyberCash or Network 1 if (i) the board of directors of CyberCash shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Network 1; (ii) a Superior Proposal involving CyberCash shall have taken place or the board of directors of CyberCash shall have recommended such Superior Proposal to the CyberCash Shareholders or shall have publicly announced its intention to recommend such Superior Proposal or to engage in a Superior Proposal; or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of CyberCash Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Network 1 or an affiliate thereof) and the board of directors of CyberCash shall have (A) recommended that the CyberCash Shareholders tender their shares in such tender or exchange offer or
         (B) publicly announced its intention to take no position with respect to such tender offer.

                  This Agreement shall automatically terminate if the Closing has not occurred on or prior to May 31, 2001.

         6.2 AMENDMENT.

         The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the CyberCash Shareholder Approval or the CyberCash Shareholder Approval shall be subject to the restrictions contained in the VSCA. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         6.3 EXTENSION; WAIVER.

         At any time prior the Effective Time, any Party may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

         6.4 EFFECT OF TERMINATION.

                  (a) If this Agreement is terminated pursuant to Sections 6.1(a), 6.1(c), 6.1(d), or 6.1(e), or pursuant to Section 6.1(b) if in such case such breach or breaches in the aggregate are likely to have a Material Adverse Effect on the breaching Party, all obligations and agreements of the Parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of any Party hereto, provided, however, that no such termination shall relieve any Party for any liability or damages resulting at law or in equity from any intentional or willful breach by that Party of the Agreement.

                  (b) If this Agreement is terminated by CyberCash pursuant to
         Section 6.1(f), then Network 1 shall pay in cash or immediately available funds to CyberCash, prior to and as a condition precedent to the effectiveness of such termination, $2,229,800 (the "TERMINATION FEE"). In no event shall Network 1 be required to pay the Termination Fee set forth in this subparagraph (c), if, immediately prior to the applicable termination of this Agreement, CyberCash is in material breach of any of its material obligations under this Agreement.

                  (c) If this Agreement is terminated by either Party pursuant to Section 6.1(g), then CyberCash shall pay the Termination Fee in cash or immediately available funds to Network 1, prior to and as a condition precedent to the effectiveness of such termination. In no event shall Network 1 be required to pay the Termination Fee set forth in this subparagraph (c), if, immediately prior to the applicable termination of this Agreement, Network 1 is in material breach of any of its material obligations under this Agreement.

                  (d) If any Party fails to promptly pay to the other any fee or expense due hereunder, the defaulting Party shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the rate of six percent (6%) per annum from the date such fee was required to be paid. In all other respects, payment of the Termination Fee as set forth in Sections 6.4(b) and 6.4(c) shall be the exclusive remedy available to the Party receiving such payment.

                                   ARTICLE VII
                                   DEFINITIONS

                  (a) In this Agreement, any reference to any event, change, condition or effect being "MATERIAL" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity; provided, however, that any adverse effect that primarily results from the execution and delivery of this Agreement will not be considered a Material Adverse Effect. In this Agreement, any reference to a Party's knowledge means such Party's actual knowledge after reasonable inquiry of officers, directors and other employees of such Party reasonably believed to have knowledge of such matters.

                  (b) For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below:

                       DEFINED TERM                              SECTION
--------------------------------------------------------  ----------------------
Acquisition Proposal                                                 4.8
Acquisition Proposor                                                 4.8
Actions                                                             4.17
Adjustable Warrants                                                 4.18
Affiliates                                                          2.14
Agreements                                                      Preamble
Articles of Merger                                                   1.1
By-Laws                                                              2.1
CERCLA                                                              2.20
Certificates                                                         1.6
Charter                                                              2.1
Charter Amendment                                                    1.2
Closing                                                              1.2
Closing Date                                                         1.2
Code                                                             Preamble
Common Merger Share Limit                                            1.5
Common Merger Shares                                                 1.5
Common Stock Equivalents                                             1.5
Common Warrant                                                       1.9
Confidentiality Agreement                                            4.8
Contracts                                                           2.14
Conversion Ratio                                                     1.5
Counted Assumed Warrant Shares                                       1.5
Credit Card Associations                                            2.21
CyberCash                                                       Preamble
CyberCash Common Stock                                               1.5
CyberCash Contracts                                                 3.11
CyberCash Employee Benefit Plan                                     3.14
CyberCash Preferred Stock                                            3.2
CyberCash Reports                                                    3.6
CyberCash Share Market Value                                         1.5
CyberCash Shareholder                                                1.2
CyberCash Shareholder Approval                                       3.3
CyberCash Special Meeting                                           3.18
CyberCash Subsidiary                                                 3.5
D&O Insurance                                                       4.17

                       DEFINED TERM                              SECTION
--------------------------------------------------------  ----------------------
DGCL                                                                3.17
Disclosure Letter                                                    1.9
Effective Time                                                       1.1
Election                                                             1.5
employee                                                            2.18
Employee Benefit Plan                                               2.19
Environmental Law                                                   2.20
ERISA                                                               2.19
ERISA Affiliate                                                     2.19
Exchange Act                                                        2.14
Exchange Agent                                                       1.3
Financial Statements                                                 2.6
GAAP                                                                 2.6
Governmental Entity                                                  2.4
Indemnified Parties                                                 4.17
Intellectual Property                                               2.12
Material Adverse Effect                                     Article VIII
Materials of Environmental Concern                                  2.20
Merger                                                               1.1
Merger Shares                                                        1.5
Merger Sub                                                      Preamble
Merger Sub Common Stock                                              1.5
Most Recent Balance Sheet                                            2.8
Most Recent Period                                                   2.6
NASD                                                                 3.4
Network 1                                                       Preamble
Network 1 Affiliate                                                 4.11
Network 1 Common Stock                                               1.5
Network 1 Convertible Debentures                                     1.5
Network 1 Employee Benefit Plan                                     2.19
Network 1 Information Statement                                     2.30
Network 1 Preferred Stock                                            1.5
Network 1 Restricted Stock                                           1.9
Network 1 Shares                                                     1.5
Network 1 Special Meeting                                            4.3
Network 1 Shareholder                                                1.2
Network 1 Shareholder Approval                                       2.3
Network 1 Stock Option Plan                                          1.9
Network 1 Subsidiary                                                 2.5
New Options                                                         4.14
Nominal Merger Share Value                                           1.5
Officer's Certificate                                                7.5

                       DEFINED TERM                              SECTION
--------------------------------------------------------  ----------------------
Options                                                              1.9
Ordinary Course of Business                                          2.4
Party                                                           Preamble
Permits                                                             2.22
Preferred Merger Shares                                              1.5
Proxy Statement/Prospectus                                           4.4
Registration Statement                                               4.4
SEC                                                                 2.30
Securities Act                                                       1.9
Security Interest                                                    2.4
Shareholder Consent                                                  4.3
Shareholder Materials                                               2.30
Superior Proposal                                                    4.9
Surviving Corporation                                                1.1
Taxes                                                                2.9
Tax Returns                                                          2.9
Termination Fee                                                      6.4
Third Party Intellectual Property Rights                            2.12
Transaction Agreements                                               2.3
Voting Trust Agreement                                              4.20
VSCA                                                                 1.1
Warrants                                                             1.9

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 PRESS RELEASES AND ANNOUNCEMENTS.

         No Party shall issue any press release or make any public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

         8.2 NO THIRD PARTY BENEFICIARIES.

         This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article I concerning issuance of the Merger Shares is intended for the benefit of Network 1 Shareholders and the provisions of this Agreement with respect to indemnification is intended for the benefit of the Persons to be indemnified as contemplated therein.

         8.3 ENTIRE AGREEMENT.

         This Agreement, the Disclosure Letter, Exhibits, the Transaction Agreements, the documents and instruments and other agreements among the parties referred to herein and the nondisclosure agreements signed by each of the Parties prior to the date hereof constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         8.4 SUCCESSION AND ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that Merger Sub may assign its rights, interests and obligations hereunder to an Affiliate of CyberCash.

         8.5 COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         8.6 HEADINGS.

         The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.7 NOTICES.

         All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service or sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below:

If to Network 1:
Network 1 Financial Corporation
1501 Farm Credit Drive, Suite 1500
McLean, Virginia 22102-5004
Attn: Its President
Facsimile: (703) 848-9457

         Copy to (which shall not constitute notice):

Cohen Mohr LLP
1420 Beverly Road
Suite 330
McLean, Virginia 22101
Attn: Daniel H. Duval, Esq.
Facsimile: (703) 761-0180

         If to CyberCash:

CyberCash, Inc.
2100 Reston Parkway, 3rd Floor
Reston, Virginia 20191
Attn: Its Chief Financial Officer
Facsimile: (703) 264-5928

         Copy to (which shall not constitute notice):

Piper Marbury Rudnick & Wolfe, LLP
1850 Centennial Park Drive
Reston, Virginia 20191-1517
Attn: Nancy A. Spangler, Esq.
Facsimile: (703) 390-5299

         If to Merger Sub:

Blue Fish Acquisition Corp.
c/o CyberCash, Inc.
2100 Reston Parkway, 3rd Floor
Reston, Virginia 20191
Attn: Its President
Facsimile: (703) 264-5928

         Copy to (which shall not constitute notice):

Piper Marbury Rudnick & Wolfe, LLP
1850 Centennial Park Drive
Reston, Virginia 20191-1517
Attn: Nancy A. Spangler, Esq.
Facsimile: (703) 390-5299

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         8.8 GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Virginia.

         8.9 WAIVERS.

         No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty or covenant.

         8.10 SEVERABILITY.

         Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Agreement shall not then substantially deprive either Party of the bargained-for performance of the other Party. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         8.11 EXPENSES.

         All fees and expenses (including all accounting, legal and investment banking fees and expenses and all other expenses) incurred by CyberCash and Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by CyberCash and Merger Sub, as the case may be, whether or not the Merger is consummated. All costs incurred by Network 1 in connection with the preparation and execution of the Agreement and the Transaction Agreements and in anticipation of the Merger and the transactions contemplated hereby shall be paid by Network 1.

         8.12 OTHER REMEDIES.

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         8.13 SPECIFIC PERFORMANCE.

         Except as otherwise set forth in Article VI hereof, the Parties acknowledge and agree that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the Parties hereunder shall be specifically enforced in accordance with the terms of this Agreement. The prevailing party in any such action shall be entitled to recover from the other party its attorneys' fees, costs and expenses incurred in connection with regard to such action.

         8.14 CONSTRUCTION.

         The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         8.15 INCORPORATION OF EXHIBITS AND SCHEDULES.

         The Exhibits and Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

                                      * * *

                         {Signatures on following page}

         IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.


                                CYBERCASH, INC.


                                By: /s/ William N. Melton
                                    ---------------------------------------
                                    William N. Melton, Chairman of the Board



                                BLUE FISH ACQUISITION CORP.


                                By: /s/ James J. Condon
                                    ---------------------------------------
                                    James J. Condon, President



                                NETWORK 1 FINANCIAL CORPORATION


                                By: /s/ William G. Wade
                                    ---------------------------------------
                                    Name:  William G. Wade
                                    Title: President and Chief Executive Officer

                                                                    APPENDIX B

                                    FORM OF
                           CERTIFICATE OF AMENDMENT TO
              THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                               OF CYBERCASH, INC.

        CyberCash, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

FIRST: By way of a meeting of the Board of Directors of the Corporation (the "BOARD") on December ___, 2000, the Board of Directors of the Corporation adopted a resolution pursuant to Section 141(f) and Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment (the "AMENDMENT") to the Amended and Restated Certificate of Incorporation of the Corporation (the "CHARTER") and declaring said Amendment to be advisable. The stockholders of the Corporation (the "STOCKHOLDERS") duly approved the proposed Amendment, in accordance with Section 242 of the General Corporation Law of the State of Delaware, at a meeting on February ___, 2001, pursuant to and in accordance with Section 228 of the General Corporation Law of the State of Delaware. The resolution setting forth the Amendment is as follows:

        RESOLVED, that Article FOURTH of the Charter be and hereby is deleted in its entirety and replaced as follows:

        "Article FOURTH: The aggregate number of shares of stock which the Company shall have authority to issue is one hundred fifty million (150,000,000) shares of stock, consisting of one hundred forty million (140,000,000) shares of common stock with a par value of one-tenth of one cent ($.001) per share ("Common Stock") and ten million (10,000,000) shares of preferred stock with a par value of one-tenth of one cent ($.001) per share ("Preferred Stock")."


SECOND: This Amendment shall be effective as of the date set forth below.



                         [Signature on following page]

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Charter to be signed by its Chief Executive Officer this ____ day of March, 2001.




                                 CYBERCASH, INC.


                                 By:
                                    --------------------------------------------
                                      Daniel C. Lynch, Chief Executive Officer



        THE UNDERSIGNED, the Chief Executive Officer of the Corporation, who executed on behalf of the Corporation the foregoing Certificate of Amendment to the Charter, hereby acknowledges in the name and on behalf of said Corporation the foregoing Certificate of Amendment to the Charter to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief, the matters set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.




                                 By:
                                    --------------------------------------------
                                      Daniel C. Lynch, Chief Executive Officer

                                                                     APPENDIX C

                                                              December 11, 2000

The Board of Directors
Cybercash Corporation
Reston, Virginia


Members of the Board,

We understand that Cybercash Corporation (the "Company"), BLUE FISH ACQUISITION CORP ("Merger Sub") and Network One Financial ("Target") have entered into an Agreement and Plan of Merger dated as of December 11, 2000 (the "Agreement") pursuant to which, among other things, Merger Sub will merge with and into Target (the "Merger"). Pursuant to this Agreement, among other things, Target shareholders will receive shares of Cybercash, consistent with an exchange ratio established by the parties and in aggregate 31,245,583 less certain warrants and other deferred consideration. In connection with the Merger, you have requested our opinion as to the fairness to the Company, from a financial point of view, of the Consideration. In conducting our analysis and arriving at our opinion expressed herein, we have, among other things, reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including the following:

1) Reviewed Target's audited financial statements for calendar years 1998 and 1999, and its unaudited financial statements for the nine months ended September 30, 2000;

2) Reviewed certain publicly-available historical financial and operating data of the Company including without limitation the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the fiscal years ended December 31, 1999, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

3) Reviewed with management of the Company and Target, certain information prepared by and provided to us by them relating to the business, earnings, cash flow, assets, and business prospects of the Company and Target, including financial forecasts;

4) Conducted discussions with members of management of the Company and management of Target regarding their respective businesses and prospects and plans for the combined company;

5) Reviewed the reported prices and trading activity for the common stock of the Company, as well as the reported prices and trading activity for the common stock of certain publicly-traded companies which we deemed reasonably similar to the Company and Target;

6) Compared financial and operating data of the Target to financial and operating data of certain publicly-traded companies which we deemed reasonably similar to the Target;

7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other transactions which we deemed to be relevant to our inquiry;

8)   Reviewed a draft of the Agreement dated December 10, 2000;

9) Discussed with senior management of the Company the results of the Company's due diligence review of Target;

10) Analyzed certain pro forma financial projections for the combined company prepared by management of the Company;

11) Analyzed the pro forma impact of the Merger on the cash flow from operations of the Company;

12) Performed such other financial studies, analyses and investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market, and monetary conditions.

In preparing our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Target or from public sources and we have not independently verified, or assumed any responsibility or liability related to, such information. We have not obtained or performed any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgements by senior management of the Company and Target as to the expected future results of operations and financial condition of the Company and Target, respectively.

Our opinion is necessarily based on information available to us and on economic, financial, market and other conditions as they exist and can be evaluated as of the date hereof. No limitations were imposed on, or instructions given by either the Company or Target with respect to, our investigation or the procedures we followed in rendering our opinion, and the management of the Company and Target cooperated fully in connection with our investigation.

We have acted as financial advisor to the Company in connection with the Merger and will be paid a fee for our services as financial advisor which is in substantial part contingent upon the consummation of the Merger.

Our advisory services and the opinion expressed herein are provided for the use of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company or Target as to how such stockholder should vote on the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to the stockholders of the Company but may not otherwise be disclosed publicly, referred to or communicated by you in any manner without our prior written approval.

On the basis of, and subject to, the foregoing, it is our opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the Company and its stockholders.

Yours sincerely,



First Annapolis Capital, Inc.


By:/s/ Charles Marc Abbey
         Partner

                                                                     APPENDIX D


                         VOTING AND SUPPORT AGREEMENT


         This Voting and Support Agreement dated as of December 12, 2000 between the shareholders listed on Exhibit A hereto (individually, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS") of Network 1 (as defined below) and CyberCash, Inc., a Delaware corporation ("CYBERCASH"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

         In consideration of the execution by CyberCash of the Agreement and Plan of Merger dated as of December 12, 2000 (the "MERGER AGREEMENT") among Blue Fish Acquisition Corp., a Virginia corporation, and Network 1 Financial Corporation, a Virginia corporation ("NETWORK 1"), and other good and valuable consideration, receipt of which is hereby acknowledged, the Shareholders and CyberCash hereby agree as follows:

         1.   Representations, Warranties and Agreements of Shareholders.
Each Shareholder hereby represents and warrants to, and agrees with, CyberCash as follows:

              (a) Title. As of the date hereof, such Shareholder is the beneficial and registered owner of or has the power to vote the number of shares (collectively, the "SHARES") of common stock, no par value per share ("COMMON STOCK") and senior convertible preferred stock, no par value per share ("PREFERRED STOCK").set forth beside such Shareholder's name on Exhibit A hereto. As of the date hereof, except as set forth on Exhibit A hereto, such Shareholder does not (i) beneficially own any shares of any class or series of capital stock of Network 1 (other than the Shares) or any securities convertible into or exercisable for shares of any class or series of Network 1's capital stock or (ii) have any options or other rights to acquire any shares of any class or series of capital stock of Network 1 or any securities convertible into or exercisable for shares of any class of Network 1's capital stock. Other than as set forth on Exhibit A, such Shareholder owns his or its Shares free and clear of any lien, mortgage, pledge, charge, security interest or any other encumbrance of any kind. Such Shareholder covenants and agrees to take any action necessary to insure that such Shareholder can carry out the terms of this Agreement.

              (b) Right to Vote and to Transfer Shares. Such Shareholder has full legal power, authority and right to vote all of the Shares held by such Shareholder in favor of approval and adoption of the Merger Agreement without the consent or approval of, or any other action on the part of, any other person or entity, and except where the failure to obtain such consent or approval could not prevent or delay the performance by such Shareholder of his or its obligations under this Agreement in any material respect. Without limiting the generality of the foregoing, except for this Agreement and as set forth on Schedule 1(b) hereto, such Shareholder has not entered into any voting agreement or any other agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting such Shareholder's ability to enter into this Agreement or legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement or any of the transactions contemplated by the Merger Agreement, and such Shareholder will not take any such action after the date of this Agreement and prior to the Network 1 Special Meeting to vote on approval and adoption of the Merger Agreement, including any adjournment or postponement thereof. This Agreement has been duly executed and delivered by such Shareholder and, assuming its due execution and delivery by CyberCash, constitutes a valid and binding agreement of such Shareholder.

         2. Representations and Warranties of CyberCash. CyberCash hereby represents and warrants to the Shareholders that this Agreement (i) has been duly authorized by all necessary corporate action, (iii) has been duly executed and delivered by CyberCash and (iii) is a valid and binding agreement of CyberCash.

         3. Restriction on Transfer. Each Shareholder agrees that (other than pursuant to the Merger Agreement) he or it will not, and will not agree to, sell, assign, dispose of, encumber, mortgage, hypothecate or otherwise transfer or encumber (collectively, "TRANSFER") any of the Shares to any person or entity.

         4. Agreement to Vote of Shareholders. Each Shareholder, in his or its individual capacity as a shareholder of Network 1 only, hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares beneficially held by such Shareholder, directly or indirectly, at the Network 1 Special Meeting and at any other annual or special meeting of shareholders of Network 1 where such matters arise (a) in favor of the approval and adoption of the Merger Agreement and (b) against (i) approval of any proposal made in opposition to or in competition with the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Network 1 or any of its subsidiaries, with or involving any party other than CyberCash or one of its subsidiaries,
(iii) any liquidation, dissolution or winding up of Network 1, (iv) any extraordinary dividend by Network 1, (v) any change in the capital structure of Network 1 (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Network 1 under the Merger Agreement which would materially and adversely affect Network 1 or its ability to consummate the transactions contemplated by the Merger Agreement. Each Shareholder further agrees not to take or commit or agree to take any action inconsistent with the foregoing.

         5. Action in Shareholder Capacity Only. Each Shareholder signs solely in such Shareholder's capacity as a record and beneficial owner of the Shares held by him or it, and nothing herein shall prohibit, prevent or preclude such Shareholder from fulfilling his fiduciary duties as a director of Network 1.

         6. No Shopping. Each Shareholder, in his or its individual capacity as a shareholder of Network 1 only, agrees not to, directly or indirectly, (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person relating to an acquisition proposal or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing that constitutes, or would reasonably be expected to lead to, an acquisition proposal; provided, that, notwithstanding the foregoing, a Shareholder shall not be prohibited from taking any such actions as are required, based upon advice of counsel, to comply with his fiduciary duties as an officer and/or director of Network 1 to the extent such actions are permitted under the Merger Agreement.

         7.   Lockup Agreement.

         (a) Except as provided in Section 7(b) below, each Shareholder listed on Exhibit B hereto agrees not to, directly or indirectly:

              (i) offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, directly or indirectly, any shares of the CyberCash Common Stock (including, without limitation, shares of CyberCash Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission) or any securities convertible into or exercisable or exchangeable for such shares of the CyberCash Common Stock (collectively, "BENEFICIALLY OWNED CYBERCASH SHARES");

              (ii) in any manner, transfer all or a portion of the economic consequences associated with the ownership of the CyberCash Common Stock;

              (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of CyberCash Common Stock, whether any such aforementioned transaction is to be settled by delivery of the CyberCash Common Stock, in cash or otherwise; or

              (iv) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement.

              In addition, each Shareholder agrees that CyberCash may, with respect to any shares of the CyberCash Common Stock for which such Shareholder is the record or beneficial holder, cause the Exchange Agent for CyberCash Common Stock to note stop transfer instructions with respect to such shares of CyberCash Common Stock on the transfer books and records of the CyberCash. Any shares of CyberCash Common Stock received upon the exercise of options granted to the Shareholder will also be subject to this Agreement. Any shares of CyberCash Common Stock acquired by a Shareholder in the open market will not be subject to this Agreement. A transfer of shares of CyberCash Common Stock to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement.

         (b) Each Shareholder listed on Exhibit B hereto may offer, sell, pledge or dispose of Beneficially Owned CyberCash Shares in accordance with the following schedule:


----------------------------------------------------------------------------------------------------------------------
PERCENTAGE OF BENEFICIALLY OWNED CYBERCASH SHARES AT
CLOSING DATE AVAILABLE FOR SALE                              DATE
----------------------------------------------------------------------------------------------------------------------
UP TO 5%                                                     FROM CLOSING DATE TO 6 MONTHS FOLLOWING CLOSING DATE
----------------------------------------------------------------------------------------------------------------------
25%                                                          FROM 6 TO 12 MONTHS FOLLOWING CLOSING DATE
----------------------------------------------------------------------------------------------------------------------
10%                                                          FROM 12 TO 18 MONTHS FOLLOWING CLOSING DATE
----------------------------------------------------------------------------------------------------------------------
15%                                                          FROM 18 TO 24 MONTHS FOLLOWING CLOSING DATE
----------------------------------------------------------------------------------------------------------------------

         8. Executed in Counterparts. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

         9. Specific Performance. The parties hereto agree that if for any reason a Shareholder fails to perform any of his or its agreements or obligations under this Agreement irreparable harm or injury to CyberCash would be caused for which money damages would not be an adequate remedy. Accordingly, each Shareholder agrees that, in seeking to enforce this Agreement against such Shareholder, CyberCash shall be entitled to specific performance and injunctive and other equitable relief in addition and without prejudice to any other rights or remedies, whether at law or in equity, that CyberCash may have against such Shareholder for any failure to perform any of his or its agreements or obligations under this Agreement.

         10.  Amendments; Termination.

              (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

              (b) The provisions of this Agreement shall terminate upon the earlier to occur of the Effective Time or the termination of the Merger Agreement pursuant to Section 6.1 thereof.

              (c) For purposes of this Agreement, the term "MERGER AGREEMENT" includes the Merger Agreement, as the same may be modified or amended from time to time.

         11. Additional Shares. If, after the date hereof a Shareholder acquires beneficial ownership of any shares of the capital stock of Network 1 (any such shares, "ADDITIONAL SHARES"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock or through any stock dividend or stock split, the provisions of this Agreement (other than those set forth in Section 1 (a)) applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to

Additional Shares without action by any person or entity immediately upon the acquisition by such Shareholder of beneficial ownership of such Additional Shares.

         12. Action by Written Consent. If, in lieu of the Network 1 Special Meeting, shareholder action in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with the Network 1 Special Meeting shall apply mutatis mutandis to such action by written consent.

         13. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of CyberCash (in the case of a Shareholder or any of its permitted assigns) or the Shareholders (in the case of CyberCash or any of its permitted assigns).

         14. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

         15. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         16. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.


         17. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Virginia. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), consent to the service of process in such Delaware Courts, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum

         18. Exculpation. No Shareholder shall have any liability or obligation whatsoever under or by reason of this Agreement (or a separate similar agreement) because of a breach by any other shareholder of Network 1 of its obligations hereunder or thereunder.

                                   *  *  *

                        {Signatures on following page}

         IN WITNESS WHEREOF, the parties hereto have caused this Voting and Support Agreement to be duly executed as of the date first above written.




                          CYBERCASH, INC.





                          By:   /s/ WILLIAM N. MELTON
                             ------------------------------------------------
                          Name:  William N. Melton

                          Title: Chairman of the Board







                           /s/ William G. Wade
                          ---------------------------------------------------
                          WILLIAM G. WADE





                          JOHN M. MORABITO AND MARIA

                          MORABITO, as Joint Tenants with Right of
                          Survivorship





                           /s/ John M. Morabito
                          ---------------------------------------------------
                          JOHN M. MORABITO

                            /s/ Maria Morabito
                          ---------------------------------------------------
                          MARIA MORABITO







                           /s/ Craig D. Shapero
                          ---------------------------------------------------
                          CRAIG D. SHAPERO







                           /s/ Christian Fadel
                          ---------------------------------------------------
                          CHRISTIAN FADEL

                          FREDERICK C. STANFORD AND STEPHANIE

                          STANFORD, as Joint Tenants with Right of

                          Survivorship





                            /s/ Frederick C. Stanford
                          ---------------------------------------------------
                          FREDERICK C. STANFORD





                            /s/ Stephanie Stanford
                          ---------------------------------------------------
                          STEPHANIE STANFORD





                          BLUE WATER VENTURE FUND, II, L.L.C.

                                   By:  Blue Water Capital L.L.C.



                          By:   /s/ Henry D. Barratt, Jr., Managing Director
                             ------------------------------------------------
                             Name: Henry D. Barratt, Jr.

                             Title: Managing Director

                                                                      APPENDIX E

                          VOTING AND SUPPORT AGREEMENT

       This Voting and Support Agreement dated as of December 13, 2000 between the stockholders identified on Exhibit A hereto (individually, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS") and Network 1 Financial Corporation, a Virginia corporation ("NETWORK 1"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

       In consideration of the execution by Network 1 of the Agreement and Plan of Merger dated as of December 12, 2000 (the "MERGER AGREEMENT") by and among CyberCash, Inc., a Delaware Corporation ("CYBERCASH"), Blue Fish Acquisition Corp., and Network 1 and other good and valuable consideration, receipt of which is hereby acknowledged, the Stockholders and Network 1 hereby agree as follows:

       1. Representations, Warranties and Agreements of Stockholders. Each Stockholder hereby represents and warrants to, and agrees with, Network 1 as follows:

              (a) Title. As of the date hereof, such Stockholder is the beneficial and registered owner of or has the power to vote the number of shares (collectively, the "SHARES") of common stock, $0.001 par value per share ("COMMON STOCK") set forth beside such Stockholder's name on Exhibit A hereto. As of the date hereof, except as set forth on Exhibit A hereto, such Stockholder does not (i) beneficially own any shares of any class or series of capital stock of CyberCash (other than the Shares) or any securities convertible into or exercisable for shares of any class or series of CyberCash's capital stock or
(ii) have any options or other rights to acquire any shares of any class or series of capital stock of CyberCash or any securities convertible into or exercisable for shares of any class of CyberCash's capital stock. Such Stockholder owns his or its Shares free and clear of any lien, mortgage, pledge, charge, security interest or any other encumbrance of any kind. Such Stockholder covenants and agrees to take any action necessary to insure that such Stockholder can carry out the terms of this Agreement.

              (b) Right to Vote and to Transfer Shares. Such Stockholder has full legal power, authority and right to vote all of the Shares held by such Stockholder in favor of approval and adoption of the Merger Agreement without the consent or approval of, or any other action on the part of, any other person or entity, and except where the failure to obtain such consent or approval could not prevent or delay the performance by such Stockholder of his or its obligations under this Agreement in any material respect. Without limiting the generality of the foregoing, except for this Agreement and as set forth in
Schedule 1B hereto, such Stockholder has not entered into any voting agreement or any other agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting such Stockholder's ability to enter into this Agreement or legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement or any of the transactions contemplated by the Merger Agreement, and such Stockholder will not take any such action after the date of this Agreement and prior to the CyberCash Special Meeting to vote on approval and adoption of the Merger Agreement, including any adjournment or postponement thereof. This Agreement has been duly executed and delivered by such Stockholder and, assuming its due execution and delivery by Network 1, constitutes a valid and binding agreement of such Stockholder.

       2. Representations and Warranties of Network 1. Network 1 hereby represents and warrants to the Stockholders that this Agreement (i) has been duly authorized by all necessary corporate action, (iii) has been duly executed and delivered by Network 1 and (iii) is a valid and binding agreement of Network 1.

       3. Restriction on Transfer. Each Stockholder agrees that (other than pursuant to the Merger Agreement) such Stockholder will not, and will not agree to, sell, assign, dispose of, encumber, mortgage, hypothecate or otherwise transfer or encumber (collectively, "TRANSFER") any of the Shares to any person or entity.

       4. Agreement to Vote of Stockholders. Each Stockholder, in his or its individual capacity as a stockholder of CyberCash only, hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares beneficially held by such Stockholder, directly or indirectly, at the CyberCash Special Meeting and at any other annual or special meeting of stockholders of CyberCash where such matters arise (a) in favor of the approval and adoption of the Charter Amendment and the issuance of the Merger Shares, and (b) against (i) approval of any proposal made in opposition to or in competition with the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of CyberCash or any of its subsidiaries, with or involving any party other than Network 1 or one of its subsidiaries, (iii) any liquidation, dissolution or winding up of CyberCash, (iv) any extraordinary dividend by CyberCash, (v) any change in the capital structure of CyberCash (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of CyberCash under the Merger Agreement which would materially and adversely affect CyberCash or its ability to consummate the transactions contemplated by the Merger Agreement. Each Stockholder further agrees not to take or commit or agree to take any action inconsistent with the foregoing.

       5. Action in Stockholder Capacity Only. Each Stockholder signs solely in such Stockholder's capacity as a record and beneficial owner of the Shares held by him or it, and nothing herein shall prohibit, prevent or preclude such Stockholder from fulfilling his fiduciary duties as a director of CyberCash.

       6. No Shopping. Each Stockholder, in his or its individual capacity as a stockholder of CyberCash only, agrees not to, directly or indirectly, (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person relating to an acquisition proposal or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing that constitutes, or would reasonably be expected to lead to, an acquisition proposal; provided, that, notwithstanding the foregoing, a Stockholder shall not be prohibited from taking any such actions as are required, based upon advice of counsel, to comply with his fiduciary duties as an officer and/or director of CyberCash to the extent such actions are permitted under the Merger Agreement.

       7. Executed in Counterparts. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

       8. Specific Performance. The parties hereto agree that if for any reason a Stockholder fails to perform any of his or its agreements or obligations under this Agreement irreparable harm or injury to Network 1 would be caused for which money damages would not be an adequate remedy. Accordingly, each Stockholder agrees that, in seeking to enforce this Agreement against such Stockholder, Network 1 shall be entitled to specific performance and injunctive and other equitable relief in addition and without prejudice to any other rights or remedies, whether at law or in equity, that Network 1 may have against such Stockholder for any failure to perform any of his or its agreements or obligations under this Agreement.

       9.     Amendments; Termination.

              (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

              (b) The provisions of this Agreement shall terminate upon the earlier to occur of the Effective Time or the termination of the Merger Agreement pursuant to Section 6.1 thereof.

              (c) For purposes of this Agreement, the term "MERGER AGREEMENT" includes the Merger Agreement, as the same may be modified or amended from time to time.

       10. Additional Shares. If, after the date hereof a Stockholder acquires beneficial ownership of any shares of the capital stock of CyberCash (any such shares, "ADDITIONAL SHARES"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock or through any stock dividend or stock split, the provisions of this Agreement (other than those set forth in Section 1(a)) applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by such Stockholder of beneficial ownership of such Additional Shares.

       11. Action by Written Consent. If, in lieu of the CyberCash Special Meeting, stockholder action in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with the CyberCash Special Meeting shall apply mutatis mutandis to such action by written consent.

       12. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Network 1 (in the case of a Stockholder or any of its permitted assigns) or the Stockholders (in the case of Network 1 or any of its permitted assigns).

       13. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

       14. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

       15. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

       16. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), consent to the service of process in such Delaware Courts, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum

       17. Exculpation. No Stockholder shall have any liability or obligation whatsoever under or by reason of this Agreement (or a separate similar agreement) because of a breach by any other stockholder of CyberCash of its obligations hereunder or thereunder.

       IN WITNESS WHEREOF, the parties hereto have caused this Voting and Support Agreement to be duly executed as of the date first above written.


NETWORK 1 FINANCIAL CORPORATION

By: /s/ William G. Wade
   -------------------------
Name: William G. Wade
Title: President and Chief Executive Officer

WILLIAM N. MELTON

By: /s/ William N. Melton
   -------------------------
William N. Melton

THE MELTON FOUNDATION

By: /s/ William N. Melton
   -------------------------
William N. Melton
Title: Trustee

THE WILLIAM N. MELTON 1994 CHARITABLE
REMAINDER ANNUITY TRUST

By: /s/ Torunn Meighan
   -------------------------
Name: Torunn Meighan
Title: Trustee

THE WILLIAM N. MELTON 1995 CHARITABLE
REMAINDER ANNUITY TRUST

By: /s/ Torunn Meighan
   -------------------------
Name: Torunn Meighan
Title: Trustee

                                                                     APPENDIX F

            VA. CODE ANN. Sections 13.1-729 to 741 (Michie 1999).

                                 Article 15.

                             Dissenters' Rights.

         SECTION 13.1-729. DEFINITIONS. - In this article:

         "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

         "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 13.1-730 and who exercises that right when and in the manner required by Sections 13.1-732 through 13.1-739.

         "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

         "Shareholder" means the record shareholder or the beneficial shareholder.

         SECTION 13.1-730. RIGHT TO DISSENT. - A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

              1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 13.1-719;

              2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

              3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

              4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

              1. The articles of incorporation of the corporation issuing such shares provide otherwise;

              2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

                   a. Cash;

                   b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

                   c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

              3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in Section 13.1-725.

         D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

              1. The proposed corporate action is abandoned or rescinded;

              2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

              3. His demand for payment is withdrawn with the written consent of the corporation.

         E. Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under Section 501 (c) or Section 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article.

         SECTION 13.1-731. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. - A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

              1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

              2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         SECTION 13.1-732. NOTICE OF DISSENTERS' RIGHTS. - A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         B. If corporate action creating dissenters' rights under Section 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 13.1-734.

         SECTION 13.1-733. NOTICE OF INTENT TO DEMAND PAYMENT. - A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

         B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

         SECTION 13.1-734. DISSENTERS' NOTICE. - A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of Section 13.1-733.

         B. The dissenters' notice shall:

              1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

              2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

              3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

              4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

              5. Be accompanied by a copy of this article.

         SECTION 13.1-735. DUTY TO DEMAND PAYMENT. - A. A shareholder sent a dissenters' notice described in Section 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of Section 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

         B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

         SECTION 13.1-736. SHARE RESTRICTIONS. - A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

         B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         SECTION 13.1-737. PAYMENT. - A. Except as provided in Section 13.1-738, within thirty days after receipt of a payment demand made pursuant to Section 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

         B. The payment shall be accompanied by:

              1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

              2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

              3. A statement of the dissenters' right to demand payment under
Section 13.1-739; and

              4. A copy of this article.

         SECTION 13.1-738. AFTER-ACQUIRED SHARES. - A. A corporation may elect to withhold payment required by Section 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 13.1-739.

         SECTION 13.1-739. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. - A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 13.1-737), or reject the corporation's offer under Section 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under Section 13.1-737 or offered under Section 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

         SECTION 13.1-740. COURT ACTION. - A. If a demand for payment under
Section 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

         E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or
(ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 13.1-738.

         SECTION 13.1-741. COURT COSTS AND COUNSEL FEES. - A. The court in an appraisal proceeding commenced under Section 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under
Section 13.1-739.

         B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

              1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 13.1-732 through 13.1-739; or

              2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

         C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         D. In a proceeding commenced under subsection A of Section 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware general corporation law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. We have also entered into separate indemnification agreements with our directors and executive officers.

        At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 21.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS

2.1 Agreement and Plan of Reorganization dated April 8, 1998 among CyberCash, Inc., CyberCash Acquisition Corporation and ICVerify, Inc.
        (1)
2.2 Agreement and Plan of Reorganization dated June 25, 1999 among CyberCash, Inc., Shaker Acquisition Corporation, Tellan Software Inc. and Donald L. Neff (2)
2.3 Agreement and Plan of Merger dated December 13, 2000 among CyberCash, Inc., Blue Fish Acquisition Corp., and Network 1 Financial Corporation (included as Appendix A to the proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by reference)
3.1     Amendment to Amended and Restated Certificate of Incorporation (3)
3.2     Bylaws (4)
3.3* Form of Certificate of Designations, Limitations, Restrictions and Relative Rights of the Convertible Preferred Stock
3.4 Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation, to be effective upon completion of the Merger (included as Appendix B to the proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by reference)
4.1     Form of CyberCash, Inc.'s common stock certificate (4)
4.2 Form of Rights Agreement dated as of June 30, 1998 between CyberCash, Inc. and BankBoston N.A. as Rights Agent, including exhibits thereto (6)
4.3     Form of Amendment dated as of December 18, 1998 to Rights Agreement (7)
4.4 Amended and Restated Investors Rights Agreement dated August 24, 1994 between the Company and certain investors (8)

4.5 Amendment dated September 29, 1995 to Amended and Restated Investors' Rights Agreement (9)
4.6 Purchase Agreement dated February 15, 1996 between CyberCash, Inc. and Softbank Holdings, Inc. (10)
4.7 Subscription Agreement dated as of March 21, 1997 between CyberCash, Inc. and Carnegie Mellon University (11)
4.8 Warrant Certificate dated as of March 21, 1997 issued to Carnegie Mellon University (12)
4.9 Securities Purchase Agreement dated as of August 1, 1997 between CyberCash, Inc., RGC International Investors, LDC and Halifax Fund, L.P.
        (13)
4.10 Registration Rights Agreement dated as of August 1, 1997 between CyberCash, Inc., RGC International Investors, LDC and Halifax Fund, L.P.
        (14)
4.11 Securities Purchase Agreement dated as of February 5, 1998 between CyberCash, Inc., RGC International Investors, LDC and Halifax Fund, L.P.
        (15)
4.12 Registration Rights Agreement dated as of February 5, 1998 between CyberCash, Inc., RGC International Investors, LDC and Halifax Fund, L.P.
        (16)
4.13 Form of Investment Option issued to RGC International Investors, LDC and Halifax Fund, L.P. (17)
4.14 Form of Warrant 98-1 dated as of November 6, 1998 between CyberCash, Inc. and First USA Bank (18)
4.15 Form of Warrant 98-2 dated as of November 6, 1998 between CyberCash, Inc. and First USA Bank (19)
4.16 Form of Warrant 98-3 dated as of November 6, 1998 between CyberCash, Inc. and First USA Bank (20)
4.17 Form of Subscription Agreement between the Company and certain of its directors (21)
4.18 Securities Purchase Agreement dated as of January 6, 1999 between CyberCash, Inc., RGC International Investors, LDC and Halifax Fund, L.P.
        (22)
4.19 Registration Rights Agreement dated as of January 6, 1999 between CyberCash, Inc., RGC International Investors, LDC and Halifax Fund, L.P.
        (23)
4.20 Form of Warrant issued to RGC International Investors, LDC and Halifax Fund, L.P. (24)
4.21 Stock Purchase Agreement dated August 19, 1999 between CyberCash, Inc., RGC International Investors, LDC and Halifax Fund, L.P. (25)
4.22 Stock Purchase Warrant dated August 19, 1999 issued to RGC Institutional Investors, LDC and Halifax Fund, L.P. (26)
4.23 Form of Warrant dated as of November 19, 1999 issued to RGC International Investors, LDC (27)
4.24 Form of Subscription Agreement dated November 19, 1999 between the Company and William N. Melton (28)
4.25 Subscription Agreement dated June 28, 2000 between CyberCash, Inc. and Melton Foundation (46)
4.26 Second Amendment to Securities Purchase Agreement of August 19, 1999, dated July 26, 2000, between CyberCash, Inc. and RGC International Investors, LDC (47)
5.1*    Opinion of Piper Marbury Rudnick & Wolfe LLP re: legality
10.1 Form of Indemnity Agreement entered into between CyberCash, Inc. and certain of its directors and executive officers (4)
10.2    CyberCash, Inc. 1995 Stock Option Plan (4)

10.3    Form of Incentive Stock Option (4)
10.4    Form of Performance Stock Option (4)
10.5    Form of Non-Statutory Stock Option (4)
10.6    CyberCash, Inc. Employee Stock Purchase Plan (4)
10.7    CyberCash, Inc. Non-Employee Directors Stock Option Plan (4)
10.8    CyberCash, Inc. 1999 Restricted Stock Plan (29)
10.9 Lease dated November 30, 1994 by and between CyberCash, Inc. and Gateway Virginia Properties, Inc. and First Amendment to Lease dated November 7, 1995 (30)
10.10 Second Amendment to Lease dated April 29, 1996 by and between CyberCash, Inc. and Gateway Virginia Properties, Inc. (31)
10.11 Sublease dated March 22, 1999 between Computer Associates International Inc. and CyberCash, Inc. (32)
10.12 Third Amendment to Lease dated June 21, 1999 between CyberCash, Inc. and Gateway Virginia Properties, Inc. (33)
10.13 BSAFE/ TIPEM OEM Master License Agreement, dated September 1995, by and between CyberCash, Inc. and RSA Data Security, Inc. (34)
10.14 Joint Venture Agreement dated as of May 13, 1997 among CyberCash, Inc., CyberCash Japan C.V. and Softbank Corporation (35)
10.15 Software License Agreement dated as of May 13, 1997 between CyberCash, Inc. and CyberCash K.K. (36)
10.16 Technology License Agreement dated as of December 17, 1997 between CyberCash, Inc. and CyberCash GmbH (37)
10.17 Operating Agreement dated October 15, 1998 between CyberCash, Inc. and First USA Bank (38)

10.18 Employment Agreement dated August 26, 1999 between CyberCash, Inc. and James J. Condon (39)

10.19 Form of Employment Agreement dated December 15, 1999 between CyberCash, Inc. and George C. Pappas (40)

10.20 Form of Employment Agreement dated December 15, 1999 between CyberCash, Inc. and Nancy C. Goldberg (41)

10.21 Form of Option Agreement dated February 1, 2000 between CyberCash, Inc. and George C. Pappas (42)

10.22 Form of Option Agreement dated February 1, 2000 between CyberCash, Inc. and Nancy C. Goldberg (43)

10.23 Voting and Support Agreement dated December 13, 2000 among Network 1 Financial Corporation, William N. Melton, the Melton Foundation, and the William N. Melton 1994 and 1995 Charitable Remainder Annuity Trusts (included as Appendix E to the proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by reference)
10.24 Voting and Support Agreement dated December 13, 2000 among CyberCash, Inc. and certain stockholders of Network 1 Financial Corporation (included as Appendix D to the proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by reference)
21.01   Subsidiaries of CyberCash, Inc. (44)
23.1    Consent of Ernst & Young LLP
23.2    Consent of Ernst & Young LLP

23.3    Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibit 5.1)
24.1    Power of Attorney (included on Signature Page)
99.1 Opinion of First Annapolis Capital, Inc. (included as Appendix C to the proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by reference)
99.2*   Form of Proxy Card for CyberCash Special Meeting of Stockholders


                              FOOTNOTES TO EXHIBITS

(*)     To be filed by amendment
(1) Incorporated herein by reference to the same-numbered exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 1998
(2) Incorporated herein by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-3 (Reg. No. 333-83559)
(3) Incorporated herein by reference to Exhibit 3.1(i) to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission March 30, 1999 (the "1998 10-K")
(4) Incorporated herein by reference to the same-numbered exhibit to the Company's Registration Statement on Form S-1 (Reg. No. 33-80725) (the "S-1 Registration Statement")
(5) Incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 1998 (the "July 1998 8-K")
(6)     Incorporated herein by reference to Exhibit 4.1 to the July 1998 8-K
(7)     Incorporated herein by reference to Exhibit 4.2(i) to the 1998 10-K
(8) Incorporated herein by reference to Exhibit 10.13 to the S-1 Registration Statement
(9) Incorporated herein by reference to Exhibit 10.13(i) to the S-1 Registration Statement
(10) Incorporated herein by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-K filed March 10, 1997 (the "1996 10-K")
(11) Incorporated herein by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 25, 1997 ("Second Quarter 1997 10-Q")
(12) Incorporated herein by reference to Exhibit 10.4 to the Second Quarter 1997 10-Q
(13) Incorporated herein by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 1997 (the "August 1997 8-K")
(14)    Incorporated herein by reference to Exhibit 99.4 to the August 1997 8-K
(15) Incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 1998 (the "February 1998 8-K")
(16)    Incorporated herein by reference to Exhibit 4.3 to the February 1998 8-K
(17)    Incorporated herein by reference to Exhibit 4.4 to the February 1998 8-K
(18) Incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 16, 1998 (the "Third Quarter 1998 10-Q")

(19) Incorporated herein by reference to Exhibit 4.2 to the Third Quarter 1998 10-Q
(20) Incorporated herein by reference to Exhibit 4.3 to the Third Quarter 1998 10-Q
(21)    Incorporated herein by reference to Exhibit 10.15 to the 1998 10-K
(22) Incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 1999 (the "January 1999 8-K")
(23)    Incorporated herein by reference to Exhibit 4.2 to the January 1999 8-K
(24)    Incorporated herein by reference to Exhibit 4.3 to the January 1999 8-K
(25) Incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 23, 1999 (the "August 1999 8-K")
(26)    Incorporated herein by reference to Exhibit 4.2 to the August 1999 8-K
(27) Incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 1999 (the "November 19, 1999 8-K")
(28) Incorporated herein by reference to Exhibit 99.1 to the November 19, 1999 8-K
(29)    Incorporated herein by reference to Exhibit 10.8 to the 1998 10-K
(30) Incorporated herein by reference to Exhibit 10.9 to the S-1 Registration Statement
(31) Incorporated herein by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 1998 (the "1997 10-K")
(32)    Incorporated herein by reference to Exhibit 10.14 to the 1998 10-K
(33) Incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 1999 (the Second Quarter 1999 10-Q)
(34) Incorporated herein by reference to Exhibit 10.14 to the S-1 Registration Statement
(35) Incorporated herein by reference to Exhibit 10.5 to the Second Quarter 1997 10-Q
(36) Incorporated herein by reference to Exhibit 10.6 to the Second Quarter 1997 10-Q
(37) Incorporated herein by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1998
(38)    Incorporated herein by reference to Exhibit 10.22 to the 1998 10-K
(39) Incorporated herein by reference to Exhibit 10.1 to the Company Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 1999 (the "Third Quarter 1999 10-Q")
(40) Incorporated herein by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2000 (the "2000 10-K")
(41)    Incorporated herein by reference to Exhibit 10.20 to the 2000 10-K
(42)    Incorporated herein by reference to Exhibit 10.21 to the 2000 10-K
(43)    Incorporated herein by reference to Exhibit 10.22 to the 2000 10-K
(44)    Incorporated herein by reference to Exhibit 21.01 to the 2000 10-K
(45)    Incorporated herein by reference to Exhibit 23.1 to the 2000 10-K
(46) Incorporated herein by reference to Exhibit 4.25 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2000
(47) Incorporated herein by reference to Exhibit 4.26 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2000

    (b) FINANCIAL STATEMENT SCHEDULES:

    Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

    (1) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on the 26th day of December, 2000.

                                 CyberCash, Inc.

                                 By: /s/ WILLIAM N. MELTON
                                     ----------------------------------
                                      William N. Melton
                                      Chairman of the Board


                                POWER OF ATTORNEY

        KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below makes, constitutes and appoints John H. Karnes, Daniel
C. Lynch and Jill D. Thorpe, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to rule 462 under the Securities Act of 1933, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


SIGNATURE                                 TITLE                     DATE
---------                                 -----                     ----

/s/ WILLIAM N. MELTON              Chairman of the Board          December 26, 2000
------------------------
William N. Melton


/s/ DANIEL C. LYNCH                Interim President and          December 26 ,2000
------------------------           Chief Executive Officer
Daniel C. Lynch                    and Director (Principal
                                   Executive Officer)


/s/ JOHN H. KARNES                 Chief Financial Officer        December 26, 2000
------------------------           (Principal Financial and
John H. Karnes                     Accounting Officer)

/s/ MICHAEL ROTHSCHILD              Director                       December 26, 2000
------------------------
Michael Rothschild

/s/ CHARLES T. RUSSELL              Director                       December 26, 2000
------------------------
Charles T. Russell

/s/ PARVINDER S. KOHLI              Director                       December 26, 2000
------------------------
Parvinder S. Kohli